UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

POMEROY IT SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a 6(i)(4) and 0-11.
1. Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share
2. Aggregate number of securities to which transaction applies:
9,359,693 shares of common stock outstanding; in-the-money stock options with respect to 473,722 shares of common stock; and restricted stock awards with respect to 458,560 shares of common stock.
3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 9,359,693 shares of common stock multiplied by $6.50 per share; (B) in-the-money stock options with respect to 473,722 shares of common stock multiplied by $2.06 per share (which is the difference between $6.50 and the weighted average exercise price of $4.44 per share); and (C) shares of restricted stock with respect to 458,560 shares of common stock multiplied by $6.50 per share.  In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0000558 by the sum of the preceding sentence.

4. Proposed maximum aggregate value of transaction:
$64,793,612
5. Total fee paid:
$3,615.48
☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
$3,328.00
(2) Form, Schedule or Registration Statement No.:
Schedule 14A
(3) Filing Party:
Pomeroy IT Solutions, Inc.
(4) Date Filed:
July 6, 2009

1020 Petersburg Road
Hebron, Kentucky 41048
(859) 586-0600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON __________ & PROXY STATEMENT

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Pomeroy IT Solutions, Inc. to be held on __________ at __________ a.m., local time, at __________.

At the special meeting, you will be asked to consider and vote upon the following:

1.           a proposal to adopt the Agreement and Plan of Merger, dated as of September 25, 2009, which we refer to as the "Platinum merger agreement" in this proxy statement, by and among our company, Project Skyline Intermediate Holding Corporation, a Delaware corporation, Project Skyline Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Project Skyline Intermediate Holding Corporation;

2.           a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Platinum merger agreement at the time of the special meeting; and

3.           such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Pursuant to the Platinum merger agreement, Project Skyline Merger Corporation, which we refer to as "MergerSub" in this proxy statement, will merge with and into our company, with our company continuing as the surviving corporation of the merger.  Following the merger, our company will become a wholly owned subsidiary of Project Skyline Intermediate Holding Corporation, which we refer to as "Parent" in this proxy statement.  Parent is owned indirectly by Platinum Equity Capital Partners II, L.P.

After careful consideration and upon the recommendation of the special committee comprised entirely of independent directors, our board of directors (i) determined that the Platinum merger agreement and the transactions contemplated by the Platinum merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of our company and our stockholders, (ii) approved and authorized the Platinum merger agreement and the merger and (iii) recommends that you vote "FOR" the adoption of the Platinum merger agreement at the special meeting.  All of our directors (other than David B. Pomeroy, II,  who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) support these determinations.

This proxy statement provides detailed information about the Platinum merger agreement and the merger.  The description of the Platinum merger agreement and all other agreements in this proxy statement are subject to the terms of the actual agreements.  We encourage you to read this proxy statement carefully, including its annexes and the documents we refer to in this proxy statement.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

Your vote is very important, regardless of the number of shares you own.  The Platinum merger agreement must be adopted by the holders of a majority of the outstanding shares of our common stock entitled to vote.  Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, your non-vote will have the same effect as if you voted "AGAINST" adoption of the Platinum merger agreement.

Only stockholders who owned shares of our common stock at the close of business on September 30, 2009, the record date for the special meeting, will be entitled to vote at the special meeting.  To vote your shares, you may use the enclosed proxy card, vote via the Internet or telephone or attend the special meeting and vote in person.  On behalf of our board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company.  I look forward to seeing you at the special meeting.

Sincerely,

/s/ Richard S. Press
Richard S. Press Chairman of the Board of Directors

The proxy statement is dated __________, and is first being mailed to stockholders on or about __________.

In addition to delivering the proxy materials for the special meeting to be held on __________ to stockholders by mail, the proxy statement for such meeting is also is available at __________.

SUMMARY TERM SHEET	1

The Parties to the Merger	1

The Merger	1

Merger Consideration	2

Treatment of Outstanding Stock Options and Restricted Stock Awards	2

Market Prices and Dividend Data	3

Material United States Federal Income Tax Consequences of the Merger	3

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors	3

Opinion of the Special Committee's Financial Advisor	3

The Special Meeting of Stockholders	4

Interests of Our Executive Officers and Directors in the Merger	4

Voting Intentions of Our Directors and Executive Officers	5

Parent's Financing for the Transaction	5

Conditions to the Closing of the Merger	5

Solicitation of Other Offers	6

Termination of the Merger Agreement	6

Termination Fees	7

Termination of the Hebron Merger Agreement	7

Regulatory Matters	8

Appraisal Rights	8

Legal Proceedings Regarding the Merger	8

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	9

THE MERGER	17

Background to the Merger	17

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors	51

Opinion of the Special Committee's Financial Advisor	58

Interests of Our Executive Officers and Directors in the Merger	67

The Special Committee	69

Certain Transactions	70

Form of the Merger	70

Merger Consideration	71

Parent's Financing for the Transaction	71

(i)

Effects of the Merger	71

Delisting and Deregistration of Our Common Stock	72

Plans for Our Company After the Merger	72

Effects on Our Company if the Merger is Not Completed	73

Material United States Federal Income Tax Consequences of the Merger	73

Regulatory Matters	75

Accounting Treatment	75

Termination of the Hebron Merger Agreement	75

Legal Proceedings Regarding the Merger	75

Financial Projections	76

Appraisal Rights	78

Voting Intentions of Our Directors and Executive Officers	82

Estimated Fees and Expenses of the Merger	82

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	84

RISK FACTORS	84

THE SPECIAL MEETING	85

Date, Time and Place	85

Purpose of the Special Meeting	85

Record Date; Shares Entitled to Vote; Quorum	86

Vote Required	86

Voting of Proxies	86

Revocability of Proxies	87

Solicitation of Proxies	87

THE PARTIES TO THE MERGER	88

Pomeroy IT Solutions, Inc.	88

Project Skyline Intermediate Holding Corporation	88

Project Skyline Merger Corporation	88

THE MERGER AGREEMENT	89

The Merger	89

Effective Time	90

Merger Consideration	90

Payment Procedures	90

Treatment of Outstanding Stock Options and Restricted Stock Units	91

Representations and Warranties	92

(ii)

Company Material Adverse Effect Definition	94

Conduct of Business Pending the Merger	94

Solicitation of Other Offers	96

Termination in Connection with a Superior Proposal	98

Agreement to Use Commercially Reasonable Efforts	99

Financing	100

Employee Matters	100

Indemnification and Insurance	100

Other Covenants	101

Conditions to the Closing of the Merger	101

Termination of the Merger Agreement	103

Termination Fees	105

Limitation on Remedies	106

Amendment	106

Extension of Time; Waiver	106

IMPORTANT INFORMATION REGARDING POMEROY IT SOLUTIONS, INC.	107

Description of Business	107

Description of Property	107

Legal Proceedings	107

Financial Statements	107

Directors and Executive Officers	107

Management's Discussion and Analysis of Financial Condition and Results of Operations	110

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	110

Quantitative and Qualitative Disclosures about Market Risk	111

Historical Selected Financial Data	111

Ratio of Earnings to Fixed Charges	111

Book Value Per Share	112

Transactions in Common Stock	112

Ownership of Common Stock by Certain Beneficial Owners, Directors and Executive Officers	113

Market Price of Our Company Common Stock and Dividend Information	115

AUTHORITY TO ADJOURN THE SPECIAL MEETING	117

Generally	117

(iii)

Vote Required	117

OTHER MATTERS	118

FUTURE STOCKHOLDER PROPOSALS	118

HOUSEHOLDING OF SPECIAL MEETING MATERIALS	118

WHERE YOU CAN FIND MORE INFORMATION	119

MISCELLANEOUS	119

ANNEX A: AGREEMENT AND PLAN OF MERGER DATED SEPTEMBER 25, 2009

ANNEX B: OPINION OF HOULIHAN LOKEY DATED SEPTEMBER 24, 2009

ANNEX C: DELAWARE GENERAL CORPORATION LAW SECTION 262 – APPRAISAL RIGHTS

ANNEX D-1: ANNUAL REPORT ON FORM 10-K (AMENDMENT NO. 1) FOR THE FISCAL YEAR ENDED JANUARY 5, 2009

ANNEX D-2: QUARTERLY REPORT ON FORM 10-Q (AMENDMENT NO. 1) FOR THE QUARTER ENDED APRIL 5, 2009

ANNEX D-3: QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JULY 5, 2009

(iv)

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you.  To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.  See "Where You Can Find More Information" on page 119.  We encourage you to read the Platinum merger agreement, which is attached as Annex A to this proxy statement.

The Parties to the Merger (page 88)

Pomeroy IT Solutions, Inc. Pomeroy IT Solutions, Inc. is an information technology solutions provider with a comprehensive portfolio of hardware, software, technical staffing services, and infrastructure and lifecycle services.  Our headquarters are located at 1020 Petersburg Road, Hebron, Kentucky, 41048.  Our general telephone number at our headquarters is (859) 586-0600.  Pomeroy IT Solutions, Inc. is referred to in this proxy statement as alternatively the "company" and "we."

Project Skyline Intermediate Holding Corporation. Project Skyline Intermediate Holding Corporation, a Delaware corporation, is owned indirectly by Platinum Equity Capital Partners II, L.P. and was formed solely for the purpose of entering into the Platinum merger agreement and has not engaged in any business activity other than activities related to the purpose of acquiring our company through a merger with Project Skyline Intermediate Holding Corporation's wholly owned subsidiary, Project Skyline Merger Corporation.  Platinum Equity Capital Partners II, L.P. together with certain of its affiliated entities, which we refer to collectively as "Platinum Equity" in this proxy statement (www.platinumequity.com), comprise a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution.  Since its founding in 1995 by Tom Gores, Platinum Equity has completed nearly 100 acquisitions with more than $27.5 billion in aggregate annual revenue at the time of acquisition.  Project Skyline Intermediate Holding Corporation's principal offices are located at 360 North Crescent Drive, South Building, Beverly Hills, California 90210 and its telephone number is (310) 712-1850.  Project Skyline Intermediate Holding Corporation is referred to in this proxy statement as "Parent."

Project Skyline Merger Corporation.  Project Skyline Merger Corporation, a Delaware corporation, is a wholly owned subsidiary of Parent and has not engaged in any business activity other than activities related to the purpose of merging with our company.  If the merger is completed, Project Skyline Merger Corporation will cease to exist following its merger with and into our company.  The principal offices of Project Skyline Merger Corporation are located at 360 North Crescent Drive, South Building, Beverly Hills, California 90210 and its telephone number is (310) 712-1850.  Project Skyline Merger Corporation is referred to in this proxy statement as "MergerSub."

The Merger  (page 89)

Upon the terms and subject to the conditions set forth in the Platinum merger agreement, MergerSub, a wholly owned subsidiary of Parent, will merge with and into our company.  After the merger, our company will continue as the surviving corporation and as a wholly owned subsidiary of Parent.  The surviving corporation will be a privately held corporation.  Our current stockholders will cease to have any ownership interest in the surviving corporation or rights as stockholders of the surviving corporation.

Merger Consideration (page 71)

If the merger is completed, each share of our common stock, other than as provided below, will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding taxes.  We refer to this consideration per share of common stock to be paid in the merger as the "merger consideration."  The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger:  (1) shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law; (2) shares we or our subsidiaries own; and (3) shares Parent or MergerSub own.

At the effective time of the merger, our stockholders will no longer have any rights as a stockholder other than the right to receive the merger consideration, or for those who have properly exercised appraisal rights under Delaware law, the right to receive fair value.  In no event will our stockholders have rights as a stockholder of Parent or MergerSub, respectively, as a result of the merger.  Our stockholders entitled to the merger consideration will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after the effective time of the merger.

Treatment of Outstanding Stock Options and Restricted Stock Awards (page 91)

In connection with the merger, outstanding stock options and restricted stock awards will be treated as follows:

•
Each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be cancelled and terminated and converted into the right to receive a cash payment for each vested share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.

•	Each of our outstanding stock options will fully vest upon the effective time of the merger.

•
Each outstanding vested restricted stock award outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment in an amount per share equal to the merger consideration, without interest and less any applicable withholding taxes.

•
Each restricted stock award will fully vest upon the effective time of the merger, except for the outstanding restricted stock awards we granted to our outside directors on May 27, 2009, which will vest only as to the proportion of each such award equal to the proportion of the one year period ending May 26, 2010 that the directors served prior to the effective time of the merger.

Market Prices and Dividend Data (page 115)

Shares of our common stock are quoted on the NASDAQ Global Market under the symbol "PMRY."  The $6.50 per share price to be paid in the merger represents a 91% premium to the closing price of our common stock on February 19, 2009.  February 19, 2009 was the last trading day prior to the publicly announced non-binding offer to purchase our company for $4.50 per share by David B. Pomeroy, II, one of our directors.  The $6.50 per share price to be paid in the merger also represents a 68% premium to the closing price of our common stock on May 19, 2009, the last trading day prior to the announcement of the signing of the agreement and plan of merger with Hebron LLC, Desert Mountain Acquisition Co. and Mr. Pomeroy, pursuant to which Hebron LLC proposed to acquire our company for $5.02 per share.  We refer to that merger agreement as the "Hebron merger agreement" in this proxy statement.  The $6.50 per share price also represents an 83% premium to the average closing price of our common stock for the month prior to the May 20, 2009 announcement of the signing of the Hebron merger agreement.  From September 10, 2008 to May 19, 2009, our common stock traded below $5.00 per share and has not exceeded $6.50 per share since May 15, 2008.  On __________, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $__________ per share.

Material United States Federal Income Tax Consequences of the Merger (page 73)

For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own financial situation.  We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors (page 51)

All of our directors (other than Mr. Pomeroy who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) recommend that you vote "FOR" adoption of the Platinum merger agreement and "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.  In reaching its determination that the Platinum merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to our company and our unaffiliated stockholders (by which we mean, for purposes of this determination, our stockholders other than Parent, MergerSub and their affiliates) and its decision to approve the Platinum merger agreement and recommend its adoption to our stockholders, our board of directors considered the factors described more fully beginning on page 52.  Our board of directors based its recommendation in part on the recommendation of the special committee, which special committee acted with the advice and assistance of our management and its independent legal and financial advisors and was comprised at all times of directors with no financial interest in a transaction other than as equity holders in our company.

Opinion of the Special Committee's Financial Advisor (page 58)

On September 24, 2009, Houlihan Lokey Howard & Zukin Capital, Inc., which we refer to as "Houlihan Lokey" in this proxy statement, rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion dated the same date) to the effect that, as of September 24, 2009, the consideration to be received by our unaffiliated stockholders in the proposed merger pursuant to the Platinum merger agreement was fair to such unaffiliated stockholders from a financial point of view.  For purposes of its opinion, Houlihan Lokey defined our unaffiliated stockholders as the holders of our common stock, other than Parent, MergerSub and their affiliates.

Houlihan Lokey's opinion was directed to the special committee and only addressed the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders, in the proposed merger pursuant to the Platinum merger agreement, and did not address any other aspect or implication of the proposed merger.  The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.  However, neither Houlihan Lokey's written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger.  See "The Merger—Opinion of the Special Committee's Financial Advisor" beginning on page 58.

The Special Meeting of Stockholders (page 85)

Date, Time and Place.  A special meeting of our stockholders will be held on __________, __________, at __________, at __________ a.m., local time, to:

•	consider and vote upon the adoption of the Platinum merger agreement,

•
consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Platinum merger agreement at the time of the special meeting, and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 30, 2009, the record date for the special meeting.  You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.  There are 9,818,253 shares of our common stock entitled to be voted at the special meeting.

Required Vote.  The adoption of the Platinum merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.  Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by holders of our common stock present, in person or represented by proxy, and entitled to vote at the special meeting.

Interests of Our Executive Officers and Directors in the Merger (page 67)

You should be aware that members of our board of directors and executive officers have interests in the merger that are different from, or in addition to, yours.  These interests are summarized below and more fully described in "The Merger—Interests of Our Executive Officers and Directors in the Merger."

•
We have entered into special change in control bonus agreements with our executive officers, pursuant to which each officer is entitled after the merger, upon signing a release in favor of our company, to a payment equal to his or her annual base salary.

•
We have employment agreements with our executive officers pursuant to which each of our executive officers will be entitled to receive an amount equal to his or her annual base salary, if following the consummation of the merger (or another change in control transaction), his or her annual employment is terminated without cause or for good reason.

•
The stock options held by our executive officers and directors will be cancelled and converted into the right to receive a cash payment, for each vested share of our common stock subject to each option, equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.  See the "—Treatment of Outstanding Stock Options and Restricted Stock Awards," above.

•
Generally, the restricted stock awards held by our executive officers and directors will fully vest upon the effective time of the merger.  See the "—Treatment of Outstanding Stock Options and Restricted Stock Awards," above.

Voting Intentions of Our Directors and Executive Officers (page 82)

As of the record date for the special meeting, our directors and executive officers had the right to vote, in the aggregate, 1,547,824 shares of our common stock, which represented approximately 19.7% of the outstanding shares of our common stock.  All of these directors and executive officers have informed us that they intend to vote all of their shares of common stock in favor of adoption of the Platinum merger agreement and the merger.

Parent's Financing for the Transaction (page 71)

Parent represented to us that as of the effective time of the merger, Parent and MergerSub will have sufficient cash and cash equivalents available to perform its obligations under the Platinum merger agreement, including payment of the aggregate merger consideration payable to our stockholders. The consummation of the merger is not subject to any financing conditions.

Conditions to the Closing of the Merger (page 101)

The obligations of the parties to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of certain conditions on or prior to the closing date of the merger.  Those conditions include (1) approval of the merger by a majority of the outstanding shares of our common stock and (2) no governmental authority preventing the merger by way of an injunction, order or other legal restraint.

The obligations of Parent and MergerSub to complete the merger are subject to the satisfaction of certain conditions including (1) a requirement that our representations and warranties be true and correct as of the date of the signing of the Platinum merger agreement and the closing of the merger, but only if a Company Material Adverse Effect (as defined in the Platinum merger agreement) would result if the representations and warranties are not so true and correct; (2) there shall not have been a Company Material Adverse Effect; and (3) our chief executive officer shall have delivered a certificate that all of the conditions relating to our representations and obligations under the Platinum merger agreement have been satisfied.

Our obligations to complete the merger are subject to certain conditions including (1) a requirement that Parent and MergerSub's representations and warranties be true and correct as of the date of the signing of the Platinum merger agreement and the closing of the merger, but only if the failure to be so true and correct would prevent or materially hinder Parent or MergerSub from consummating the merger; (2) Parent and MergerSub shall have performed or complied in all material respects with all agreements and covenants in the Platinum merger agreement required to be performed or complied with by them on or prior to the effective time of the merger; and (3) we shall have received a certificate signed by an authorized officer of Parent certifying that all of the conditions with respect to Parent's and MergerSub's representations and obligations under the Platinum merger agreement have been satisfied.

The conditions to the closing of the merger are more fully described below in "The Merger Agreement—Conditions to the Closing of the Merger."

Solicitation of Other Offers (page 96)

Generally, we are required to terminate discussions with respect to, or that could be reasonably expected to lead to, an acquisition proposal and are required not to authorize or permit any of our representatives to, directly or indirectly, initiate, solicit, encourage or knowingly take any other action to facilitate any inquiries or the making of any acquisition proposal.

Notwithstanding the foregoing, if we receive a written acquisition proposal, we may contact the person making such proposal solely to clarify and understand the terms and conditions of such acquisition proposal so as to determine whether such acquisition proposal is reasonably likely to lead to a superior proposal.

Furthermore, if our board of directors determines in good faith that an acquisition proposal constitutes or is reasonably likely to lead to a superior proposal we may participate in negotiations regarding the acquisition proposal if our board of directors determines in good faith that not doing so would be inconsistent with its duties under applicable law.

Termination of the Merger Agreement (page 103)

The Platinum merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of the parties;

•	by either us or Parent if the merger has not been consummated on or before December 31, 2009 or if there is a court order preventing the merger;

•
by Parent if (1) 10% or more of our stockholders other than Mr. Pomeroy perfect their dissenters' rights, (2) 26.8% or more of our stockholders including Mr. Pomeroy perfect their dissenters' rights, (3) we breach or fail to perform any of our representations, warranties, covenants or agreements contained in the Platinum merger agreement, unless such breach or failure would not result in a Company Material Adverse Effect, (4) our board of directors withdraws its recommendation for the merger or recommends an alternative acquisition proposal, (5) we materially breach any of our obligations related to alternative acquisition proposals, (6) our outstanding shares of common stock as of the effective time of the merger exceeds 9,818,253, (7) the sum of our outstanding shares of common stock as of the effective time of the merger, plus the number of shares of our common stock issued upon exercise of all stock options with an exercise price equal to or less than $6.50 exceeds 10,291,975, (8) the aggregate book value of our cash and cash equivalents, certificates of deposit, other marketable securities, and trade accounts receivable, excluding the amount of any proceeds we receive upon the exercise of stock options exercised between the date we signed the Platinum merger agreement and the effective time, is less than $89,020,822, (9) certain of our significant customers notify us that such customers will not be purchasing more than an insignificant amount of products or services from us for the foreseeable future, or (10) we lose the ability to purchase products branded by certain suppliers; or

•
by us if (1) Parent or MergerSub breach or fail to perform any of their representations, warranties, covenants or agreements contained in the Platinum merger agreement unless such breach or failure would not prevent or materially hinder Parent or MergerSub from consummating the merger or (2) our board of directors withdraws its recommendation for the merger or recommends an alternative acquisition proposal and we pay a termination fee to Parent.

Termination Fees (page 105)

We agreed to pay Parent a $2.6 million termination fee if we breach our obligations related to alternative acquisition proposals or if our board of directors withdraws its recommendation for the merger or recommends an alternative acquisition proposal.

Parent agreed to pay us a $5.0 million reverse termination fee if we terminate the agreement due to a breach by Parent or MergerSub of any of their representations, warranties, covenants or agreements contained in the Platinum merger agreement.  Parent received an equity commitment letter from Platinum Equity Capital Partners II, L.P. in support of Parent's obligation to pay the $5.0 million reverse termination fee in the event such payment becomes due to our company.

Termination of the Hebron Merger Agreement  (page 75)

On May 19, 2009, we entered into the Hebron merger agreement with Hebron LLC, Desert Mountain Acquisition Co. and David B. Pomeroy, II, pursuant to which Hebron LLC proposed to acquire our company for $5.02 per share. Under the Hebron merger agreement, we were permitted to solicit alternative proposals to acquire our company during a "go shop" period, and to terminate, under certain circumstances, the Hebron merger agreement in the event we received an acquisition proposal that our board of directors deemed to be superior to that contemplated by the Hebron merger agreement. Following the receipt of the acquisition proposal from Platinum Equity during the go shop period and subsequent negotiations with Platinum Equity and Hebron LLC, on June 20, 2009, we amended the Hebron merger agreement to increase the per share purchase price to $6.00. On September 25, 2009, we terminated the Hebron merger agreement to enter into the Platinum merger agreement. In connection with the termination of the Hebron merger agreement, we paid Hebron LLC a termination fee of approximately $1.0 million.

Regulatory Matters (page 75)

No government regulatory approvals are required to complete the merger.

Appraisal Rights (page 78)

Delaware law provides our stockholders with appraisal rights in connection with the merger.  If you properly perfect your appraisal rights, you will be entitled to litigate a proceeding in the Delaware Court of Chancery at the conclusion of which the court will determine the fair value of your shares and you will receive payment based on that valuation.  The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger.  To exercise your appraisal rights, you must deliver a written demand for appraisal rights to us at or before the special meeting and you must not vote in favor of adoption of the Platinum merger agreement and within 120 days after the closing of the merger you or another stockholder who has properly exercised appraisal rights must commence an appraisal proceeding in the Delaware Court of Chancery.  Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights, in which case you will be entitled to receive the merger consideration in exchange for your shares.

Legal Proceedings Regarding the Merger (page 75)

On June 5, 2009, we were served with a lawsuit that was filed on May 22, 2009 in the Commonwealth of Kentucky Boone Circuit Court against our company, Hebron LLC, Desert Mountain Acquisition Co. and certain of our current and former directors, including Mr. Pomeroy.  This action is a purported class action lawsuit brought by Kenneth Hanninen and alleges, among other things, that our directors are in breach of their fiduciary duties to stockholders in connection with our entering into the Hebron merger agreement. The complaint was amended on July 10, 2009 to include additional allegations that our directors were in breach of their fiduciary duties to stockholders in connection with our entering into the Hebron merger agreement.  On August 14, 2009, all of the defendants in the lawsuit including our company and directors David G. Boucher, Ronald E. Krieg, Richard S. Press, Michael A. Ruffolo, Jonathan Starr, Debra E. Tibey and Mr. Pomeroy entered into a memorandum of understanding with the plaintiffs reflecting an agreement in principle to settle the lawsuit.  The settlement included our agreement to include in this proxy statement certain additional disclosures relating to the Hebron merger, and all of those additional disclosures are included in this proxy statement.  The memorandum of understanding was subject to customary conditions including completion of appropriate settlement documentation, completion of due diligence to confirm the fairness of the settlement, approval by the Boone County Circuit Court, and consummation of the Hebron merger.  If the settlement were consummated, the lawsuit would have been dismissed with prejudice.  Because the Hebron merger will not be consummated, the memorandum of understanding is no longer in effect and the parties have been restored to their respective positions prior to entering the memorandum of understanding.

On June 12, 2009, we were served with a second purported class action lawsuit that was filed on May 29, 2009 in the Court of Chancery of the State of Delaware against our company, Hebron LLC, Desert Mountain Acquisition Co. and certain of our directors, including Mr. Pomeroy, related to the Hebron merger agreement.  The action was brought by Michael Hughes and alleges, among other things, that our directors are in breach of their fiduciary duties to stockholders in connection with our entering into the Hebron merger agreement.  The complaint was amended on July 7, 2009 to include additional allegations that our directors were in breach of their fiduciary duties to stockholders in connection with our entering into the Hebron merger agreement.  On August 7, 2009, this lawsuit was dismissed upon a voluntary motion to dismiss made by plaintiff and the Chancery Court's subsequent entry of an order of dismissal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address commonly asked questions regarding the merger.  These may not address all questions that may be important to you as a stockholder.  We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:
Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:
You are being asked to vote to adopt the Platinum merger agreement that provides for the acquisition of our company by Parent.  The proposed acquisition would be accomplished through the merger of MergerSub, a wholly owned subsidiary of Parent, with and into our company.  As a result of the merger, our company will become a wholly owned subsidiary of Parent.

In addition, you are being asked to grant our management discretionary authority to adjourn or postpone the special meeting.  If, for example, we do not receive proxies from stockholders holding a sufficient number of shares to adopt the Platinum merger agreement, we could use the additional time to solicit proxies in favor of adoption of the Platinum merger agreement.

Q:	What effects will the merger have on our company?

A:
Upon completion of the merger, we will cease to be a publicly traded company and will be wholly owned by Parent.  As a result, you will no longer have any interest in our future earnings or growth, if any.  Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act" in this proxy statement, are expected to be terminated.  In addition, upon completion of the merger, shares of our common stock will no longer be listed on the NASDAQ Global Market or any other stock exchange or quotation system.

Q:	What happens if the merger is not completed?

A:
If the Platinum merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares pursuant to the Platinum merger agreement.  Instead, our company will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ Global Market.  Under specified circumstances, we may be required to pay Parent a termination fee or Parent may be required to pay us a termination fee, in each case, as described in "The Merger Agreement—Termination Fees" beginning on page 105.

Q:	What will I receive in the merger?

A:
As a result of the merger, our stockholders will receive $6.50 in cash, without interest and less any applicable withholding tax, for each share of our common stock they own as of the date of the merger, unless they properly exercise appraisal rights.  For example, if you own 100 shares of our common stock, you will receive $650.00 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Q:	What do I need to do now?

A:
We urge you to read this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement carefully and consider how the merger affects you.  Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders.  Please do not send your stock certificates with your proxy card.

Q:	How does our company's board of directors recommend that I vote?

A:
Our board of directors recommends that you vote "FOR" the adoption of the Platinum merger agreement and "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the Platinum merger agreement at the time of the special meeting.  All of our directors, other than Mr. Pomeroy (who did no participate in the deliberations or discussions related to the merger or vote on any matters related thereto), concur in this recommendation.  See "The Merger—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" beginning on page 51.

Q:	Do any of our company's directors or executive officers have interests in the merger that may differ from those of company stockholders?

A:
Yes.  We have entered into agreements with our executive officers that will, subject to occurrence of certain conditions, result in us paying a bonus to the executive officers upon the merger.  The consummation of the merger will result in the acceleration of stock options and restricted stock units held by our executive officers and directors.  See "The Merger—Interests of Company Executive Officers and Directors in the Merger" beginning on page 67.

Q:	What is the special committee?

A:
On April 13, 2007, our board of directors established a special committee of directors to investigate and evaluate strategic alternatives, including a possible merger, tender offer, acquisition, sale of all or substantially all of our assets or similar transactions, whether solicited by or on our behalf, or unsolicited.  Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of strategic alternatives.  The special committee, however, did not have the power or authority to authorize or approve a transaction or agree on behalf of our board of directors to do so, which power and authority was expressly reserved to our board of directors.

The special committee is, and has been at all times, composed of directors who have no financial interest in a transaction other than as equity holders in our company.  At the time the special committee recommended that our board of directors approve the Platinum merger agreement, the members of the special committee were Mr. Richard Press, Mr. Michael A. Ruffolo and Ms. Debra Tibey.

We have compensated, and will continue to compensate, the members of the special committee in exchange for their service in such capacity.  The compensation paid to each member has ranged from $1,000 per month to $8,000 per month.  No compensation was paid to the members of the special committee for the period from November 2008 to February 2009, when the special committee ceased its activities to allow our company to focus on execution of its operating plan.  See "The Merger—The Special Committee" on page 69.

Q:	What vote is required to adopt the Platinum merger agreement?

A:
Adoption of the Platinum merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.  As of September 30, 2009, the record date for determining who is entitled to vote at the special meeting, there were 9,818,253 shares of our common stock issued and outstanding.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting will be held on __________ at __________ a.m., local time, at __________.

Q:	Who is entitled to vote at the special meeting?

A:
Only stockholders of record as of the close of business on September 30, 2009 are entitled to receive notice of the special meeting and to vote at the special meeting, or at any adjournments or postponements of the special meeting the shares of our common stock that they held at the record date.

Q:	May I vote in person?

A:
Yes.  If your shares are registered in your name, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone.  If your shares are held in "street name" and you wish to attend and vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.  Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:
If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting.  Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at http://www.investorvote/PMRY or telephonically by calling 1-800-652-8683.  Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. (Eastern time) on __________.  You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If your shares are held in "street name" through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or via the Internet or telephone through your broker or bank if such a service is provided.  To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.  You cannot vote shares held in "street name" by returning a proxy card directly to our company or by voting in person at the special meeting.  If you hold your shares in "street name" and wish to vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:
The adoption of the Platinum merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.  Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted "AGAINST" adoption of the Platinum merger agreement.  For the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•
You can deliver to our corporate secretary a written notice bearing a date later than the proxy you delivered to us stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. (Eastern time) on __________.

•
You can complete, execute and deliver to our corporate secretary a later-dated proxy for the same shares.  If you originally submitted via the Internet or telephone the proxy you are seeking to revoke, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. (Eastern time) on __________.

•	You can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to us at 1020 Petersburg Road, Hebron, Kentucky 41048, Attention:  Corporate Secretary, or hand-delivered to our corporate secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares without instructions from you.  You should instruct your broker to vote your shares following the procedure provided by your broker.  Without instructions, your shares will not be voted, which will have the same effect as if you voted "AGAINST" adoption of the Platinum merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed.  If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration for the shares of our common stock you transferred.  The right to receive the merger consideration will pass to the person who owns your shares when the merger is completed.  You also will no longer be able to assert appraisal rights and if you vote in favor of adoption of the Platinum merger agreement, the subsequent holder of your shares also will not be able to assert appraisal rights.

Q:	Will the merger be taxable to me?

A:
Yes.  The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.  Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder's adjusted tax basis in the shares of our common stock converted into cash in the merger.  Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you.  See "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 73.

Q:	What will the stock option holders receive in the merger?

Each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be cancelled and terminated and converted into the right to receive a cash payment for each share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.  See "The Merger Agreement—Treatment of Outstanding Stock Options and Restricted Stock Units" beginning on page 91.

Q:	What will happen to the restricted stock?

A:
Each outstanding restricted stock award (other than the restricted stock awards we granted on May 27, 2009), will vest in full and be converted into the right to receive a cash payment in an amount equal to the merger consideration, without interest and less any applicable withholding taxes.

The restricted stock awards we granted to our outside directors on May 27, 2009 will vest in connection with the merger only as to the proportion of each such award equal to the proportion of the one year period ending May 26, 2010 that the directors served prior to the effective time of the merger.  The portion of such awards that vests will be converted into the right to receive a cash payment in an amount per share equal to the merger consideration, without interest and less any applicable withholding taxes.  See "The Merger Agreement—Treatment of Outstanding Stock Options and Restricted Stock Units" beginning on page 91.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	No government regulatory approvals are necessary to complete the merger. See "The Merger—Regulatory Matters" beginning on page 75.

Q:	When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the fourth quarter of calendar 2009.  In addition to obtaining stockholder approval, we must satisfy all other closing conditions.

Q:	Will the surviving company in the merger be able to use the company's net operating loss carryforwards?

A:
As of July 5, 2009, we have federal and state net operating loss carryforwards of approximately $22.0  million.  These net operating loss carryforwards will be available to the surviving company, but Section 382 of the Internal Revenue Code imposes a limitation on the use of net operating loss carryforwards if there has been an "ownership change."  The  merger will create an ownership change for purposes of Section 382 and will therefore limit the amount of net operating loss carryforwards that the surviving company may use in future years to offset its taxable income.  Neither our company nor Parent has determined the amount of net operating loss carryforwards that the surviving company will be able to use in future years after giving effect to the Section 382 limitations.  It is possible that the surviving company will not be able to use any of our net operating loss carryforwards.

Q:	What rights do I have if I oppose the merger?

A:
Under Delaware law, stockholders are entitled to appraisal rights in connection with the merger, subject to the conditions discussed more fully elsewhere in this proxy statement.  If a stockholder properly exercises appraisal rights, then the stockholder has the right to litigate a proceeding in the Court of Chancery of the State of Delaware, at the conclusion of which the stockholder will receive the judicially determined fair value of their shares of our common stock.  The fair value of our common stock may be more than, equal to or less than the merger consideration to be paid to non-dissenting stockholders in the merger.  To preserve your appraisal rights, if you wish to exercise them, you must not vote in favor of the adoption of the Platinum merger agreement and you must follow specific procedures.  Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as a non-dissenting stockholder.  For a more complete description of your appraisal rights and related procedures, see the section entitled "The Merger—Appraisal Rights" beginning on page 78 and Annex C for a reproduction of Section 262 of the Delaware General Corporation Law, which relates to the appraisal rights of dissenting stockholders.  Because of the complexity of the law relating to appraisal rights, stockholders who are considering objecting to the merger are encouraged to read these provisions carefully and consult their own legal advisors.

Q:	Should I send in my stock certificates now?

A:
No.  PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.  If you hold your shares in your name as a stockholder of record, then shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration in respect of your shares of our common stock.  You should use the letter of transmittal to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the merger.  If you hold your shares in "street name" through a broker, bank or other nominee, then you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares in exchange for the merger consideration.

Q:	Who can help answer my questions?

A:	If you have questions about the merger, including the procedures for voting your shares, you should contact:

Investor Relations
Pomeroy IT Solutions Inc.
1020 Petersburg Road
Hebron, Kentucky 41048
(859) 586-0600

or

The Proxy Advisory Group
18 East 41st Street, Suite 2000
New York, New York 10017-6219
1-888-55-PROXY

THE MERGER

Background to the Merger

Over the past several years, our revenues have been on a downward trend and our business has lost market share in its primary markets.  Our management and board of directors have continually monitored our strategic position, especially as it has been impacted by the rapid pace of consolidation within our industry and the continued market dominance of several key competitors.  These key competitors are larger and have access to significantly greater financial and other resources.  In addition, our management and board of directors have considered the limited trading volume of our company's common stock.  Our board of directors, with the assistance of management, has periodically reviewed and assessed our company's business strategy and the various trends and conditions affecting our company in specific and the information technology reseller and services industry in general.  Our board of directors has explored a variety of strategic alternatives with the goal to increase revenue and profitability and maximize stockholder value.  This review and assessment has included, among other things, consideration of whether it would be in the best interests of our stockholders for our company to continue as an independent public company, or to combine with or be acquired by another company.

The following discussion contains references to potential buyers and strategic partners that met with our representatives, including our management, in connection with potential strategic alternatives under conditions of confidentiality.  These potential buyers and strategic partners are referred to in the discussion using anonymous names such as "Financial Partner A" and "Strategic Partner A" for financial partners and strategic partners, respectively.

In 2006, our then president and chief executive officer, Mr. Stephen Pomeroy, was contacted by and held various introductory meetings with potential strategic and financial partners to gauge their level of interest in a possible transaction with our company.

On January 3, 2007, Flagg Street Partners LP filed a Schedule 13D with the SEC indicating an intent to engage in discussions with our board of directors on concerns with our company's performance relative to its peers and on whether our company should explore strategic alternatives to enhance shareholder value.

On January 19, 2007 and February 21, 2007, our board of directors met to discuss Flagg Street's actions and to respond to the same.

In February and March 2007, Mr. S. Pomeroy met with the management team of Strategic Partner A to discuss the feasibility of a potential strategic transaction.

On or about February 12, 2007, Mr. S. Pomeroy signed an engagement letter with Extension Advisors, LLC to act as our company's financial advisor with respect to the consideration of various strategic alternative courses of action to enhance shareholder value.

On February 27, 2007, our board of directors held a regularly scheduled meeting. Mr. Kirk Lundblade of Extension Advisors was in attendance at such meeting. Mr. Lundblade had been a banker for various investment banks retained by our company between 1995 and 2005 for acquisitions and public offerings, and he frequently attended our board of directors meetings.  At this meeting, our board of directors discussed the retention of a large investment banking firm to advise it with respect to various alternatives to increase stockholder value.  Our board of directors authorized Mr. S. Pomeroy and Mr. Kevin Gregory, our then chief financial officer, to interview prospective investment bankers and to report to our board of directors with a recommendation for the engagement of an investment banking firm to assist our company with respect to increasing stockholder value.

Mr. S. Pomeroy identified two large investment banking firms to interview and requested Extension Advisors to help identify a third large investment banking firm.  Extension Advisors selected several firms for consideration, and Mr. S. Pomeroy selected Houlihan Lokey from amongst those as the third firm to interview.  Throughout March 2007, these three firms were interviewed by our management.  Two of these firms submitted engagement proposals.  Mr. S. Pomeroy, with the advice of Extension Advisors, selected Houlihan Lokey following a visit by representatives of Houlihan Lokey to our corporate headquarters in Hebron, Kentucky.  Houlihan Lokey was selected for its experience and knowledge of our company's industry and for its competitive fee proposal.  Mr. S. Pomeroy executed on behalf of our company an engagement letter with Houlihan Lokey dated April 6, 2007.

On April 9, 2007, our board of directors held a special meeting during which it discussed a recently received letter of interest from Financial Partner A to acquire our company.  The letter of interest did not include details of a financing proposal or a financing commitment.  The letter of interest made reference to the possibility of Mr. S. Pomeroy and Mr. David B. Pomeroy, II, then chairman of our board of directors, participating in the acquisition by retaining or contributing all or a portion of their existing equity interest in our company.  Because the letter of interest had just recently been received, our board of directors determined to discuss the letter of interest in more detail at a later meeting.

Also at the April 9, 2007 meeting, our board of directors discussed the selection of an investment banking firm to assist our board of directors in reviewing strategic alternatives for our company.  At that meeting, our board of directors also discussed a letter received from Flagg Street indicating an intent to engage in a proxy contest to nominate three individuals for election to our board of directors at our 2007 annual meeting of stockholders.

On April 13, 2007, our board of directors held a special meeting during which  Mr. S. Pomeroy introduced representatives of Houlihan Lokey to our board of directors.  Our board of directors also discussed further the indication of interest letter from Financial Partner A.  In view of that indication of interest letter and its reference to the possibility of Mr. Pomeroy and Mr. S. Pomeroy participating in the acquisition, our board of directors determined that it was appropriate to form a special committee of independent directors to review the indication of interest letter and to investigate other opportunities. Our board of directors appointed Kenneth Waters, Debra Tibey and William Lomicka as the members of the special committee.  None of Mr. Waters, Ms. Tibey or Mr. Lomicka had interests in a potential transaction that differed from those of our stockholders generally. The decision to establish the special committee was not affected by the letter our board of directors received from Flagg Street indicating its intent to engage in a proxy contest.  Our board of directors also requested that Greenberg Traurig, LLP, the company's outside counsel retained to advise with respect to the election contest by Flagg Street, prepare resolutions setting forth customary powers and duties of the special committee, including the authority to consider and evaluate strategic transactions such as a sale of our company, to determine the process for such consideration and evaluation, to engage outside legal counsel and financial advisors at our company's expense, and to establish the compensation of special committee members.

On April 18, 2007, our board of directors received a preliminary indication of interest to acquire our company from Platinum Equity.  The preliminary indication of interest did not include details regarding how the proposed transaction would be financed or evidence of any financing commitment.

On April 18, 2007, the special committee met, with representatives of Houlihan Lokey present,  and designated Mr. Waters as chairperson of the special committee.  At such meeting, the special committee determined that a public auction process was not in the best interests of our company or our stockholders, and instructed Houlihan Lokey to undertake a confidential process of contacting a number of potential strategic and financial partners.  The special committee also reviewed and discussed the existing proposals from Financial Partner A and Platinum Equity.  The special committee determined that a public auction process was not in the best interests of our company or our stockholders because a public auction process, whether or not successful, could be potentially disruptive to, and have a negative impact on, our company's relationships with our employees and customers, and increase the risks of unauthorized, premature disclosure or market rumors regarding our consideration of a potential transaction.  The special committee also noted that it could effectively conduct an auction process that minimized these risks by utilizing a post-signing market check in the form of a go shop period during which we could actively solicit potential buyers.

On April 26, 2007, the financial advisors for Strategic Partner A informed Extension Advisors and Houlihan Lokey that Strategic Partner A was interested in engaging in a potential transaction with our company.

On April 27, 2007, the special committee met to continue their review and discussion of the preliminary indications of interest from Financial Partner A and Platinum Equity.  In addition, the special committee discussed the status of discussions with other potential strategic partners and financial partners.

During the early part of May 2007, Houlihan Lokey continued to solicit indications of interest in our company from various potential strategic and financial partners.

On May 4, 2007, the special committee retained Sheppard, Mullin, Richter & Hampton LLP to serve as special legal counsel to the special committee.

On May 9 and 10, 2007, representatives of Financial Partner A conducted due diligence on our company at our corporate headquarters with Mr. S. Pomeroy and other members of our senior management.

On May 10, 2007, members of the special committee met to discuss the status of discussions with potential strategic and financial partners.  The committee also discussed the absence of any prior relationship between Houlihan Lokey and our company or our management, which as noted above, had been selected by Mr. S. Pomeroy, and, in accordance with its engagement letter, had been reporting to our management.  The special committee determined to explore the retention of an additional financial advisor to be engaged directly by the special committee.

On May 15, 2007, our board of directors received a proposal from Strategic Partner A to acquire our company.

On May 22, 2007, the special committee met to review the status of discussions with potential strategic and financial partners that had indicated an interest in engaging in a transaction with our company.  The special committee also discussed other alternative business model scenarios that were under discussion by our board of directors and management: a buy-side acquisition, the sale of our hardware business, a capital investment for internal information technology improvements and outsourcing our standard product configuration distribution and packaging.

On May 23, 2007, the special committee met to select a financial advisor for the special committee.  The special committee considered the absence of any prior relationship between Houlihan Lokey and our company or our management, the thorough work Houlihan Lokey had previously done to canvass potential strategic and financial partners pursuant to its engagement by our company, and Houlihan Lokey's knowledge and experience regarding our company, our company's industry and our company's exploration of strategic alternatives.  The special committee also considered the costs to the company of retaining an additional financial advisor.  After discussion, the special committee determined to retain Houlihan Lokey as financial advisor to the special committee, subject to the execution of an amended and restated engagement letter pursuant to which Houlihan Lokey would act as financial advisor to the special committee, with duties owing to the special committee.

The special committee, Houlihan Lokey and our company entered into an amended and restated engagement letter dated June 5, 2007.  The amended and restated engagement letter superseded the prior engagement letter between our company and Houlihan Lokey.  At the request of the special committee, our company was a party to the amended and restated engagement letter so that it could  be responsible for certain obligations, including the financial obligations to Houlihan Lokey under the amended and restated engagement letter.

On May 25, 2007, the special committee held a meeting at which it reviewed and discussed the following alternative business scenarios under consideration by our board of directors and management: a buy-side acquisition, sale of our hardware business, a capital investment for internal information technology improvements and outsourcing our standard product configuration distribution and packaging. The special committee requested that Messrs. S. Pomeroy and Gregory provide further information regarding these alternative business and strategic alternatives to Houlihan Lokey.  The special committee reviewed the status of discussions with Strategic Partner A.

On each of May 29, 2007, June 1, 2007, June 4, 2007 and June 7, 2007, the special committee met to review the status of discussions with potential strategic and financial partners.  The members of the special committee also discussed at the May 29, 2007 and June 7, 2007 meetings their desire to have our board of directors approve indemnification agreements in favor of all directors.  These agreements would supplement our certificate of incorporation and bylaws to provide for indemnification and advancement of expenses to our directors to the maximum extent permitted by law.  The special committee requested Sheppard Mullin to inquire as to whether the company had previously drafted a form of director indemnification agreement for review, and if not, to draft an indemnification agreement for consideration by the company's legal counsel and our board of directors.

On June 6, 2007, Messrs. S. Pomeroy and Gregory held a meeting with representatives of Financial Partner A and its potential sources of financing.  At that meeting, at which Mr. Waters and representatives of Houlihan Lokey were present, Messrs. S. Pomeroy and Gregory provided representatives of Financial Partner A with an overview of our sales and marketing organization.

On June 7, 2007, Extension Advisors confirmed in writing a discussion it had with Mr. S. Pomeroy whereby Extension Advisors agreed to reduce its success fee for a strategic transaction from 0.5% to 0.375% of transaction value.  On the same date, at the request of the special committee, Extension Advisors provided a copy of its engagement agreement and the amendment to Sheppard Mullin.  Prior to Sheppard Mullin's receipt of the engagement agreement and the amendment, the members of the special committee were not aware of the original or modified terms of this agreement.

On June 8, 2007, the special committee met to review the status of discussions with Strategic Partner A, Financial Partner A and Platinum Equity.  Mr. S. Pomeroy and representatives of Houlihan Lokey also informed the special committee of an indication of interest in acquiring our company received from Financial Partner C.  Mr. S. Pomeroy then discussed an updated operating plan for the balance of 2007.

On June 11, 2007, Mr. S. Pomeroy met with representatives of Strategic Partner A at its headquarters.  Ms. Tibey and representatives from Houlihan Lokey also attended the meeting. Mr. S. Pomeroy presented an overview of our business and a representative of Strategic Partner A provided an overview of Strategic Partner A and its business.

During the first half of June 2007, representatives of Sheppard Mullin discussed with representatives of Greenberg Traurig the resolutions setting forth the powers and duties of the special committee.

On June 12, 2007, the special committee met to discuss the status of discussions with potential strategic and financial partners and also to discuss the company's valuation and the potential benefits and risks associated with the four alternative business scenarios under consideration by our board of directors and management. The four scenarios were a buy-side acquisition, the sale of our hardware business, a capital investment for internal information technology improvements and outsourcing our standard product configuration distribution and packaging. The foregoing scenarios were considered, generally, because of their potential to enhance value to our company's stockholders by complementing, enhancing or expanding our company's business, improving gross profit margins or both. Such scenarios also carried attendant operational and financial risks, as well as risks relating to continuing to operate as a stand alone entity and the general conditions in the financial markets and the industry in which our company operates. The potential benefits of a buy-side acquisition were the increase in scale and diversity of our company's business to a level consistent with the majority of our competitors, while the potential risks were the need to identify and complete a transaction with a suitable target, especially given our limited cash at the time and the limited value of our common stock from a price and liquidity perspective, the need to successfully integrate the acquired business, and the uncertainty of accretive or synergistic benefits from any such acquisition.  The potential benefits of a sale of our hardware business were that we could focus on higher margin services and advanced technology products, while the risks were a decline in our revenue and the possibility of losing higher margin business with customers who were integrated with our hardware technologies offerings.  The potential benefits of a capital investment for internal information technology improvements were an increase in our ability to scale of our business through internal growth, while the risks were the added expense of the investment and the possibility that the increased investment may not lead to any significant internal growth. The potential benefits of outsourcing our standard product configuration distribution and packaging were a decrease of costs associated with product configuration distribution and packaging, while the risks were the potentially negative impact to the service and quality our customers expect.  The special committee also continued discussion of the updated 2007 operating plan discussed by Mr. S. Pomeroy at the June 8 meeting and the terms of the engagement agreement with Extension Advisors.

On June 13, 2007, the special committee received a draft merger agreement from Financial Partner A.

On June 13, 2007, the special committee met to discuss Financial Partner A's proposal. The special committee also discussed the June 11, 2007 meeting with Strategic Partner A and discussed further the terms of the engagement agreement with Extension Advisors.

On June 14, 2007, our board of directors held a regularly scheduled meeting to review strategic alternatives available to our company, including the four alternative business scenarios discussed by the special committee on June 12, 2007.  After weighing the relative benefits and risks of the four alternative business scenarios, our board of directors concluded that none of the four alternative business scenarios was in the best interest of our company or our stockholders because the risks involved outweighed the limited potential benefits of each alternative business scenario. The special committee also provided an update to the full board on the status of discussions with potential strategic and financial partners.  At such meeting, our board of directors considered the form of indemnification agreement drafted by Sheppard Mullin and requested the company's regular outside counsel at Wood & Lamping LLP to review such agreement, discuss recommended changes with Sheppard Mullin, and then resubmit for board approval at a later board meeting.  Our board of directors also approved the minutes of its meetings held on April 9, 2007 and April 13, 2007, and by such approval ratified the April 9, 2007 resolutions setting forth the powers and duties of the special committee and the compensation for special committee members.  Such resolutions provided for compensation of $8,000 per month to each member of the special committee.

Throughout June 2007, potential strategic and financial partners, including Financial Partner A and Strategic Partner A, continued to conduct due diligence investigations of our company.

On June 18, 2007, the special committee met to review the status of discussions with Strategic Partner A, Financial Partner A, Platinum Equity and Financial Partner C and certain administrative items, including the agreement with Extension Advisors and progress on the form of indemnification agreement.

On June 21, 2007, Ms. Tibey, Mr. Waters, and representatives of Houlihan Lokey met with representatives of Financial Partner A to discuss aspects of a potential transaction, including structures and the status of Financial Partner A's due diligence investigation of our company.  In addition, Mr. Waters, Ms. Tibey and representatives of Houlihan Lokey met with a representative of Strategic Partner A to discuss the status of Strategic Partner A's interest in acquiring our company.

On June 25, 2007, the special committee met to review the status of discussions with Financial Partner A, including the status of discussions regarding a definitive agreement to acquire our company.  The special committee also discussed recent updates by management to the 2007 operating plan.

On June 25, 2007, we received a proposal to acquire our company from Financial Partner C.

On July 2, 2007, the special committee met to review the status of discussions with Strategic Partner A, Financial Partner A, Platinum Equity and Financial Partner C.

On July 3, 2007, our board of directors approved the form of indemnification agreement for directors and approved our company entering into an indemnification agreement with each of our directors.

On July 3, 2007, our board of directors terminated Mr. S. Pomeroy's employment with our company for cause and Mr. Gregory was appointed interim president and chief executive officer.  The termination of Mr. S. Pomeroy's employment with our company was not related to the special committee's process of exploring strategic alternatives for our company nor was it for any financial impropriety or illegal actions. The termination resulted from an investigation which found Mr. S. Pomeroy had engaged in improper behavior in staff meetings, had drawn complaints from important customers and had been absent from important internal and external meetings. In litigation Mr. S. Pomeroy subsequently brought against our company, Mr. S. Pomeroy claimed the allegations were untrue or explained by his need to attend to other, more pressing business needs. The litigation was settled in March 2008, with neither side admitting liability.

During June and July 2007, Mr. Waters on behalf of the special committee had discussions with Mr. Lundblade to discuss the terms of the engagement agreement with Extension Advisors.  On July 4, 2007, Mr. Waters orally informed Mr. Lundblade of Extension Advisors that the services of Extension Advisors would no longer be required and its engagement agreement would be terminated.  Our company confirmed the termination of the Extension Advisors engagement agreement in a letter to Extension Advisors dated October 28, 2008.  Extension Advisors' engagement was terminated because the special committee did not believe Extension Advisors' services were necessary in light of the services Houlihan Lokey was providing and the special committee and Extension Advisors had failed to reach agreement on compensation for Extension Advisors.

On July 6, 2007, Platinum Equity notified Houlihan Lokey that it was terminating discussions regarding a potential acquisition of our company. Platinum Equity had recently sold one of its portfolio companies that was in an industry related to our company's business, and the sale of that portfolio company made the acquisition of our company less attractive at that time to Platinum Equity.

On July 9, 2007, the special committee met to review the status of discussions with the various potential financial and strategic partners that had previously expressed an interest in acquiring our company.

Also, on July 9, 2007, we received a letter from Strategic Partner A informing our board of directors that it was terminating discussions regarding a potential acquisition of our company.  Strategic Partner A indicated that, although Mr. S. Pomeroy's termination did not directly affect its interest in pursuing a transaction with our company, Strategic Partner A had concerns about acquiring a company going through a change in management.

On July 12, 2007, we entered into a settlement agreement with respect to the Flagg Street proxy contest.  Under the terms of the settlement agreement, we agreed to expand the size of our board of directors to twelve and to immediately appoint to our board two of the three nominees Flagg Street proposed for election at our 2007 annual meeting of stockholders.  The two nominees were Mr. Jonathan Starr and Mr. Michael Ruffolo.  We also agreed to nominate all three of these nominees, including Mr. Richard Press, to our board of directors at our 2007 annual meeting of stockholders.

From July 2007 through October 2007, our company continued discussions and negotiations with each of Financial Partner A and Financial Partner C regarding a potential acquisition of our company.  The special committee held fifteen meetings to review the status of the negotiations with Financial Partner A and Financial Partner C.  The special committee also continued to discuss methods of enhancing stockholder value not involving the sale of our company.  At the direction of the special committee, representatives of Houlihan Lokey and our management continued to contact and hold discussions with other potential strategic and financial partners.

On August 14, 2007, Mr. Waters, Ms. Tibey, and representatives of Houlihan Lokey met with representatives of Financial Partner A to discuss the status of negotiations in light of our company's search for a permanent chief executive officer and the recent settlement with Flagg Street Capital LP concerning the slate of nominees for directors. Financial Partner A informed Mr. Waters and Ms. Tibey that it was concerned about acquiring a company that did not have a permanent chief executive officer. Despite its concerns, Financial Partner A agreed to continue its due diligence investigation of our company and to negotiate the terms of a potential acquisition of our company.

On August 23, 2007, our board of directors held a special meeting to review the status of discussions and negotiations with Financial Partner A, Financial Partner C and other potential strategic and financial partners regarding a possible acquisition of our company.

On August 28, 2007, Mr. Waters met with representatives of Financial Partner A to provide Financial Partner A with an update on our company's recent business performance and our company's search for a permanent chief executive officer. Houlihan Lokey representatives were also present at the meeting. Financial Partner A informed Mr. Waters that, while it would continue to negotiate a definitive agreement, it was having difficulty completing its due diligence as a result of company management changes.  Mr. Waters informed Financial Partner A that he would arrange for additional meetings with our management in September to address Financial Partner A's concerns.

On September 10, 2007, our board of directors held a special meeting to review the status of discussions and negotiations with potential strategic and financial partners regarding a possible acquisition of our company. Mr. Waters informed our board of directors that the uncertainty in the financial markets had an effect on the discussions between the special committee and the potential strategic and financial partners.

Throughout September 2007 and October 2007, our management team continued to provide updated information regarding our company to potential strategic and financial partners.  In addition, the special committee continued to meet on a weekly basis to review the status of discussions with potential strategic and financial partners.  During that period, both Financial Partner A and Financial Partner C informed Houlihan Lokey and the special committee that the pace of their due diligence had slowed due to the changes in our management team.

On October 16, 2007, our board of directors appointed Mr. Keith Coogan as our company's president and chief executive officer.

At a meeting on October 30, 2007, the special committee determined to recommend to our board of directors resolutions which would permit the special committee to appoint co-chairpersons and which decreased compensation for all special committee members beginning November 16, 2007.  In addition, Mr. Lomicka volunteered on his own initiative to waive a total of $25,667 unpaid compensation for his service through November 15, 2007.  The reduced compensation was proposed to be $6,000 per month for each chairperson or co-chairperson, and $333 per month for each other member of the special committee.  The special committee determined that Mr. Waters and Ms. Tibey would be appointed co-chairpersons upon board approval of such resolutions.

On November 1, 2007, our board of directors met to review potential next steps with regard to our company's process of responding to and identifying potential financial and strategic partners.  Our board of directors encouraged the special committee to arrange meetings at which Mr. Coogan could be introduced to potential strategic and financial partners. Our board of directors, at the recommendation of the special committee, appointed Ms. Tibey and Mr. Waters as co-chairs of the special committee.

During November 2007, Mr. Coogan met with various potential strategic and financial partners, including Strategic Partner A, Financial Partner A and Financial Partner C.  The special committee subsequently decided that further meetings of the special committee should be postponed until 2008 to give Mr. Coogan and his management team an opportunity to develop a business plan for 2008, and instructed Houlihan Lokey to suspend discussions with all potential strategic and financial partners until January 2008.  Compensation paid to the members of the special committee was reduced to $1,000 per month effective November 16, 2007 to reflect the special committee's more limited role.

Throughout December 2007 and January 2008, our company made changes to the management team and worked on developing a new business plan.

On February 4, 2008, the special committee met to discuss recent corporate developments and developments related to the financial markets and our industry sector.

On February 22, 2008, the special committee met to review the status of discussions with potential strategic and financial partners.  The special committee also discussed with Mr. Coogan the company's 2008 business plan, the performance of various company personnel, and other operational matters.

On March 3, 2008, the special committee met to review and discuss the status of discussions with potential strategic and financial partners and upcoming meetings between Mr. Coogan and potential strategic and financial partners to provide updates on the progress of our company.

On March 18, 2008, the special committee met to review the status of upcoming management presentations with various potential strategic and financial partners.  At that meeting the special committee was advised that Mr. Lomicka had resigned from the special committee due to personal obligations which limited his availability to perform the functions he anticipated would be required as a special committee member.

On April 5, 2008, our board of directors received an unsolicited joint proposal from Charlesbank Equity Fund VI, LP and Mr. Pomeroy to acquire all of our company's issued and outstanding shares of common stock for $7.05 per share other than such shares already owned by Mr. Pomeroy and his affiliates. We refer to this joint proposal as the Charlesbank/Pomeroy proposal. Mr. Pomeroy was at that time and continues to be a member of our board of directors.  In this letter, Mr. Pomeroy informed our board of directors that he would no longer participate as a director in any board discussions relating to a potential sale of our company to any third party, including Charlesbank.

On April 7, 2008, our board of directors held a special meeting to discuss the status of the special committee's sale process and to consider next steps with regard to the Charlesbank/Pomeroy proposal.  At this meeting our board of directors appointed director Mr. Jonathan Starr to fill the vacancy created by Mr. Lomicka's resignation on March 18, 2008.

On April 8, 2008, Richard Press, one of our directors, and Mr. Starr, met with representatives of Charlesbank at Charlesbank's headquarters in Boston, Massachusetts to discuss the Charlesbank/Pomeroy proposal and Charlesbank's expectations regarding Mr. Pomeroy's continuing role if Charlesbank acquired our company.

On April 9, 2008, the special committee met to review and discuss the status of discussions with potential strategic and financial partners and upcoming meetings with various potential strategic and financial partners.  The special committee requested Houlihan Lokey and Mr. Coogan to coordinate a presentation by our management for representatives of Charlesbank the following week.

On April 14, 2008, representatives of Charlesbank met with Mr. Coogan and representatives of Houlihan Lokey.  At the meeting, Mr. Coogan made a presentation on the current status of our company's business and the changes he was implementing to our business.  Both parties agreed to continue discussions with the intention of holding additional meetings at our corporate headquarters.

Throughout April 2008, Mr. Coogan and members of the special committee met with potential strategic and financial partners. In addition, our management provided updated due diligence materials to potential strategic and financial partners.

On April 24, 2008, Mr. Coogan, Ms. Tibey and representatives of Houlihan Lokey met with representatives of Strategic Partner A.  At that meeting, Mr. Coogan updated Strategic Partner A's representatives on the current status of our company's business and the changes he was implementing to our business.

On April 30, 2008, the special committee met to review and discuss the status of recent discussions with Strategic Partner A, Charlesbank and other potential strategic and financial partners.  The special committee decided to continue discussions with Strategic Partner A and Charlesbank and instructed Houlihan Lokey to continue to coordinate meetings between our management and other potential strategic and financial partners.  The special committee also determined to recommend to our board of directors that compensation to members of the special committee, which had been $1,000 per month since November 16, 2007 be increased to $4,000 per month effective as of April 1, 2008.

Between April 30 and May 2, 2008, financial consultants to Charlesbank met with Messrs. Coogan and Gregory to review certain financial information with respect to our company.

Throughout May 2008, we continued to provide potential strategic and financial partners with updated information regarding our company via an online data room.  At the direction of the special committee, Mr. Coogan and representatives of Houlihan Lokey continued to hold meetings with various potential strategic and financial partners.

On May 12, 2008, the special committee met to review the status of discussions with potential strategic and financial partners, including Strategic Partner A.

On May 13, 2008, representatives of Strategic Partner A met with members of our management team—Mr. Coogan, Christopher Froman, then our Senior Vice President of Sales and Marketing, Craig Propst, then our Vice President and Treasurer, Kristi Nelson, our General Counsel, and Matt McGee, our Vice President of Technical Staffing—to discuss their experience, backgrounds and their responsibilities within our company.

Throughout the latter part of May 2008, representatives of Houlihan Lokey continued to provide Strategic Partner A and other potential strategic and financial partners with additional information regarding our company and held numerous calls to facilitate their due diligence efforts.

On May 16, 2008, Mr. Pomeroy sent a letter to our board of directors notifying our board that Charlesbank had withdrawn from further consideration of the Charlesbank/Pomeroy proposal to acquire our company. Charlesbank withdrew from further consideration of the Charlesbank/Pomeroy proposal to acquire our company because as its due diligence progressed, Charlesbank determined that our company's profitability profile did not meet its investment criteria. In his letter to our board of directors, Mr. Pomeroy stated that he intended to pursue alternative financing and that he continued to believe that a sale of our company would be in the best interests of our company and our stockholders and employees.

On May 20, 2008, the special committee received a proposal from Strategic Partner A to acquire our company based on Strategic Partner A's preliminary review of our business under the new management team. The proposal was subject to Strategic Partner A's satisfactory completion of due diligence.

On May 21, 2008, our board of directors received an unsolicited joint proposal from ComVest Investment Partners III LP and Mr. Pomeroy to acquire all of our company's issued and outstanding shares of common stock for $6.00 per share other than such shares already owned by Mr. Pomeroy and his affiliates. We refer to this joint proposal as the ComVest/Pomeroy proposal.

Also on May 21, 2008, the special committee met and discussed the proposal received from Strategic Partner A and the ComVest/Pomeroy proposal.  At that meeting Mr. Waters informed the special committee that because he was not standing for reelection to our board of directors that he would resign from the special committee effective upon the election of directors at our 2008 annual meeting of stockholders on May 29, 2008.  After discussion, the special committee resolved to recommend to our board of directors that, after the resignation of Mr. Waters, the special committee should consist of two members, Ms. Tibey and Mr. Starr, with Ms. Tibey serving as chairperson.

On May 28 and 29, 2008, our board of directors held a regularly scheduled meeting at which it discussed the offer received from Strategic Partner A and the ComVest/Pomeroy proposal.  Mr. Pomeroy recused himself from the portion of the meeting during which these discussions were held.  Our board of directors was supportive of the special committee's continuation of discussions with those parties.  At this meeting, our board of directors also approved an increase in the compensation of members of the special committee from $1,000 per month, which it had been since November 16, 2007, to $3,000 per month effective as of May 1, 2008.

On June 4 and 5, 2008, ComVest's representative met with members of our management team and were provided with an overview of our business, including our company's recent financial performance.

On each of June 11, 2008, June 25, 2008 and July 1, 2008, the special committee met to review the status of discussions with ComVest and the recent financial performance of our company.

Throughout June 2008, we continued to provide information to Strategic Partner A, ComVest and other potential strategic and financial partners.  In addition, members of our management team participated in conference calls to answer questions regarding the information provided.

On July 8, 2008, Mr. Coogan, Mr. Froman, Mr. Kearns and Ms. Tibey met with members of Strategic Partner A's management team to discuss the recent performance of our business, the organization of our sales and marketing department and the upcoming loss of our largest service customer and its potential impact on our business. Houlihan Lokey representatives were also present at this meeting.  Strategic Partner A's management team expressed concern regarding various aspects of our business and informed our company's representatives that it would be revising its proposal to acquire our company.

On July 10, 2008, the special committee received a draft letter agreement containing a revised proposal from Strategic Partner A to acquire all of our company's issued and outstanding shares of common stock for $5.00 per share, subject to the negotiation of a definitive agreement. Strategic Partner A's proposal also provided that we would reimburse Strategic Partner A for its out-of-pocket costs and expenses if we terminated discussions with Strategic Partner A after we signed the letter agreement but before signing a definitive agreement with Strategic Partner A.

On July 11, 2008, the special committee met to review Strategic Partner A's revised proposal and determined that there should be a cap on the amount of out-of-pocket cost and expense reimbursement that our company should be required to pay to Strategic Partner A if we terminated discussions with Strategic Partner A after we signed the letter agreement.  The special committee called a meeting of our board of directors (excluding Mr. Pomeroy) to discuss Strategic Partner A's revised proposal and the special committee's proposed response.

On July 13, 2008, our board of directors (excluding Mr. Pomeroy) held a special meeting at the request of the special committee to review and discuss Strategic Partner A's revised proposal and the special committee's proposed response thereto.  Our board of directors approved of the special committee proposed response to Strategic Partner A's revised proposal.

On July 14, 2008, on behalf of the special committee, representatives of Houlihan Lokey sent to Strategic Partner A a mark-up of the letter agreement reflecting the special committee's response.

On July 16, 2008, the special committee met to discuss Strategic Partner A's proposal received on July 10th and the special committee's response thereto.

On July 17, 2008, Mr. Coogan and Strategic Partner A's representative discussed Strategic Partner A's proposal and agreed to attempt to work towards a resolution of the out-of-pocket cost and expense reimbursement cap.

On July 18, 2008, the special committee received a revised ComVest/Pomeroy proposal to acquire all of our company's issued and outstanding shares of common stock for $4.50 per share other than such shares already owned by Mr. Pomeroy and his affiliates. The letter agreement included a provision requiring us to reimburse ComVest and Mr. Pomeroy for their fees and out-of-pocket expenses incurred in pursing an acquisition of our company if we did not enter into a definitive agreement with ComVest for any reason.

On the same day, the special committee met to discuss the status of negotiations with Strategic Partner A and the revised ComVest/Pomeroy proposal.

On July 21, 2008, on behalf of the special committee, Houlihan Lokey sent ComVest a revised proposal providing for more favorable terms to our company with respect to the expense reimbursement provision.

On July 22, 2008, the special committee received a revised ComVest/Pomeroy proposal containing a revised expense reimbursement provision.

On July 23 and 24, 2008, the special committee met to discuss the current status of the ComVest/Pomeroy proposal and the ongoing negotiations regarding the expense reimbursement issue.

On July 25, 2008, the special committee received a revised ComVest/Pomeroy proposal to acquire all of our company's issued and outstanding shares of common stock for $4.50 per share other than such shares already owned by Mr. Pomeroy and his affiliates.  This proposal included an expense reimbursement provision that the special committee previously rejected. ComVest informed the special committee that its offer would terminate on July 29th, 2008 at 5:00 p.m. (Eastern time).

On July 28, 2008, the special committee met to discuss the ComVest/Pomeroy proposal.  The special committee instructed Houlihan Lokey to send a mark-up of the draft letter agreement to ComVest reflecting more favorable terms to our company with respect to the expense reimbursement provision.

On July 29, 2008, ComVest representatives notified Houlihan Lokey representatives that ComVest would consider its offer terminated if the special committee did not accept the offer on the terms set out in the ComVest/Pomeroy proposal provided to the special committee on July 25, 2008. The special committee did not accept the July 25, 2008 ComVest/Pomeroy proposal.

During August 2008, we continued to provide due diligence information to Strategic Partner A and other potential strategic and financial partners. Mr. Coogan and a Strategic Partner A representative held numerous conference calls discussing a potential transaction and Strategic Partner A's concerns regarding our company.

On August 6, 2008, the special committee provided our board of directors (other than Mr. Pomeroy) with an update on the status of our company's sale process, the timing of a possible transaction with Strategic Partner A and the discussions with ComVest during the previous month.

On August 11, 2008, ComVest sent to Houlihan Lokey a revised proposal to acquire all of our company's issued and outstanding shares of common stock for $6.00 per share other than such shares already owned by Mr. Pomeroy and his affiliates. The revised proposal included an expense reimbursement provision with a lower maximum reimbursement amount compared to the expense reimbursement provision contained in the July 25, 2008 ComVest/ Pomeroy proposal.

On August 12, 2008, the special committee met to discuss the revised ComVest/Pomeroy proposal.  The special committee instructed Houlihan Lokey to provide ComVest with a revised proposal providing for more favorable terms to our company with respect to the expense reimbursement provision. The special committee authorized our management to sign a non-binding letter agreement with ComVest within the parameters of the revised proposal.

On August 13, 2008, ComVest's legal counsel sent a counterproposal to the special committee through Houlihan Lokey. The counterproposal included a revised expense reimbursement provision.

On August 15, 2008, the special committee members discussed the revised ComVest/Pomeroy proposal.

On August 23, 2008, the special committee retained Raymond James & Associates, Inc. with the intent that Raymond James would provide an additional fairness opinion related to the proposals then under consideration in the event of a transaction, if requested.

On August 29, 2008, Strategic Partner A sent the special committee a draft merger agreement through Houlihan Lokey.

On September 2, 2008, the special committee met to discuss issues identified in the initial review of the draft merger agreement sent by Strategic Partner A.  The special committee directed further negotiations with Strategic Partner A's counsel to improve a significant number of material terms of the draft merger agreement, including Strategic Partner A's request to (a) delete the go shop provisions, (b) add more restrictions to our company's activities during the no shop period, (c) add a financing contingency providing for Strategic Partner A's right to terminate the merger agreement without payment of any termination fee if it could not obtain the consent of its primary lender to consummate the merger, and (d) include a $2.7 million termination fee payable to it if we terminated the merger agreement.

On September 3, 2008, the special committee met to review and discuss the status of negotiations and due diligence with Strategic Partner A and ComVest.

On September 3 and 4, 2008, representatives of Strategic Partner A and members of our management, including  members of both companies' sales and marketing, finance, tax, service delivery and information technology systems groups, met to discuss the business and operations of their respective companies.

On September 11, 2008, the special committee met to review and discuss the status of negotiations with Strategic Partner A and a possible extension of the period for reimbursement of expenses to Strategic Partner A to September 30, 2008.

On September 17, 2008, the special committee met to review and discuss the status of negotiations with Strategic Partner A and ComVest.

On September 19, 2008, Ms. Tibey, Mr. Starr and Mr. Coogan held a telephonic meeting with a representative of Strategic Partner A to discuss Strategic Partner A's proposal.  Strategic Partner A's representative stated that Strategic Partner A continued to have concerns about our company's business performance but reiterated Strategic Partner A's desire to acquire our company.  The representatives of our company on the call informed Strategic Partner A's representative that the special committee believed Strategic Partner A's proposed purchase price was too low and requested that Strategic Partner A come back with a revised proposal.

From September 23 to September 26, 2008, representatives of ComVest and its financial advisors held meetings with Mr. Froman, Mr. Propst and members of our finance and sales and marketing organization to review our recent operating performance and financial forecasts.

On September 24, 2008, Strategic Partner A submitted a revised proposal in the form of a revised draft of the proposed merger agreement.  The proposed merger agreement did not include a per share offer price. The special committee met on that same day to discuss Strategic Partner A's revised proposal. The special committee requested that Houlihan Lokey contact Strategic Partner A to discuss the terms of its revised proposal.

On September 25, 2008, Houlihan Lokey representatives spoke with Strategic Partner A's representatives regarding Strategic Partner A's revised proposal. During that conversation, Strategic Partner A's representative informed Houlihan Lokey representatives that Strategic Partner A proposed to acquire our company for $5.30 per share.

Later in the day on September 25, 2008, the special committee met to further discuss Strategic Partner A's proposal. The revised proposal included a significant number of material terms that the special committee requested that Strategic Party A reconsider. The revised proposal contained (a) a no shop period with significant restrictions on our company's activities, (b) a financing contingency providing for Strategic Partner A's right to terminate the merger agreement without payment of any reverse termination fee if it could not obtain the consent of its primary lender to consummate the merger, and (c) a $2.7 million termination fee payable to it if we terminated the merger agreement. The special committee requested that Sheppard Mullin contact Strategic Partner A's counsel to discuss these terms.

On September 26, 2008, the special committee met to review and discuss the status of negotiations with Strategic Partner A and ComVest. The special committee reached a consensus that Strategic Partner A's proposal was at too low a price and had a high deal execution risk due to the contingency for approval of Strategic Partner A's lender, particularly given the uncertainty surrounding the credit market at the time, and the lack of a reverse termination fee. The special committee had requested on multiple occasions that Strategic Partner A provide the special committee with copy of any commitment letters it had obtained. Strategic Partner A had never provided any commitment letters to the special committee.

On September 29, 2008, Mr. Coogan and Mr. Starr had a conference call with ComVest representatives during which the representatives of ComVest informed Mr. Coogan and Mr. Starr that ComVest would not be in a position to commit to a transaction until October 15, 2008 at the earliest.

On October 1, 2008, the special committee met to discuss with representatives of Raymond James its views on valuation of our company and its process for rendering a fairness opinion.

On October 2, 2008, our board of directors held a special meeting to discuss the status of discussions with potential strategic and financial partners. At the beginning of the meeting Mr. Pomeroy advised our board of directors that he and ComVest were very close to being ready to make a proposal to acquire our company without any financing contingency. After this statement, Mr. Pomeroy recused himself from the remainder of the meeting. Our board of directors then discussed Strategic Partner A's proposal and the ComVest/Pomeroy proposal. With respect to Strategic Partner A's proposal, our board of directors discussed (a) the implications of a no shop period when our company was still negotiating with ComVest, (b) Strategic Partner A's financing contingency and the lack of any reverse termination fee if it could not obtain the consent of its primary lender to consummate the merger, and (c) the proposed closing conditions to the transaction. During this meeting, Mr. Starr received via e-mail a revised proposal from ComVest to acquire all of our company's issued and outstanding shares of common stock for $5.125 per share other than such shares already owned by Mr. Pomeroy and his affiliates. ComVest's revised proposal was not subject to any financing contingency. Our board of directors indicated its support for the special committee to continue to negotiate with both Strategic Partner A and with ComVest.

On October 3, 2008, Mr. Starr and Mr. Coogan had a call with Strategic Partner A's representative regarding the status of negotiations and the possibility of completing a transaction before the end of the year, which Strategic Partner A stated was an absolute requirement due to accounting considerations. Strategic Partner A's representative informed Messrs. Starr and Coogan that Strategic Partner A was not willing to alter the terms of its offer and also expressed the view that while Strategic Partner A needed to close a transaction by December 31, 2008, entry into a merger agreement that would facilitate such an early closing presented risks to Strategic Partner A.  The representative informed Mr. Starr and Mr. Coogan that he would need to discuss the risk of attempting to close a transaction before the end of the year with Strategic Partner A's board of directors.

On October 6, 2008, the special committee met to discuss the status of discussions with Strategic Partner A and ComVest.  The special committee met again later on October 6, 2008 to prepare for a special meeting of our board of directors scheduled for later that evening.

In the evening on October 6, 2008, our board of directors held a special meeting at the request of the special committee.  At this meeting, Mr. Pomeroy informed our board of directors that he had withdrawn as a bidder to purchase our company and that he did not intend to proceed with the proposed acquisition of our company with ComVest or any other financial partner. Mr. Pomeroy further stated that he was not actively pursuing an acquisition of our company with any other party at that time, but that he remained committed to enhancing stockholder value. Mr. Starr also informed our board of directors that ComVest advised him that it was no longer pursuing an acquisition of our company with Mr. Pomeroy and that its previous proposal was deemed withdrawn. Mr. Pomeroy and ComVest withdrew their joint proposal because Mr. Pomeroy was willing to pay a higher price for our company than ComVest, and Mr. Pomeroy did not favor moving forward with a transaction proposal limited by the price ComVest was willing to pay. Our board of directors discussed Strategic Partner A's proposal and alternatives available to our company to provide our stockholders with value and liquidity in the form of a cash dividend or an employee stock ownership plan. Our board of directors requested that the special committee continue discussions with Strategic Partner A to seek more favorable terms to our company with respect to the closing conditions and the reverse termination fee.

On October 9, 2008, the special committee met to review and discuss the status of negotiations with Strategic Partner A and requested that Sheppard Mullin send to Strategic Partner A's counsel a mark-up of the proposed merger agreement to reflect more favorable terms to our company with respect to the closing conditions and the reverse termination fee.  On the same day, Mr. Coogan and representatives of the special committee discussed with Strategic Partner A the status of negotiations regarding the proposed merger agreement.

On October 14, 2008, Strategic Partner A's counsel provided Sheppard Mullin with a revised form of proposed merger agreement.

On October 15, 2008, the special committee met to review and discuss the current status of the ComVest/Pomeroy proposal, and Strategic Partner A's revised form of proposed merger agreement, which contained additional conditions and contingencies to closing.

On October 17, 2008, the special committee, Mr. Coogan and Strategic Partner A representatives had a call during which Strategic Partner A representatives informed the special committee that Strategic Partner A would not be moving forward with a formal offer to purchase our company due to the low probability of completing such a transaction before December 31, 2008.

Later that day, the special committee informed Strategic Partner A that the special committee would recommend to our board of directors that the special committee cease further activities and that our management return its full attention to executing against its operating plan to maximize stockholder value.

On October 20, 2008, our board of directors held a special meeting at the request of the special committee. At this meeting, the special committee provided our board of directors with an update on the negotiations since the last board meeting. In light of the end of negotiations with Strategic Partner A and the lack of other offers, the special committee recommended that it terminate its activities and that Houlihan Lokey be advised to not engage in further dialogue with third parties regarding any acquisition of our company. Our board of directors unanimously agreed with this recommendation.

On October 20, 2008, we issued a press release announcing completion of the special committee process and a recommendation that the special committee cease its activities and allow our company to focus exclusively on execution of its operating plan.

On October 28, 2008, Mr. Coogan provided Extension Advisors with a written notice confirming the termination of its consulting engagement with our company.

On November 10, 2008, we issued a press release announcing that Mr. Coogan had decided to resign as our company's president and chief executive officer for family health reasons effective January 5, 2009.  Our board of directors appointed Mr. Froman as our company's president and chief executive officer effective January 5, 2009.

On November 11, 2008, the special committee sent a letter to Houlihan Lokey terminating the letter agreement among the special committee, Houlihan Lokey and our company dated June 5, 2007 effective at the end of the required 30-day notice period.  The special committee did not terminate its agreement with Raymond James because, other than a retainer paid at the time of the initial engagement of Raymond James, our company had no obligations under the agreement with Raymond James unless and until the special committee requested Raymond James to render a fairness opinion.

On December 17, 2008, our board of directors held a special meeting during which Mr. Coogan informed our board of directors that he had been contacted by a representative of Strategic Partner A indicating its continuing interest in a possible strategic acquisition.

On February 18, 2009, Mr. Pomeroy sent our board of directors a non-binding offer to acquire all of our company's issued and outstanding shares of common stock for $4.50 per share other than such shares already owned by Mr. Pomeroy and his affiliates. The offer indicated that in contrast to Mr. Pomeroy's prior offers, he would be the sole equity participant in the acquisition. Mr. Pomeroy also submitted a commitment letter from GE Commercial Distribution Finance, or GECDF, pursuant to which GECDF would provide up to $50,000,000 of financing for the transaction.

On February 19, 2009, at a regular meeting of our board of directors, our board of directors reconstituted the special committee. Our board of directors appointed Ms. Tibey (chairwoman), Mr. Starr and Mr. Coogan as the members of the special committee, and voted to compensate the members of the special committee at a rate of $8,000 per month for up to four months, subject to extension by the board. The reconstituted special committee reengaged Houlihan Lokey as its financial advisor pursuant to an amended and restated engagement letter dated as of February 20, 2009, among the special committee, Houlihan Lokey and, at the request of the special committee, our company.  Mr. Coogan was selected to serve on the special committee because he was knowledgeable about our company's business, he had substantial experience in our industry and with strategic transactions, and he had no affiliation with Mr. Pomeroy. Mr. Coogan assured the board that he would have time to serve on the special committee while continuing to attend to the family health issues that caused him to resign as our company's president and chief executive officer.

On February 20, 2009, we issued a press release acknowledging our receipt of Mr. Pomeroy's non-binding offer.

On February 23, 2009, the special committee met and discussed potential strategic and financial partners that may be interested in a transaction with our company, and our company's business and financial position.

On March 1, 2009, Strategic Partner A informed Houlihan Lokey that Strategic Partner A was interested in recommencing its due diligence investigation of our company.

On March 4, 2009, representatives of Extension Advisors, which had been engaged as Mr. Pomeroy's financial advisor in January 2009, GECDF and Houlihan Lokey, and Mr. Propst had a call to discuss the remaining information required by GECDF before it could submit a final financing term sheet for Mr. Pomeroy.

From March 5, 2009 until March 9, 2009, representatives of Strategic Partner A met with representatives of our company at our corporate headquarters.

On March 5, 2009, Extension Advisors delivered to the special committee a mark-up of the special committee's form of merger agreement reflecting the terms on which Mr. Pomeroy would be willing to acquire the outstanding shares of our common stock not already owned by him and his affiliates.

On March 6, 2009, the special committee met to review and discuss the status of attempts to solicit proposals from other potential strategic and financial partners, the mark-up of the merger agreement submitted by Mr. Pomeroy's advisors, and alternatives to a sale of our company, including a special dividend to our stockholders as a means of delivering stockholder value.

On March 9, 2009, the special committee met to discuss the mark-up of the merger agreement received from Mr. Pomeroy's advisors and terms to include in a mark-up to be sent to Mr. Pomeroy's counsel.

Over the course of the next few weeks, representatives of Houlihan Lokey continued to solicit indications of interest from potential strategic and financial partners on behalf of the special committee while Strategic Partner A continued its due diligence investigation of our company.  Mr. Pomeroy's representatives worked with GECDF on finalizing GECDF's commitment letter to finance Mr. Pomeroy's proposal.

On March 16, 2009, the special committee had a meeting.  At that meeting, representatives of Houlihan Lokey reviewed and discussed with the special committee the status of discussions with potential strategic and financial partners, including Mr. Pomeroy and Strategic Partner A.  The special committee also considered further the possibility of a special dividend to stockholders as a means of delivering stockholder value without selling our company and the feasibility of ceasing SEC reporting and terminating our listing on the Nasdaq Stock Market to control costs and to focus management attention on execution of the company's operating plan.

On March 18, 2009, Mr. Starr received a call from a representative of an institutional shareholder of our company, which we refer to as Financial Partner D, who expressed an interest in a possible acquisition of our company. Mr. Starr informed Houlihan Lokey of this conversation and requested that Houlihan Lokey arrange a meeting between representatives of Financial Partner D and our management.

On March 20, 2009, Houlihan Lokey arranged an introductory meeting between members of our management and Platinum Equity, which had expressed a renewed interest in a possible acquisition of our company.

On March 23, 2009, the special committee had a meeting.  At that meeting, representatives of Houlihan Lokey reviewed and discussed with the special committee the status of discussions with Strategic Partner A, Platinum Equity, Financial Partner D and Mr. Pomeroy's advisors.  Sheppard Mullin also updated the special committee on its call with Mr. Pomeroy's counsel concerning open issues in the merger agreement, including restrictions on our company's operations pending closing, the length of the go shop period, the amount of termination fees payable by us if our board of directors determined to pursue a superior proposal obtained during the go shop period and thereafter, and the amount of reverse termination fees payable by Mr. Pomeroy should he terminate the agreement due to an inability to obtain financing or otherwise.

On March 26, 2009, Strategic Partner A submitted a mark-up of the special committee's proposed form of merger agreement. The mark-up of the merger agreement did not contain a per share purchase price, which Strategic Partner A explained would be forthcoming pending the completion of its audit and tax due diligence of our company.

On March 27, 2009, representatives of Financial Partner D met with our management team at our corporate headquarters.

On March 30, 2009, the special committee had a meeting.  At that meeting, representatives of Houlihan Lokey reviewed and discussed with the special committee the status of negotiations and  Strategic Partner A's mark-up of the merger agreement as compared to the proposed terms contained in Mr. Pomeroy's markup of the special committee's proposed form of merger agreement. Representatives of Sheppard Mullin summarized the key differences between the two mark-ups of the merger agreement and outlined the key open issues in the draft merger agreement received from Strategic Partner A.  The non-financial terms of Mr. Pomeroy's proposed merger agreement were more favorable to our company in most respects.  In addition, the special committee discussed the status of discussions with and the due diligence investigations of, other potential strategic and financial partners.

Between March 30 and April 1, 2009, representatives from Strategic Partner A's financial consultant conducted due diligence at our corporate headquarters and met with members of our management team. In addition, various members of our management team spoke with representatives of Strategic Partner A's financial consultant by telephone.

From April 1, 2009 until April 6, 2009, representatives of Mr. Pomeroy, Strategic Partner A, Platinum Equity and Financial Partner D continued their due diligence investigations of our company.

On April 2, 2009, the special committee had a meeting. At that meeting, representatives of Houlihan Lokey reviewed and discussed with the special committee the status of discussions with potential strategic and financial partners, and Houlihan Lokey's preliminary valuation analysis regarding the merger proposed by Mr. Pomeroy to acquire our company at a purchase price of $4.50 per share.  The preliminary valuation analysis reviewed and discussed on April 2, 2009 was substantially similar to the valuation analysis discussed with the special committee at the September 24, 2009 meeting more fully described beginning on page 50 of this proxy statement, except that the financial analysis reviewed on April 2, 2009 was based on information, including stock prices, available as of March 30, 2009.

From April 2, 2009 until April 14, 2009, Financial Partner D continued its due diligence investigation of our company.

On April 6, 2009, the special committee had a meeting.  At that meeting, representatives of Houlihan Lokey reviewed and discussed with the special committee the status of discussions with the potential strategic and financial partners, including representatives of Mr. Pomeroy, Strategic Partner A, Platinum Equity and Financial Partner D.

On April 7, 2009, representatives from Strategic Partner A informed Houlihan Lokey that based on the results of their tax due diligence, Strategic Partner A was no longer interested in pursuing a transaction with our company. Strategic Partner A's tax advisor identified a number of areas where the tax advisor believed, based on its limited review, that our company might have additional tax liability exposure.

On April 9, 2009, the special committee met to discuss the potential tax exposure identified by Strategic Partner A's tax advisor and the status of our company's ongoing investigation of potential unclaimed property liabilities.  The company disclosed its investigation of potential unclaimed property liabilities in its quarterly report on Form 10-Q filed with SEC on May 18, 2009.  The special committee also discussed the timing and resources required for management to investigate the issues identified by Strategic Partner A's advisor and determine the scope of potential unclaimed property liabilities.

On April 13, 2009, our board of directors met to discuss our management's revised business outlook as well as the status of the special committee's review of strategic alternatives. Our board of directors instructed our management to investigate fully the potential tax exposure identified by Strategic Partner A's tax advisor and continue work to determine the scope of potential unclaimed property liabilities.

On April 14, 2009, Mr. Propst discussed by telephone with Mr. Pomeroy and Extension Advisors the potential tax exposure, the status of our management's investigation of unclaimed property liabilities and management's new financial  projections.

On April 14, 2009, Mr. Froman met with representatives of Platinum Equity to discuss the business and operations of our company.

On April 15, 2009, Platinum Equity submitted a proposal to acquire all of our company's issued and outstanding shares of common stock for $4.75 per share, subject to its satisfactory completion of due diligence, and requested a 30-day exclusivity period.

On April 17, 2009, members of our management and a major accounting firm retained by our company spoke with representatives of Strategic Partner A to obtain an understanding of the potential tax exposure raised by Strategic Partner A's tax advisor.  Representatives of Houlihan Lokey also participated in that call.

On April 20, 2009, representatives from Strategic Partner A confirmed to representatives of Houlihan Lokey that Strategic Partner A could not pursue a transaction with our company until the potential tax exposure and potential unclaimed property liabilities were quantified and addressed.

On April 21, 2009, the special committee met to discuss the proposal from Platinum Equity and the status of management's investigation of potential tax exposure and unclaimed property liabilities. The special committee determined not to grant Platinum Equity the exclusive right to negotiate a transaction.

On April 21, 2009, Platinum Equity agreed to continue due diligence without an exclusivity provision.

During April 2009, Financial Partner D continued its due diligence investigation of our company with members of our management.

Between April 27 and May 1, 2009, Platinum Equity continued its due diligence investigation of our company at our corporate headquarters.

On April 29, 2009, representatives of Sheppard Mullin and Mr. Pomeroy's counsel discussed open issues relating to Mr. Pomeroy's proposed form of merger agreement.  The major open issues were restrictions on our company's operations pending closing, the amount of termination fees payable by us if our board of directors determined to pursue a superior proposal obtained during the go shop period and thereafter, and the amount of reverse termination fees payable by Mr. Pomeroy should he terminate the agreement due to an inability to obtain financing or otherwise.

On May 4, 2009, representatives of Houlihan Lokey, on behalf of the special committee, asked representatives of Strategic Partner A to meet with our management and accounting advisors concerning the potential tax exposure and unclaimed property liabilities. Strategic Partner A declined to meet regarding those issues.

On May 4, 2009, Financial Partner D submitted a proposal to acquire all of our company's issued and outstanding shares of common stock for $4.75 per share, subject to its satisfactory completion of due diligence, an agreement to reimburse its expenses in the event a transaction did not occur, and an agreement to grant it exclusive negotiation rights until August 31, 2009.

On May 5, 2009, Extension Advisors submitted to the special committee a revised proposal on behalf of Mr. Pomeroy to acquire all of our company's issued and outstanding shares of common stock for $4.25 per share other than such shares already owned by Mr. Pomeroy and his affiliates.  The reduction in purchase price was due primarily to the impact of potential tax exposure and unclaimed property liabilities still under investigation by our management.

On May 6, 2009, the special committee met to discuss the status of the negotiations with various potential strategic and financial partners and to receive an update on our management's investigation of potential tax exposure and unclaimed property liabilities. Mr. Propst reported that management, with the assistance of its retained major accounting firm, had reviewed the potential tax exposure and believed that any actual tax liability would be significantly less than initially indicated by Strategic Partner A's tax advisor.  In its consideration of the proposal of Financial Partner D, the special committee determined to decline the requests for reimbursement of expenses and exclusivity.

On May 8, 2009, Sheppard Mullin sent Mr. Pomeroy's counsel a revised proposed form of merger agreement.

On May 12, 2009, Extension Advisors submitted to the special committee a final financing term sheet from GECDF and Mr. Pomeroy's counsel sent to Sheppard Mullin a revised proposed form of merger agreement.

On May 13, 2009, the special committee had a meeting.  At that meeting, representatives of Houlihan Lokey reviewed and discussed with the special committee the status of the negotiations with various potential strategic and financial partners and to receive an update on our management's investigation of potential tax exposure and unclaimed property liabilities.  Our management informed the special committee that, based on its initial analyses, it did not believe any tax exposure or unclaimed property liabilities would be material to any of the company's prior periods.  At such meeting, Mr. Propst advised that management's analyses, assisted by its outside tax advisors, were ongoing, but that research to that date suggested that any potential unrecorded liabilities for taxes or unclaimed property would not affect the reliability of financial statements included in our periodic reports filed with the SEC.  Mr. Propst advised that management would continue to work with its outside advisors, the audit committee of our board of directors, and our independent registered public accounting firm, to finalize its analyses and assessments of the impact of these matters on our historical and future financial statements.  For more information concerning these matters, see "Important Information Regarding Pomeroy IT Solutions, Inc.—Financial Statements" beginning on page 107. Following this discussion, the special committee instructed Houlihan Lokey to contact representatives of Platinum Equity, Financial Partner D and Mr. Pomeroy and ask them to submit their best and final offers by the evening of May 14, 2009 and to include their expectations with respect to the form and timing of a definitive merger agreement.  Furthermore, Houlihan Lokey was instructed to inform each potential purchaser that the special committee would not recommend an offer to acquire our company unless the offer was for $5.00 per share of our company's issued and outstanding common stock or more.

On May 14, 2009, Extension Advisors submitted a revised proposal on behalf of Mr. Pomeroy to acquire all of our company's issued and outstanding shares of common stock for $4.65 per share other than such shares already owned by Mr. Pomeroy and his affiliates.  Mr. Pomeroy's advisors further indicated that he would agree to the inclusion of a "go shop" provision in the merger agreement and could execute a definitive merger agreement within a few days. Mr. Pomeroy's proposal also stated that no further due diligence was required.

In addition, on May 14, 2009, Financial Partner D submitted a proposal to acquire to acquire all of our company's issued and outstanding shares of common stock for $5.00 per share, subject to its satisfactory completion of customer, tax and other business due diligence.  Financial Partner D's proposal also required reimbursement of expenses in the event a transaction does not occur and an eight-week exclusivity period.

Also on May 14, 2009, Platinum Equity submitted a proposal to acquire all of our company's issued and outstanding shares of common stock for $5.00 per share, subject to its satisfactory completion of due diligence and agreement on definitive documentation.  Platinum Equity's proposal also required a two week exclusivity period.

On May 15, 2009, the special committee had a meeting.  At that meeting, representatives of Houlihan Lokey reviewed and discussed with the special committee the status of the various proposals received from Mr. Pomeroy, Financial Partner D and Platinum Equity.

On May 17, 2009, Extension Advisors submitted a revised proposal on behalf of Mr. Pomeroy to acquire all of our company's issued and outstanding shares of common stock for $5.00 per share other than such shares already owned by Mr. Pomeroy and his affiliates.

On May 18, 2009, our board of directors held a special meeting to discuss the status of negotiations with potential financial and strategic partners and management's assessment of the potential tax liabilities and unclaimed property liabilities. All members of our board of directors were present other than Mr. Pomeroy. Representatives of Houlihan Lokey updated our board of directors regarding the status of discussions with the potential strategic and financial partners that remained interested in acquiring the company—Mr. Pomeroy, Financial Partner D and Platinum Equity. The Houlihan Lokey representatives confirmed that all three parties had been advised of the potential tax liabilities and unclaimed property liabilities.  Mr. Pomeroy was willing to accept all risks up to management's estimate of such potential liabilities but the other two parties were not. The Houlihan Lokey representatives also noted that neither Financial Partner D nor Platinum Equity had submitted a mark-up of the proposed form of merger agreement to indicate the terms on which it would agree to acquire our company.  Our board of directors suggested that the special committee, through its advisors, ask Platinum Equity and Financial Partner D if they would be willing to move forward without exclusivity and whether they would be willing to accept a "go shop" provision.  Our board of directors adjourned its meeting to allow for Platinum Equity and Financial Partner D to be contacted.

The special committee instructed Houlihan Lokey to contact representatives of Platinum Equity and Financial Partner D to make the foregoing requests and also to ask each such party to improve its respective offer with a deadline of 6:00 p.m. (Eastern time) on May 18, 2009.  The special committee also instructed Houlihan Lokey to contact Mr. Pomeroy's representatives to ask Mr. Pomeroy to improve his offer and confirm acceptance of the special committee's proposed terms for the merger agreement, with the same deadline for response.

Representatives of Platinum Equity informed representatives of Houlihan Lokey that Platinum Equity would not be able to move forward without exclusivity and would not agree to a "go shop" provision or increase its proposed purchase price.

Representatives of Houlihan Lokey attempted to contact representatives of Financial Partner D throughout the day but were unable to make contact. The special committee did not encourage further attempts to contact Financial Partner D because Financial Partner D was unwilling to remove two terms of its proposal that were unacceptable to the special committee: a requirement to reimburse Financial Partner D's expenses in the event a transaction did not occur, and exclusive negotiation rights until August 31, 2009.

Mr. Pomeroy's advisors informed representatives of Houlihan Lokey and Sheppard Mullin that Mr. Pomeroy had revised his proposal to increase the per share purchase price to $5.02 and would agree to the merger agreement terms requested by the special committee.

Later on May 18, 2009, the special committee met to review and discuss the status of discussions with each party. At the meeting, representatives of Houlihan Lokey reviewed and discussed Houlihan Lokey's financial analysis regarding the merger proposed by Mr. Pomeroy.  The valuation analysis reviewed by Houlihan Lokey with the special committee on May 18, 2009 was substantially similar to the valuation analysis discussed with the special committee at the September 24, 2009 meeting more fully described beginning on page 50 of this proxy statement, except that the valuation analysis reviewed on May 18, 2009 was based on information, including stock prices, available as of May 18, 2009.  At the request of the special committee, Houlihan Lokey rendered its oral opinion (which was subsequently confirmed in writing by delivery of its written opinion dated the same date) with respect to the fairness from a financial point of view to our company's stockholders, other than Mr. Pomeroy, the entities he formed for purposes of acquiring our company and their affiliates, of the consideration to be received by such stockholders in the transaction pursuant to the proposed form of merger agreement with Mr. Pomeroy and the entities he formed for purposes of acquiring our company. The members of the special committee discussed and asked questions regarding the information and analyses reviewed by Houlihan Lokey.  The special committee did not consider reengaging Raymond James or any other financial advisor to provide a fairness opinion in addition to the fairness opinion that Houlihan Lokey would provide in the event of a transaction.  The special committee did not believe the additional expense for a second fairness opinion was justified in light of the additional canvassing of the market Houlihan Lokey had performed at the request of the special committee since the receipt of Mr. Pomeroy's February 18, 2009 proposal.  Upon completing its deliberations, the special committee unanimously resolved to recommend that our board of directors adopt resolutions to approve the proposed Hebron merger agreement and related matters.

Our board of directors reconvened immediately following the May 18, 2009 special committee meeting.  All members of our board of directors were present other than Mr. Pomeroy. Ms. Tibey presented the recommendation of the special committee. At the request of our board of directors, members of the special committee communicated the special committee's reasons for recommending that our board of directors approve the merger agreement. A discussion followed, during which members of our board of directors reviewed the terms of Mr. Pomeroy's proposal and proposed form of merger agreement. Following that discussion, our board of directors unanimously (other than Mr. Pomeroy who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) voted to approve the merger agreement and to recommend that our company's stockholders vote to adopt the Hebron merger agreement.  For convenience and continuity of discussion, references in the balance of this "Background to the Merger" discussion to Mr. Pomeroy include the entities he formed for the purpose of acquiring our company, Hebron LLC and Desert Mountain Acquisition Co.

On May 18 and May 19, 2009, Sheppard Mullin worked with Mr. Pomeroy's counsel to finalize the merger agreement.

Late in the evening on May 19, 2009, Sheppard Mullin and Mr. Pomeroy's counsel exchanged signature pages and we announced the execution of the merger agreement on May 20, 2009 before the opening of trading on the NASDAQ Global Market.  Through the point in this Background to the Merger discussion where we discuss the entry into the first amendment to Hebron merger agreement, we refer to this merger agreement as the Hebron merger agreement.

In accordance with the provisions of the Hebron merger agreement, the special committee directed Houlihan Lokey to solicit and assist the special committee in responding to acquisition proposals from third parties during the go shop period provided for in the Hebron merger agreement. The go shop period began on May 19, 2009 and expired at 12:01 a.m. (Eastern Time) on June 8, 2009.

On May 27, 2009, our board of directors held a regularly scheduled meeting.  At that meeting, our board of directors appointed Richard Press to the special committee to replace Keith Coogan, whose term as a director ended at the annual meeting of stockholders held on that date.

On May 27, 2009 and June 4, 2009, the special committee met to discuss the status of contacts and negotiations with Platinum Equity and Strategic Partner A, and potential interest from two new parties, Strategic Partner B and Financial Partner E.

On June 5, 2009, the special committee received a proposal from Strategic Partner B to purchase our company for $51.0 million, or approximately $5.17 per share of our company's issued and outstanding common stock, contingent upon obtaining financing to consummate the transaction.  At the request of the special committee, Houlihan Lokey representatives informed representatives of Strategic Partner B that a proposal which remained contingent on financing following the execution of a merger agreement could not be a superior proposal under the Hebron merger agreement and therefore could not be accepted by our company either during the go shop period or thereafter.  Representatives of Houlihan Lokey asked representatives of Strategic Partner B to revise the proposal to make clear that a merger agreement with Strategic Partner B would not contain a financing contingency.  Strategic Partner B declined to do so and consequently Strategic Partner B's proposal was not deemed a superior proposal.

On June 7, 2009, our board of directors received a proposal from Platinum Equity to acquire all of our company's issued and outstanding shares of common stock for $5.15 per share.  Platinum Equity provided a proposed merger agreement containing substantially the same terms as the Hebron merger agreement except that, for the circumstances in which a reverse termination fee of either $650,000 or $1.0 million was payable under the Hebron merger agreement, Platinum Equity's proposed merger agreement provided for a $5.0 million reverse termination fee.  Platinum Equity submitted with its proposal an equity commitment letter whereby it agreed to fund the newly formed entity that would enter into a merger agreement with sufficient funds to pay any required reverse termination fee.  The proposal did not state the source of funding for the purchase price but did not contain a financing contingency.

On June 8, 2009 at 12:01 a.m. (Eastern time), the go shop period under the Hebron merger agreement expired.

A few minutes after expiration of the go shop period, our board of directors received a proposal from Financial Partner E to acquire all of our company's issued and outstanding shares of common stock for $5.40 per share, subject to Financial Partner E's completion of due diligence, finalizing its financing and negotiating the terms and conditions of a merger agreement.  Financial Partner E requested two weeks to complete the foregoing activities.

On June 8, 2009, our company and Mr. Pomeroy amended the Hebron merger agreement to clarify its terms so that all outstanding stock options and restricted stock are treated in the merger consistent with the intentions of our board of directors and the committees of our board of directors in granting such awards and in accordance with the instruments governing such awards.

On June 8, 2009, the special committee met to discuss the proposals from Platinum Equity, Strategic Partner B and Financial Partner E.  The special committee determined that the proposals from Strategic Partner B and Financial Partner E were not reasonably likely to lead to a superior proposal because of the uncertainty of financing involved in both proposals.  Our board of directors could not determine that Financial Partner E's proposal was reasonably likely to lead to a superior proposal because its proposal was subject to financing and Financial Partner E was unable to assure our board of directors that its definitive proposal would not have a financing contingency.  The terms of the Hebron merger agreement precluded any proposal subject to a financing contingency from being deemed a superior proposal.  The special committee determined that the proposal by Platinum Equity was reasonably likely to lead to a superior proposal because of the higher per share price offered and the higher reverse termination fee, and that accordingly, Platinum Equity was an "excluded party" under the terms of the Hebron merger agreement.

On June 9, 2009, we notified Mr. Pomeroy's advisors in accordance with the merger agreement that Platinum Equity was the only "excluded party" under the terms of the Hebron merger agreement.

On June 10, 2009, the special committee met to discuss Platinum Equity's proposal. At that meeting, the special committee recommended that our board of directors determine that Platinum Equity's proposal was a superior proposal relative to the terms of the Hebron merger agreement because Platinum Equity had provided evidence of substantial financial resources, its proposal to acquire our company was at a higher price per share as compared to price per share in the Hebron merger agreement and its proposal provided for a higher reverse termination fee.

Immediately following the meeting of the special committee, our board of directors met to discuss Platinum Equity's proposal.  All members of our board of directors were present other than Mr. Pomeroy. Ms. Tibey presented the special committee's recommendation and stated the reasons for such recommendation.  Our board of directors discussed Platinum Equity's proposal and directors asked questions concerning the process should our board of directors determine that Platinum Equity's proposal was a superior proposal.  Our board of directors acknowledged that Financial Partner E's proposal reflected a higher price than Platinum Equity's proposal, but in light of the two weeks required by Financial Partner E, uncertainty concerning Financial Partner E's due diligence and ability to obtain financing, and uncertainty as to whether Financial Partner E's price would be reduced in light of the higher  termination fee we would have to pay under the Hebron merger agreement for a termination with a party other than an "excluded party," the sense of our board of directors was that delaying the determination that Platinum Equity's proposal was a superior proposal would not be in the best interests of our stockholders.  Following discussion, our board of directors unanimously (other than Mr. Pomeroy) voted to determine that Platinum Equity's proposal was a superior proposal and to give notice to Mr. Pomeroy that our board intended to withdraw its recommendation that our company's stockholders vote to adopt the Hebron merger agreement.

Our company then notified Mr. Pomeroy of our board of directors' determinations.  Pursuant to the terms of the Hebron merger agreement, that notice commenced a three-business day period during which our company was required to negotiate in good faith with Mr. Pomeroy to make such adjustments to the terms and conditions of the Hebron merger agreement such that Platinum Equity's proposal would no longer be a superior proposal.

On June 15, 2009, the special committee received from Mr. Pomeroy's advisors a proposed second amendment to the Hebron merger agreement increasing the purchase price for our company's issued and outstanding shares of common stock not already owned by Mr. Pomeroy and his affiliates to $5.50 per share, and a revised commitment letter from GECDF acknowledging the higher purchase price.  Mr. Pomeroy's advisors stated in the transmittal e-mail that Mr. Pomeroy's revised proposal was superior to Platinum Equity's proposal and should result in Platinum Equity's proposal no longer being deemed a superior proposal.

Mr. Pomeroy's proposed second amendment removed the unrestricted right of our company to continue to negotiate with Platinum Equity as an "excluded party" and removed the reduced termination fee applicable to a determination to accept a superior proposal from Platinum Equity as an "excluded party." Mr. Pomeroy's proposed second amendment also increased the termination fee applicable to other circumstances where our board of directors is permitted to withdraw its recommendation to stockholders to adopt the merger agreement from $1,958,356 to $2,145,844. The increased termination fee was approximately 4% of the increased equity value of our company implied by the $5.50 per share purchase price.

On June 15, 2009, a representative of Sheppard Mullin sent an e-mail to Mr. Pomeroy's counsel expressing uncertainty that our board of directors could remove the unrestricted right to negotiate with Platinum Equity and the reduced termination fee applicable to a transaction with Platinum Equity consistent with our board of directors' fiduciary duties.  Mr. Pomeroy's counsel responded by conveying Mr. Pomeroy's agreement to withdraw the requests for amendments of the provisions relating to Platinum Equity as an "excluded party."

On June 16, 2009, Platinum Equity sent a letter to Mr. Press as chairman of our board of directors stating reasons why it believed its proposal remained a superior proposal.  The letter stated that a transaction with Platinum Equity was more likely to close as a result of the higher reverse termination fee Platinum Equity would be required to pay for certain terminations and would likely close more quickly than a transaction with Mr. Pomeroy as a result of the increased regulatory requirements associated with a transaction with an affiliate.

On June 16, 2009, the special committee met to discuss Mr. Pomeroy's proposed form of second amendment to the Hebron merger agreement and the letter received from Platinum Equity. The special committee discussed the financial requirements necessary to support Mr. Pomeroy's increased purchase price.  Representatives of Houlihan Lokey updated the special committee with respect to discussions with representatives of GECDF relating to GECDF's revised commitment letter.  The special committee concluded that Mr. Pomeroy would have the financial capability to pay the increased purchase price.  The special committee unanimously determined that if Platinum Equity did not improve the purchase price for its offer, it would recommend to our board of directors that Platinum Equity's proposal no longer constituted a superior proposal.

Later on June 16, 2009, our board of directors met to discuss Mr. Pomeroy's proposed form of second amendment to the Hebron merger agreement.  All members of our board of directors were present other than Mr. Pomeroy.  The special committee with the assistance of its financial and legal advisors, reviewed the negotiation process that had occurred following the June 10, 2009 meeting of our board of directors.  Ms. Tibey then presented the special committee's recommendation and stated the reasons for such recommendation.  Our board of directors discussed the likelihood that a transaction with Mr. Pomeroy would close.  Our board of directors considered the withdrawals in 2008 of proposals by Charlesbank and ComVest which were partnering with Mr. Pomeroy.  The directors discussed that for this transaction, no equity sponsor would be involved in the merger, and that in each of the two prior transactions, the equity sponsors withdrew during due diligence and prior to negotiation or execution of a merger agreement.  Additionally, Mr. Pomeroy's lender, GECDF, had completed its due diligence over a four month period, renewed its commitment letter following Mr. Pomeroy's increased purchase price, and is familiar with our company through provision of our credit facility for many years. Following discussion, our board of directors determined to request that Houlihan Lokey and Sheppard Mullin notify Platinum Equity's financial and legal representatives, respectively, that unless Platinum Equity improved its purchase price prior to our board's vote at a meeting our board scheduled for 11 p.m. (Eastern time) on June 16, 2009, the sense of our board of directors was that Platinum Equity's proposal would cease to be a superior proposal and our board would approve Mr. Pomeroy's second amendment to the Hebron merger agreement.

The special committee reconvened its meeting the evening of June 16, 2009.  At the time of reconvening the meeting, Platinum Equity had not submitted a revised proposal.  The special committee commenced discussions and prepared to vote on a motion to recommend that our board of directors determine that Platinum Equity's proposal was no longer a superior proposal.  Prior to the vote, Platinum Equity's advisors sent a revised proposed merger agreement increasing the purchase price to $5.40 per share.  The revised proposal included a letter from Platinum Equity stating that it believed its revised proposal was superior to Mr. Pomeroy's proposal reflected in the proposed form of second amendment to the Hebron merger agreement, despite the lower proposed per share purchase price, because Platinum Equity had greater financial resources than Mr. Pomeroy and Platinum Equity was offering a higher reverse termination fee. The special committee discussed Platinum Equity's revised proposal and unanimously recommended that our board of directors determine that Platinum Equity's revised proposal was a superior proposal due primarily to the higher reverse termination fee.

Immediately following the special committee meeting, our board of directors met.  All members of our board of directors were present other than Mr. Pomeroy.  Ms. Tibey summarized the recommendation of the special committee.  Our board of directors discussed potential timing advantages of a transaction with Platinum Equity.  Our board of directors discussed at length balancing the $0.10 higher per share purchase price that Mr. Pomeroy was offering against the higher reverse termination fee that Platinum Equity was offering.  Following such discussion, our board of directors concluded that the greater certainty of closing a transaction with Platinum Equity due to the greater incentive of a $5.0 million reverse termination fee outweighed the $0.10 per share purchase price difference.  Accordingly, our board of directors unanimously (other than Mr. Pomeroy) voted to determine that Platinum Equity's revised proposal was a superior proposal and to give notice to Mr. Pomeroy that our board intended to withdraw its recommendation that our company's stockholders vote to adopt the Hebron merger agreement.

Our company notified Mr. Pomeroy of our board of directors' determinations.  Pursuant to the terms of the Hebron merger agreement, the material amendment of Platinum Equity's proposal commenced a new three-business day period during which our company was required to negotiate in good faith with Mr. Pomeroy to make such adjustments to the terms and conditions of the Hebron merger agreement such that Platinum Equity's revised proposal would no longer be a superior proposal.

On June 17, 2009, the special committee received from Mr. Pomeroy's advisors a revised proposed second amendment to the Hebron merger agreement increasing the purchase price for our company's issued and outstanding shares of common stock not already owned by Mr. Pomeroy and his affiliates to $6.00 per share.  Mr. Pomeroy's advisors stated in the transmittal e-mail that Mr. Pomeroy's revised proposal was superior to Platinum Equity's revised proposal and should result in Platinum Equity's proposal no longer being deemed a superior proposal, and that the GECDF commitment letter that was provided to the special committee on June 15, 2009 was still valid and sufficient to support the $6.00 purchase price.  Mr. Pomeroy's revised proposed second amendment did not further increase the termination fees payable by our company applicable to circumstances where our board of directors is permitted to withdraw its recommendation to stockholders to adopt the merger agreement.  Such amount remained at $2,145,844 despite the increased per share purchase price.

From June 17, 2009 through June 20, 2009, members of the special committee had various discussions with each other and with representatives of Houlihan Lokey and Sheppard Mullin. The special committee instructed Houlihan Lokey to contact (a) Mr. Pomeroy's representatives to encourage Mr. Pomeroy to revise his proposed amendment to the initial merger agreement to include a higher reverse termination fee, (b) GECDF to confirm that its commitment letter supported Parent's $6.00 purchase price and (c) Platinum Equity to encourage it to submit a proposal with a higher per share purchase price.

On June 18, 2009, Platinum Equity sent a letter to Mr. Press as chairman of our board of directors stating that it believed its June 16, 2009 proposal was superior to Mr. Pomeroy's June 17, 2009 proposal, despite the lower proposed per share purchase price. Platinum Equity expanded on the reasons it had provided in its letter of June 16, 2009 by stating that Mr. Pomeroy had withdrawn from negotiations to acquire our company on two prior occasions, and asserting its view that the lower reverse termination fee offered by Parent and Mr. Pomeroy indicated a lack of confidence by Mr. Pomeroy in being able to close a transaction.  Platinum Equity also stated its view that it is currently difficult to obtain credit, and the failure to close a transaction with Mr. Pomeroy due to unavailability of financing or another reason could have a detrimental effect on our company's stock price.

On June 20, 2009, Mr. Pomeroy, through his advisors, sent a letter to our board responding to the letter from Platinum Equity. Mr. Pomeroy also expressed his view that Platinum Equity's proposal had a lower certainty to close because Platinum Equity's commitment was limited to funding the newly formed entity that would enter into a merger agreement with sufficient funds to pay any required reverse termination fee and was not a commitment to fund the newly formed entity's obligations to pay the purchase price.

On June 20, 2009, the special committee met to review and discuss Mr. Pomeroy's revised proposed second amendment to the Hebron merger agreement.  At that meeting the special committee was informed of the letters received by our board of directors from Platinum Equity and Mr. Pomeroy, neither of which modified their pending proposals.  Houlihan Lokey representatives also updated the special committee regarding their discussions with GECDF and Mr. Pomeroy's representatives regarding the financing and other funds expected to be used to fund the purchase of our common stock in the merger. The special committee discussed the key differences between the two proposals – the differences between the per share purchase price and the differences between the reverse termination fees. Representatives of Houlihan Lokey then reviewed Houlihan Lokey's financial analyses with respect to our company and Mr. Pomeroy's proposal to acquire our company at a purchase price of $6.00 per share pursuant to the revised proposed second amendment.  The valuation analysis reviewed by Houlihan Lokey with the special committee on June 20, 2009 was substantially similar to the valuation analysis discussed with the special committee at the September 24, 2009 meeting more fully described beginning on page 50 of this proxy statement, except that the valuation analysis reviewed on June 20, 2009 was based on information, including stock prices, available as of June 19, 2009.  At the request of the special committee, Houlihan Lokey rendered its oral opinion (which was subsequently confirmed in writing by delivery of its written opinion dated the same date) with respect to the fairness from a financial point of view to our company’s stockholders, other than Mr. Pomeroy, the entities he formed for purposes of acquiring our company and their affiliates, of the consideration to be received by such stockholders in the transaction pursuant to the Hebron merger agreement as amended by the proposed second amendment. Upon completing deliberations, the special committee resolved to recommend that our board of directors determine that Platinum Equity's proposal of June 16, 2009 was no longer a superior proposal and approve Mr. Pomeroy's proposed second amendment with the $6.00 per share purchase price.

Immediately following the meeting of the special committee, our board of directors (excluding Mr. Pomeroy) met and received the recommendation of the special committee. At the request of our board of directors, members of the special committee communicated the special committee's reasons for recommending that our board of directors approve Mr. Pomeroy's proposed amendment to the initial merger agreement. A discussion followed during which members of our board of directors reviewed the terms of Mr. Pomeroy's proposed amendment to the initial merger agreement. Following that discussion, our board of directors unanimously (other than Mr. Pomeroy who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) voted to approve the proposed second amendment to the Hebron merger agreement and to recommend that our company's stockholders vote to adopt the Hebron merger agreement, as so amended.

At the request of the special committee, representatives of Houlihan Lokey contacted Platinum Equity's financial representatives to inform them of our board of directors' decision.

Following negotiation of certain non-material changes to the proposed second amendment to the Hebron merger agreement, our company and Mr. Pomeroy executed the second amendment late in the day on June 21, 2009, with an effective date of June 20, 2009.  We announced such execution on June 22, 2009 before the opening of trading on the NASDAQ Global Market.

For convenience and continuity of discussion, we refer to the Hebron merger agreement, as amended by the second amendment, as the Hebron merger agreement for the balance of this Background to the Merger discussion.

On August 24, 2009, we filed Amendment No. 1 to our Form 10-K for the year ended January 5, 2009, Amendment No. 1 to our Form 10-Q for the quarter ended April 5, 2009 and our Form 10-Q for the quarter ended July 5, 2009.  Each of these reports reflected the restatements of our financial statements resulting from errors in our historical accounting treatment since 1991 of certain aged trade credits in the ordinary course of business.  These errors were discovered in the course of our investigation of potential liabilities for taxes and unclaimed properties.  For more information concerning these matters, see "Important Information Regarding Pomeroy IT Solutions, Inc.—Financial Statements" beginning on page 107.  We also held a conference call and questions and answer session open to the public regarding the second quarter 2009 results.  Our senior management and Ms. Tibey of the special committee participated in that call.

On August 25, 2009, a representative of Platinum Equity told Ms. Tibey that representatives of Platinum Equity had listened to the conference call held the day prior and discussed the same.  The Platinum Equity representative did not indicate an intent to submit a revised proposal and expressed concerns about the costs of doing so in light of our company's obligations to negotiate with Mr. Pomeroy to make such adjustments to the terms and conditions of the Hebron merger agreement as would enable our board of directors to proceed with its recommendation of the Hebron merger agreement and the merger and not determine that Platinum Equity's proposal, if any, is a superior proposal.

On August 31, 2009, Platinum Equity sent an e-mail to Ms. Tibey and to representatives of Houlihan Lokey and Sheppard Mullin stating that after having reviewed our company's second quarter results of operations, Platinum Equity desired to perform additional diligence with a view toward submitting a proposal for our company. That email also asked if Platinum Equity could provide our company with a diligence request list. At the special committee's request, a representative of Houlihan Lokey informed Platinum Equity that it could provide the diligence request list. Later that day Platinum Equity sent the diligence request list.

On September 1, 2009, the special committee met to discuss the e-mail received from Platinum Equity and the diligence request list.  At that meeting, the special committee discussed that the Hebron merger agreement permitted our company to provide diligence materials to Platinum Equity and decided it would be in the best interests of our unaffiliated stockholders to provide Platinum Equity with the diligence materials it requested.  The special committee instructed Houlihan Lokey to contact Platinum Equity's representatives to inform them that our management would be providing the diligence materials it requested.

At the special committee's request, on September 1, 2009, a Houlihan Lokey representative informed Platinum Equity that our company would attempt to provide the diligence materials requested to Platinum Equity by the end of that week and suggested that representatives of the parties have a call early the following week to discuss the materials provided and the company's business.

On September 2, 2009, at the special committee's request, a Houlihan Lokey representative communicated with Platinum Equity regarding a proposed timeline for Platinum Equity to submit a proposal for our company. If Platinum Equity received the diligence materials it requested by the end of that week and representatives of Platinum Equity and our company had a call on Tuesday of the following week, Platinum Equity was requested to make a proposal by the evening of September 9, 2009.

On September 8, 2009, members of our management had a call with representatives of Platinum Equity to discuss the materials provided and our company's business. Representatives of Houlihan Lokey also participated in that call.

On September 9, 2009, a Platinum Equity representative informed a Houlihan Lokey representative that Platinum Equity would continue to discuss internally whether to submit a proposal, and if it intended to do so, it would submit a proposal by the evening of September 10, 2009.

On September 10, 2009, Platinum Equity submitted a proposal to acquire all of our company's issued and outstanding shares of common stock for $6.25 per share.  Platinum Equity provided a proposed merger agreement containing substantially the same terms as the Hebron merger agreement except that in the circumstances in which a reverse termination fee of either $650,000 or $1.0 million was payable under the Hebron merger agreement, Platinum Equity's proposed merger agreement provided for a $5.0 million reverse termination fee. Platinum Equity submitted with its proposal an equity commitment letter whereby Platinum Equity Capital Partners II, L.P. agreed to fund the newly formed entity that would enter into a merger agreement with sufficient funds to pay any required reverse termination fee. The equity commitment letter stated that no third parties, which include our company, have any rights under the equity commitment letter. The proposed merger agreement also provided for a $2.5 million termination fee in the event our company terminated a merger agreement with Platinum Equity. The $2.5 million termination fee was approximately 4% of the increased equity value of our company implied by the $6.25 per share purchase price. Platinum Equity's proposal did not state the source of funding for the purchase price but did not contain a financing contingency.

On September 11, 2009, Mr. Starr resigned from the special committee because of his temporary relocation to Somalia for charitable work.

During the morning of September 11, 2009, the special committee, composed of Ms. Tibey and Mr. Press as a result of Mr. Starr's resignation, met to discuss Platinum Equity's proposal.  Following that meeting, at the special committee's request, Ms. Tibey and a Houlihan Lokey representative spoke with a Platinum Equity representative regarding its proposal. Following that conversation, Platinum Equity sent a letter to Ms. Tibey stating that Platinum Equity believed the terms of its proposal were superior to the terms of the Hebron merger agreement, Platinum Equity was committed to closing a transaction to purchase our company, its diligence was complete, it required no financing contingency and it was committed to investing in the IT product and distribution space. The letter also stated that Platinum Equity believed that the transaction to purchase our company could close in October.

During the afternoon of September 11, 2009, representatives of counsel for Mr. Pomeroy contacted a representative of Sheppard Mullin to state the reasons why Mr. Pomeroy believed that Platinum Equity's proposal was not a superior proposal.  These reasons included the following assessments by Mr. Pomeroy: $6.25 was not a high enough price to justify what he perceived as added deal completion risk, the damage to the company if Platinum Equity did not close would be greater than $5.0 million, Platinum Equity had not stated how it proposes to finance the transaction, Mr. Pomeroy's financing from GECDF would be more assured than any financing Platinum Equity would contemplate, the SEC review process associated with a proxy statement amended to reflect the Platinum merger agreement would be more uncertain than completion of the review process for the proxy statement and Schedule 13E-3 reflecting the Hebron merger agreement, the mutual termination right if the merger did not close before November 16, 2009 created significant risk in the context of a new merger agreement and uncertain SEC review process, our company's management may have interests in a transaction with Platinum Equity not shared by other shareholders, entry into a new merger agreement could have adverse effects on pending litigation or lead to new litigation, and the $5.0 million reverse termination fee would not be a significant deterrent given Platinum Equity's financial resources.

At 9:00 p.m. Eastern time on September 11, 2009, the special committee met to further discuss Platinum Equity's proposal. The meeting was adjourned to join the meeting of our board of directors called for 9:15 p.m. to receive the recommendation of the special committee regarding Platinum Equity's proposal. All members of our board of directors were present other than Mr. Pomeroy. At this board meeting, our board appointed Michael A. Ruffolo to the special committee to fill the vacancy created by Mr. Starr's resignation.  The special committee informed our board that it needed additional time to discuss Platinum Equity's proposal before it could give a recommendation and asked that the board meeting be adjourned until later that evening.  The board meeting was adjourned and the special committee reconvened to continue to discuss Platinum Equity's proposal.  At the reconvened special committee meeting, the special committee unanimously recommended that our board of directors determine that Platinum Equity's proposal was a superior proposal primarily because Platinum Equity had provided evidence of substantial financial resources, its proposal to acquire our company was at a higher price per share as compared to price per share in the Hebron merger agreement and its proposal provided for a higher reverse termination fee.

Immediately following the meeting of the special committee, our board of directors meeting was reconvened to receive the recommendation of the special committee.  All members of our board of directors were present other than Mr. Pomeroy. Ms. Tibey presented the special committee's recommendation and stated the reasons for such recommendation.  Our board of directors discussed Platinum Equity's proposal and directors asked questions concerning the process should our board of directors determine that Platinum Equity's proposal was a superior proposal.  Following discussion, our board of directors unanimously (other than Mr. Pomeroy who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) voted to determine that Platinum Equity's proposal was a superior proposal and to give notice to Mr. Pomeroy that our board intended to withdraw its recommendation that our company's stockholders vote to adopt the Hebron merger agreement.  Our board of directors expressed in its deliberations concern over our company's recourse should Parent terminate the Platinum merger agreement.  Noting the three-business day negotiating period that would follow the board's determination that Platinum Equity's proposal was a superior proposal, our board asked representatives of Houlihan Lokey and Sheppard Mullin, on behalf of the special committee, to consider and attempt to negotiate with Platinum Equity increased assurance of recourse to the agreed reverse termination fee.

Our company then notified Mr. Pomeroy of our board of directors' determinations.  Pursuant to the terms of the Hebron merger agreement, that notice commenced a three-business day period during which our company was required to negotiate in good faith with Mr. Pomeroy to make such adjustments to the terms and conditions of the Hebron merger agreement such that Platinum Equity's proposal would no longer be a superior proposal.  Late in the evening of September 11, 2009, a representative of Sheppard Mullin contacted Platinum Equity's counsel and conveyed our board of directors' concern about recourse under the equity commitment letter.

From September 11, 2009 to September 16, 2009, Sheppard Mullin, on behalf of the special committee, negotiated with counsel for Platinum Equity the final terms of a merger agreement, including provisions relating to our company's recourse to the reverse termination fee.  Those negotiations resulted in additional representations, warranties and covenants relating to Parent's liabilities and business activities pending the merger.

On September 16, 2009, the special committee received from Mr. Pomeroy's advisors a proposed third amendment to the Hebron merger agreement which amendment proposed increasing the purchase price for our company's issued and outstanding shares of common stock not already owned by Mr. Pomeroy and his affiliates to $6.27 per share.  Mr. Pomeroy's advisors stated in the transmittal e-mail that because Mr. Pomeroy and GECDF continued to be fully committed to financing the transaction at the $6.27 per share purchase price, and because of the purported timing advantages for the Hebron merger agreement, the proposed third amendment was superior to Platinum Equity's lower offer of $6.25 per share.  Mr. Pomeroy's proposed third amendment also increased the termination fees payable by our company applicable to circumstances where our board of directors is permitted to withdraw its recommendation to stockholders to adopt the Hebron merger agreement.  Under the proposed third amendment, such amounts were $1,230,000 with respect to excluded parties and $2,460,000 with respect to all other parties. The $2,460,000 termination fee was approximately 4% of the increased equity value of our company implied by the $6.27 per share purchase price.

Shortly after receiving Mr. Pomeroy's proposed third amendment, a representative of the special committee and a Houlihan Lokey representative spoke with a Platinum Equity representative regarding the proposed third amendment. Following that conversation, Platinum Equity submitted a revised proposal to acquire all of our company's issued and outstanding shares of common stock for $6.35 per share. The revised proposal included substantially similar terms as Platinum Equity's proposal submitted on September 10, 2009, and reflected the additional representations, warranties and covenants relating to Parent's liabilities and business activities pending the merger.

At 8:00 p.m. Eastern time on September 16th, the special committee met to discuss Mr. Pomeroy's proposed third amendment and Platinum Equity's $6.35 per share proposal. After completing its discussions, the special committee instructed Houlihan Lokey to contact Platinum Equity to encourage it to improve its proposal in advance of the board meeting called for later that evening.

The special committee met again at 11:00 p.m. Eastern time on September 16, 2009. At this meeting, Houlihan Lokey representatives updated the special committee regarding their discussions with Platinum Equity following the 8:00 p.m. Eastern time special committee meeting. The special committee also discussed the differences between the two proposals including the differences between the per share purchase price and the reverse termination fees.  Upon completing discussions, the special committee unanimously recommended that our board of directors determine that Platinum Equity's proposal was a superior proposal primarily because its proposal to acquire our company was at a higher price per share as compared to price per share in the Hebron merger agreement and Platinum Equity's proposal provided for a higher reverse termination fee.

At 12:01 a.m. Eastern time on September 17, 2009, our board of directors met to receive the recommendation of the special committee regarding Mr. Pomeroy's proposed third amendment and Platinum Equity's proposal.  All members of our board of directors were present other than Mr. Pomeroy and Mr. Starr.  Ms. Tibey presented the special committee's recommendation and stated the reasons for such recommendation.  Our board of directors discussed Platinum Equity's proposal and Mr. Pomeroy's proposed third amendment.  Following discussion, all of our directors present at the meeting unanimously voted to determine that Platinum Equity's proposal was a superior proposal and to give notice to Mr. Pomeroy that our board intended to withdraw its recommendation that our company's stockholders vote to adopt the Hebron merger agreement.

Our company then notified Mr. Pomeroy of our board of directors' determinations.  Pursuant to the terms of the Hebron merger agreement, that notice commenced a three-business day period during which our company was required to negotiate in good faith with Mr. Pomeroy to make such adjustments to the terms and conditions of the Hebron merger agreement such that Platinum Equity's proposal would no longer be a superior proposal.

On September 22, 2009, the special committee received from Mr. Pomeroy's advisors a revised proposed third amendment to the Hebron merger agreement which amendment increased the purchase price for our company's issued and outstanding shares of common stock not already owned by Mr. Pomeroy and his affiliates to $6.37 per share.  Mr. Pomeroy's advisors stated in the transmittal e-mail that because Mr. Pomeroy and GECDF continued to be fully committed to financing the transaction at the $6.37 per share purchase price and the purported timing advantages of the Hebron merger agreement, the proposed third amendment was superior to Platinum Equity's lower offer of $6.35 per share.

Shortly after receiving Mr. Pomeroy's proposed third amendment, a representative of the special committee and a Houlihan Lokey representative spoke with a Platinum Equity representative regarding the proposed third amendment. Following that conversation, Platinum Equity submitted a revised proposal to acquire all of our company's issued and outstanding shares of common stock for $6.50 per share. The revised proposal included a form of equity commitment letter similar to the form included in Platinum Equity's previous proposals and a proposed form of merger agreement similar to the proposed form of merger agreement Platinum Equity submitted with its proposal on September 16, 2009, except that the termination fee was increased to $2.6 million, representing 4.02% of the increased equity value of our company implied by the increased purchase price.

At 6:45 p.m. Eastern time on September 22, 2009, the special committee met to discuss Mr. Pomeroy's revised proposed third amendment and Platinum Equity's $6.50 per share proposal. The special committee discussed the equity commitment letter and our company's recourse should Parent decline to close despite our company satisfying all of the closing conditions.  After completing its discussions, the special committee unanimously recommended that our board of directors determine that Platinum Equity's proposal was a superior proposal primarily because its proposal to acquire our company was at a higher price per share as compared to price per share in the Hebron merger agreement and Platinum Equity's proposal provided for a higher reverse termination fee.

At 10:00 p.m. Eastern time on September 22, 2009, our board of directors met to receive the recommendation of the special committee regarding Mr. Pomeroy's proposed third amendment and Platinum Equity's proposal.  All members of our board of directors were present other than Mr. Pomeroy and Mr. Starr.  Ms. Tibey presented the special committee's recommendation and stated the reasons for such recommendation.  Our board of directors discussed Platinum Equity's proposal and Mr. Pomeroy's proposed third amendment.  Following discussion, all of our directors present at the meeting voted to determine that Platinum Equity's proposal was a superior proposal and to give notice to Mr. Pomeroy that our board intended to withdraw its recommendation that our company's stockholders vote to adopt Hebron the merger agreement.

Our company then notified Mr. Pomeroy of our board of directors' determinations.  Pursuant to the terms of the Hebron merger agreement, that notice commenced a three-business day period during which our company was required to negotiate in good faith with Mr. Pomeroy to make such adjustments to the terms and conditions of the Hebron merger agreement such that Platinum Equity's proposal would no longer be a superior proposal.

On September 23, 2009, Mr. Pomeroy, through his counsel, notified Sheppard Mullin that Mr. Pomeroy had determined not to further negotiate the terms of the Hebron merger agreement and that he would not object if our board of directors made its decision between Platinum Equity's $6.50 per share purchase price proposal and his proposed third amendment which reflected a $6.37 per share purchase price prior to the expiration of Mr. Pomeroy's three business-day negotiating period. The communication from Mr. Pomeroy's counsel reiterated that Mr. Pomeroy did not believe that Platinum Equity's proposal constituted a superior proposal.

On September 24, 2009, the special committee met to review and discuss Mr. Pomeroy's proposed third amendment to the Hebron merger agreement and Platinum Equity's proposal.  The special committee discussed the key differences between the two proposals – the per share purchase price and the reverse termination fees. A representative of Houlihan Lokey then reviewed Houlihan Lokey's financial analyses with respect to our company and Platinum Equity's proposal to acquire our company at a purchase price of $6.50 per share.  At the request of the special committee, Houlihan Lokey then rendered its oral opinion (which was subsequently confirmed in writing by delivery of its written opinion dated the same date) to the effect that, as of September 24, 2009, subject to certain assumptions, qualifications and limitations, the consideration to be received by the unaffiliated stockholders in the transaction pursuant to the terms of the draft form of the Platinum merger agreement was fair to such unaffiliated stockholders from a financial point of view. For purposes of its September 24, 2009 opinion, Houlihan Lokey defined the unaffiliated stockholders as the holders of our common stock, other than Parent, MergerSub and their affiliates. Upon completing deliberations, the special committee resolved to recommend that our board of directors approve our company entering into the Platinum merger agreement and terminating the Hebron merger agreement.

Immediately following the meeting of the special committee, our board of directors met and received the recommendation of the special committee. All of the directors were present other than Mr. Starr and Mr. Pomeroy. At the request of our board of directors, members of the special committee communicated the special committee's reasons for recommending that our board of directors approve our company entering into the Platinum merger agreement. A discussion followed during which members of our board of directors reviewed the terms of Platinum merger agreement. Following that discussion, all of the directors present voted to approve the Platinum merger agreement and to recommend that our company's stockholders vote to adopt that agreement.  Mr. Starr subsequently communicated his concurrence with the board's recommendations.

At the request of the special committee, representatives of Houlihan Lokey contacted Platinum Equity's representatives and representatives of Sheppard Mullin contacted Mr. Pomeroy's legal advisors to inform them of our board of directors' decision.

During the evening of September 24, 2009 and the morning of September 25, 2009, representatives of Sheppard Mullin worked with representatives of Platinum Equity's counsel and Mr. Pomeroy's counsel to finalize the terms of the Platinum merger agreement and the termination of the Hebron merger agreement.

On September 25, 2009, our company wired the termination fee payable to Mr. Pomeroy and notified Mr. Pomeroy that the Hebron merger agreement was terminated. Following termination of the Hebron merger agreement, our company, Parent and MergerSub executed the Platinum merger agreement and we announced such execution in a press release and Form 8-K filed following the close of trading on the NASDAQ Global Market on September 25, 2009.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

Our board of directors, acting upon the recommendation of the special committee, which special committee acted with the advice and assistance of our management and its independent financial and legal advisors, evaluated the proposed merger, including the terms and conditions of the Platinum merger agreement.

At a meeting on September 24, 2009, the special committee recommended that our board of directors adopt resolutions that:

•	approve and declare advisable the Platinum merger agreement and the transactions contemplated by the Platinum merger agreement, including the merger,

•
determine that the Platinum merger agreement and the transactions contemplated by the Platinum merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of our company and our unaffiliated stockholders (by which we mean, for purposes of this determination, our stockholders other than Parent, MergerSub and their affiliates), and

•	recommend that our stockholders adopt the Platinum merger agreement.

At a meeting on September 24, 2009, our board of directors unanimously (other than Mr. Pomeroy who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto and Mr. Starr who was absent from the meeting due to his charitable work in Somalia) approved the resolutions recommended by the special committee.  Mr. Starr subsequently communicated his concurrence with the board's approval.

In the course of reaching their respective determinations, the special committee and our board of directors (other than Mr. Pomeroy who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•
our board of directors' knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our stockholders than any other alternative reasonably available to our company and our stockholders;

•
our board of directors' recognition of challenges to our efforts to increase stockholder value as an independent publicly-traded company, including competition from companies with substantially greater resources than we currently have;

•	global economic conditions and current slowing of the business investment in information technology systems and the potential effects on our financial condition;

•
estimated forecasts of our future financial performance prepared by our management, together with our management's view of our financial condition, results of operations, business, prospects and competitive position;

•	the limited trading volume of our common stock in the market;

•	the consideration to be received by our unaffiliated stockholders in the merger and a comparison of similar merger transactions;

•
a negotiation process during which 29 prospective buyers, including 13 prospective financial buyers and 16 prospective strategic buyers, were approached on behalf of our company and the special committee by Houlihan Lokey, and six prospective buyers conducted recent due diligence on our business;

•
the go shop process following the execution of the Hebron merger agreement, which resulted in several rounds of bidding between Platinum Equity and Hebron LLC, including five separate offers from Platinum Equity, each of which involved an increased price per share, and the last of which resulted in our entering into the Platinum merger agreement;

•	the $6.50 per share consideration to be paid by Parent under the Platinum merger agreement and its relationship to other indicia of valuation considered by our board of directors;

•
the $5.0 million reverse termination fee that Parent is required to pay if it or we terminate the merger agreement in circumstances where we are not in breach of the merger agreement, including the higher amount of such reverse termination fee compared to the maximum $1.0 million reverse termination fee that Hebron LLC would have been required to pay under the same circumstances under the Hebron merger agreement;

•
Platinum Equity's agreement to additional representations, warranties and covenants concerning Parent's liabilities and activities prior to a closing, which representations, warranties and covenants provided more assurance of recourse for our company for the reverse termination fee;

•	the due diligence performed by the special committee, and reported to our board, with respect to Parent's ability to finance the transaction and the ability of Parent to consummate the transaction;

•	the extensive negotiations on the terms of the Platinum merger agreement between the special committee and its advisors, on the one hand, and Parent and its advisors, on the other hand;

•
our board of directors' belief that the terms of the Platinum merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•
the restrictive definition of Company Material Adverse Effect contained in the Platinum merger agreement, which in the view of the special committee and our board substantially reduces the probability that Parent could terminate the Platinum merger agreement due to events outside our control without payment of a termination fee (see "The Merger Agreement—Company Material Adverse Effect Definition");

•
the all cash merger consideration, which will allow our unaffiliated stockholders to immediately realize liquidity for their investment and provide our stockholders certainty of value for their shares;

•
the current and historical market prices of our common stock, including the 91% premium to the closing price of our common stock on February 19, 2009 represented by the $6.50 per share price to be paid in the merger.  February 19, 2009 was the last trading day prior to Mr. Pomeroy's publicly announced non-binding offer to purchase our company for $4.50 per share.  The $6.50 per share price to be paid in the merger also represents a 68% premium to the closing price of our common stock on May 19, 2009, the last trading day prior to the announcement of the signing of the Hebron merger agreement, and a 83% premium to the average closing price of our common stock over the average closing price for the month prior to the May 20, 2009 announcement of the signing of the Hebron merger agreement.  From September 10, 2008 to May 19, 2009, our common stock traded below $5.00 per share and had not exceeded $6.50 per share since May 15, 2008;

•
the financial and operating performance as compared to our company of the following public companies in the information technology services and staffing industries:  Agilysis Inc., Datatec Ltd., PC Connection, Inc., PC Mall Inc. and Insight Enterprises Inc., which is discussed beginning on page 62 under "Opinion of the Special Committee's Financial Advisor—Selected Companies Analysis;

•
the publicly available financial terms of publicly-announced transactions involving companies in the information technology services and staffing industries discussed beginning on page 63 under "Opinion of the Special Committee's Financial Advisor—Selected Transactions Analysis";

•
the relative trading volume as compared to our common stock of the publicly traded securities of the following companies in the information technology services and staffing industries:  Agilysis Inc., Tech Data Corporation, Arrow Electronics, Inc. and Avnet, Inc.;

•	the discounted cash flow analysis discussed on page 65 under "Opinion of the Special Committee's Financial Advisor—Discounted Cash Flow Analysis;

•	the premiums paid analysis discussed on page 65 under "Opinion of the Special Committee's Financial Advisor—Other Considerations – Premiums Paid Analysis;

•
following its formation, the special committee's independent control of the sale process and the negotiations with potential financial and strategic partners, with the advice and assistance of Houlihan Lokey and Sheppard Mullin as its independent financial and legal advisors, respectively, reporting solely to the special committee;

•
our ability, subject to compliance with the terms and conditions of the Platinum merger agreement, to terminate the Platinum merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the Platinum merger agreement and further explained under "Merger Agreement—Solicitation of Other Offers" below), upon the payment to Parent of a $2.6 million termination fee; and

•
the financial analysis reviewed and discussed with the special committee and, at the request of the special committee, with our board of directors, by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to the special committee on September 24, 2009 (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion dated the same date) with respect to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders in the merger pursuant to the Platinum merger agreement.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated stockholders and to permit the special committee and our board of directors to represent effectively the interests of our unaffiliated stockholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•
in considering the transaction with Parent, the special committee and our board of directors acted to represent solely the interests of the stockholders (in their capacities as stockholders), and the special committee had independent control of the extensive negotiations with Parent's legal advisors on behalf of such stockholders;

•
all of the directors serving on the special committee at the time of the recommendation to our board for approval of the merger and related matters are independent directors and free from any affiliation with Parent or MergerSub, none of such directors is or ever was an employee of our company or any of our company's subsidiaries and none has any financial interest in the merger that is different from that of our stockholders other than the acceleration of vesting of restricted stock awards as more fully described under "—Interests of our Executive Officers and Directors in the Merger" below;

•
none of our directors is affiliated with Parent or MergerSub and none has any financial interest in the merger that is different from that of our stockholders other than the acceleration of vesting of restricted stock awards as more fully described under "—Interests of our Executive Officers and Directors in the Merger" below;

•	the special committee met regularly over more than two years to discuss our company's strategic alternatives, including alternatives not involving a sale of our company;

•
the special committee was assisted in negotiations with Parent and evaluation of the transaction by Houlihan Lokey and Sheppard Mullin, its independent financial and legal advisors, respectively, each of which has extensive experience providing advice and assistance in connection with transactions similar to the proposed merger;

•
the special committee had full control over the process of considering strategic alternatives for our company from April 13, 2007, the date it was established, and no transaction from that date forward was considered by our board for approval unless the special committee had recommended to our board the approval of such transaction;

•
the financial and other terms and conditions of the Platinum merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and Parent and its advisors, on the other hand;

•
the special committee, with the assistance of Houlihan Lokey and Sheppard Mullin, conducted extensive negotiations with various potential strategic and financial partners, including with Parent's legal advisors, and had the authority to reject the terms of any strategic transaction, including the merger;

•	the recognition by the special committee and our board of directors that it had no obligation to recommend the approval of the merger proposal or any other transaction;

•
the recognition by the special committee and our board of directors that it can consider any unsolicited acquisition proposal reasonably likely to lead to a superior proposal until the date our stockholders vote upon and adopt the Platinum merger agreement;

•	the ability of our company to terminate the Platinum merger agreement upon acceptance of a superior proposal without having to submit the Platinum merger agreement to the vote of our stockholders; and

•
the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

In light of the procedural safeguards described above, the special committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the Platinum merger agreement or preparing a report concerning the fairness of the Platinum merger agreement and the merger, or to require a separate affirmative vote of a majority of our unaffiliated stockholders.

The special committee and board of directors also considered a variety of potentially negative factors discussed below concerning the Platinum merger agreement and the merger, which are not listed in any relative order of importance:

•
the possibility that the merger might not be consummated and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the taxability of an all cash transaction to our unaffiliated stockholders for U.S. federal income tax purposes;

•	the possibility that Parent may be unable or unwilling to complete the merger;

•	the $5.0 million reverse termination fee payable by Parent, which is our company's sole remedy if Parent does not consummate the merger;

•	the restrictions in the Platinum merger agreement on the conduct of our business prior to the completion of the merger; and

•
the termination fee of $2.6 million payable to Parent under certain circumstances if the Platinum merger agreement is terminated or upon acceptance of a superior proposal, and the possibility that such termination fee could deter third parties from submitting acquisition proposals.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors.  In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion.  In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others.  The special committee recommended that our board of directors approve, and our board of directors approved, the Platinum merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated stockholders and its decision to approve the merger, the board of directors considered the financial analyses with respect to our company and the proposed merger reviewed and discussed by Houlihan Lokey on September 24, 2009 summarized below under "—Opinion of the Special Committee's Financial Advisor", which, although not a valuation of our company, the board believed provided useful guidance regarding the going concern value of our company.  In reaching its determination as to the fairness of the transactions contemplated by the Platinum merger agreement, our board of directors also considered the recommendation of the special committee and the oral opinion of Houlihan Lokey to the special committee on September 24, 2009 (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion dated the same date attached hereto as Annex B) with respect to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders in the merger pursuant to the Platinum merger agreement.  Our board of directors did not consider the liquidation value of our company's assets because it considers the company to be a viable going concern business where value is derived from cash flows generated from its continuing operations.  In addition, our board of directors believes that the value of our company's assets that might be realized in a liquidation would be significantly less than its going concern value.  Our board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value.  Our board of directors did not specifically consider the prices we paid for past purchases of our common stock between November 14, 2008, the date we announced our board of directors authorized a stock repurchase program, and May 15, 2009, the final date we purchased any shares of our common stock, although our board did consider historical market prices of our common stock as described on page 53.  Our company's net book value, which is defined as total assets minus total liabilities, per share as of July 5, 2009 was $7.17, excluding unvested restricted share awards.  We believe the $6.50 per share price to be paid in the merger is fair to our unaffiliated stockholders despite it being below our net book value per share as of July 5, 2009.  As of the end of each of our last five fiscal years, our company's market capitalization, which is calculated by multiplying the number of shares of our common stock outstanding as of a certain date by the then trading price per share, has been lower than our book value as of such dates.  Our management has over the course of the past three fiscal years generated internal budgets to track the progress of and make projections for our company's financial performance.  Over the course of each of the last three fiscal years our management has revised its outlook downward based on updated observations of trends in our company's business.  For the past three years our financial results have been below our management's original budgets and below their further downward revised budgets.  While our company's consistent underperformance compared to both original budgets and subsequently revised budgets has not been made available publicly, such information was available to the special committee and our board of directors, and was available to approximately 19 potential strategic and financial partners which had access to information regarding our company via an online data room.  Our board of directors did not consider our company's net book value as a factor in its analysis.  Our board of directors believes that net book value is not a material indicator of the value of our company as a going concern.  Net book value does not take into account the future prospects of our company, market conditions, trends in the information technology space or the business risks inherent in competing with larger companies in the rapidly changing technology sector.  As a result of these factors, many technology companies have market capitalizations below net book value.  For more information concerning these matters, see "Important Information Regarding Pomeroy IT Solutions, Inc.—Financial Statements" beginning on page 107.

In reaching its determination that the Platinum merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to our company and our unaffiliated stockholders and its decision to approve the Platinum merger agreement and recommend the adoption of the Platinum merger agreement by our stockholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above.

Opinion of the Special Committee's Financial Advisor

On September 24, 2009, Houlihan Lokey rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion dated the same date) to the effect that, as of September 24, 2009, the consideration to be received by the unaffiliated stockholders in the proposed merger pursuant to the Platinum merger agreement was fair to such unaffiliated stockholders from a financial point of view.  For purposes of its opinion, Houlihan Lokey defined the unaffiliated stockholders as the holders of our common stock, other than Parent, MergerSub and their affiliates.

Houlihan Lokey's opinion was directed to the special committee and only addressed the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders, in the proposed merger pursuant to the Platinum merger agreement, and did not address any other aspect or implication of the proposed merger.  The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.  However, neither Houlihan Lokey's written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed merger.

In arriving at its opinion, Houlihan Lokey:

1.	reviewed a draft, dated September 24, 2009 of the Platinum merger agreement;

2.	reviewed certain publicly available business and financial information relating to our company that Houlihan Lokey deemed to be relevant;

3.
reviewed certain information relating to our historical, current and future operations, financial condition and prospects we made available to Houlihan Lokey, including financial projections (and adjustments thereto) prepared by our management;

4.	spoke with certain members of our management regarding our business, operations, financial condition and prospects, the proposed merger and related matters;

5.	compared our financial and operating performance with that of other public companies that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for our common stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

8.
reviewed a certificate addressed to Houlihan Lokey from our senior management which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to Houlihan Lokey by or on behalf of the company; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information.  In addition, our management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed and relied upon by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management as to our future financial results and condition, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based.  Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in our business, assets, liabilities, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Platinum merger agreement and all other related documents and instruments that are referred to therein were true and correct, except where the failure of such representations to be true and correct would not be material to Houlihan Lokey's analyses, (b) each party to the Platinum merger agreement and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, except where non-performance would not be material to Houlihan Lokey's analyses, (c) all conditions to the consummation of the proposed merger would be satisfied without waiver thereof, and (d) the proposed merger would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any material amendments or modifications thereto.  Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the proposed merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the proposed merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of our assets or otherwise have a material adverse effect on us.  In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the executed version of the Platinum merger agreement would not differ from the draft of the Platinum merger agreement identified above in any respect material to Houlihan Lokey's analyses.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of our assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) or that of any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation.  Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity.  Houlihan Lokey's opinion was rendered following a period of unusual volatility in the financial markets and did not take into account the potential impact of unusual volatility in the financial markets in the future on financial, economic and market conditions.  Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which we are or may be a party or to which we are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which we are or may be a party or to which we are or may be subject.

Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion.  Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion.

Houlihan Lokey's opinion was furnished for the use and benefit of the special committee (and, at the instruction of the special committee, to our board of directors) in connection with their consideration of the proposed merger and may not be used for any other purpose without Houlihan Lokey's prior written consent.  Houlihan Lokey has consented to the disclosure of its opinion in this proxy statement.  Houlihan Lokey's opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party.  Houlihan Lokey's opinion is not intended to be, and does not constitute, a recommendation to the special committee, our board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the proposed merger.

Houlihan Lokey's opinion only addressed whether, as of the date thereof, the consideration to be received by our unaffiliated stockholders in the proposed merger pursuant to the Platinum merger agreement was fair to such unaffiliated stockholders from a financial point of view and did not address any other aspect or implication of the Platinum merger agreement or the proposed merger or any aspect or implication of any other agreement, arrangement or understanding entered into in connection therewith or otherwise.  Houlihan Lokey was not requested to opine as to, and Houlihan Lokey's opinion did not in any manner address, among other things:  (i) the underlying business decision of the special committee, our board of directors, our security holders or any other party to proceed with or effect the proposed merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the proposed merger or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the proposed merger to the holders of any class of our securities, our creditors or our other constituencies, or to any other party, except as set forth in Houlihan Lokey's opinion, (iv) the relative merits of the proposed merger as compared to any alternative business strategies that might exist for our company or any other party or the effect of any other transaction in which we or any other party might engage, (v) the fairness of any portion or aspect of the proposed merger to any one class or group of our or any other party's security holders vis-à-vis any other class or group of our or such other party's security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not we, Parent, MergerSub, their respective security holders or any other party is receiving or paying reasonably equivalent value in the proposed merger, (vii) the solvency, creditworthiness or fair value of our company or any other participant in the proposed merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the proposed merger, any class of such persons or any other party, relative to the consideration or otherwise.  Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources.  Furthermore, in connection with Houlihan Lokey's opinion, Houlihan Lokey relied, with our consent, on the assessment by the special committee, our company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to our company and the proposed merger.  The issuance of Houlihan Lokey's opinion was approved by an internal committee of Houlihan Lokey authorized to approve opinions of this nature.

In preparing its opinion to the special committee, Houlihan Lokey performed a variety of analyses, including those described below.  The summary of Houlihan Lokey's valuation analyses described below is not a complete description of the analyses underlying Houlihan Lokey's fairness opinion.  The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented.  As a consequence, neither Houlihan Lokey's opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description.  Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor.  Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion.  No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to the company or the proposed merger.  While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses.  The implied valuation reference ranges indicated by Houlihan Lokey's analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses.  In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey.  Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

Houlihan Lokey's opinion and analyses were provided to the special committee in connection with its consideration of the proposed merger and Houlihan Lokey's analyses were among many factors considered by the special committee in evaluating the proposed merger.  Neither Houlihan Lokey's opinion nor its analyses were determinative of the aggregate consideration or of the views of the special committee or our management with respect to the proposed merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey's opinion rendered to the special committee on September 24, 2009.  The analyses summarized below include information presented in tabular format.  The tables alone do not constitute a complete description of the analyses.  Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•
Enterprise Value – generally the value as of a specified date of the relevant company's outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	EBIT – generally the amount of the relevant company's earnings before interest and taxes for a specified time period.

•	EBITDA – generally the amount of the relevant company's earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of September 22, 2009, and the transaction value for the companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the publicly disclosed terms of the  transaction and other publicly available information.  Estimates of EBITDA and EBIT for the company were based on estimates provided by our management, as adjusted to exclude expenses associated with equity impairment and non-recurring items.  Estimates of EBITDA and EBIT for the selected companies listed below for the calendar year ending December 31, 2009 were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Houlihan Lokey calculated the multiples of enterprise value to EBIT, EBITDA, earnings per share (EPS) and certain other financial data for the selected companies in the information technology services and staffing industries.

The calculated multiples included:

•	Enterprise Value as a multiple of calendar year (CY) 2008 EBIT;

•	Enterprise Value as a multiple of CY 2009 EBIT;

•	Enterprise Value as a multiple of CY EBITDA;

•	Stock Price as a multiple of CY 2008 EPS; and

•	Stock Price as a multiple of CY 2009 EPS.

The selected companies were selected because they were deemed to be similar to us in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration.  No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria.  As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded.  Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to us.  The selected companies did not include companies with a market capitalization or enterprise value in excess of $1 billion that might otherwise have been deemed comparable to our company.  The selected companies were:

•	Agilysis Inc.

•	Datatec Ltd.

•	PC Connection, Inc.

•	PC Mall Inc.

•	Insight Enterprises Inc.

The selected companies analysis indicated the following:

Multiple Description	High		Low		Median		Mean

Enterprise Value as a multiple of:
CY 2008 EBIT	8.7	x	6.2	x	7.6	x	7.5	x
CY 2009E EBIT	10.0	x	5.4	x	8.1	x	7.9	x
CY 2008 EBITDA	3.8	x	2.8	x	3.6	x	3.5	x

Stock Price as a multiple of:

CY 2008 EPS:	15.7	x	7.2	x	10.1	x	11.0	x
CY 2009E EPS:	14.7	x	7.6	x	12.6	x	11.6	x

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for our company provided by our management as adjusted to exclude expenses associated with equity impairment and non-recurring items.  The selected companies analysis indicated (i) an implied reference range of $2.96 to $3.78 per share of our common stock based on our 2008 adjusted EBITDA, (ii) an implied reference range of $4.68 to $5.98 per share of our common stock based on our 2009E adjusted EBIT, and (iii) an implied reference range of $4.29 to $6.30 per share of our common stock based on our 2009E adjusted earnings per share, in each case as compared to the proposed merger consideration of $6.50 per share of our common stock.  Because our 2008 adjusted EBIT and 2008 earnings per share were negative, the implied per share reference ranges indicated by applying multiple ranges to our 2008 adjusted EBIT and 2008 earnings per share were negative.

Selected Transactions Analysis

Houlihan Lokey calculated multiples of enterprise value to EBIT, EBITDA, net income and certain other financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies in the information technology services and staffing industries that it deemed relevant.

The calculated multiples included:

•	Enterprise Value as a multiple of LTM EBITDA;

•	Enterprise Value as a multiple of LTM EBIT;

•	Equity Value as a multiple of LTM Net Income; and

•	Equity Value as a multiple of next twelve months (NTM) Net Income.

The selected transactions were selected because the target companies were deemed to be similar to us in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration.  No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria.  As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded.  Houlihan Lokey identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction.  The selected transactions were:

Acquiror	Target	Date Announced
Ricoh Company, Ltd.	IKON Office Solutions, Inc.	8/27/2008
Zones Acquisition Corp.	ZONES, Inc.	7/31/2008
Hewlett-Packard Company	Electronic Data Systems, LLC	5/12/2008
Insight Enterprises, Inc.	Calence LLC	1/24/2008
PC Mall, Inc.	Sarcom Inc.	8/17/2007
Court Square Capital Partners	CompuCom Systems, Inc.	7/9/2007
Madison Dearborn Partners, LLC*	CDW Corporation	5/29/2007
Agilysys, Inc.	Innovativ Systems Design, Inc.	5/25/2007
Agilysys, Inc.	Stack Computer	4/2/2007
Cerberus Capital Management, L.P.	Affiliated Computer Services, Inc.	3/20/2007
SYNNEX Corporation	PC Wholesale, a division of Insight Direct USA, Inc.	2/27/2007
Caritor, Inc.	Keane, Inc.	2/7/2007
Arrow Electronics, Inc.	Agilysis Keylink Systems Group	1/2/2007
Thoma Cressey Bravo	Sirius Computer Solutions, Inc.	11/10/2006
Avnet, Inc.	Access Distribution	11/6/2006
CDW Corporation	Berbee Information Networks	9/18/2006
*Excluded from high, low, mean and median data.

The selected transactions analysis indicated the following:

Multiple Description	High		Low		Median		Mean

Enterprise Value as a multiple of:
LTM EBITDA	14.3	x	5.0	x	7.2	x	6.9	x
LTM EBIT	12.9	x	5.2	x	8.2	x	8.4	x
NTM EBIT	12.9	x	4.6	x	7.6	x	7.8	x

Equity Value as a multiple of:
LTM Net Income	24.6	x	8.6	x	17.8	x	16.0	x
NTM Net Income	21.8	x	7.6	x	14.5	x	13.6	x

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to corresponding financial data for the company provided by our management as adjusted to exclude expenses associated with equity impairment and non-recurring items.  The selected transactions analysis indicated (i) an implied reference range of $3.39 to $3.78 per share of our common stock based on our LTM adjusted EBITDA, (ii) an implied reference range of $4.37 to $5.77 per share of our common stock based on our NTM adjusted EBIT, and (iii) an implied reference range of $3.24 to $5.57 per share of our common stock based on our NTM adjusted Net Income, in each case, as compared to the proposed merger consideration of $6.50 per share of our common stock.  Because our LTM adjusted EBIT and LTM adjusted net income were negative, the implied per share reference ranges indicated by applying multiple ranges to our LTM adjusted EBIT and LTM adjusted net income were negative.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of our unlevered, after-tax cash flows based on projections provided by our management, as adjusted to exclude expenses associated with equity impairment and non-recurring items.  In performing this analysis, Houlihan Lokey used discount rates ranging from 19% to 23% based on our weighted average cost of capital and a range of implied perpetuity growth rates of 0.5% to 1.5% based on publicly available industry analyst estimates of compound annual growth rates for worldwide spending of combined computing hardware and information technology services, as well as all information technology spending.  The discounted cash flow analyses indicated an implied reference range of $5.82 to $6.84 per share of our common stock as set forth in the table below, as compared to the proposed merger consideration of $6.50 per share of our common stock.

	Perpetuity Growth Rate
Discount Rate	0.5%	1.0%	1.5%
19.0%	$6.67	$6.76	$6.84
20.0%	$6.43	$6.50	$6.57
21.0%	$6.20	$6.27	$6.33
22.0%	$6.00	$6.06	$6.12
23.0%	$5.82	$5.87	$5.92

Other Considerations – Premiums Paid Analysis

Houlihan Lokey observed implied premiums paid in selected transactions involving U.S. public targets in the information technology services industries with transaction values between $114.0 million and $8.105 billion, which indicated an average premium of 18% to the closing price of the target company's common stock one day prior to the announcement of the transaction and an average premium of 26% to the closing price of the target company's common stock three months prior to the announcement of the transaction.  Houlihan Lokey noted that the proposed merger consideration of $6.50 per share of our common stock reflected an implied premium of 91% to the closing price of our common stock on February 19, 2009, the day prior to the date Mr. Pomeroy filed an amendment to his Schedule 13D with the SEC disclosing that he had informed our board of directors of his non-binding offer to acquire all of our issued and outstanding capital stock for a price of $4.50 per share.

Other Matters

Our company first engaged Houlihan Lokey pursuant to an engagement letter dated as of April 6, 2007.  On April 13, 2007, our board of directors established a special committee of directors to investigate and evaluate strategic alternatives, including a possible sale of our company.  The special committee had the power and authority to retain its own financial advisor.  On May 23, 2007, the special committee met to select its financial advisor.  After discussion, the special committee determined to retain Houlihan Lokey as its financial advisor, subject to the execution of an amended and restated engagement letter pursuant to which Houlihan Lokey would act as financial advisor to the special committee, with duties owing to the special committee.  Accordingly, the special committee, Houlihan Lokey and our company entered into an amended and restated engagement letter dated June 5, 2007.  The amended and restated engagement letter superseded the prior engagement letter between our company and Houlihan Lokey.  At the request of the special committee our company was a party to the amended and restated engagement agreement so that it could  be responsible for certain obligations, including the financial obligations to Houlihan Lokey under the amended and restated engagement letter.  The special committee selected Houlihan Lokey based on the absence of any relationship between Houlihan Lokey and our company or its management prior to its engagement by our company, the thorough work Houlihan Lokey had previously done to canvass potential strategic and financial partners pursuant to its engagement by our company, and Houlihan Lokey's knowledge and experience regarding our company's industry, our company and our company's exploration of strategic alternatives.  The special committee also considered the costs to our company of retaining an additional financial advisor.  Following the decision of our board of directors in October 2008 to suspend the special committee process, the special committee notified Houlihan Lokey of the termination of the engagement described in the June 5, 2007 engagement letter.  Following our company's receipt of the letter from Mr. Pomeroy on February 18, 2009 offering to purchase all of the outstanding shares of our common stock not already owned by him or his affiliates, the reconstituted special committee reengaged Houlihan Lokey as its financial advisor pursuant to an amended and restated engagement letter dated as of February 20, 2009 among the special committee, Houlihan Lokey and, at the request of the special committee, our company.

Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes.  As noted above, Houlihan Lokey has acted as financial advisor to the special committee in connection with, and has participated in certain of the negotiations leading to, the proposed merger.  Houlihan Lokey received a $75,000 retainer at the start of its 2007 engagement by the special committee, which amount was also deemed to satisfy our company's obligation to pay Houlihan Lokey a retainer pursuant to the superseded April 6, 2007 engagement letter and the retainer our company was obligated to pay under the February 20, 2009 engagement letter.  Houlihan Lokey is also entitled to a fee of $1,375,000 for it services as financial advisor to the special committee contingent upon consummation of the proposed merger.  Houlihan Lokey became entitled to a $375,000 payment on May 18, 2009 upon the rendering of a fairness opinion in connection with the transaction contemplated by the Hebron merger agreement and became entitled to an additional $100,000 on each of June 20, 2009 and September 24, 2009 upon the rendering of its opinion to the special committee on the dates when we entered into the second amendment to the Hebron merger agreement and the Platinum merger agreement, respectively.  Of the $575,000 payable to Houlihan Lokey as of` September 24, 2009, $525,000 is creditable against the $1,375,000 fee contingent upon consummation of the merger.  We have agreed to reimburse certain of Houlihan Lokey's expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of its engagement.

As described in the paragraph above, Houlihan Lokey became entitled to an initial fee of $75,000 upon the signing of the April 6, 2007 engagement letter pursuant to which Houlihan Lokey was engaged as financial advisor to our company.  Our company paid Houlihan Lokey a $75,000 fee following the signing of the June 5, 2007 engagement letter pursuant to which Houlihan Lokey was retained as financial advisor to the special committee, which payment was also deemed to satisfy our company's obligation to pay Houlihan Lokey a retainer pursuant to the superseded April 6, 2007 engagement letter.  Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to us, Parent and MergerSub or certain of their affiliates in the future, for which Houlihan Lokey or its affiliates may receive compensation.  Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, us, Parent and MergerSub and other participants in the proposed merger or one or more of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.  In the ordinary course of business, certain of Houlihan Lokey's affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, our company or any other party that may be involved in the proposed merger and their respective affiliates or any currency or commodity that may be involved in the proposed merger.

Interests of Our Executive Officers and Directors in the Merger

In considering our recommendation in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.  All such interests are described below, to the extent material.  Except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally.

Change In Control Benefits for Our Executive Officers

We have employment agreements with our executive officers identified in the table below pursuant to which such officers would be entitled to receive an amount equal to one times his base annual salary if following the consummation of a change in control transaction, such as the merger, his employment is terminated after the change in control transaction without cause or for good reason (as such terms are defined in each respective employment agreement):

Employee Name	Office
Christopher Froman	President & CEO
Christopher Froman	President & CEO
Keith Blachowiak	Senior Vice President – Operations, CIO
Luther K. Kearns	Senior Vice President Service Delivery and Alliances
Craig Propst	Senior Vice President – Finance, CFO
Peter J. Thelen	Senior Vice President – Sales & Marketing

In addition to the above described payment, under the terms of their respective employment agreements, each of our executive officers is also entitled to receive a prorated bonus and reimbursement for any COBRA premiums for a period of one year after the date of termination of employment.

We have also entered into a special change in control bonus agreement with each of our executive officers identified above, as well as a former executive officer.  Under the terms of these agreements, upon a change in control, such as the merger, prior to December 31, 2009, each officer is entitled, upon signing a release in favor of our company, to a payment equal to his or her annual base salary.  In addition, such payment is also payable in certain circumstances if a termination of employment occurs prior to a change in control, and in certain circumstances if a change in control occurs after December 31, 2009.

In addition, under the terms of our 2002 Amended and Restated Stock Incentive Plan, the vesting provisions related to all outstanding shares of restricted stock and outstanding stock options awarded thereunder, including those awarded to our executive officers, will be accelerated as a result of the merger, other than the stock options and restricted stock awards we granted to our executive officers on March 13, 2009.

With respect to stock options each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be cancelled and terminated and converted into the right to receive a cash payment, for each share of our common stock subject to such option, equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.

With respect to restricted stock awards each outstanding restricted stock award outstanding immediately prior to the effective time of the merger, will vest in full and be converted into the right to receive a cash payment in an amount per share equal to the merger consideration, without interest and less any applicable withholding taxes.

The table below sets forth the amount of payments payable to our executive officers under the terms of their respective employment agreements (assuming the employment of such officer is terminated following the merger without cause or for good reason) and special change in control bonus agreements, and the value of all shares of restricted stock for which vesting will be accelerated, and the value of all outstanding options with an exercised price less than the merger consideration for which vesting will be accelerated.  Any outstanding options with an exercise price equal to or greater than the merger consideration will be cancelled.  The table does not include amounts attributable to estimated costs of prorated bonuses or reimbursement for any COBRA premiums to be received by the executive officer following a termination or already vested stock options and restricted stock awards.

	Amount Payable Pursuant to		Value of Accelerated
Executive Officer	Employment Agreements	Special CIC Bonus Agreements	Restricted Stock Awards	Stock Options	Total
Christopher C. Froman	$350,000	$350,000	$587,880	$367,958	$1,655,837
Keith Blachowiak	$246,750	$235,000	$245,356	$43,860	$770,966
Luther K. Kearns	$245,000	$245,000	$188,955	$73,510	$752,465
Craig J. Propst	$225,000	$225,000	$121,875	$47,821	$619,696
Peter J. Thelen	$225,000	$225,000	$294,424	$94,725	$839,149

Accelerated Stock Awards for Directors

Under the terms of our 2002 Amended and Restated Outside Directors' Stock Incentive Plan, the vesting provisions related to all outstanding shares of restricted stock awarded to our outside directors will be accelerated as a result of the merger, other than the 2009 annual award of shares of restricted stock that were granted on May 27, 2009.  More specifically, each restricted stock award held by our outside directors, other than restricted stock awards we granted on May 27, 2009, will vest in full and be converted into the right to receive a cash payment in an amount equal to the merger consideration, without interest and less any applicable withholding taxes.

On May 27, 2009, we granted each of our outside directors a restricted stock award covering 8,080 shares.  If the effective time of the merger is on or before May 27, 2010, the vesting of this award will not be fully accelerated as provided in the 2002 Amended and Restated Outside Directors' Stock Incentive Plan, but rather each of these awards will vest only as to the portion of each such award equal to 8,080 (the number of shares subject to each such award) multiplied by a fraction, the numerator of which will be the number of days between May 27, 2009 and the date of the effective time of the merger and the denominator of which will be 365.  If the effective time of the merger is after May 27, 2010, these awards will vest in full and be converted into the right to receive a cash payment in an amount per share equal to the merger consideration, without interest and less any applicable withholding taxes.

The table below sets forth the value of all shares of restricted stock for which vesting will be accelerated held by our outside directors assuming the effective time of the merger occurs on November 12, 2009.  None of our outside directors holds any outstanding options.

Value of Accelerated
Director	Restricted Stock Awards (1)
David G. Boucher	$110,767
Debra E. Tibey	$110,767
Ronald E. Krieg	$90,916
Jonathan Starr	$89,317
Richard S. Press	$89,317
Michael A. Ruffolo	$89,317

(1) If  the effective time of the merger is after November 12, 2009, the value will increase by $143.89 per director per day due to the daily pro rata vesting in connection with a change in control transaction of the restricted stock awards granted to each outside director on May 27, 2009.

Indemnification of Directors and Officers

Under the terms of the Platinum merger agreement, we will purchase "tail" insurance policies with a claims period of at least six years from the effective time of the merger with respect to directors' and officers' liability insurance in amount and scope at least as favorable as our policy in effect on the date of the Platinum merger agreement.  However, the maximum amount of the one time premium for such policies may not exceed 200% of our 2008 annual premium for such policies, and if such amount is not sufficient to purchase insurance in such maximum amount, then we will purchase such amount of insurance that is available at an annual premium of 200% of annual premium.  See "The Merger Agreement—Indemnification and Insurance."

The Special Committee

On April 13, 2007, our board of directors established a special committee of directors to investigate and evaluate strategic alternatives, including a possible merger, tender offer, acquisition, sale of all or substantially all of our assets or similar transactions, whether solicited by or on our behalf, or unsolicited.  The special committee is, and has been at all times, composed of independent directors who have no financial interest in a transaction other than as equity holders in our company.  Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of strategic alternatives.  The special committee, however, did not have the power or authority to authorize or approve a transaction or agree on behalf of our board of directors to do so, which power and authority was expressly reserved to our board of directors.

Upon formation, the special committee was composed of Mr. William Lomicka, Ms. Debra Tibey and Mr. Kenneth Waters.  Effective March 18, 2008,  Mr. Lomicka resigned from the special committee.  On April 7, 2008, Mr. Jonathan Starr was appointed to the special committee to fill the vacancy created by Mr. Lomicka's resignation.  Effective May 29, 2008, Mr. Waters resigned from the special committee.  The special committee was composed of Mr. Starr and Ms. Tibey from the date of Mr. Water's resignation until October 20, 2008, on which date the special committee ceased its activities to allow our company to focus exclusively on execution of its operating plan.  The special committee was reconstituted on February 19, 2009, at which time Mr. Keith Coogan, Mr. Starr and Ms. Tibey were appointed to the special committee.  On May 27, 2009, Mr. Richard Press was appointed to the special committee to fill the vacancy created by the expiration of Mr. Coogan's term as a director.  On September 11, 2009, Mr. Starr resigned from the special committee.  On that same date, Mr. Michael A. Ruffolo was appointed to the special committee to fill the vacancy created by Mr. Starr's resignation.  As of the date of this proxy statement, the members of the special committee are Mr. Press, Mr. Ruffolo and Ms. Tibey.

We have compensated, and will continue to compensate, the members of the special committee in exchange for their service in such capacity as set forth in the table below:

Period	Compensation
March 18, 2007 until November 16, 2007 (1)	$8,000 per month for each member
November 16, 2007 until May 1, 2008 (2)	$1,000 per month for each member
May 1, 2008 until October 20, 2008	$3,000 per month for each member
October 20, 2008 until February 19, 2009 (3)	No compensation
February 19, 2009 through September 30, 2009 (4)	$8,000 per month for each member

(1)	The special committee was formed on March 18, 2007.
(2)	Compensation was reduced to $1,000 effective November 16, 2007 to reflect the special committee's more limited role.
(3)	The special committee ceased its activities during this period to allow our company to focus exclusively on execution of our operating plan.
(4)
Our board of directors may determine to continue to compensate the members of the special committee after September 30, 2009 at the same or different rate depending on the expected role of the special committee after such date.

Certain Transactions

We lease facilities in Hebron, Kentucky.  These facilities include our corporate headquarters (58,000 square feet), distribution facility (161,417 square feet) and national call center/depot repair facility (76,664 square feet).  We lease these facilities from an entity controlled by Mr. Pomeroy pursuant to a triple net lease agreement, which expires in 2015.  Base rental for fiscal 2008 was approximately $1.6 million, $1.6 million for 2007, and $1.5 million for 2006.  The annual rent for these facilities was determined on the basis of a fair market value rental opinion provided by an independent real estate company, which was last updated in 2005.

Form of the Merger

Subject to the terms and conditions of the Platinum merger agreement and in accordance with Delaware law, at the effective time of the merger, MergerSub, a wholly owned subsidiary of Parent, will merge with and into us.  We will survive the merger as a wholly owned subsidiary of Parent.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock (other than treasury shares, shares held by Parent or any direct or indirect wholly owned subsidiary of Parent or us, and shares held by stockholders who perfect their appraisal rights) will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding tax.  Treasury shares and shares held by Parent, any direct or indirect wholly owned subsidiary of Parent, or us will be canceled immediately prior to the effective time of the merger without consideration.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a stockholder, except the right to receive $6.50 per share in cash, without interest and less applicable withholding tax (other than stockholders who have perfected their appraisal rights).  The per share merger consideration of $6.50 was determined through extensive negotiations between Parent and us.

Parent's Financing for the Transaction

Parent represented to us that as of the effective time of the merger it will have sufficient to funds to enable Parent to make all payments required to be made by Parent under the Platinum merger agreement, including the merger consideration payable to our stockholders. The consummation of the merger is not subject to any financing conditions.

Effects of the Merger

Subject to the terms and conditions of the Platinum merger agreement and in accordance with Delaware law, at the effective time of the merger, MergerSub, a wholly owned subsidiary of Parent, will merge with and into our company.  Our company will survive the merger as a wholly owned subsidiary of Parent.

At the effective time of the merger, the directors of MergerSub will become the directors of the surviving corporation and the current officers of our company will become the officers of the surviving corporation.

Upon the consummation of the merger, each share of our common stock, other than as provided below, will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding taxes.  The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger:  (1) shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law; (2) shares our company or our subsidiaries own; and (3) shares Parent or MergerSub own.

In connection with the merger, outstanding stock options and restricted stock awards will be treated as follows:

•
Each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be cancelled and terminated and converted into the right to receive a cash payment for each vested share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.

•	Each of our outstanding stock options will fully vest upon the effective time of the merger.

•
Each outstanding vested restricted stock award outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment in an amount per share equal to the merger consideration, without interest and less any applicable withholding taxes.

•
Each restricted stock award will fully vest upon the effective time of the merger, except for the outstanding restricted stock awards we granted to our outside directors on May 27, 2009, which will vest only as to the proportion of each such award equal to the proportion of the one year period ending May 26, 2010 that the directors served prior to the effective time of the merger.

For U.S. federal income tax purposes, the receipt of cash in exchange for shares of our common stock in the merger generally will result in the recognition of gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock.  Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own financial situation.  We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.  More information regarding the federal income tax consequences is discussed in "—Material United States Federal Income Tax Consequences of the Merger."

Following the merger, the entire equity in the surviving company will be owned by Parent.  If the merger is completed, Parent will be the sole beneficiary of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting our company following the merger, unless Parent sells equity in Parent.  Similarly, Parent will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the surviving company.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the NASDAQ Global Market and will be deregistered under the Exchange Act.  Following the completion of the merger, we will no longer be a public company.

Plans for Our Company After the Merger

It is expected that, upon consummation of the merger, the operations of our company will be conducted substantially as they currently are being conducted, except that we will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Parent.  Parent has advised us that it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving the company's corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in its business.

We expect, however, that both before and following consummation of the merger, the management and/or board of directors of the surviving corporation will continue to assess our assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review.  The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects on Our Company if the Merger is Not Completed

If the Platinum merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock pursuant to the Platinum merger agreement.  Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and quoted on the NASDAQ Global Market.  In addition, if the merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, the nature of the industry on which our business largely depends, and general industry, economic, regulatory and market conditions.

If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock.  In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, prospects and capitalization, make such changes as are deemed appropriate and seek to identify acquisitions, joint ventures or strategic alternatives to enhance stockholder value.  If the Platinum merger agreement is not adopted by our stockholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the Platinum merger agreement is terminated under certain circumstances, we will be obligated to pay Parent a termination fee of $2.6 million as a condition to, upon or following such termination.  For a description of the circumstances triggering payment of the termination fee, see "The Merger Agreement—Termination Fee" below.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to our stockholders whose shares of our common stock are converted into the right to receive cash in the merger.

The following summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the "Code" in this proxy statement, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect.  The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including:  non-U.S. Holders (as defined below), U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. Dollar, stockholders who hold their shares of our common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation.  This discussion does not address the receipt of cash in connection with the cancellation of restricted stock units or options to purchase our company's common stock, or any other matters relating to equity compensation or benefit plans.  Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

For purposes of this discussion, we use the term "non-U.S. Holder" to mean a beneficial owner of our company's common stock that is not, for U.S. federal income tax purposes, either a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any of its political subdivisions, or an estate or trust that is subject to U.S. federal income tax on its income regardless of its source.  Holders of our company's common stock who are non-U.S. Holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non−U.S. tax laws.  If a partnership (including an entity taxable as a partnership for U.S. federal income tax purposes) holds our company's common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership.  Partnerships holding our company's common stock and their partners should consult their own tax advisors.

The Merger

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.  Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder's adjusted tax basis in the shares of our common stock converted into cash in the merger.  If shares of our common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the shares of our common stock exceeds one year at the time of the merger.  Capital gains recognized by an individual upon a disposition of a share of Pomeroy that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates.  In addition, there are limits on the deductibility of capital losses.  The amount and character of gain or loss must be determined separately for each block of our common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding

A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of our common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder's taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.  A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS.  Each stockholder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding.  Each foreign individual stockholder must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status.  Backup withholding is not an additional tax.  Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS.  If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF.  STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

No government regulatory approvals will be necessary to complete the merger.

Accounting Treatment

The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Termination of the Hebron Merger Agreement

Under the Hebron merger agreement, we were permitted to solicit alternative proposals to acquire our company and to terminate, under certain circumstances, the Hebron merger agreement in the event we received an acquisition proposal that our board of directors deemed to be superior to that contemplated by the Hebron merger agreement. On September 25, 2009, we terminated the Hebron merger agreement to enter into the Platinum merger agreement. In connection with the termination of the Hebron merger agreement, we paid Hebron LLC a termination fee of approximately $1.0 million.

Legal Proceedings Regarding the Merger

On June 5, 2009, we were served with a lawsuit that was filed on May 22, 2009 in the Commonwealth of Kentucky Boone Circuit Court against our company, Hebron LLC, Desert Mountain Acquisition Co. and certain of our current and former directors, including Mr. Pomeroy.  This action is a purported class action lawsuit brought by Kenneth Hanninen and alleges, among other things, that our directors are in breach of their fiduciary duties to stockholders in connection with our entering into the Hebron merger agreement. The complaint was amended on July 10, 2009 to include additional allegations that our directors were in breach of their fiduciary duties to stockholders in connection with our entering into the Hebron merger agreement.  On August 14, 2009, all of the defendants in the lawsuit including our company and directors David G. Boucher, Ronald E. Krieg, Richard S. Press, Michael A. Ruffolo, Jonathan Starr, Debra E. Tibey and Mr. Pomeroy entered into a memorandum of understanding with the plaintiffs reflecting an agreement in principle to settle the lawsuit.  The settlement included our agreement to include in this proxy statement certain additional disclosures relating to the Hebron merger, and all of those additional disclosures are included in this proxy statement.  The defendants in the lawsuit, including our company, each have denied, and continue to deny, any wrongdoing whatsoever in connection with the Hebron merger agreement, and our directors expressly maintain that they complied with their fiduciary duties.  The defendants in the lawsuit, including our company, believe the lawsuit is without merit and they entered into the memorandum of understanding solely to avoid the burdens and expense of further litigation.  The memorandum of understanding was subject to customary conditions including completion of appropriate settlement documentation, completion of due diligence to confirm the fairness of the settlement, approval by the Boone County Circuit Court, and consummation of the Hebron merger.  If the settlement were consummated, the lawsuit would be dismissed with prejudice.  Because the Hebron merger will not be consummated, the memorandum of understanding is no longer in effect and the parties have been restored to their respective positions prior to entering the memorandum of understanding.

On June 12, 2009, we were served with a second purported class action lawsuit that was filed on May 29, 2009 in the Court of Chancery of the State of Delaware against our company, Hebron LLC, Desert Mountain Acquisition Co. and certain of our directors, including Mr. Pomeroy, related to the Hebron merger agreement.  The action was brought by Michael Hughes and alleges, among other things, that our directors are in breach of their fiduciary duties to stockholders in connection with our entering into the Hebron merger agreement.  The complaint was amended on July 7, 2009 to include additional allegations that our directors were in breach of their fiduciary duties to stockholders in connection with our entering into the Hebron merger agreement.  On August 7, 2009, this lawsuit was dismissed upon a voluntary motion to dismiss made by plaintiff and the Chancery Court's subsequent entry of an order of dismissal.

Financial Projections

Our company does not, as a matter of course, publicly disclose projections regarding anticipated future financial performance due to the unpredictability of the underlying assumptions and estimates.  However, during our consideration of strategic alternatives, as described in "—Background to the Merger," our company provided Parent and other potential financial and strategic partners with financial forecasts of our operating performance for fiscal year 2009 and provided Houlihan Lokey with financial forecasts of our operating performance for fiscal years 2009 through 2014 prepared by our management during April, May and September 2009, which we refer to as the "projections" in this proxy statement.

The projections were not prepared with a view to public disclosure and are included in this proxy statement only because SEC regulations require disclosure of information made available to a financial advisor.  The projections were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  Furthermore, our independent registered public accounting firm, BDO Seidman LLP, has not audited, reviewed, compiled, or applied any procedures to the projections and, accordingly, BDO Seidman assumes no responsibility for, and express no opinion on, the projections.

The projections are subjective and were prepared by our management solely for internal use and were prepared based upon the best available estimates and judgments of our management as to the future financial results of our company at the time the projections were prepared.  The projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared.  Although the projections are presented as numbers, they are not facts or derived from facts, and they should not be relied upon as being indicative of actual or probable future results.  In addition, factors such as industry performance, the market for our existing and new products and services, the competitive environment, expectations regarding future acquisitions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond our control, may cause actual future results to differ materially from the projections.  In addition, these projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that have been or may be implemented after the date the projections were prepared.  As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the projections.  The inclusion of this information should not be regarded as an indication that Parent or MergerSub placed any particular weight on the projections in determining to purchase our company for the merger consideration, or that any of them or Houlihan Lokey concluded that the projections will be predictive of actual future results.

The projections cover multiple years, and projections by their nature becomes less reliable for later periods.  The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our company's business, many of which are beyond our control.  Specifically, our management used the following key assumptions in preparing the projections:

•	Product revenue growth will recover in 2010 after two years of decline, building back to approximately $320 million by 2011 and growing 5% annually thereafter until 2014.

•	Technical staffing revenue will recover in 2010 with margins stabilizing at 23% for fiscal years 2011 through 2014.

•	Infrastructure revenue will grow by 13% in 2010 and 8.5% to 9% annually thereafter through 2014 with margins stabilizing at 24%.

•	Total sales will grow 50% from 2009 to 2014.

•	Total gross margins will increase modestly from 14.1% of revenue in 2009 to 14.5% of revenue by 2014.

•	Selling expense will stabilize at 2.5% of revenue by 2011.

•	Selling, general, and administrative expenses will stabilize at a combined 11% of revenue during the period from 2011 through 2014.

•	Capital expenditures will equal depreciation and amortization annually during the period from 2010 through 2014.

•	There will be no income tax expense until 2012 because of goodwill amortization and net operating loss carryforwards.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the projections have proven to be false or are determined to have been erroneous at the time prepared.

The projections for fiscal years 2009 through 2014 provided to Houlihan Lokey are summarized below:

Income Statement
	Projected Fiscal Year End
	2009	2010	2011	2012	2013	2014
Product Revenue	$261,227,903	$279,513,856	$321,440,935	$337,512,981	$354,388,630	$372,108,062
Technical Staffing Revenue	$26,800,442	$35,108,579	$38,619,437	$42,481,381	$46,729,519	$51,402,471
Infrastructure Revenue	$113,293,089	$128,424,757	$139,340,861	$151,881,538	$165,550,877	$180,450,456
Total Sales	$401,321,434	$443,047,192	$499,401,233	$531,875,900	$566,669,026	$603,960,988
Total Cost of Goods Sold	$344,535,958	$379,728,601	$428,790,153	$455,952,471	$485,002,827	$516,084,801
Gross Profit	$56,785,476	$63,318,591	$70,611,079	$75,923,429	$81,666,199	$87,876,187
Selling	$11,795,812	$11,962,274	$12,485,031	$13,296,898	$14,166,726	$15,099,025
General & Administrative	$38,981,267	$39,209,676	$42,948,506	$45,209,452	$48,166,867	$51,336,684
Depreciation	$3,072,465	$3,391,912	$3,823,351	$4,071,973	$4,338,345	$4,623,847
Operating Income – EBIT	$2,935,932	$8,754,729	$11,354,191	$13,345,107	$14,994,262	$16,816,631
Other Income/(Expense) (Interest Expense)	$(171,576)	$100,000	$100,000	$100,000	$100,000	$100,000
Income Before Taxes	$2,764,356	$8,854,729	$11,454,191	$13,445,107	$15,094,262	$16,916,631
Income Taxes	$0	$0	$0	$2,388,058	$4,863,904	$5,567,703
Net Income to Retained Earnings	$2,764,356	$8,854,729	$11,454,191	$11,057,049	$10,230,358	$11,348,928
Add: Depreciation and Amortization	$3,072,465	$3,391,912	$3,823,351	$4,071,973	$4,338,345	$4,623,847
EBITDA	$6,008,397	$12,146,641	$15,177,543	$17,417,080	$19,332,606	$21,440,478

Appraisal Rights

Under the Delaware General Corporation Law, or DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Court of Chancery of the State of Delaware, which we refer to as the "Court of Chancery," together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration you would otherwise be entitled to receive pursuant to the Platinum merger agreement.  These rights are known as appraisal rights.  Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to perfect their rights.  The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights .

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.  Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a loss of your appraisal rights.

Where a merger agreement is to be submitted for adoption at a meeting of stockholders, Section 262 requires that stockholders be notified that appraisal rights will be available not less than twenty days before the stockholders' meeting to vote on the adoption of the merger agreement.  A copy of Section 262 must be included with such notice.  This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger, and a copy of Section 262 is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262.  If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•
You must deliver to us a written demand for appraisal of your shares before the vote on the adoption of the Platinum merger agreement is taken.  This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against the adoption of the Platinum merger agreement.  Voting against, abstaining from voting on, or failing to vote for the adoption of the Platinum merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•
You must not vote in favor of the adoption of the Platinum merger agreement.  A vote in favor of the adoption of the Platinum merger agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.  A proxy which is signed but does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Platinum merger agreement.  Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the Platinum merger agreement or to abstain from voting on the adoption of the Platinum merger agreement.  If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the Platinum merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Pomeroy IT Solutions, Inc., 1020 Petersburg Road, Hebron, Kentucky 41048, Attention:  Corporate Secretary, and must be delivered before the vote on the adoption of the Platinum merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock.  The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s).  Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us.  The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares.  If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.  An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, he or she is acting as agent for the record owner.  A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners.  In that case, the written demand should state the number of shares as to which appraisal is sought.  Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the broker or other nominee.

Within ten days after the effective time of the merger, the surviving corporation must give written notice to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the Platinum merger agreement of the date that the merger became effective.

At any time within sixty days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party has the right to withdraw his, her or its demand for appraisal and to accept the consideration offered pursuant to the Platinum merger agreement for his, her or its shares of common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal.  However, any such attempt to withdraw the demand for appraisal made more than sixty days after the effective time of the merger will require written approval of the surviving corporation.  No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Platinum merger agreement within sixty days after the effective time of the merger.  If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Platinum merger agreement.

Within one hundred twenty days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of, and is entitled to appraisal rights under, Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal.  The surviving corporation is under no obligation to file such a petition.  We have no present intention to file such a petition, and stockholders should not assume that the surviving corporation will file a petition.  Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed by Section 262.

Within one hundred twenty days after the effective time of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Platinum merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares.  Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.  Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the surviving corporation the written statement described in this paragraph.

Upon the filing of a petition for appraisal by a stockholder, service of a copy of such petition will be made upon the surviving corporation.  If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation.  After notice to dissenting stockholders who demanded appraisal of their shares, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.  The Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After the Court of Chancery determines the stockholders entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding, the Court of Chancery shall determine the "fair value" of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be the fair value.  Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Court of Chancery is required to take into account all relevant factors.  In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company."

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the consideration that you are entitled to receive under the terms of the Platinum merger agreement.  You should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding (which do not include attorneys' fees and fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable in the circumstances.  Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.  Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within one hundred twenty days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger in accordance with Section 262, then the right of that stockholder to an appraisal will cease.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Voting Intentions of Our Directors and Executive Officers

As of the record date for the special meeting, our directors and executive officers had the right to vote, in the aggregate, 1,547,824 shares of our common stock, which represented approximately 19.7% of the outstanding shares of our common stock.  All of these directors and executive officers have informed us that they intend to vote all of their shares of common stock in favor of adoption of the Platinum merger agreement and the merger.

Estimated Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $2,458,328.  This amount includes the following estimated fees and expenses:

Description	Estimated Amount to be Paid
SEC filing fee	$3,615
Printing, proxy solicitation and mailing expenses	$55,000
Financial, legal, accounting and tax advisory fees	$2,775,000
Miscellaneous expenses	$50,000
Total	$2,883,615

In addition, if the Platinum merger agreement is terminated under certain circumstances described under "The Merger Agreement—Termination Fee," we have agreed to pay to Parent a termination fee of $2.6 million.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and certain of the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements.  Forward-looking statements are based on expectations, assumptions, estimates, projections or beliefs concerning future events, and deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the Platinum merger agreement will be consummated.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters.  You should read all forward-looking statements carefully.  We believe that the assumptions on which our forward-looking statements are based are reasonable.  However, we cannot assure you that the actual results, developments or outcome of future events we anticipate will be realized or, if realized, that they will not have negative effects on our business or operations or the timing or completion of the merger, if approved.  All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Forward-looking statements speak only as of the date of this proxy statement.  Except as required by applicable law or regulation, we do not undertake any obligation to update or supplement these forward-looking statements to reflect future events or circumstances.

RISK FACTORS

The risks and uncertainties regarding the merger and entry into the Platinum merger agreement include the following:

•	we may not be able to satisfy all of the conditions to consummation of the merger, including the adoption of the Platinum merger agreement by our stockholders;

•
one or more events, changes or other circumstances may occur that individually or collectively could give rise to a "Company Material Adverse Effect" (as defined in the Platinum merger agreement and discussed below in the section entitled "The Merger Agreement—Company Material Adverse Effect Definition") resulting in the termination of the agreement.

•
one or more events, changes or other circumstances may occur that could give rise to a termination of the Platinum merger agreement under circumstances that could require us to pay a $2.6 million termination fee;

•	the occurrence of any material adverse change in our financial condition or results of operation;

•
the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees and the unwillingness of third parties to enter into or continue business relationships with us;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain interim operational covenants we agreed to in the Platinum merger agreement;

•	risks related to diverting management's attention from our ongoing business operations;

•	the decision of our board of directors as to whether or not to approve any acquisition proposal that may be submitted by a third party;

•	actions by Parent or MergerSub, or any other potential acquirer of our company;

•	changes in general economic business conditions, such as interest rate fluctuations, unemployment, pricing pressures, and insolvency of suppliers, and access to credit;

•	changes in the competitive environment in which we operate;

•	changes in customer needs and expectations;

•
changes in product supplies and terms of vendor agreements; and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, as amended, for the year ended January 5, 2009 attached as Annex C-1 to this proxy statement, including those described in Part I, Item 1A thereof ("Risk Factors"), Part II, Item 7 thereof ("Management's Discussion and Analysis of Financial Condition and Results of Operations") and in Part II, Item 9A ("Controls and Procedures").  See also "Where You Can Find More Information" on page 119.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders, as of the record date, as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of our stockholders will be held at __________, which is located at __________, at __________.m., local time, on __________.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders to adopt the Platinum merger agreement.  Our board of directors has determined that the merger and other transactions described in the Platinum merger agreement are advisable to, and in the best interests of, our stockholders and has approved the Platinum merger agreement and unanimously (other than Mr. Pomeroy who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) recommends that our stockholders vote "FOR" the adoption of the Platinum merger agreement.

We are also asking that you grant us the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Platinum merger agreement at the time of the special meeting.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record at the close of business on September 30, 2009, which we refer to as the record date in this proxy statement, are entitled to the notice of and to vote at the special meeting.  On the record date, there were 9,818,253 shares of common stock outstanding and entitled to vote, and each such share is entitled to one vote on each matter to be considered at the special meeting.  A quorum is present at the meeting if a majority of all of the shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy.  In the event that a quorum is not present at the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The adoption of the Platinum merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding on the record date.  Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure of a holder of any shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against adoption of the Platinum merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum.  If a quorum is not present at the special meeting, the affirmative vote of the holders of a majority of stock present and entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Voting of Proxies

All shares represented by properly executed proxies we receive at or prior to the meeting will be voted according to the instructions indicated on such proxies.  Properly executed proxy cards that do not contain instructions will be voted "FOR" the adoption of the Platinum merger agreement and "FOR"  authority to adjourn or postpone the special meeting, if necessary or appropriate.

Only shares affirmatively voted for the adoption of the Platinum merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal.  If a stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the Platinum merger agreement.  Brokers who hold shares of our common stock in "street name" for customers who are the beneficial owners of the shares may not give a proxy to vote those shares in the absence of specific instruction from those customers.  These non-voted shares are referred to as broker non-votes.  Broker non-votes will be counted as present for purposes of determining whether a quorum exists and will be counted as votes against the adoption of the Platinum merger agreement.

The persons named as proxies by a stockholder who votes for the proposal to adopt the Platinum merger agreement may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.  No proxy voted against the proposal to adopt the Platinum merger agreement will be voted in favor of any adjournment or postponement.

Our board of directors knows of no other matters that may be brought before the meeting.  However, if any other business is properly presented for action at the meeting, the persons named on the proxy card will vote in accordance with their judgment.

Revocability of Proxies

A proxy card may be revoked or changed at any time before it is voted at the meeting.  You can do this in one of three ways:

•
You can deliver to our corporate secretary a written notice bearing a date later than the proxy you delivered to us stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. (Eastern time) on __________.

•
You can complete, execute and deliver to our corporate secretary a later-dated proxy for the same shares.  If you originally submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. (Eastern time) on __________.

•	You can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to us at 1020 Petersburg Road, Hebron, Kentucky 41048, Attention:  Corporate Secretary, or hand-delivered to our corporate secretary at or before the taking of the vote at the special meeting.

Please note that if you hold your shares in "street name" through a bank, broker or other nominee holder, and you have instructed your nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.  If that is your situation, please contact your nominee for instructions as to how to revoke or change your vote.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES.  A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to stockholders shortly after completion of the merger.

Solicitation of Proxies

This proxy solicitation is being made by us on behalf of our board of directors and we will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders.  In addition, we have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.  Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication.  These persons will not be paid additional compensation for their efforts.  We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of our shares of common stock that the brokers, banks and nominees hold of record.  Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

THE PARTIES TO THE MERGER

Pomeroy IT Solutions, Inc.

Pomeroy IT Solutions, Inc. is an information technology solutions provider with a comprehensive portfolio of hardware, software, technical staffing services, and infrastructure and lifecycle services.  Our headquarters are located at 1020 Petersburg Road, Hebron, Kentucky, 41048.  Our general telephone number at our headquarters is (859) 586-0600.  Pomeroy IT Solutions, Inc. is referred to in this proxy statement as alternatively the "company" and "we."

Project Skyline Intermediate Holding Corporation

Project Skyline Intermediate Holding Corporation, a Delaware corporation, is owned indirectly by Platinum Equity Capital Partners II, L.P. and was formed solely for the purpose of entering into the Platinum merger agreement and has not engaged in any business activity other than activities related to the purpose of acquiring our company through a merger with Project Skyline Intermediate Holding Corporation's wholly owned subsidiary, Project Skyline Merger Corporation.  Platinum Equity Capital Partners II, L.P., together with certain of its affiliated entities, which we refer to collectively as "Platinum Equity" (www.platinumequity.com), is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution.  Since its founding in 1995 by Tom Gores, Platinum Equity has completed nearly 100 acquisitions with more than $27.5 billion in aggregate annual revenue at the time of acquisition.  Project Skyline Intermediate Holding Corporation's principal offices are located at 360 North Crescent Drive, South Building, Beverly Hills, California 90210 and its telephone number is (310) 712-1850.  Project Skyline Intermediate Holding Corporation is referred to in this proxy statement as "Parent."

Project Skyline Merger Corporation

Project Skyline Merger Corporation, a Delaware corporation, is a wholly owned subsidiary of Parent and has not engaged in any business activity other than activities related to the purpose of merging with our company.  If the merger is completed, Project Skyline Merger Corporation will cease to exist following its merger with and into our company.  The principal offices of Project Skyline Merger Corporation are located at 360 North Crescent Drive, South Building, Beverly Hills, California 90210 and its telephone number is (310) 712-1850.  Project Skyline Merger Corporation is referred to in this proxy statement as "MergerSub."

THE MERGER AGREEMENT

This section of the proxy statement summarizes the material provisions of the Platinum merger agreement, but does not purport to describe all of the terms of the Platinum merger agreement.  The following summary is qualified in its entirety by reference to the complete text of the Platinum merger agreement which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference.  The rights and obligations of the parties are governed by the express terms and conditions of the Platinum merger agreement and not by this summary.  We urge you to read the Platinum merger agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The representations and warranties described in the summary below and included in the Platinum merger agreement were made by our company, Parent and MergerSub to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the Platinum merger agreement and are subject to important qualifications, limitations and exceptions agreed to by our company, Parent and MergerSub in connection with negotiating its terms, including information contained in a confidential disclosure schedule that our company provided to Parent and MergerSub in connection with the Platinum merger agreement.  Neither our company, Parent nor MergerSub is required under SEC rules to disclose these disclosure schedules publicly.  Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between our company, Parent and MergerSub rather than establishing matters as facts.  The Platinum merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding our company, Parent and MergerSub or their respective affiliates or their respective businesses.  Accordingly, you should not rely on the representations and warranties in the Platinum merger agreement as characterizations of the actual state of facts about our company, Parent or MergerSub, and you should read the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement for information regarding our company, Parent and MergerSub and their respective affiliates and their respective businesses.

The Merger

Upon the terms and subject to the conditions set forth in the Platinum merger agreement, MergerSub, a wholly owned subsidiary of Parent, will merge with and into our company.  After the merger, our company will continue as the surviving corporation and as a wholly owned subsidiary of Parent.  The surviving corporation will be a privately held corporation and our current stockholders will cease to have any ownership interest in the surviving corporation or rights as stockholders of the surviving corporation. Our stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Upon consummation of the merger, the directors and officers of MergerSub will be the initial directors and officers of the surviving corporation.  All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

We or Parent may terminate the Platinum merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our stockholders of the Platinum merger agreement.  Additional details on termination of the Platinum merger agreement are described in "—Termination of the Merger Agreement" below.

Effective Time

The merger will be effective at the time the certificate of merger has been accepted for record by the Secretary of State of the State of Delaware (or at such later time as is agreed upon by the parties to the Platinum merger agreement and specified in the certificate of merger), which we refer to as the "effective time" in this proxy statement.  We expect to complete the merger as promptly as practicable after our stockholders adopt the Platinum merger agreement (assuming the prior satisfaction of the other closing conditions to the merger).  Unless otherwise agreed by the parties to the Platinum merger agreement, the closing of the merger will occur no later than two business days after the satisfaction or waiver of the conditions described in "—Conditions to the Closing of the Merger" below.

Merger Consideration

Except as stated below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted at the effective time of the merger into the right to receive the merger consideration ($6.50 in cash, without interest and less any applicable withholding taxes).  The following shares of our common stock will not receive the merger consideration:

•	shares we or our subsidiaries own, which shares will be cancelled without consideration; and

•	shares Parent or MergerSub own, which shares will be cancelled without consideration; and

•
shares held by holders who did not vote in favor of the merger (or consent thereto in writing) and who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, the provisions of Section 262 of the DGCL, and which shares will be entitled to payment of the appraised value of such shares as may be determined to be due to such holders pursuant to Section 262 of the DGCL (unless and until such holder has failed to perfect or has effectively withdrawn or lost rights of appraisal under the DGCL).

At the effective time of the merger, each holder of a certificate formerly representing any shares of our common stock (other than shares for which appraisal rights have been properly demanded, perfected and not withdrawn or lost under the DGCL) will no longer have any rights with respect to such shares, except for the right to receive the merger consideration upon surrender thereof.  See "The Merger—Appraisal Rights" on page 78.

Payment Procedures

Parent will appoint a paying agent reasonably satisfactory to us to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock.  At or prior to the effective time of the merger, Parent will deposit with the paying agent an amount in cash equal to the aggregate merger consideration.

At the effective time of the merger, we will close our stock transfer books.  After that time, there will be no further transfer of shares of our common stock.

Promptly after the effective time of the merger, but in any event within five business days after the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of our shares of common stock a letter of transmittal and instructions advising such holders how to exchange their certificates for the merger consideration.  The paying agent will pay the merger consideration to each holder of our common stock after such holder (1) surrenders its certificates representing our shares of common stock to the paying agent and (2) provides to the paying agent a signed letter of transmittal and any other items specified by the letter of transmittal.  Interest will not be paid or accrue in respect of the merger consideration.  The paying agent will reduce the amount of any merger consideration paid by any applicable withholding taxes.  YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within 12 months following the effective time of the merger, such cash will be returned to the surviving corporation.  Subject to any applicable unclaimed property laws, after that point, holders of our common stock will be entitled to look only to the surviving corporation for payment of the merger consideration that may be payable upon surrender of any certificates.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate you must have your certificate properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation's reasonable satisfaction that the taxes have been paid or are not required to be paid.

If you have lost your certificate, or if it has been stolen or destroyed, you will be required to provide an affidavit to that fact and may be required to post a bond in such amount as the surviving corporation or paying agent may reasonably request.  The letter of transmittal will tell you what to do in these circumstances.

Treatment of Outstanding Stock Options and Restricted Stock Units

Before the effective time of the merger, we will take all action necessary such that:

•
Each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be cancelled and terminated and converted into the right to receive a cash payment, for each share of our common stock subject to such option, equal to the excess, if any, of (a) the merger consideration over (b) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes;

•
other than certain of the restricted stock awards we granted on May 27, 2009, each outstanding restricted stock award will vest in full and be converted into the right to receive a cash payment in an amount per share equal to the merger consideration, without interest and less any applicable withholding taxes; and

•
if the effective time of the merger is on or before May 26, 2010, the restricted stock awards we granted on May 27, 2009 will vest only as to the portion of each such award equal to the total number of shares subject to each such award multiplied by a fraction, the numerator of which shall be the number of days between May 27, 2009 and the date of the effective time of the merger and the denominator of which shall be 365.  If the effective time of the merger is after May 26, 2010, the restricted stock awards we granted on May 27, 2009 will vest in full and be converted into the right to receive the cash payment described above.

Representations and Warranties

The Platinum merger agreement contains representations and warranties of our company and of Parent and MergerSub made to and solely for the benefit of each other.  The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that modify, qualify and create exceptions to the representations and warranties contained in the Platinum merger agreement.  Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (1) they were made only as of the date of the Platinum merger agreement or a prior specified date, (2) in some cases they are subject to qualifications with respect to materiality and knowledge, (3) they are modified in important part by the disclosure schedules exchanged by the parties in connection with signing the Platinum merger agreement and (4) in the case of our representations and warranties, are qualified by certain disclosure in the filings we made with the SEC since January 1, 2006.  The disclosure schedules contain information that has been included in our prior public disclosures, as well as non-public information.  Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Platinum merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

We make various representations and warranties in the Platinum merger agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).  See "—Company Material Adverse Effect Definition" below.  Our representations and warranties relate to, among other things:

•	our due organization, good standing and qualification, and other corporate matters with respect to us and our subsidiaries;

•	our subsidiaries;

•	our capitalization and certain related matters;

•	our corporate authority and authorization to enter into, and enforceability of, the Platinum merger agreement;

•	the absence of conflicts with, or defaults under, our organizational documents, other contracts and applicable laws;

•	the required stockholder approvals to adopt the Platinum merger agreement and approve the transactions contemplated by the Platinum merger agreement;

•	required regulatory filings and consents and approvals of governmental authorities;

•	documents filed with or furnished to the SEC and the accuracy of the information in those documents, including our financial statements;

•	the absence of certain undisclosed liabilities;

•	our internal controls over financial reporting and our disclosure controls and procedures;

•
the conduct of our business in the ordinary course of business since July 5, 2009 and the absence of any event or change since July 5, 2009 that has had, individually or in the aggregate, a Company Material Adverse Effect;

•	litigation and government authorizations;

•	compliance with laws and compliance with, and adequacy of, permits;

•	this proxy statement not being misleading and the compliance of this proxy statement as to form with the requirements of the Exchange Act;

•	the absence of contractual restrictions on our business activities;

•	tax matters;

•	our employee benefit plans and compensation matters;

•	environmental matters;

•	intellectual property;

•	inapplicability of state anti-acquisition statutes and approval by our board of directors of the Platinum merger agreement and certain other agreements for purposes of Section 203 of the DGCL;

•	labor matters;

•	title to property and matters with respect to leased property;

•	material contracts (including the enforceability thereof and compliance therewith);

•	the opinion of the financial advisor to the special committee;

•	absence of brokers' and finders' fees;

•	transactions with our affiliates;

•	insurance matters; and

•	our relationship with significant customers.

The Platinum merger agreement also contains various representations and warranties made jointly and severally by Parent and MergerSub.  The representations and warranties of Parent and MergerSub relate to, among other things:

•	their due organization and good standing;

•	their authority and authorization to enter into, and enforceability of, the Platinum merger agreement;

•	the absence of conflicts with, or defaults under, their organizational documents, other contracts and applicable law;

•	required regulatory filings and consents and approvals of governmental authorities;

•
the sufficiency of financing to pay the aggregate merger consideration and other amounts required to be paid in connection with the consummation of the transactions contemplated by the Platinum merger agreement;

•	information supplied in the proxy statement; and

•	brokers' and finders' fees.

The representations and warranties of the parties expire upon consummation of the merger.

Company Material Adverse Effect Definition

Many of our representations and warranties are qualified by a Company Material Adverse Effect standard.  For the purpose of the Platinum merger agreement, "Company Material Adverse Effect" is defined to mean, subject to various exceptions, any effect, event, fact, development, condition or change that, individually or in the aggregate (1) is materially adverse to our assets, business, results of operations or condition (financial or other) and those of our subsidiaries, taken as a whole, or (2) prevents, or materially hinders the consummation of the merger or any of the other transactions contemplated by the Platinum merger agreement, in each case, other than any effect, event, fact, development, condition or change arising out of or resulting from any of the following:

(a)           any decrease in the market price of our common stock (but not any change underlying such decrease to the extent such change would otherwise constitute a Company Material Adverse Effect);

(b)           changes in conditions in the U.S. or global economy (except to the extent such changes affect us and our subsidiaries in a materially disproportionate manner);

(c)           changes in conditions in the industry in which we and our subsidiaries operate (except to the extent such changes affect us and our subsidiaries in a materially disproportionate manner);

(d)           changes resulting from the announcement or pendency of the merger;

(e)           changes in laws;

(f)            changes in generally accepted accounting principles;

(g)           our failure to meet internal budgets or projections, whether or not publicly disclosed, or financial analyst projections;

(h)           acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Platinum merger agreement (except to the extent such changes affect us and our subsidiaries in a materially disproportionate manner); or

(i)            any act we or our subsidiaries take at the request or with the consent of Parent or MergerSub.

Conduct of Business Pending the Merger

Until the effective time of the merger, except as contemplated by the Platinum merger agreement or with Parent's consent, we agreed that we will:

•	conduct our business in the ordinary course; and

•
use commercially reasonable efforts to preserve substantially intact our and our subsidiaries business organizations, to keep available the services of our and our subsidiaries respective officers and employees and to preserve our and our subsidiaries respective current business relationships.

We also agreed that, until the effective time of the merger, subject to certain exceptions in the disclosure schedule to the Platinum merger agreement and except as contemplated by the Platinum merger agreement or with Parent's consent (which consent will be deemed to have been given if Parent does not object within five business days from the date on which Parent receives written notice), neither we nor our subsidiaries will:

•	amend our or their charter, bylaws or other organizational documents;

•
authorize for issuance, issue, sell or agree to issue or sell any shares of our or their stock, or any securities convertible into, exchangeable or exercisable for, or other rights of any kind to acquire, any shares of our or their stock or other ownership interests (except for issuances upon the exercise or settlement of stock options or restricted stock units outstanding on the date of the Platinum merger agreement;

•	adopt any new incentive plan or any equity based compensation plan;

•
redeem, repurchase or otherwise acquire any shares of our or their stock or any rights, warrants or options to acquire any shares of our or their stock (except in connection with the exercise of  stock options or the vesting of restricted stock or the lapse of restrictions on restricted stock);

•	split, combine, subdivide or reclassify any shares of our or their stock;

•	declare, set aside, make or pay any dividend or other distribution with respect to any shares of our or their stock;

•	materially amend or terminate, or waive compliance with the material terms of or material breaches under, certain material contracts;

•	fail to comply in any material respect with the terms of certain material contracts;

•	enter into any new contract that would be a material contract if entered into prior to the date of the Platinum merger agreement;

•
pre-pay any long-term debt, or pay, discharge or satisfy any material claim, liability or obligation, in each case, except in the ordinary course of business; provided, that, even if in the ordinary course of business, we may not, without Parent's consent, pay, discharge or satisfy:

o	any claim made by a related party;

o	certain claims listed on the disclosure schedule to the Platinum merger agreement; or

o
any material claim first asserted after the date of the Platinum merger agreement, if the payment, discharge or satisfaction of such claim would require us to pay or commit to pay in excess of $500,000 when added to any amounts paid or committed to be paid in respect of any other material claim first asserted after the date of the Platinum merger agreement or any material litigation first filed after the date of the Platinum merger agreement;

•	make capital expenditures in excess of the amount budgeted in our capital budget that was made available to Parent;

•
waive, release or settle any material litigation other than settlements of litigation where (1) the amounts paid are covered by insurance or (2) the settlement involves only the payment of money damages and will not otherwise materially and adversely affect our business going forward; provided, that, we may not, without Parent's consent, waive, release or settle:

o	any litigation where we are adverse to a related party;

o	certain claims listed on the disclosure schedule to the Platinum merger agreement; or

o
any material litigation first filed after the date of the Platinum merger agreement, if the waiver, release or settlement of such litigation would require us to pay or commit to pay in excess of $500,000 when added to any amounts paid or committed to be paid in respect of any other material litigation first filed after the date of the Platinum merger agreement or any material claim first asserted after the date of the Platinum merger agreement;

•
take any action that would reasonably be expected to (1) result in any condition to the consummation of the merger not being satisfied, (2) materially delay the consummation of the merger or (3) materially impair our ability to consummate the merger or any other transaction contemplated by the Platinum merger agreement;

•
with respect to our employee stock purchase plan, we (1) may not permit any new offering periods under such plan to be initiated, and (2) must cause such plan to be terminated as of the effective time of the merger;

•	materially increase the compensation or fringe benefits payable to our officers or senior management or to any non-officer or non-senior management employees other than in the ordinary course;

•	amend or waive any provisions of any of our benefit plans or policies or adopt any new benefit plan or policy;

•
change our severance, termination or bonus policies or practices or enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a merger;

•	adopt a plan of liquidation or dissolution;

•	materially change our accounting methods, principles or practices;

•	take any action that would be a Company Material Adverse Effect; or

•	announce any intention, enter into any agreement or otherwise commit to do any of the foregoing.

Solicitation of Other Offers

Generally, with respect to the solicitation and negotiation of other offers, the Platinum merger agreement provides that we must not take certain actions.

We are required to (and are required to cause our subsidiaries and representatives to) terminate any discussions or negotiations with any person with respect to, or that could be reasonably expected to lead to, an acquisition proposal.

An "acquisition proposal" is any good faith proposal or offer from any person or group relating to, in a single transaction or series of related transactions, any:

•	merger, consolidation or similar transaction involving us or any of our significant subsidiaries.

•	sale or other disposition of 50.1% or more of our consolidated assets by merger, consolidation, combination, reorganization, share exchange or similar transaction;

•	issuance, sale or other disposition of securities representing 50.1% or more of our outstanding common stock;

•	tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 50.1% or more of our outstanding common stock; or

•	transaction which is similar in form, substance or purpose to any of the foregoing.

A "superior proposal" is any written acquisition proposal made by a third party:

•
on terms which our board of directors (or a committee thereof) determines in good faith, after consultation with our outside legal counsel and financial advisors, to be more favorable to our stockholders than the merger contemplated by the Platinum merger agreement;

•	the material conditions to the consummation of such proposal are capable of being satisfied in the reasonable judgment of our board of directors; and

•	the financing for which is then committed.

Prior to obtaining the stockholder approval described below in "—Conditions to the Closing of the Merger," which we refer to in this proxy statement as the "stockholder approval," and subject to certain exceptions discussed below:

•
we and our subsidiaries and representatives are required not to initiate, solicit or encourage or knowingly take any other action to facilitate any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	we and our subsidiaries and representatives are required not to initiate or participate in any discussions or negotiations that could reasonably be expected to lead to an acquisition proposal;

•
we and our subsidiaries and representatives are required not to enter into any agreement or understanding with respect to any acquisition proposal or that is intended to or could reasonably be expected to result in the termination of the merger or any other transaction contemplated by the Platinum merger agreement;

•
our board of directors is required to recommend that our stockholders approve the merger and our board of directors is required not to withdraw or modify such recommendation in a manner adverse to Parent; and

•	our board of directors is required not to recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an acquisition proposal.

Notwithstanding the restrictions described above, prior to obtaining stockholder approval, subject to our compliance with the provisions of the Platinum merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if we receive a written acquisition proposal, we may contact the person making such proposal solely to clarify and understand the terms and conditions of such acquisition proposal so as to determine whether such acquisition proposal is reasonably likely to lead to a superior proposal.

Furthermore, if our board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, our board of directors may, if it determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable law:

•	furnish any information to the person making such acquisition proposal, provided that any such information is provided pursuant to a confidentiality agreement and concurrently provided to Parent;

•	disclose to our stockholders any information required to be disclosed under applicable law; and

•	participate in negotiations with such person regarding such acquisition proposal.

We are required to promptly (and in any event within 24 hours after receipt) notify Parent of any acquisition proposal or any communications with respect to any acquisition proposal, and provide Parent with certain information related to such acquisition proposal.  We are also required to keep Parent informed on a prompt basis of the status, material terms and conditions of, and any material developments regarding any acquisition proposal.

Termination in Connection with a Superior Proposal

Our board of directors unanimously (other than Mr. Pomeroy who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) recommended that our stockholders adopt the Platinum merger agreement.

Our board of directors (or a committee thereof) may not, except under certain circumstances set forth below:

•	withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our stockholders adopt the Platinum merger agreement; or

•	approve, adopt or recommend (or publicly propose to approve, adopt or recommend) an acquisition proposal to our stockholders.

Notwithstanding these restrictions, but subject to our obligations to provide certain information to and to negotiate in good faith with Parent and to take certain actions in connection with superior proposals as described below, at any time prior to obtaining the stockholder approval, our board of directors may withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to Parent its recommendation that our stockholders adopt the Platinum merger agreement or, in the case of the first bullet point below, approve, adopt or recommend (or publicly propose to approve, adopt or recommend) an acquisition proposal to our stockholders:

•
if we receive an acquisition proposal that has not been withdrawn or abandoned and that our board of directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a superior proposal; or

•
other than in response to an acquisition proposal, if our board of directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Our board of directors may not withdraw or modify (or publicly propose withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our stockholders adopt the Platinum merger agreement or approve, adopt or recommend (or publicly propose to approve, adopt or recommend) an acquisition proposal to our stockholders with respect to a superior proposal unless:

•
we have complied in all material respects with the provisions in the Platinum merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions;

•	we have provided Parent written notice that we intend to take such action and describing the material terms and conditions of the superior proposal that is the basis of such action;

•
during the three business day period following Parent's receipt of such notice, we have negotiated in good faith with Parent and MergerSub (to the extent they desire to negotiate) to make such adjustments in the terms and conditions of the Platinum merger agreement so that such superior proposal ceases to constitute a superior proposal and/or our board of directors no longer believes that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties under applicable law; and

•
after such three business day period, our board of directors has determined in good faith, taking into account any changes to the terms of the Platinum merger agreement proposed by Parent, that its fiduciary duties still require our board of directors to withdraw or modify its recommendation.

Any amendment to the financial terms or any other material amendment of such superior proposal will require that we comply again with the foregoing requirements.

In order to enter into an acquisition agreement with respect to a superior proposal, the Platinum merger agreement must be terminated in accordance with its terms and we must pay a termination fee to Parent.  See "—Termination of the Merger Agreement" and "—Termination Fee" below.

Notwithstanding these restrictions, subject to certain conditions, our board of directors may make certain disclosures contemplated by the securities laws or other applicable laws.

Agreement to Use Commercially Reasonable Efforts

Subject to the terms and conditions set forth in the Platinum merger agreement, we, Parent and MergerSub agreed to cooperate with each other and to use our commercially reasonable efforts to:

•
take all actions, and do all things necessary or advisable to cause the closing conditions to the merger to be satisfied and to consummate the transactions contemplated by the Platinum merger agreement;

•
obtain all approvals, consents, permits, authorizations and other confirmations from any governmental authority or third party necessary or advisable to consummate the transactions contemplated by the Platinum merger agreement;

•
cooperate with each other in connection with any filing with a governmental authority in connection with the transactions contemplated by the Platinum merger agreement and any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the Platinum merger agreement;

•
keep the other party apprised of the content and status of any communication regarding the transactions contemplated by the Platinum merger agreement received by such party from, or given by such party to, any governmental authority; and

•	cooperate to defend any litigation to avoid the entry of, or to have vacated, reversed or overturned any order that restricts, delays or prohibits the consummation of the merger.

Financing

Neither Parent's nor MergerSub's obligations under the Platinum merger agreement are contingent upon obtaining any financing from any third party. Parent and MergerSub represented to us that they will have sufficient cash and cash equivalents available at or prior to the closing to perform their obligations under the Platinum merger agreement, including payment of the aggregate merger consideration payable to our stockholders.

Employee Matters

As of the effective time of the merger, Parent will, with respect to each of our and our subsidiaries' employees who become employees of Parent at the effective time of the merger, recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days that have accrued through the effective time of the merger.  Parent will also allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as Parent may adopt after the effective time of the merger.

The Platinum merger agreement provides that, on or before the closing of the merger, we shall, at our election, either (1) pay to certain of our employees the change in control bonus payments owing to such employees under the terms of special change in control bonus agreements we previously entered into with such employees or (2) deposit such amount into escrow to be delivered to such employees upon expiration of the waiting period provided by such special change in control bonus agreements.  Following the effective time of the merger, Parent agreed to comply with all of the obligations to our employees, whether arising under the special change in control bonus agreements or pursuant to employment agreements that contain additional change in control benefits, including severance.

Indemnification and Insurance

The Platinum merger agreement provides that from and after the effective time of the merger, Parent and the surviving corporation shall:

•
to the extent permitted under applicable law, indemnify and hold harmless each individual who is as of the date of the Platinum merger agreement or during the period from such date through the effective time of the merger serving as our director, officer, trustee or fiduciary or, in such capacity for any of our subsidiaries with respect to any judgments, fines, penalties and amounts paid in settlement in connection with any claim, suit, action, proceeding or investigation, based on or arising out of or relating to such individual's position as a director, officer, trustee, employee, agent or fiduciary of ours or any of our subsidiaries; and

•
assume all our and our subsidiaries' obligations to such individuals in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in our and our subsidiaries' organizational documents and the indemnification agreements listed on the disclosure schedule to the Platinum merger agreement.

Under the terms of the Platinum merger agreement, for a period of six years after the effective time of the merger, the certificate of incorporation of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification as were contained in our certificate of incorporation and bylaws as of the date of the Platinum merger agreement.

Under the terms of the Platinum merger agreement, we will purchase "tail" insurance policies with a claims period of at least six years from the effective time of the merger with respect to directors' and officers' liability insurance in amount and scope at least as favorable as our policy in effect on the date of the Platinum merger agreement.  However, the maximum amount of the one time premium for such policies may not exceed 200% of our 2008 annual premium for such policies, and if such amount is not sufficient to purchase insurance in such maximum amount, then we will purchase such amount of insurance that is available at an annual premium of 200% of annual premium.

Other Covenants

The Platinum merger agreement contains additional agreements between us and Parent relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	the special meeting of our stockholders and the recommendation of our board of directors;

•	coordination of press releases and other public announcements or filings relating to the merger;

•
Parent's access to our employees, agents, properties, books, contracts, records and other information between the date of the Platinum merger agreement and the closing (subject to all applicable legal or contractual obligations and restrictions);

•	delisting of our common stock from NASDAQ Global Market;

•
the payment of fees and expenses, including a covenant that after we have paid all of our expenses related to the Platinum merger agreement and any amendment thereto, including any expenses related to any acquisition proposal, superior proposal or any change in recommendation by our board of directors that our stockholders adopt the Platinum merger agreement, the aggregate book value of our cash and cash equivalents, certificates of deposit, other marketable securities and trade accounts receivable shall not be less than $89,020,822;

•	our providing to Parent of monthly financial information; and

•
actions to cause the disposition of our equity securities held by each of our directors and officers pursuant to the transactions contemplated by the Platinum merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Closing of the Merger

The obligations of the parties to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the merger:

•	the affirmative vote to adopt the Platinum merger agreement by holders of a majority of the outstanding shares of our common stock; and

•
no governmental authority shall have enacted, issued or entered any injunction, order, ruling or other legal restraint which has become final and non-appealable and that enjoins, restrains, prevents or prohibits or makes illegal the consummation of the merger.

In addition to the conditions for all parties to the Platinum merger agreement, the obligations of Parent and MergerSub to complete the merger are subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•
our representations and warranties, disregarding all qualifications and exceptions relating to materiality or Company Material Adverse Effect, must be true and correct in all material respects (1) as of the date of the Platinum merger agreement to the extent such representations and warranties speak as of such date and (2) as of the closing date of the merger as if made on and as of the closing date (or, if given as of an earlier date, at and as of such date), except where the failure to be so true and correct has not had, and will not have, individually or in the aggregate, a Company Material Adverse Effect;

•
we shall have performed or complied in all material respects with all agreements and covenants required by the Platinum merger agreement to be performed or complied with by us on or prior to the effective time of the merger;

•	there shall not have occurred any Company Material Adverse Effect;

•
no action, suit, proceeding or investigation shall be pending or threatened in which any governmental authority is a party wherein an unfavorable judgment, order, decree or ruling would (1) prevent, restrain or interfere with the consummation of any of the transactions contemplated by the Platinum merger agreement or (2) adversely affect Parent's right to own, operate or control our company or any portion of our business or assets, and no such judgment, order, decree or ruling shall be in effect;

•
our chief executive officer shall have delivered a certificate to Parent certifying that all of the conditions with respect to our representations, warranties and obligations under the Platinum merger agreement described above have been satisfied; and

•	we shall have delivered a certificate to Parent to the effect that we are not a U.S. real property holding company.

In addition to the conditions for all parties to the Platinum merger agreement, our obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•
the representations and warranties made by Parent and MergerSub, disregarding all qualifications and exceptions relating to materiality, must be true and correct in all material respects (1) as of the date of the Platinum merger agreement to the extent such representations and warranties speak as of such date and (2) as of the closing date of the merger as if made on and as of the closing date (or, if given as of an earlier date, at and as of such date), except where the failure to be so true and correct has not, and will not, individually or in the aggregate, prevent or materially hinder Parent or MergerSub from consummating the merger or any of the other transactions contemplated by the Platinum merger agreement;

•
Parent and MergerSub shall have performed or complied in all material respects with all agreements and covenants required by the Platinum merger agreement to be performed or complied with by such party on or prior to the effective time of the merger; and

•
we shall have received a certificate signed by an authorized officer of Parent certifying that all of the conditions with respect to Parent's and MergerSub's representations, warranties and obligations under the Platinum merger agreement described above have been satisfied.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which Parent, MergerSub or our company would waive any of the closing conditions described above.  If, however, we waive any of the closing conditions described above, we do not anticipate re-soliciting our stockholders for approval unless such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders.  Parent's ability to obtain financing to consummate the merger is not a closing condition.

Termination of the Merger Agreement

The Platinum merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of the parties;

•	by either us or Parent:

o
if the merger has not been consummated on or before December 31, 2009, except that a party cannot terminate the Platinum merger agreement for this reason if the failure of the merger to be consummated by such date was primarily due to such party failing to perform any of its obligations under the Platinum merger agreement;

o
if there is a final and non-appealable order, injunction, judgment, decree or ruling that enjoins, restrains, prevents or prohibits the consummation of the merger or makes the consummation of the merger illegal, except that a party cannot terminate the Platinum merger agreement for this reason unless such party has used its commercially reasonable efforts to oppose such order, injunction, judgment, decree or ruling or to have it vacated or made inapplicable to the merger;

•	by Parent:

o	if stockholders other than Mr. Pomeroy that have perfected their dissenters' rights own in the aggregate 10% or more of our outstanding common stock;

o	if stockholders including Mr. Pomeroy that have perfected their dissenters' rights own in the aggregate 26.8% or more of our outstanding common stock;

o
if we have breached or failed to perform any of our representations, warranties, covenants or agreements contained in the Platinum merger agreement, which breach or failure would cause certain conditions to the obligation of Parent and MergerSub to effect the merger not to be satisfied and which, if capable of being cured, is not cured by December 31, 2009 or not cured within 30 days after our receipt of Parent's written notice of such breach or failure, except that Parent may not terminate the Platinum merger agreement due to our breach or failure if Parent or MergerSub is then in material breach of its obligations under the Platinum merger agreement;

o
if (1) our board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our stockholders adopt the Platinum merger agreement; or (2) our board of directors adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) an acquisition proposal to our stockholders;

o	if we have materially breached any of our obligations related to acquisition proposals as set forth in "—Solicitation of Other Offers"; or

o	if any of the following occur:

▪	our outstanding shares of common stock as of the effective time of the merger exceeds 9,818,253;

▪
the sum of our outstanding shares of common stock as of the effective time of the merger, plus the number of shares of our common stock issued upon exercise of all stock options with an exercise price equal to or less than $6.50 exceeds 10,291,975;

▪
the aggregate book value of our cash and cash equivalents, certificates of deposit, other marketable securities, and trade accounts receivable, excluding the amount of any proceeds we receive upon the exercise of stock options exercised between the date we signed the Platinum merger agreement and the effective time, is less than $89,020,822;

▪
certain of our significant customers notify us that such customer will not be purchasing more than an insignificant amount of products or services from us for the foreseeable future (except for notifications from any such customer that it intends to defer purchases to a later period); or

▪	we lose the ability to purchase products branded by certain suppliers; or

•	by us:

o
if Parent or MergerSub has breached or failed to perform any of their representations, warranties, covenants or agreements contained in the Platinum merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger not to be satisfied and which, if capable of being cured, is not cured by December 31, 2009 or not cured within 30 days after their receipt of our written notice of such breach or failure, except that we may not terminate the Platinum merger agreement due to their breach or failure if we are then in material breach of our obligations under the Platinum merger agreement;

o
if (1) our board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our stockholders adopt the Platinum merger agreement; or (2) our board of directors adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) an acquisition proposal to our stockholders, and in each case, prior to or concurrently with such termination, we pay to Parent the termination fee as described below in "—Termination Fee."

Termination Fees

Termination Fee Payable to Parent

We agreed to pay Parent a $2.6 million termination fee if:

•
Parent terminates the Platinum merger agreement because we materially breached any of our obligations related to acquisition proposals as set forth in "—Solicitation of Other Offers," and all of the following events occur:

o
before obtaining the stockholder approval, an acquisition proposal is publicly announced before the Platinum merger agreement is terminated and such acquisition proposal is not withdrawn before the Platinum merger agreement is terminated;

o
concurrently with the termination of the Platinum merger agreement or within 12 months following such termination, we enter into an agreement with respect to an acquisition proposal or an acquisition proposal is consummated; or

•
we or Parent terminate the Platinum merger agreement because (1) our board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our stockholders adopt the Platinum merger agreement; or (2) our board of directors adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) an acquisition proposal to our stockholders;

Termination Fee Payable to Us

Parent agreed to pay us a $5.0 million reverse termination fee if we terminate the Platinum merger agreement in circumstances where we are permitted to do so because Parent or MergerSub breached or failed to perform any of their representations, warranties, covenants or agreements contained in the Platinum merger agreement.

Concurrently with the execution of the Platinum merger agreement, and as a condition and inducement to our willingness to enter into the Platinum merger agreement, Parent provided us with a copy of an executed equity commitment letter addressed to Parent from Platinum Equity Capital Partners II, L.P.  Under the terms of the equity commitment letter, Platinum Equity Capital Partners II, L.P. is obligated to contribute, or cause to be contributed to Parent, upon the final and non-appealable determination that Parent owes us the $5.0 million reverse termination fee pursuant to the terms of the Platinum merger agreement, funds in an amount which will be sufficient to satisfy Parent's obligations to pay us such reverse termination fee.  The equity commitment letter states that no third parties, which include our company, have any rights under the equity commitment letter.  Our board of directors has nonetheless concluded that our company will have recourse associated with Platinum Equity Capital Partners II, L.P.'s obligation to Parent in its capacity as a potential creditor to Parent.

The Platinum merger agreement provides that Platinum Equity Capital Partners II, L.P. has sufficient cash on hand or capital commitments to satisfy its obligations under the equity commitment letter. There are no conditions to the funding of the financing described in the equity commitment letter other than the conditions precedent set forth in the equity commitment letter and no person (other than Parent in the case of clause (ii) below) has any right to (i) impose, and Parent has no obligation to accept, any condition precedent to such funding other than the conditions described in the equity commitment letter or (ii) reduce the amounts of the financing commitments made in the equity commitment letter (subject to the conditions described in the equity commitment letter).

Limitation on Remedies

None of the parties to the Platinum merger agreement can seek injunctions or seek to enforce specifically the terms of the Platinum merger agreement to complete the merger if the party seeking such remedies would have the right upon termination of the Platinum merger agreement to receive the applicable termination fees.  In all other instances, the parties are entitled to seek to enforce specifically the terms of the Platinum merger agreement against the other parties, in addition to any other remedy.

Amendment

At any time prior to the effective time of the merger, the Platinum merger agreement may be amended by written agreement of the parties, except that after receipt of stockholder approval, no amendment may be made without further stockholder approval if such further stockholder approval is required by law.  All amendments to the Platinum merger agreement must be approved by the parties' respective boards of directors or similar governing bodies.

Extension of Time; Waiver

At any time prior to the effective time of the merger, any party may:

•	waive any inaccuracies in the representations and warranties of any other party;

•	extend the time for the performance of any of the obligations or acts of any other party; or

•
waive compliance by the other party with any of the agreements contained in the Platinum merger agreement or, except as otherwise provided in the Platinum merger agreement, waive any of such party's conditions.

Any agreement on the part of a party to any such extension or waiver is valid only if in writing and signed on behalf of such party.  The failure or delay by any party in exercising any right under the Platinum merger agreement will not constitute a waiver of that right.

IMPORTANT INFORMATION REGARDING POMEROY IT SOLUTIONS, INC.

Description of Business

For a description of our business, see our Annual Report on Form 10-K for the fiscal year ended January 5, 2009, as amended, which is attached as Annex D-1 to this proxy statement, our Quarterly Report on Form 10-Q for the quarterly period ended April 5, 2009, as amended, which is attached as Annex D-2 to this proxy statement, and our Quarterly Report on Form 10-Q for the quarterly period ended July 5, 2009, which is attached as Annex D-3 to this proxy statement.  We refer to such reports as the "Form 10-K" and the "Form 10-Q for the period ended" the applicable date.  The Form 10-K and the Forms 10-Q attached to this proxy statement do not include the exhibits originally filed with such reports.

Description of Property

For a description of our properties, see the Form 10-K.

Legal Proceedings

 For a description of our legal proceedings, see the Form 10-K and the Form 10-Q for the period ended July 5, 2009.

Financial Statements

On July 31, 2009, our audit committee concluded that our financial statements and related audit reports in our Annual Report on Form 10-K for the year ended January 5, 2009 and the interim financial statements in our Quarterly Report on Form 10-Q for the quarter ended April 5, 2009 should no longer be relied upon due to errors in our historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business.  The errors relate primarily to the recognition in our income statement of certain aged trade credits affecting accounts receivable, accounts payable, and selling, general and administrative expenses.

Our audited financial statements for the years ended January 5, 2009 and 2008, as restated, are included in Amendment No. 1 to Form 10-K filed with the SEC on August 24, 2009 and attached as Annex D-1 to this proxy statement.  Our unaudited financial statements for the quarters ended April 5, 2009, as restated, and July 5, 2009 are included in Amendment No. 1 to Form 10-Q for the quarter ended April 5, 2009 and the Form 10-Q for the quarter ended July 5, 2009, respectively, each filed with the SEC on August 24, 2009 and attached as Annexes D-2 and D-3, respectively, to this proxy statement.

Directors and Executive Officers

Set forth below for each of our directors and executive officers is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer.  Except as otherwise noted, each person identified below is a citizen of the United States of America and can be reached c/o Pomeroy IT Solutions, Inc., 1020 Petersburg Road, Hebron, Kentucky 41048

During the last five years, none of our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

David G. Boucher, 66, has been a member of our board of directors since June 2005.  Mr. Boucher is currently Chairman and Chief Executive Officer of Dave Boucher Enterprises, a consultant in distribution channels marketing.  Mr. Boucher also sits on the Advisory Board of Clearpath Networks.  In May 2000, Mr. Boucher retired after 30 years with IBM Corporation, a global computer and technology company, where he held numerous executive positions in the IBM Personal Systems Group.

Christopher C. Froman, 50, has been our President and Chief Executive Officer since January 2009 and was elected to our board of directors on May 27, 2009.  From December 2007 until he was promoted to President and Chief Executive Officer, Mr. Froman served as our Senior Vice President of Sales and Marketing.  From 2003 to 2007, Mr. Froman served as Senior Vice President, U.S. Sales at OKI Printing Solutions, Inc., a provider of business printing solutions, and as Vice President of U.S. Channel Sales, and Vice President of U.S. Commercial Sales at Lexmark International, Inc., a provider of printing and imaging solutions.  Mr. Froman began his career at IBM Corporation where he advanced through the management ranks in the IBM PC Company.  He holds a Bachelor of Science degree in Industrial Relations from the University of North Carolina at Chapel Hill.

Ronald E. Krieg, 66, has been a member of our board of directors since December 2005.  Mr. Krieg is a Certified Public Accountant.  Mr. Krieg is affiliated with Jackson, Rolfes Spurgeon & Co., a public accounting firm, where he was an audit partner from August 1, 2004 to December 31, 2008.  Prior to August 1, 2004, Mr. Krieg was with Grant Thornton LLP, a public accounting firm, since 1965, other than for two years when he served in the United States Marine Corps.  He became a partner in Grant Thornton LLP in 1978.  Mr. Krieg has 40 years in the practice of public accounting with a national firm, and has considerable experience in the areas of Sarbanes-Oxley and internal auditing.  He is a past president of the Cincinnati Chapter of the Institute of Internal Auditors and has served on its Board of Governors for over 30 years.  Mr. Krieg also serves as a member of the board of directors of CECO Environmental Corp., a publicly traded company, and serves on its audit committee.

David B. Pomeroy, II, 60, has been a member of our board of directors since 1992.  From 1992 through July 2007, Mr. Pomeroy served as Chairman of the Board and from 1992 through June 2004 he served as Chief Executive Officer of our company.  Mr. Pomeroy was a founder of the first of our company's predecessor businesses in 1981.  Mr. Pomeroy controlled the predecessor businesses until their reorganization into Pomeroy Computer Resources in 1992.  Mr. Pomeroy currently serves as a consultant to our company and he has continuously served our company in such capacity since January 2005.

Richard S. Press, 70, has been a member of our board of directors since July 2007.  During 2007, Mr. Press served as a member of Global Advisory Group of Standish Mellon Asset Management Company, an asset management firm and currently serves as an advisor to that firm's Chief Executive Officer.  He has served as a Director of Transatlantic Holdings, Inc., a reinsurance company, since 2006.  Since March 2008, Mr. Press has served as a director of the Housing Authority Insurance Group, a property and casualty company serving public housing authorities.  He has served as a member of the Investment Committee of Controlled Risk Insurance Company, a medical malpractice insurance company, since September 2006.  Mr. Press served as Senior Vice President and Director, Insurance Asset Management Group, of Wellington Management Company, an asset management firm, from 1994 to 2006.  From 1982 to 1994, he served as Senior Vice President and Director, Insurance Asset Management, of Stein, Roe & Farnham, an asset management firm.  From 1964 to 1982, he served as a Vice President of Scudder Stevens & Clark, an asset management firm.  Mr. Press graduated from Brown University in 1960 with a B.A. in Economics and from Harvard Business School in 1962 with an M.B.A.

Michael A. Ruffolo, 47, has been a member of our board of directors since July 2007.  Mr. Ruffolo has served as the Chief Executive Officer of Liquid Machines, Inc., an enterprise rights management provider, since September 2004.  From September 2003 to March 2004, he served as Chief Operating Officer of Akamai Technologies, Inc., a global service provider for accelerating content and business processes online.  From August 2001 to September 2003, he served as Executive Vice President of Akamai.  From January 2000 to June 2001, he served as Executive Vice President, Global Sales, Services and Marketing, of EMC Corporation, a developer and provider of information infrastructure technology and solutions.  From 1998 to 2000, Mr. Ruffolo was President, Document Solutions Group, of Xerox Corporation, a provider of document outsourcing solutions, services, software and supplies.  From 1988 to 1998, he served in various capacities with NCR Corporation, a global technology company, including Vice President and Chief Information Officer from 1996 to 1998.  Mr. Ruffolo graduated from the University of Dayton in 1982 with a B.S., summa cum laude, in Business Administration and from Harvard Business School in 1988 with an M.B.A.

Jonathan Starr, 33, has been a member of our board of directors since July 2007.  He was a founding member of Flagg Street Capital LLC, an investment firm, and he served as its Portfolio Manager from June 2004 to August 2008.  From May 2001 to January 2003, he was a research analyst at SAB Capital Management, L.P., an opportunistic investment firm.  From April 2000 to April 2001, Mr. Starr worked as an investment analyst for Blavin & Company, a value investment partnership.  From June 1998 to April 2000, he was a research associate at Fidelity Management and Research Co.  Mr. Starr graduated from Emory University in 1998 with a B.A., summa cum laude, in Economics and was a member of Phi Beta Kappa.

Debra E. Tibey, 50, has been a member of our board of directors since June 2002.  Ms. Tibey is currently a consultant in the IT industry and a principal of Zoey LP, an educational publishing company that markets to the healthcare industry.  Ms. Tibey has been in the IT Industry for over 24 years and has held various senior management positions in sales and marketing.  From 1988 through 2000, she worked for Ingram Micro, a global distributor of technology products and services.  During her 12 year tenure with Ingram Micro she served in various leadership roles ultimately serving as Senior Vice President of Sales.  She also sits on the advisory board for Coldlight Solutions and Proximetry, both of which are private companies.

On July 12, 2007, we entered into a settlement agreement with Flagg Street Capital LLC, Flagg Street Partners Qualified LP, Flagg Street Offshore, LP, Jonathan Starr, Michael A. Ruffolo and Richard S. Press.  We entered into the settlement agreement to settle a proxy context with Flagg Street.  Under the terms of the settlement agreement, we agreed to expand the size of our board of directors to twelve and to immediately appoint to our board two of the three nominees Flagg Street proposed for election at our 2007 annual meeting of stockholders.  The two nominees were Mr. Starr and Mr. Ruffolo.  We also agreed to nominate all three of these nominees, including Mr. Press, to our board of directors at our 2007 annual meeting of stockholders.

Executive Officers

Christopher C. Froman, 50, is our current President and Chief Executive Officer.  Mr. Froman is also a member of our board of directors.  See the section immediately above entitled "—Directors."

Craig J. Propst, 48, is our Senior Vice President, Treasurer and Chief Financial Officer, and has been our Chief Financial Officer since November 6, 2008.  Mr. Propst served as our interim Chief Financial officer from August 1, 2008 until November 5, 2008.  Mr. Propst joined us in March 2008, as our Vice President and Treasurer.  Before joining us, Mr. Propst was employed by Software Spectrum, a global software reseller, where he served as Vice President of Finance Europe, Middle East and Africa during his three year tenure.  Before joining Software Spectrum, Mr. Propst served in multiple financial and operational roles for i2Technologies, a global supply chain software company in Dallas, Texas over a period of four years.  He is a 1983 graduate of the United States Air Force Academy, obtained a Master of Arts in East European Studies from the United States Naval Postgraduate School and holds M.B.A degrees in Finance from the University of Texas at Austin and in International Corporate Finance from Koblenz School of Corporate Management in Koblenz, Germany.

Luther K. Kearns, 62, has served as our Senior Vice President-Service Delivery and Alliances since January 2009 and before that, served as our Senior Vice President-Service Delivery beginning in March 2008.  From July 2007 to February 2008, Mr. Kearns served as Vice President of Customer Service and Support for Gateway Computer, a provider of computers and computer products.  From October 2001 to June 2007, he was the Vice President, Sales Service Delivery and the Region Vice President of Service Delivery for CompuCom Systems, Inc., a provider of computer software platforms.  Before this, Mr. Kearns held the Vice President position at both CSC Corporation and IBM Corporation, where he began his professional career.

Keith Blachowiak, 45, Senior Vice President of Operations and Chief Information Officer, has three and two months of service with our company and has been the CIO since March 1, 2006. From September 26, 2005 until joining our company, Mr. Blachowiak was Vice President-IT Shared Services, Government Division for Affiliated Computer Services, Inc., a Delaware corporation that is a provider of information technology and business process outsourcing solutions to commercial and government clients worldwide.  From 1990 to 2005, he worked at Ingram Micro, Inc., a Delaware corporation that is a global wholesale distributor of IT products, most recently serving as Corporate Vice President IT Strategy and Operations from 2002 to 2005.

Peter J. Thelen, 38, joined our company in 2000.  Throughout his tenure with our company, Mr. Thelen has held various management level positions, including, most recently, serving as the Vice President of Sales - National Accounts and Alliances and, prior to that, Vice President of Enterprise Sales.  Before joining our company, Mr. Thelen, a Certified Public Accountant, was a consultant with Arthur Anderson, LLP for approximately seven years.  Mr. Thelen earned his BA degree from Spring Hill College in Mobile, Alabama.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Our management's discussion and analysis of financial condition and results of operations are included in the Form 10-K and the Forms 10-Q for the periods ended April 5, 2009 and July 5, 2009.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

For disclosure regarding changes in and disagreements with accountants on accounting and financial disclosure, see the Form 10-K.

Quantitative and Qualitative Disclosures about Market Risk

For quantitative and qualitative disclosure about market risk, see the Forms 10-Q for the periods ended April 5, 2009 and July 5, 2009.

Historical Selected Financial Data

The following table includes selected consolidated financial data for the last five years and the three and six months ended July 5, 2009.  The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, our consolidated financial statements and notes thereto in Annex D-1 and Annex D-3 to this proxy statement.  Historical results are not necessarily indicative of results to be expected in the future.

	Years ended January 5,
(In thousands, except per share amounts and ratios)	2009	2008	2007	2006	2005	Quarter Ended July 5, 2009	Six Months Ended July 5, 2009
Consolidated Statement of Operations Data
Revenue	$565,830	$586,907	$592,981	$683,670	$703,419	$100,800	$190,260
Income (Loss) before income taxes	$(11,031)	$(112,898)	$2,130	$(16,683)	$18,146	$324	$(268)
Net income (Loss)	$(13,156)	$(114,313)	$1,143	$(10,662)	$10,933	$324	$(268)
Earnings per share
Basic	$(1.13)	$(9.27)	$0.09	$(0.85)	$0.89	$0.03	$(0.03)
Diluted	$(1.13)	$(9.27)	$0.09	$(0.85)	$0.88	$0.03	$(0.03)
Shares used in computing earnings per share
Basic	$11,680	$12,331	$12,570	$12,554	$12,253	$9,760	$9,339
Diluted	$11,680	$12,331	$12,659	$12,554	$12,442	$9,760	$9,339
Other Operating Data
Ratio of earnings to fixed charges[1]	(9.4)	(102.5)	2.2	(8.6)	15.5	3.9	0.0
Consolidated Balance Sheet Data
Total Assets	$142,987	$206,584	$308,963	$295,145	$332,888	$129,550	$129,550
Long-term debt, net of current maturities	$0	$0	$0	$0	$250	$0	$0

(1)          Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges are the aggregate of interest expense, including amortization of debt issuance costs, and an allocation of rental charges to approximate equivalent interest.  See "—Ratio of Earnings to Fixed Charges."

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the periods indicated.  Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges are the aggregate of interest expense, including amortization of debt issuance costs, and an allocation of rental charges to approximate equivalent interest.

	Years ended January 5,
(In thousand, except ratios)	2009	2008	2007	2006	2005	Quarter Ended July 5, 2009	Six Months Ended July 5, 2009
Income before income taxes and minority interest	$(11,031)	$(112,898)	$2,130	$(16,683)	$18,146	$324	$(268)
Add fixed charges:
Interest expense	$1,062	$1,091	$1,757	$1,746	$1,249	$111	$271
Interest portion of rent expense	$0	$0	$0	$0	$0	$0	$0
Income before income taxes, minority interest, and fixed chargers	$(9,969)	$(111,807)	$3,887	$(14,937)	$19,395	$435	$3
Fixed charges:
Interest expense	$1,062	$1,091	$1,757	$1,746	$1,249	$111	$271
Interest portion of rent expenses	$0	$0	$0	$0	$0	$0	$0
Total fixed charges	$1,062	$1,091	$1,757	$1,746	$1,249	$111	$271
Ratio of earnings to fixed charges	(9.4)	(102.5)	2.2	(8.6)	15.5	3.9	0.0

Book Value Per Share

Our net book value per share as of July 5, 2009 was $7.17, excluding unvested restricted share awards.

Transactions in Common Stock

Purchases by our Company

On November 14, 2008, we announced that our board of directors had authorized a program to repurchase up to $5.0 million of our outstanding common stock.  On November 19, 2008, our board of directors authorized a $5.0 million increase in the stock repurchase program, therefore authorizing us to purchase up to $10.0 million of our outstanding common stock.  Through the date of filing of this proxy statement, we have purchased 2,718,860 shares at a total cost of $8,147,826 under this program.

The following table shows purchases of common stock during the past two years effected by us.  Shares acquired by us in connection with the payment by option holders of the exercise price of stock options and taxes associated with option exercises, as well as payment by holders of restricted stock units of taxes associated with the delivery of stock, are excluded from the following table.

Quarter	Total number of shares purchased	Range of prices paid per share[1]	Average price paid per share[1]	Total number of shares purchased as part of a publicly announced plans or programs	Maximum number of shares (or approximate dollar value of shares that may yet be purchased under the plans or programs)
Fiscal 2009
Second Quarter	6,901	$3.35 to $3.50	$3.45	6,901	$1,852,174
First Quarter	55,804	$2.91 to $3.50	$3.32	55,804	$1,876,211
Fiscal 2008
Fourth Quarter	2,656,155	$2.90 to $3.50	$2.96	2,656,155	$2,063,262
Third Quarter	0	0	$0.00	0
Second Quarter	129,780	$5.78 to $6.51	$6.06	129,780	$1,806,655
First Quarter	222,526	$5.57 to $6.98	$6.32	222,526	$2,597,143
Fiscal 2007
Fourth Quarter	145,266	$6.15 to $7.35	$6.78	145,266	$4,010,659
Third Quarter	0	0	$0.00	0

(1)           Range of prices paid per share and average price paid per share do not include associated transaction fees.

Ownership of Common Stock by Certain Beneficial Owners, Directors and Executive Officers

The following table sets forth, as of September 30, 2009, the beneficial ownership of shares of our common stock, $0.01 par value per share, by each person who is or was a director or named executive officers, each person known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock, and by our directors and executive officers as a group.  On September 30, 2009, there were 9,818,253 shares of common stock outstanding, including the unvested portions of all outstanding shares of restricted stock.  Under the terms of our stock plans, the vesting provisions related to all outstanding shares of restricted stock and outstanding stock options awarded to the directors and executive officers will be accelerated as a result of the merger, except as specifically noted below.

	Amount & Nature of
Name and Address (1)	Beneficial Ownership (2)	% of Class
David B. Pomeroy, II (3)	2,022,460	19.69%
Keith R. Coogan (4)	7,500	*
Christopher C. Froman (5)	367,705	3.64%
Craig J. Propst (6)	62,250	*
Kevin G. Gregory (7)	53,500	*
Keith Blachowiak (8)	102,367	1.04%
Luther K. Kearns (9)	96,490	*
Peter J. Thelen (10)	115,215	1.17%
Debra E. Tibey (11) (17)	21,380	*
Ronald E. Krieg (12) (17)	18,326	*
David G. Boucher (13) (17)	21,380	*
Richard S. Press (14) (17)	22,643	*
Michael A. Ruffolo (15) (17)	18,080	*
Jonathan Starr (16) (17)	52,558	*
Directors and all Executive
Officers as a Group (12 persons) (18)	2,920,854	27.09%

FMR LLC (19)	1,226,889	12.50%
82 Devonshire Street
Boston, MA 02109

Wells Fargo and Company (20)	957,175	9.75%
420 Montgomery Street
San Francisco, CA 94104

Dimensional Fund Advisors, Inc. (21)	1,033,662	10.53%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

SC Fundamental Value Fund, L.P. (22)	1,029,660	10.49%
747 Third Avenue, 27th Floor
New York, NY 10017

*	Represents less than one percent.

(1)	The address for all directors and executive officers is our company's executive office at 1020 Petersburg Road, Hebron, Kentucky.

(2)
The information in this column is based upon information supplied by officers, directors and principal stockholders to the company and in filings with the Securities and Exchange Commission.  The "Beneficial Owner" of a security includes any person who shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership of such security within 60 days, based solely on information provided to our company.

(3)	Includes 22,636 shares owned by his spouse as to which Mr. Pomeroy disclaims beneficial ownership. Also includes 452,000 shares of common stock issuable upon exercise of stock options.

(4)	Mr. Coogan's employment commenced on October 15, 2007. Mr. Coogan resigned as an officer and employee of our company effective January 5, 2009. His term as a director ended on May 27, 2009.

(5)	Includes 90,443 restricted shares and 269,762 shares of our common stock issuable upon exercise of stock options.

(6)	Includes 18,750 restricted shares and 42,500 shares of common stock issuable upon exercise of stock options.

(7)	Mr. Gregory's employment was terminated on July 31, 2008.

(8)	Includes 37,747 restricted shares and 64,620 shares of common stock issuable upon exercise of stock options.

(9)	Includes 29,070 restricted shares and 67,420 shares of common stock issuable upon exercise of stock options.

(10)	Includes 45,296 restricted shares and 68,498 shares of common stock issuable upon exercise of stock options.

(11)	Comprised of 21,380 restricted shares.

(12)	Comprised of 18,326 restricted shares.

(13)	Comprised of 21,380 restricted shares.

(14)	Includes 18,080 restricted shares.

(15)	Comprised of 18,080 restricted shares.

(16)	Includes 18,080 restricted shares.

(17)
These independent directors agreed that with respect to the annual grant of 8,080 shares of restricted stock on May 27, 2009, the vesting of these shares would not be fully accelerated as provided in the 2002 Amended and Restated Outside Directors' Stock Incentive Plan, but rather, only a portion of the shares would be accelerated based on the number of days such shares were outstanding prior to the consummation of the merger, divided by 365 days.

(18)
Includes 964,800 shares of common stock issuable upon exercise of stock options, 336,632 restricted shares, and 22,636 shares owned by the spouse of Mr. Pomeroy as to which he disclaims beneficial ownership.

(19)	Beneficial ownership information is taken from latest Schedule 13G filed February 17, 2009, for the reporting period ending December 31, 2008.

(20)
Beneficial ownership information is taken from latest Schedule 13G filed April 9, 2009, for the reporting period ending December 31, 2008.  The total number of shares represents the aggregate beneficial ownership of Wells Fargo & Company, Wells Capital Management, Inc., Wells Fargo Bank, N.A. and Wells Fargo Fund Management, LLC.

(21)
Beneficial ownership information is taken from latest Schedule 13G filed April 7, 2009, for the reporting period ending December 31, 2008.  The total shares reported reflects the aggregate of the shares owned by four investment companies and certain other commingled group trusts for which Dimensional Fund Advisors LP is an investment advisor.

(22)
Beneficial ownership information is taken from the latest Schedule 13G filed on February 13, 2009 pursuant to which SC Fundamental Value Fund, LLP reported sole voting and dispositive power over 346,820 shares and that it is part of a group that also includes SC Fundamental Value BVI, Ltd. (sole voting and dispositive power over 453,716 shares), Peter M. Collery (sole voting and dispositive power over 114,562 shares), SC Fundamental LLC, Employee Savings and Profit Sharing Plan (sole voting and dispositive power over 114,562 shares), and the following persons who may be deemed to have shared voting and dispositive power over such shares:   SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler, John T. Bird, and David A. Hurwitz.

Market Price of Our Company Common Stock and Dividend Information

Our common stock is listed on the NASDAQ Global Market under the symbol "PMRY."  The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NASDAQ Global Market.  For current price information, stockholders are urged to consult publicly available sources.

	High	Low
Fiscal 2009
Third Quarter (through September 28, 2009)	$6.48	$5.88
Second Quarter	$6.09	$3.26
First Quarter	$4.12	$2.79

Fiscal 2008
Fourth Quarter	$4.01	$2.36
Third Quarter	$5.30	$3.20
Second Quarter	$6.52	$4.17
First Quarter	$6.96	$5.53

Fiscal 2007
Fourth Quarter	$8.54	$6.06
Third Quarter	$10.89	$7.44
Second Quarter	$10.21	$8.95

We did not pay any dividends during any of the periods set forth in the table above.  Our current credit facility restricts cash dividends and stock redemptions to $18.0 million until June 25, 2009.  Under the terms of the Platinum merger agreement, we cannot set aside for payment, make or pay any dividend with respect to any share of our capital stock.

The closing price per share of our common stock, as reported on the NASDAQ Global Market on September 24, 2009, the last full trading day before the public announcement of the signing of the Platinum merger agreement, was $5.90 per share.  The closing price per share of our common stock, as reported on the NASDAQ Global Market on May 19, 2009, the last full trading day before the public announcement of the signing of the Hebron merger agreement was $3.86.  The closing price per share of our common stock, as reported on the NASDAQ Global Market on __________, the latest practicable trading day before the printing of this proxy statement, was $___.

The $6.50 per share price to be paid in the merger represents a 91% premium to the closing price of our common stock on February 19, 2009.  February 19, 2009 was the last trading day prior to Mr. Pomeroy's publicly announced non-binding offer to purchase our company for $4.50 per share.  The $6.50 per share price to be paid in the merger also represents a 68% premium to the closing price of our common stock on May 19, 2009, the last trading day prior to the announcement of the signing of the Hebron merger agreement, and a 83% premium to the average closing price of our common stock over the average closing price for the month prior to the May 20, 2009 announcement of the signing of the Hebron merger agreement.  From September 10, 2008 to May 19, 2009, our common stock traded below $5.00 per share and had not exceeded $6.50 per share since May 15, 2008.

Following the effective time of the merger, there will be no further market for our common stock and our stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act.

AUTHORITY TO ADJOURN THE SPECIAL MEETING

Generally

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies.  In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the Platinum merger agreement.  Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.  Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the Platinum merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the Platinum merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Platinum merger agreement.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of adoption of the Platinum merger agreement is insufficient to approve the adoption of the Platinum merger agreement, it is in the best interests of our company and our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the Platinum merger agreement to bring about its approval.

In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (1) no quorum is present for the transaction of business or (2) our board of directors determines that adjournment is necessary or appropriate to enable our stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to exercise effectively their voting rights.  Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Vote Required

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum.  If a quorum is not present at the special meeting, a majority of the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum.  If a quorum is not present at the special meeting, the affirmative vote of the holders of a majority of stock present and entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Any signed proxies we receive in which no voting instructions are provided on this matter will be voted "FOR" an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies unless such proxy is specifically marked "AGAINST" adoption of the Platinum merger agreement.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting.  If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

FUTURE STOCKHOLDER PROPOSALS

Due to the contemplated consummation of the merger, we do not currently expect to hold a 2010 annual meeting of stockholders because, following the merger, we will not be a public company.  However, if the merger is not consummated for any reason, we will hold an annual meeting of stockholders in 2010.  In such event, in order to be eligible for inclusion in our proxy statement for the next annual meeting of stockholders, stockholder proposals must be received by our corporate secretary at our principal office, 1020 Petersburg Road, Hebron, Kentucky 41048, by December 28, 2009.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to our corporate secretary at the aforementioned address not later than January 1, 2010.  If we do not receive notice of such a stockholder proposal on or before January 1, 2010, our management will use its discretionary authority to vote the shares that they represent by proxy in accordance with the recommendations of our board of directors.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

In accordance with notices previously sent to eligible record stockholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any record stockholder at that address.  This practice, known as "householding," is designed to reduce our printing and postage costs and to reduce waste.  However, upon written or oral request, we will deliver promptly a separate copy of the proxy statement to a record stockholder who has been householded.  Such requests can be made by contacting us at (859) 586-0600 or by writing to Corporate Secretary at Pomeroy IT Solutions Inc., 1020 Petersburg Road, Hebron, Kentucky 41048.  If you are a record stockholder and would like for your proxy materials to be householded, you can contact our transfer agent at Computershare Trust Company, N.A., 250 Royall Street, Canyon, Massachusetts 02021, 1-800-962-4284, and request information on how to participate in householding for future meetings, if any.  In addition, if you are a record stockholder who no longer wishes to participate in householding, you can use the above-referenced telephone number and address to notify us that you wish to receive separate annual reports and proxy statement for future meetings, if any.

If you are a "street name" stockholder and own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of our annual reports and proxy statement, by contacting your broker or nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.  You also may obtain free copies of the documents we file with the SEC by clicking on the "Get Our SEC Filings" tab in our Investor Relations website at http://www.pomeroy.com/control/allNews.  The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Pomeroy IT Solutions, Inc., 1020 Petersburg Road, Hebron, Kentucky 41048, attn:  Investor Relations, telephone (859) 586-0600, or on our website at www.pomeroy.com or from the SEC through the SEC's website at http://www.sec.gov.  Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you would like to request documents from us, please do so by __________, to receive them before the special meeting.  If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, as promptly as reasonably possible after we receive your request.

MISCELLANEOUS

Pomeroy IT Solutions, Inc.  has supplied all information in this proxy statement pertaining to our company, and Parent has supplied all information in this proxy statement pertaining to Parent and MergerSub.  Some of the important business and financial information relating to our company that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED __________.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT).  NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

Preliminary Copy
PROXY CARD

SPECIAL MEETING OF STOCKHOLDERS

OF

POMEROY IT SOLUTIONS, INC.

__________

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF

POMEROY IT SOLUTIONS, INC.

VOTE BY INTERNET – http://www.investorvote.com/PMRY
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM EDT the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to vote electronically.

VOTE BY PHONE – 1-800-652-8683
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM EDT the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL –
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Proxy Services, C/O Computershare, PO Box 43126, Providence, Rhode Island 02940-5138.

The undersigned hereby constitutes and appoints Christopher C. Froman and Kristi P. Nelson, and each of them, true and lawful agents and proxies ("Proxies"), with full power of substitution and revocation in each, to attend the Special Meeting of Stockholders of Pomeroy IT Solutions, Inc. ("Special Meeting") to be held at __________ local time, on __________, at __________, and any adjournment or postponement thereof, and thereat to vote, as directed herein, all shares of common stock, par value $0.01 per share, of our company, which the undersigned would be entitled to vote if personally present, at the Special Meeting and all continuations, adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes.  Unless otherwise marked, the proxies are appointed the power and authority to vote the undersigned's shares "FOR" the proposals described on this proxy card.  Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

(continued, and to be signed and dated on reverse side)

Preliminary Copy

Our board of directors recommends a vote FOR the following proposals:

1.           To adopt of the Agreement and Plan of Merger, dated as of September 24, 2009, among Pomeroy IT Solutions, Inc., Project Skyline Intermediate Holding Corporation, a Delaware corporation, and Project Skyline Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Project Skyline Intermediate Holding Corporation, Inc.

For  ☐     Against  ☐         Abstain  ☐

2.           To adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Platinum merger agreement at the time of the special meeting.

For  ☐     Against  ☐         Abstain  ☐

3.           To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

For  ☐     Against  ☐         Abstain  ☐

Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the special meeting of stockholders.  Returning the proxy will not limit your right to vote in person or to attend the special meeting, but will ensure your representation if you cannot attend.  If you hold shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials.  If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted.  The proxy is revocable at any time prior to its use.

Signature:	Date:

Date:

Important:  Please sign above exactly as the shares are issued.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, please sign in the partnership name by an authorized person.

Thank You For Voting.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

Pomeroy IT Solutions, Inc.,

Project Skyline Intermediate Holding Corporation,

and

Project Skyline Merger Corporation ,

Dated as of September 25, 2009

i

ii

EXHIBITS

Exhibit A	Knowledge of the Company
Exhibit B	Equity Commitment Letter
Exhibit C	Section 9.01(i)(D) Customers
Exhibit D	Section 9.01(i)(E) Suppliers

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 25, 2009 (this "Agreement"), is made and entered into by and among Pomeroy IT Solutions, Inc., a Delaware corporation (the "Company"), Project Skyline Intermediate Holding Corporation, a Delaware corporation ("Parent") and Project Skyline Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MergerSub").

WHEREAS, the respective Boards of Directors of MergerSub and the Company have approved and declared advisable this Agreement and the merger of MergerSub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and each share of the Company's common stock, par value $0.01 per share (the "Company Common Stock") outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held by holders who comply with the provisions of the DGCL regarding the right of stockholders to dissent from the Merger and require appraisal of their shares and (ii) Company Common Stock owned by Parent or MergerSub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be cancelled with no consideration issued in exchange therefor) will thereupon be cancelled and converted into the right to receive cash in an amount equal to $6.50 per share (the "Company Common Stock Merger Consideration"), on the terms and subject to the conditions set forth herein;

WHEREAS, subject to the terms and conditions of this Agreement, the respective Boards of Directors of MergerSub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective stockholders and have approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and the Board of Directors of the Company (the "Company Board") is recommending that the holders of Company Common Stock approve the Merger and adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has terminated the Prior Agreement and paid the termination fee due thereunder;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Sponsor has provided to the Company an executed copy of the commitment letter dated as of the date hereof and in the form attached hereto as Exhibit B (the "Equity Commitment Letter") with respect to Sponsor's obligation to contribute, or cause to be contributed to Parent, upon the final and non-appealable determination of liability to the Company pursuant to Section 9.03(e) of this Agreement, funds in an amount which will be sufficient to satisfy Parent's obligations to pay the Company the Parent Termination Fee, but in no event, in an aggregate amount more than $5,000,000; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Definitions.  For purposes of this Agreement:

"Acquisition Proposal" means any good faith proposal or offer from any Person or group for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Subsidiary of the Company that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X, but substituting 50.1% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 50.1% or more of the consolidated assets of the Company and the Subsidiaries, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50.1% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 50.1% or more of the outstanding Company Common Stock, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, recapitalization or similar transaction solely among the Company and one or more wholly owned Subsidiaries or among wholly owned Subsidiaries.

"Action" means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

"Affiliate" or "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

"beneficial owner", with respect to any Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

"Business Day" or "business day" means any day other than a Saturday, Sunday or any day which the Parent is closed for business or is a legal holiday under the laws of the State of New York or is a day on which banking institutions in New York, New York are authorized or obligated by Law or other governmental action to close.

"Certificate" or "Certificates" means any certificate representing Company Common Stock.

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"Code" means the Internal Revenue Code of 1986, as amended.

"Company Bylaws" means the Bylaws of Pomeroy IT Solutions, Inc., as amended and supplemented.

"Company Charter" means the certificate of incorporation of Pomeroy IT Solutions, Inc., as amended and supplemented.

"Company Material Adverse Effect" means, with respect to the Company, an Effect that, individually or in the aggregate,  (1) is materially adverse to the assets, business, results of operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole, or (2) prevents, or materially hinders the consummation of the Merger or any of the other transactions contemplated by this Agreement other than, in each case, any Effect arising out of or resulting from (a) any decrease in the market price of the Company Common Stock (but not any Effect underlying such decrease to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (c) changes in conditions in the industry in which the Company and its Subsidiaries operate (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (d) any Effect resulting from the announcement or pendency of the Merger, (e) changes in Laws, (f) changes in GAAP, (g) failure by the Company to meet internal budgets or projections, whether or not publicly disclosed, or financial analyst projections, (h) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such Effect, (i) any action taken by the Company or its Subsidiaries at the written request or with the written consent of Parent or MergerSub, or (j) any matter set forth on Section 1.01 of the Disclosure Schedules.

"Company Products" shall mean all products and services developed or under development, owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

"Consent" means any consent, approval, waiver or authorization of, notice to or declaration or filing.

"Contract" shall mean any written or oral agreement, contract, commitment, arrangement or understanding of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

3

"Disclosure Schedule" means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement, provided, however, that the disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.  The disclosure of any fact or item in any section of the Disclosure Schedule that corresponds to a representation or warranty qualified by materiality or "Company Material Adverse Effect" is not intended to vary the definition of "Company Material Adverse Effect" or to imply that the item so included, or other items, are material.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement.

"Effect" means any effect, event, fact, development, condition or change.

"Enforceability Exceptions" means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally or under principles of equity regarding the availability of remedies.

"ESPP" means the Company's 1998 Employee Stock Purchase Plan, as amended.

"Expenses" shall mean all out-of-pocket expenses, including all fees and expenses of accountants, investment bankers, legal counsel, financing sources and consultants incurred by a party or on its behalf in connection with or related to (x) the transactions contemplated by this Agreement and the Prior Agreement and any respective amendments thereto, or (y) any Acquisition Proposal, Superior Proposal or Company Adverse Recommendation Change.

"GAAP" means generally accepted accounting principles as applied in the United States.

"Governmental Authority" means any United States federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any United States court, tribunal, or judicial or arbitral body of any nature; or any United States body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"knowledge of the Company" means the actual knowledge of those individuals listed on Exhibit A.

"Law" means any United States federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

4

"Liens" means any of the following: mortgage, lien (statutory or other) or other security agreement, security arrangement or security interest, hypothecation, pledge or other deposit arrangement, assignment; charge, levy, executory seizure by a Governmental Authority, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, or the like), conditional sale, title retention or other similar agreement, arrangement, device or restriction, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, or restriction on sale, transfer, assignment, disposition or other alienation.

"Net Working Capital" means current assets minus current liabilities as determined in accordance with GAAP.

"Ordinary Course" means any action taken by the Company or any Subsidiary that does not require authorization by the Company Board or the stockholders of the Company or any other separate or special authorization of any nature, and is consistent in nature, scope and magnitude with the past practices of the Company or any Subsidiary or is taken in the ordinary course of the normal, day-to-day operations of the Company or any Subsidiary.

"Parent Material Adverse Effect" means any Effect that prevents or materially hinders Parent or MergerSub from consummating the Merger or any of the other transactions contemplated by this Agreement.

"person" or "Person" means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including Governmental Authorities.

"Related Party" means any of the following: (a) a director or executive officer of the Company, (b) any holder of more than 5% of Company Common Stock, (c) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or stockholder, and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer or stockholder.

"Sponsor" means Platinum Equity Capital Partners II, L.P.

"Subsidiary" or "Subsidiaries" of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party's subsidiaries; (c) at least 50% of the equity interests is controlled by such party, or (d) is or would be consolidated in such party's financial statements pursuant to GAAP.

"Superior Proposal" shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) to be more favorable to the stockholders of the Company (in their capacity as stockholders) as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.03(e)), (b) the material conditions to the consummation of which are capable of being satisfied in the reasonable judgment of the Company Board (taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal, including any conditions, and the identity of the offeror and the timing and certainty of closing) and (c) in respect of which any required financing is then committed, provided, however, that any such Acquisition Proposal that is contingent upon such third party obtaining financing shall be deemed not to be a Superior Proposal.

5

"U.S. Dollars" and the sign "$" shall each mean the lawful currency of the United States of America.

(a)           the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Agreement	Preamble
Blue Sky Laws	§ 4.05(b)
Parent Termination Fee	§ 9.03(e)
Capital Expenditures	§ 6.01(f)
Certificate of Merger	§ 2.04
Claim	§ 7.05(a)
Closing	§ 2.05
Closing Date	§ 2.05
Company	Preamble
Company Adverse Recommendation Change	§ 7.03(b)
Company Balance Sheet	§ 4.07(b)
Company Board	Recitals
Company Collective Bargaining Agreement	§ 4.26(a)
Company Common Stock	Recitals
Company Common Stock Merger Consideration	Recitals
Company Financials	§4.07(b)
Company Financial Advisor	§4.18
Company Intellectual Property	§4.11(a)
Company Material Contract	§4.24(a)
Company Preferred Stock	§ 4.03(a)
Company Restricted Stock	§ 3.01(e)
Company SEC Documents	§ 4.07(a)
Company Stock Options	§ 3.01(d)
Company Stockholder Approval	§ 4.04(i)
Company Stockholders Meeting	§ 7.01(a)
Company Termination Fee	§ 9.03(d)
Desert Mountain	§ 4.05(d)
DGCL	Recitals
Disclosed Conditions	§ 5.06
Dissenting Shares	§ 3.01(c)
Dissenting Stockholder	§ 3.04
D&O Expenses	§ 7.05(a)
DOJ	§ 4.05(b)

6

Defined Term	Location of Definition
Effective Time	§ 2.04
Environmental Claim	§ 4.17(a)
Environmental Laws	§ 4.17(a)
Equity Commitment Letter	Recitals
ERISA	§ 4.21(a)
ERISA Affiliate	§ 4.21(g)
Exchange Act	§ 4.05(b)
Exchange Fund	§ 3.02(a)
Expiration Date	Annex I
Governmental Authorizations	§ 4.14
Governmental Order	§ 8.01(b)
Hebron	§ 4.05(d)
Hebron Termination Notice	§ 4.05(d)
Incentive Plans	§ 3.01(e)
Indemnified Parties	§ 7.05(a)
IRS	§ 4.21(a)
JV Entities	§ 4.01(c)
Lease Documents	§ 4.10(b)
Leased Real Property	§ 4.10(a)
Matters of Environmental Concern	§ 4.17(a)
Merger	Recitals
MergerSub	Preamble
Merger Recommendation	§ 7.01(a)
Mr. Pomeroy	§ 4.05(d)
NASDAQ	§ 7.01(a)
Non-Qualified Account Plans	§ 7.04(b)
Offer	Recitals
Option Merger Consideration	§ 3.01(d)
Outside Date	§ 9.01(b)
Parent	Preamble
Paying Agent	§ 3.02(a)
Permits	§ 4.06(a)
Permitted Liens	§ 4.10(c)
Plans	§ 4.21(a)
Prior Agreement	§ 4.05(d)
Proxy Statement	§ 4.05(b)
Releases	§ 7.08
Representative	§ 7.03(b)
Returns	§ 4.09(b)
Rights Agreement	§ 4.03(a)
Sarbanes-Oxley Act	§ 4.07(a)
Section 16	§ 7.04(a)
Securities Act	§ 4.05(b)
Significant Customer	§ 4.27

7

Defined Term	Location of Definition
Special Change in Control Bonus Agreements	§ 7.04(c)
Surviving Corporation	§ 2.01
Tax or Taxes	§ 4.09(a)
Termination Date	§ 9.01
Transfer Taxes	§ 7.07
Unaffiliated Stockholders	§ 4.19
Unvested Portions of Company Stock Options	§ 3.01(d)

Section 1.02          Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(d)          the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(f)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)          references to a person are also to its successors and permitted assigns; and

(i)           the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

8

ARTICLE II
THE MERGER

Section 2.01          Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, MergerSub and the Company shall consummate the Merger pursuant to which (i) MergerSub shall be merged with and into the Company and the separate existence of MergerSub shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger ("Surviving Corporation").  The Merger shall have the effects specified in the DGCL.

Section 2.02          Tax Characterization.  Parent, MergerSub and the Company intend that, for U.S. federal and state income tax purposes, the Merger shall, in the case of each holder of Company Common Stock that receives the Company Common Stock Merger Consideration in exchange for such holder's Company Common Stock, be treated as a taxable purchase of Company Common Stock.

Section 2.03          Organizational Documents.  At the Effective Time, the Company Charter shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of MergerSub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows:  "The name of the corporation is Pomeroy IT Solutions, Inc."  At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to be identical to the Bylaws of MergerSub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "Pomeroy IT Solutions, Inc."), until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

Section 2.04          Effective Time.  At the Closing, MergerSub and the Company shall duly execute and file a certificate of merger in a form that complies with the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL and shall pre-clear the Certificate of Merger with the Secretary of State of the State of Delaware at least one day prior to Closing (as hereinafter defined).  The Merger shall become effective upon such time as the Certificate of Merger has been accepted for record by the Secretary of State of the State of Delaware, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL as the effective time of the Merger but not to exceed thirty (30) days after the Certificate of Merger has been accepted for record by the Secretary of State of the State of Delaware (the "Effective Time").

Section 2.05          Closing.  The closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the "Closing Date").  The Closing shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle St., Chicago, IL 60654, or at such other place as agreed to by the parties hereto; provided, however, the parties agree that they will endeavor to close the transaction, to the extent reasonably practicable, by facsimile, electronic document and funds transfer, courier and similar modes of communication without the necessity of personal attendance of the parties' respective signatories and representatives.

9

Section 2.06          Directors and Officers of Surviving Corporation.  The directors and officers of MergerSub immediately prior to the Effective Time, shall be the initial directors and officers, respectively, of Surviving Corporation, each to hold office in accordance with the terms of the certificate of incorporation and bylaws of Surviving Corporation and the DGCL.

Section 2.07          Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either MergerSub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either MergerSub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of MergerSub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE III
EFFECTS OF THE MERGER

Section 3.01          Effects on Shares.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of Company Common Stock or holders of any shares of stock of MergerSub:

(a)          Each share of the stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding common stock of Surviving Corporation.

(b)          Each share of Company Common Stock that is owned by the Company or any Subsidiary of the Company or by Parent or MergerSub shall, immediately prior to the Effective Time, automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Shares") and (ii) shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive the Company Common Stock Merger Consideration.  At any time prior to the date of the Company Stockholder Meeting, Parent may, in its sole and absolute discretion, increase the Company Common Stock Merger Consideration without the consent of the Company.

10

(d)           The Company shall take all necessary and appropriate actions so that, at the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Stock ("Company Stock Options") under any employee share option or compensation plan, agreement or arrangement of the Company not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, to the extent such Company Stock Option is vested and exercisable at the Effective Time, and (ii) the excess, if any, of the Company Common Stock Merger Consideration over the exercise price per share of such Company Stock Option (the "Option Merger Consideration").  The Company shall take all necessary and appropriate actions so that all (x) Company Stock Options that are not vested at the Effective Time and (y) Company Stock Options with an exercise price per share of Company Common Stock that is equal to or greater than the Company Common Stock Merger Consideration, shall be canceled at the Effective Time without any cash payment being made in respect thereof and without any other consideration provided to the holder thereof.  After the Effective Time, all Company Stock Options shall be terminated.

(e)           Each share of Company Restricted Stock that is vested or becomes vested as of the Effective Time shall be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the Company Common Stock Merger Consideration.  The term "Company Restricted Stock" shall mean any outstanding share awards that were granted pursuant to each of the Company's 2002 Amended and Restated Stock Incentive Plan, 2002 Amended and Restated Outside Directors' Stock Option Plan and ESPP (collectively, the "Incentive Plans").  Each share of Company Restricted Stock that is not vested as of the Effective Time shall be forfeited and cancelled.

(f)           At the Effective Time, all Company Common Stock (other than Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Company Common Stock Merger Consideration (without interest) to be paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.02.

Section 3.02          Exchange of Certificates; Paying Agent.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company, but such institution shall be a participant under the Transaction Account Guarantee Program of the FDIC Temporary Liquidity Guarantee Program, to act as Exchange and Paying Agent (the "Paying Agent") for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Stock Merger Consideration and the Option Merger Consideration (collectively, such cash being referred to as the "Exchange Fund").  On or before the Effective Time, Parent shall deposit with the Paying Agent the Company Common Stock Merger Consideration and the Option Merger Consideration for the benefit of the holders of Company Common Stock and Company Stock Options.  Parent shall cause the Paying Agent to make, and the Paying Agent shall make payments of the Company Common Stock Merger Consideration and the Option Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Certificate of Merger.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving Corporation.

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(b)           Share Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock.  From and after the Effective Time, persons who held Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, Surviving Corporation or the transfer agent for any reason shall be exchanged for the Company Common Stock Merger Consideration with respect to the Company Common Stock formerly represented thereby.

(c)           Exchange Procedures for Certificates.  Promptly after the Effective Time (but in any event within five (5) Business Days), Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held shares of Company Common Stock that were converted into the right to receive the Company Common Stock Merger Consideration pursuant to Section 3.01:  (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the holder's Certificates in exchange for the Company Common Stock Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Stock Merger Consideration payable in respect of the Company Common Stock, previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal letter) or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Stock Merger Consideration as contemplated by this Section 3.02.  No interest shall be paid or accrue on the Company Common Stock Merger Consideration.

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 (d)           No Further Ownership Rights in Company Common Stock or Company Stock Options.  At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Stock Merger Consideration provided under this Article III.  The Company Common Stock Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock exchanged theretofore and represented by such Certificates.  The Option Merger Consideration paid with respect to Company Stock Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(d).

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Stock Options for twelve (12) months after the Effective Time shall be delivered to Surviving Corporation, and any holders of Company Common Stock or Company Stock Options prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Surviving Corporation for payment of the Company Common Stock Merger Consideration or the Option Merger Consideration, as applicable.

(f)           No Liability.  None of Parent, MergerSub, Surviving Corporation, the Company or the Paying Agent, or any employee, officer, director, stockholder, partner, member, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Stock Merger Consideration or the Option Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Investment of Exchange Fund.  With respect to the cash included in the Exchange Fund, the Paying Agent shall, as directed by Surviving Corporation from time to time, (i) deposit such cash in a noninterest-bearing transaction account fully guaranteed under the Transaction Account Guarantee Program of the FDIC Temporary Liquidity Guarantee Program or (ii) invest such cash (A) in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available); and (B) in investments that shall have maturities that will not prevent or delay payments to be made pursuant to this Section 3.02.  Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Stock Merger Consideration or the Option Merger Consideration as contemplated hereby, Parent or Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

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(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as Surviving Corporation or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Stock Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.03          Withholding Rights.  MergerSub, Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by MergerSub, Surviving Corporation or the Paying Agent, as applicable.

Section 3.04          Dissenters' Shares.  No holder of Company Common Stock that has perfected a demand for appraisal rights with respect to its Company Common Stock pursuant to Section 262 of the DGCL (a "Dissenting Stockholder") shall be entitled to receive the Company Common Stock Merger Consideration with respect to the Company Common Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost such Dissenting Stockholder's right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Dissenting Shares. The Company shall give Parent (i) prompt notice upon receipt by the Company of any written demands for appraisal, attempted withdrawals of such demands, any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule and the Company SEC Documents (other than, with respect to the Company SEC Documents, (x) any disclosures contained or referenced therein under the captions "Risk Factors", "Forward-Looking Statements", "Quantitative and Qualitative Disclosures About Market Risk" and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and MergerSub as follows:

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Section 4.01          Organization and Qualification; Subsidiaries; Authority.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b)           Each of the Company's Subsidiaries, together with the jurisdiction of organization of each such subsidiary and the percentage of the outstanding equity of each such subsidiary owned by the Company and each other subsidiary of the Company, is set forth on Section 4.01(b) of the Disclosure Schedule. Company owns, directly or indirectly, all of the outstanding capital stock and equity interests of its Subsidiaries, free and clear of all Liens (except for Permitted Liens or except as set forth in the Company Financials or Section 4.01(b) of the Disclosure Schedule), and all such stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding option securities or convertible securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock of the Company's Subsidiaries (except as set forth in the Company Financials or Section 4.03(b) of the Disclosure Schedule).   Except as set forth in Section 4.01(b) and 4.01(c) of the Disclosure Schedule, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.  Each Subsidiary is a corporation, partnership, limited liability company, trust or other business association or entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.  Each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           A correct and complete list of entities that are not Subsidiaries and in which the Company or any Subsidiary has a direct or indirect interest (the "JV Entities"), together with the jurisdiction of organization of each JV Entity, the names of the other members and partners in each JV Entity and the respective percentage interests of each such member or partner in each JV Entity, as of the date of this Agreement, is set forth in Section 4.01(c) of the Disclosure Schedule.  All of the Company's interests in the JV Entities are owned, directly or indirectly, by the Company or by one or more of its Subsidiaries, in each case free and clear of all Liens, except as set forth in the organizational documents of the JV Entities.

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Section 4.02          Organizational Documents.  The Company has previously provided or made available complete copies of the Company Charter and the Company Bylaws (and in each case, all amendments thereto) and has previously provided or made available complete copies of each of the Company's Subsidiary's charter, bylaws or other organizational documents (and in each case, all amendments thereto) and all such documents, are in full force and effect and no dissolution by the Company or any Subsidiary, revocation or forfeiture proceedings regarding the Company or any Subsidiary have been commenced.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Company Charter or Company Bylaws and each Subsidiary is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of its charter, bylaws or other organizational documents which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.03          Capitalization.

(a)           The authorized shares of stock of the Company consist of 20,000,000 shares of  Company Common Stock and 2,000,000 shares of undesignated preferred stock, par value $0.01 per share, of the Company (the "Company Preferred Stock").  The 50,000 shares of Company Preferred Stock previously designated as Series A Junior Participating Preferred Stock, and which were reserved for issuance upon the exercise of the preferred stock purchase rights issuable pursuant to the Rights Agreement (the "Rights Agreement"), dated as of February 23, 1998 between the Company and The Fifth Third Bank, are no longer so designated or reserved following the expiration of the Rights Agreement in 2008.  As of the date hereof, (i) 9,818,253 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 5,292,261 shares of Company Common Stock have been reserved for issuance pursuant to the Incentive Plans, subject to adjustment on the terms set forth in such Incentive Plans, and (iv) Company Stock Options entitling the owners thereof to purchase 1,295,722 shares of Company Common Stock and 458,560 shares of Company Restricted Stock were outstanding (which number is included in issued and outstanding Company Common Stock listed above).  As of the date of this Agreement, the Company had no Company Common Stock, Company Preferred Stock or any other securities reserved for issuance or required to be reserved for issuance other than as described above.  There have been no offering periods under the ESPP since June 30, 2009.  Except as set forth in Section 4.03(a) of the Disclosure Schedule, all such issued and outstanding shares of the Company and its Subsidiaries are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights purchase option, call option, right of first refusal, subscription agreement, or any other similar right under the Company Charter, the Company Bylaws or any agreement to which the Company is party or by which it is bound.

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(b)           Except for the Company Stock Options, or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

(c)           Except as set forth in Section 4.03(c) of the Disclosure Schedule, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or "phantom" shares.

(d)           Except as set forth in the Company Charter or Section 4.03(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

(e)           Except as set forth in Section 4.03(e) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

Section 4.04          Authority; Validity and Effect of Agreements.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote for the approval and adoption of this Agreement (the "Company Stockholder Approval") and (ii) the filing and recordation of appropriate merger documents as required by the DGCL.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

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Section 4.05          No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement, including the Merger, do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in this Section 4.05(b) have been obtained and all filings and obligations described in this Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit or Company Material Contract or Lease Document.

(b)           The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or state securities or "blue sky" laws ("Blue Sky Laws"), (B) the filing with the SEC of a proxy statement (as amended or supplemented from time to time the "Proxy Statement"), and other written communications that may be deemed "soliciting materials" under Rule 14a-12, (C) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (D) other filings as may be required in connection with state or local transfer taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

(c)           As of the date hereof, the Company Board, at a meeting duly called and held at which all of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the DGCL and the Company Bylaws, duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interest of the Company and its stockholders, (ii) adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance the requirements of the DGCL, and (iii) subject to the terms and conditions set forth herein, recommending approval and adoption of this Agreement and the Merger by its stockholders, (iv) taking all corporate action required to be taken by the Company Board to authorize and approve the consummation of the Merger and the transactions contemplated hereby, and (v) electing, to the extent permitted by applicable Laws, to make inapplicable all state takeover laws or similar Laws, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof.  No further corporate action is required by the Company Board in order for the Company to approve this Agreement or the transactions contemplated hereby, including the Merger.

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(d)           Prior to or concurrently with the execution and delivery of this Agreement, the Company provided to Hebron LLC, a Delaware limited liability company ("Hebron"), Desert Mountain Acquisition Co., a Delaware corporation ("Desert Mountain"), and David B. Pomeroy, II, an individual ("Mr. Pomeroy") a notice of termination (the "Hebron Termination Notice") pursuant to Section 9.01(h) of the Agreement and Plan of Merger, dated as of May 19, 2009, by and among the Company, Hebron, Desert Mountain and Mr. Pomeroy (as amended, the "Prior Agreement").  The Prior Agreement has been terminated in accordance with its terms and the Company has paid to Hebron $979,178, which represents the full amount of all fees, expenses and other obligations payable to Hebron, Desert Mountain and Mr. Pomeroy pursuant to the Prior Agreement, including the Company Termination Fee (as defined in the Prior Agreement) required to be paid pursuant to Section 9.03(b)(2) of the Prior Agreement. The Special Committee of the Company Board determined on June 8, 2009 that Parent (together with Parent's Affiliates) is an Excluded Party (as defined in the Prior Agreement), and the Company Board ratified such determination on June 10, 2009.  The Company Board further determined on September 22, 2009 that the Acquisition Proposal (as defined in the Prior Agreement) reflected in the terms of this Agreement constitutes a Superior Proposal (as defined in the Prior Agreement) and has not withdrawn, amended, modified or rescinded any such determinations in any manner. On September 22, 2009, the Company gave Hebron notice (A) that the Acquisition Proposal (as defined in the Prior Agreement) reflected in the terms of this Agreement constitutes a Superior Proposal, (B) advising Hebron that the Company intends to make a Company Adverse  Recommendation Change (as defined in the Prior Agreement), (C) advising Hebron of the material terms and conditions of such Acquisition Proposal and (D) representing that the Company complied with Section 7.03 of the Prior Agreement, and during the three Business Day period following Hebron's receipt of such notice, gave Hebron the opportunity to make such adjustments to the terms and conditions of the Prior Agreement as would enable the Company Board to proceed with its recommendation of the Prior Agreement and not make a Company Adverse Recommendation Change (as defined in the Prior Agreement).  On or about September 24, 2009, Hebron waived the three Business Day period under Section 7.03(e) of the Prior Agreement. Immediately prior to the sending of the Hebron Termination Notice, the Company had not received any written, or to the Company's knowledge, oral notice of any allegation of breach of the Prior Agreement.

(e)           Immediately prior to the sending of the Hebron Termination Notice, the Company was not in breach of and had not previously breached the Prior Agreement.

Section 4.06          Permits; Compliance with Laws.

(a)           Except as set forth in Section 4.06(a) of the Disclosure Schedule, the Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to carry on their business as it is now being conducted (collectively, the "Permits"), and all such Permits are valid and in full force and effect.

(b)           Except as set forth in Section 4.06(b) of the Disclosure Schedule, none of the Company or any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company or any Subsidiary, or by which any property or asset of the Company or any Subsidiary is bound, or (ii) any Permit, in either case which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

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Section 4.07          SEC Filings; Financial Statements; Internal Controls.

(a)           SEC Filings. Except as set forth in Section 4.07(a) of the Disclosure Schedule, the Company has timely filed or furnished all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since January 1, 2006 (the "Company SEC Documents").  Except as set forth in Section 4.07(a) of the Disclosure Schedule, the Company SEC Documents, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance and compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  None of the Company's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.  The Company has made available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed, to Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect.  The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2006, including all SEC comment letters and responses to such comment letters by or on behalf of the Company.  To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") with respect to the Company SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the "Company Financials"), including each Company SEC Document filed after the date hereof until the Closing:  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated.  The Company does not intend to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials.  The consolidated balance sheet of the Company and its consolidated subsidiaries as of July 5, 2009 contained in the Company SEC Documents is hereinafter referred to as the "Company Balance Sheet."  Except as disclosed in the Company Financials or set forth in Section 4.07(b) of the Disclosure Schedule, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.  The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

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(c)           Internal Control over Financial Reporting.  The Company has established and maintains a system of internal control over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company's consolidated financial statements.  Except as set forth in Section 4.07(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (including any Employee thereof) nor, to the knowledge of the Company, the Company's independent registered public accounting firm have identified or been made aware of (i) any material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company's management or other Employees who have a significant role in the internal control over financial reporting of the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d)           Disclosure Controls and Procedures. Except as set forth in Section 4.07(d) of the Disclosure Schedule, the Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) of the Exchange Act to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and (ii) is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure.

Section 4.08          Absence of Certain Changes or Events.  Other than as set forth in the Company SEC Documents, since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

(a)           any Company Material Adverse Effect;

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(b)           except as set forth in Section 4.08(b) of the Disclosure Schedule, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's or any of its Subsidiaries' capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing agreements;

(c)           any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock;

(d)           any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any material increase in compensation or fringe benefits payable (i) to officers or senior management of the Company or any Subsidiary or (ii) to any non-officer and non-senior management employees of the Company or any Subsidiary other than in the Ordinary Course or any amendment, modification or waiver of any provisions of any benefit plan or policy of the Company or any of its Subsidiaries (or the adoption of any new benefit plan or policy by the Company or any of its Subsidiaries);

(e)           any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(f)           except as set forth in Section 4.08(f) of the Disclosure Schedule, any adoption of a plan of complete or partial liquidation or dissolution or adoption of resolutions providing for or authorizing such liquidation or dissolution;

(g)           any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or

(h)           except as set forth in Section 4.08(h) of the Disclosure Schedule, any entry by the Company or any of its Subsidiaries into any agreement or arrangement with any Related Party or amendment, modification or termination of any  agreement or arrangement with any Related Party.

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Section 4.09          Taxes.

(a)           Definition of Taxes.  For the purposes of this Agreement, "Tax" or "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers' compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.09(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.09(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

(b)           Tax Returns and Audits.

(1)           The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete in all material respects and have been completed in accordance with applicable Laws and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld whether or not shown as due on any Return.  To the Knowledge of the Company, no claim has ever been asserted in writing by any Governmental Entity to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.  Except as set forth in Section 4.09(b) of the Disclosure Schedule, there are no liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(2) Neither the Company nor any of its Subsidiaries has any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(3) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(4) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

(5) Each of Company and its Subsidiaries have disclosed on their federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.

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(6) The Company has delivered or made available to Parent (i) complete copies of all Tax Returns, examination reports and statements or deficiencies assessed against or agreed to by the Company or any Subsidiary with respect to the prior three (3) taxable years and (ii) written schedules of (A) the taxable years of the Company and each Subsidiary for which the statute of limitations with respect to income Taxes has not expired and (B) with respect to income Taxes of the Company and each Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted and those years for which required Tax Returns have not yet been filed.

(c)           Other.

(1) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(2) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(3) The Company and its Subsidiaries are in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-U.S. government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(4) Neither the Company nor any of its Subsidiaries has any liability as Taxes payable for unpaid Taxes which have not been accrued or reserved on the Company Financials as Taxes payable, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the Ordinary Course.

(5) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(6) Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b) and (c)), under any similar provision of applicable law), (d) installment sale or open transaction disposition or (e) prepaid amount.

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(7) Neither Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that for the taxable period of the Company or any Subsidiary that includes the Closing, will result in any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or non-US Tax Law).

Section 4.10         Title to Property.

(a)           Properties.  Neither the Company nor any of its Subsidiaries owns any real property.  All Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, and third Person under any of the Lease Documents, in each case subject to the Enforceability Exceptions.  Except as set forth in Section 4.10 of the Disclosure Schedule, (i) no parties other than the Company or any of its Subsidiaries have a right to occupy any real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the "Leased Real Property"), (ii) the Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries, (iii) the Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, adequate for the uses to which they are being put and are in good condition and repair and regularly maintained in accordance with standard industry practice, (iv) the Leased Real Property is in compliance, in all material respects, with applicable Laws, and (v) neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 "Accounting for Asset Retirement Obligations," upon the expiration or earlier termination of any Lease Documents.

(b)           Documents.  The Company has made available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased, used or occupied by the Company or any of its Subsidiaries ("Lease Documents").

(c)           Valid Title.  The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Documents, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Laws; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the "Permitted Liens") and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.  The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

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Section 4.11          Intellectual Property.

(a)           Except as set forth in Section 4.11(a) of the Disclosure Schedule, the Company or its Subsidiaries own, and/or are licensed or otherwise possess rights to use the entire right, title and interest to: (i) all patents and patent applications existing, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software; (iii) trade secrets, including confidential and other non-public information; (iv) writings, designs, copyrights, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; (vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) other intellectual property rights (collectively, "Company Intellectual Property"), that are used in the businesses of the Company and its Subsidiaries as currently conducted.

(b)           To the knowledge of the Company, there are no infringements of any Company Intellectual Property by any third party and the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe in any material respect any proprietary right of a third party. There are no actions pending or, to the knowledge of the Company, threatened that assert the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property.  The Company has never received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any intellectual property rights of another person or notice or claim challenging the Company's ownership of the Company Intellectual Property.

Section 4.12          Proxy Statement.  None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time of filing the Proxy Statement with the SEC, (ii) at the time of mailing the Proxy Statement, (iii) at the time of the Company Stockholders' Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

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Section 4.13          Restriction on Business Activities.  Except as set forth in Section 4.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (i) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (ii) granting any exclusive distribution rights, (iii) providing "most favored nations" terms for Company Products with any customer, or group of affiliated customers, with whom the Company has annual contract(s) for services in excess of, or to whom the Company has made sales in excess of $1,000,000 since January 1, 2006, or (iv) which otherwise materially and adversely affects the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

Section 4.14          Governmental Authorizations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company's or any of its Subsidiaries' business as currently conducted or the holding of any such interest ("Governmental Authorizations") has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the knowledge of the Company, threatened suspension or cancellation.

Section 4.15          Litigation.  Except as set forth in Section 4.15 of the Disclosure Schedule, there is no material action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible).  Except as set forth in Section 4.15 of the Disclosure Schedule, there is no investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity.  There are not currently, nor, to the knowledge of the Company, have there been since January 1, 2004, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.  There is no material action, suit, proceeding, arbitration or, to the knowledge of the Company, investigation involving the Company, which the Company presently intends to initiate.

Section 4.16          Compliance with Laws.  Except as set forth in Section 4.16 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation or default of any Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected, other than such violations or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

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Section 4.17          Environmental Matters.

(a)           Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)           "Environmental Claim" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(ii)           "Environmental Laws" mean all applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

(iii)           "Materials of Environmental Concern" means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(b)           Environmental Compliance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof.  Neither the Company nor any of its Subsidiaries have received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

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(c)           Environmental Liabilities.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed.  In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

(d)           Environmental Information.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has provided to Parent all  material assessments, reports, data, results of investigations or audits that are in the possession or control of or the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

(e)           Environmental Obligations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries are required under Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

Section 4.18          Brokers' and Finders' Fees.  No broker, finder or investment banker or other Person (other than the fee payable to Houlihan Lokey Howard & Zukin Capital, Inc., the "Company Financial Advisor") is entitled to any brokerage, finder's or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.  The Company has provided Parent with a true and correct copy of all agreements with the Company Financial Advisor, and such agreements have not been amended, modified or otherwise altered.

Section 4.19          Opinion of Company Financial Advisor.  The Special Committee of the Company Board has received an opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and subject to various assumptions, qualifications and limitations, the Company Common Stock Merger Consideration to be received by the holders of Company Common Stock other than Parent, MergerSub, David B. Pomeroy, II and their respective affiliates (the "Unaffiliated Stockholders") in the Merger pursuant to this Agreement is fair, from a financial point of view, to the Unaffiliated Stockholders.  A complete copy of the Company Financial Advisor's written opinion will be made available to Parent as soon as practicable after the date of this Agreement; it being agreed that the Company Financial Advisor's opinion may not be relied upon by Parent, MergerSub, David B. Pomeroy, II or any of their respective affiliates (other than the Company Board and the Special Committee of the Company Board).

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Section 4.20          Transactions with Affiliates.  Except as set forth in Section 4.20 of the Disclosure Schedule or in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21          Employee Benefit Plans and Compensation.

(a)           The Company has made available to Parent copies, which are correct and complete in all material respects, and is providing a list in Section 4.21(a) of the Disclosure Schedule, of the following: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "specified fringe benefit plans" (as defined in Section 6039D of the Code,  and all bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention or other benefit plans, programs or arrangements, and all employment contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate (collectively, the "Plans") and all amendments thereto, (ii) the annual report (Form 5500) filed with the Internal Revenue Service ("IRS") for the last three plan years, (iii) the most recently received IRS determination letter (or IRS opinion letter issued for a prototype document maintained for a Plan), if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto, (vi) the name of each employee, his or her position, length of service and current annual rates of salary, and (vii) the names of any employees that are on long-term or short-term disability.  No current or former employee, officer, director or consultant is entitled to receive compensation or benefits from the Company or an ERISA Affiliate other than pursuant to the Plans.

(b)           Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all reports, documents and notices required to be filed with respect to each Plan have been timely filed.

(c)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to materially adversely affect the qualified status of any such Plan or the exempt status of any such trust.  All contributions due to the Plans on or before the Closing Date will be made prior to the Closing Date by the Company.  The minimum funding requirements of Section 412 of the Code or Section 302 of ERISA have always been satisfied, as applicable.  No reportable events (as defined in Section 4043 of ERISA) have occurred with respect to any Plan.

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(d)           Except as set forth in Section 4.21(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that is subject to the provisions of Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA, or has any obligation with respect to any such plan or arrangement and does not reasonably expect to incur any withdrawal liability relating to a multiemployer plan.  Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code or similar state law.

(e)           As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), and the Company has no knowledge of any facts which could give rise to any action, suit, grievance, arbitration or other manner of litigation or claim with respect to the Plans.  Neither the Company nor any of its ERISA Affiliates has engaged in any transactions with respect to any Plan that could subject the Company or any of its ERISA Affiliates to a material tax or penalty imposed by Section 4975, 4976 or 4980B of the Code or Sections 406, 409 or 502(i) of ERISA.

(f)           Except as set forth in Section 4.21(f) of the Disclosure Schedule, neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event:  (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any Subsidiary; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such rights or benefits; or (iv) otherwise result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any Subsidiary.

(g)           An entity is an "ERISA Affiliate" of the Company if it is any corporation, trade or business which, together with the Company, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

Section 4.22          Insurance.  The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof and all such policies are in full force and effect.  As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

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Section 4.23          Investment Company Act of 1940.  None of the Company or any Subsidiary is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.24          Contracts.

(a)           Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 4.24(a) of the Disclosure Schedule sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound which, to the Company's knowledge and as of the date hereof:

(1) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(2) involves annual expenditures in excess of $100,000 and was not entered into in the ordinary course of business;

(3) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the transaction contemplated hereby, Parent or its Subsidiaries, or which restricts the conduct of any line of business by the Company or any Company Subsidiary;

(4) relates to a partnership, joint venture or similar arrangement, unless immaterial to the Company and the Company Subsidiaries;

(5) is an employment or consulting contract with any current executive officer of the Company or any member of the Company Board; or

(6) relate to the borrowing of money or extension of credit, in each case having a principal amount of indebtedness in excess of $100,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business.

For purposes of this Agreement, "Company Material Contract" shall mean any contract of the type described above.

(b)           Except as set forth in Section 4.24(b) of the Disclosure Schedule, all Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.   Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.25          Inapplicability of Takeover Statutes and Rights Agreement. The Company has taken all appropriate and necessary actions to exempt this Agreement, the Merger and all the transactions contemplated hereby from the requirements and restrictions of Section 203 of the DGCL.  The Company has taken all action so that (i) Parent shall not be an "Acquiring Person" under the Rights Agreement, and (ii) the execution of this Agreement by the Company and the performance of the transactions contemplated hereby, including the Merger, will not result in the grant of any rights to any person under the Rights Agreement or enable or require the rights granted thereunder to be exercised, distributed or triggered.

Section 4.26          Labor Matters.

(a)           There is no collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party (each a "Company Collective Bargaining Agreement").  No Company Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries.  As of the date of this Agreement, there is no strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.  To the Company's knowledge, no labor union or labor organization is organizing or seeking to organize any employees of the Company or any of its Subsidiary.

(b)           The Company and its Subsidiaries have complied and are in compliance in all material respects with applicable laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding employee leave, workers compensation, wage and hour requirements, I-9 compliance, discrimination in employment, employee health and safety, and the Workers' Adjustment and Retraining Notification Act).  The Company and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies and guidelines of any Governmental Authority relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices, and there are no unfair labor practice, discrimination, wrongful discharge, wage and hour charges or complaints pending or, to the knowledge of the Company, threatened.  Except as set forth in Section 4.26(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries are obligated to make any severance payments or bonus payments by virtue of the transactions contemplated by this Agreement or the consummation of the Merger.

Section 4.27          Relationship with Significant Customers.  Neither the Company nor, any of the Company's directors or officers or, to the Company's knowledge, any of its employees has received any written or oral communication or notice from any Significant Customer stating that such Significant Customer (except in connection with the termination of outstanding jobs upon their completion in the Ordinary Course or the expiration of existing contracts in accordance with their terms) (a) has ceased, or will cease, to use the products or services of the Company, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time or (c) will otherwise materially and adversely modify its business relationship with the Company.  "Significant Customer" means any customer, or group of affiliated customers with whom the Company has annual contract(s) for services in excess of, or to whom the Company has made sales in excess of, $1,000,000 since January 1, 2006.

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Section 4.28          No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article IV, none of the Company or any other Person makes any representation or warranty on behalf of the Company and any of its respective Subsidiaries in connection with this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGERSUB

Parent and MergerSub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01          Due Incorporation and Good Standing.  The Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  MergerSub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.02          Authorization; Binding Agreement.  Parent and MergerSub have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by each of the manager of Parent and the board of directors of MergerSub, as appropriate, and no other proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and MergerSub and constitutes the legal, valid and binding agreement of Parent and MergerSub, enforceable against each of Parent and MergerSub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03          Governmental Approvals.  The execution and delivery by the Parent and MergerSub  of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (B) other filings as may be required in connection with state or local transfer taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Parent  Material Adverse Effect.

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Section 5.04          No Violations.  The execution and delivery of this Agreement, the Merger, the consummation of the other transactions contemplated hereby and compliance by Parent and MergerSub with any of the provisions hereof, will not (i) conflict with or result in any breach of any provision of the Certificate of Formation, Limited Liability Company Agreement, Certificate of Incorporation or Bylaws or other governing instruments of Parent or MergerSub, as applicable, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Parent is a party or by which its assets are bound, (iii) result in the creation or imposition of any Lien of any kind upon any of the assets of Parent or MergerSub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03, contravene any Law to which Parent or MergerSub or its or any of their respective assets or properties are subject.

Section 5.05          Proxy Statement.  The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Merger, including the Proxy Statement, if any, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (x) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (y) in the case of any document other than the Proxy Statement, at the time of the filing with the SEC of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company's stockholders.

Section 5.06          Financing.  Neither Parent's nor MergerSub's obligations hereunder are contingent upon obtaining any financing from any third party. At or prior to the Closing, Parent and MergerSub will have sufficient cash and cash equivalents available to perform its obligations hereunder, including payment of the aggregate of the Company Common Stock Merger Consideration and the Option Merger Consideration pursuant to the Merger.  Parent has provided to the Company a true and complete copy of the Equity Commitment Letter. Sponsor has sufficient cash on hand or capital commitments to satisfy its obligations under the Equity Commitment Letter. There are no conditions to the funding of the financing described in the Equity Commitment Letter other than the conditions precedent set forth in the Equity Commitment Letter delivered to the Company on the date hereof (the conditions so set forth, the "Disclosed Conditions"), and no Person (other than Parent in the case of clause (ii) below) has any right to (i) impose, and Parent has no obligation to accept, any condition precedent to such funding other than the Disclosed Conditions or (ii) reduce the amounts of the financing commitments made in the Equity Commitment Letter (subject to the Disclosed Conditions).  The Equity Commitment Letter is in full force and effect, in all material respects, and no event has occurred which, with or without notice, lapse of time, or both, could constitute a default, action or omission to act that would permit the termination or cancellation of the Equity Commitment Letter.

Section 5.07          Brokers' and Finders' Fees.  No broker, finder or investment banker or other Person engaged by, or otherwise acting on behalf of, Parent and MergerSub is entitled to any brokerage, finder's or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company or any Subsidiary of the Company shall have any liability prior to the Effective Time.

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Section 5.08          Operations of Parent and MergerSub.  Each of Parent and MergerSub has been formed solely for the purpose of entering into this Agreement and engaging in the transactions contemplated hereby. As of the date hereof neither Parent nor MergerSub has incurred any liabilities other than as contemplated by this Agreement.

Section 5.09          No Other Representations or Warranties.  Except for the representations and warranties made by Parent and MergerSub in this Article V, none of Parent, MergerSub or any other Person makes any representation or warranty on behalf of Parent, MergerSub or any of their respective Subsidiaries in connection with this Agreement.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01          Conduct of Business by Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action except in, the Ordinary Course; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of its present officers, managers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.  Except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, provided, however, that consent of the Parent shall be deemed to have been given if Parent does not object within five (5) business days from the date on which written notice is received by Parent:

(a)           take any action that would have been required to be disclosed under Section 4.08 if such action had been taken prior to the date hereof;

(b)           amend or otherwise change any provision of the Company Charter, Company Bylaws, or similar organizational or governance documents;

(c)           (i) except as set forth in Section 6.01(c) of the Disclosure Schedule, authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary, other than the issuance of Company Common Stock upon exercise of Company Stock Options or vesting of Company Restricted Stock outstanding on the date of this Agreement; (ii) adopt any new incentive plan or any equity based compensation plan; (iii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options or the vesting of Company Restricted Stock or the lapse of restrictions on Company Restricted Stock; (iv) reclassify, combine, split, or subdivide any stock of the Company or any Subsidiary; or (v) set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Subsidiary;

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(d)           except as set forth in Section 6.01(d) of the Disclosure Schedule, (i) materially amend or terminate, or waive compliance with the material terms of or material breaches under, any Company Material Contract, or (ii) fail to comply, in any material respect, with the terms of any Company Material Contract, or (iii) enter into any new Contract or agreement that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;

(e)           pre-pay any long-term debt, except in the Ordinary Course (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course; provided, however, even if in the Ordinary Course, Company shall not, without Parent's consent, pay, discharge or satisfy (i) any claim made by a Related Party (excluding liabilities and obligations disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement), (ii) any of the claims, liabilities or obligations listed on Section 6.01(e) of the Disclosure Schedule, or (iii) any material claim, liability or obligation (absolute, accrued, contingent or otherwise) first asserted after the date hereof, if the payment, discharge or satisfaction of such would require the Company to pay or commit to pay an amount, when added to any amounts paid or committed to be paid under Section 6.01(g), which exceeds $500,000 in the aggregate;

(f)           authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the "Capital Expenditures") other than Capital Expenditures identified in the Company's capital budget, as set forth in Section 6.01(f) of the Disclosure Schedule, delivered to Parent prior to the date hereof;

(g)           waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where (i) the amounts paid or to be paid are covered by insurance coverage maintained by the Company and (ii) the settlement or compromise involves, directly or indirectly, only the payment of money damages and will not otherwise, directly or indirectly, materially and adversely affect the conduct of the business of the Company going forward; provided, however, the Company shall not, without Parent's consent, waive, release, assign, settle or compromise (A) any litigation where Company is adverse to a Related Party, (B) any of the claims, liabilities or obligations listed on Section 6.01(e) of the Disclosure Schedule, or (C) any material litigation first filed after the date hereof, except to the extent permitted by Section 6.01(e).

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(h)           except as provided in Section 7.03, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate the Merger or any other transaction contemplated by this Agreement in accordance with the terms hereof; and

(i)           except as provided in Section 7.03, announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

In connection with the continued operation of the Company and the Subsidiaries, the Company will confer in good faith with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations at such times reasonably requested by Parent and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

Section 6.02          ESPP.  With respect to the ESPP, the Company shall (i) not permit any new offering periods under such plan to be initiated after the date hereof and (ii) shall cause such plan to terminate as of the Effective Time. The Company Board (or, if appropriate, any committee thereof administering the ESPP) shall adopt such resolutions or take such other actions as may be required, if necessary, to effect the foregoing within 3 business days after the date hereof.

Section 6.03          Liabilities of Parent and MergerSub.  Between the date of this Agreement and the Closing, neither Parent nor MergerSub shall incur any liabilities other than in connection with this Agreement, the Merger and the other transactions contemplated hereby.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01          Preparation of Proxy Statement; Stockholders' Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Company Board, shall in accordance with applicable Law, the Company Charter, the Company Bylaws and the NASDAQ Stock Market ("NASDAQ") rules: (i) duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following clearance with the SEC of the Proxy Statement for the purpose of securing the Company Stockholder Approval (such meeting, and any postponement or adjournment thereof, the "Company Stockholders Meeting"), (ii) except to the extent that the Company Board has effected or effects a Company Adverse Recommendation Change in accordance with the terms of Section 7.03(e), the Company shall, through the Company Board, advise and recommend to its stockholders the approval of the Merger (the "Merger Recommendation") and shall include such recommendation in the Proxy Statement and (iii) use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Company Stockholders' Meeting, the Company Stockholder Approval.

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(b)           As soon as reasonably practicable following the date of this Agreement, the Company shall (i) prepare and file with the SEC Amendment Number 2 to the preliminary Proxy Statement (File No. 000-20022), which filing shall be no later than 10 days following the date of this Agreement, (ii) mail to its stockholders the Proxy Statement a sufficient time prior to the Company Stockholders Meeting, which shall be held no later than 45 days after the date that the Company is able to file its definitive Proxy Statement with the SEC, and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Stockholders Meeting.  Parent, MergerSub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and MergerSub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall use its commercially reasonable efforts to resolve all SEC comments (in consultation with Parent) with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company's Stockholders as promptly as practicable after the Proxy Statement is cleared with the SEC.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on the Proxy Statement or such response and shall include in such documents or response comments reasonably proposed by Parent and Merger Sub. Each of Parent, MergerSub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading.  If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.  The Company shall as promptly as practicable (i) notify Parent and MergerSub of the receipt of any oral or written comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)           At the Company Stockholders' Meeting, Parent shall vote, and Parent shall cause each of its Subsidiaries to vote, all shares of Company Common Stock beneficially owned by each of Parent and Parent's Subsidiaries in favor of the adoption and approval of this Agreement and the Merger.

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Section 7.02          Access to Information; Confidentiality.

(a)           Subject to applicable Law and confidentiality agreements, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to afford Parent, following notice from Parent to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, contracts, commitments, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent may reasonably request.  Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the customers, employees, agents or representatives of the Company or its Subsidiaries other than those set forth in Section 7.02(a) of the Disclosure Schedule regarding the businesses of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) damage any property or any portion thereof or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld.  Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior  notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable.  The Company shall be entitled to have representatives present at all times during any such inspection.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client privilege of the Company, the Company Board or any committee thereof, or the Company's Subsidiaries, or (ii) contravene any Law or binding agreement entered into prior to the date of this Agreement, provided, that, if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty.

(b)           Prior to the Effective Time, all confidential information obtained by Parent pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement dated May 28, 2009, between Platinum Equity Advisors, LLC and the Company (the "Confidentiality Agreement").

Section 7.03          Acquisition Proposals.

(a)           [Reserved.]

(b)           Subject to Sections 7.03(c), 7.03(d) and 7.03(e), from and after the date hereof, none of the Company, any Subsidiary or any Related Party shall, nor shall any of them authorize or permit, directly or indirectly, any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a "Representative") to, directly or indirectly: (i) initiate, solicit, encourage or knowingly take any other action to facilitate (including by way of furnishing information (other than public information widely disseminated through Company SEC Documents, press releases or other similar means) or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any information in furtherance of any inquiries that could reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in or permitted by Section 7.03(d)), or that is intended or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement); or (iv) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Merger Recommendation (it being understood that, subject to and without limitation of Section 7.03(f), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, a Acquisition Proposal, or take any action or make any statement inconsistent with the Merger Recommendation (any of the foregoing in this clause (iv), a "Company Adverse Recommendation Change").  On or prior to the date hereof, the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated immediately any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that nothing in this Section 7.03 shall preclude the Company, any Subsidiary or their respective Representatives from complying with the provisions of the last sentence of this Section 7.03(b). The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with a potential transaction with (whether by merger, acquisition, stock sale, asset sale or otherwise) the Company or any Subsidiary, or any material portion of their assets, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Subsidiary.

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(c)           The Company shall promptly notify Parent in writing (as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence) of any Acquisition Proposal or any communications (written or oral) with respect to any Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making the Acquisition Proposal) which any of the Company or any Subsidiary or any such Representative may receive after the date hereof, and the Company shall promptly provide to Parent copies of any written materials received and a written summary of any other communications made in connection with the foregoing, and shall keep Parent informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal.

(d)           Notwithstanding  Section 7.03(b) and Section 7.03(c) or any other provision of this Agreement to the contrary, following the receipt by the Company or any Subsidiary, until any time prior to obtaining the Company Stockholder Approval, of a written Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.03(b) or Section 7.03(c)), the Company Board may (directly or through Representatives) contact such Person and its advisors solely for the purpose of clarifying the Acquisition Proposal, or the material terms thereof, the conditions to and its likelihood of consummation, so as to determine whether the Acquisition Proposal is reasonably likely to lead to a Superior Proposal.  If the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Board may, if the Company Board determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (A) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such Acquisition Proposal (provided that the Company (1) concurrently furnishes such information to Parent and (2) furnishes such information pursuant to a confidentiality agreement which contains terms and conditions not less restrictive to the Person than the Confidentiality Agreement), (B) disclose to its stockholders any information required to be disclosed under applicable Law and (C) participate in negotiations regarding such Acquisition Proposal. Notwithstanding the foregoing, the Company shall not be required to provide to Parent any information which the Company deems in good faith to be not appropriate for disclosure to Parent due to competitive concerns, or if the exchange of such information, as reasonably determined by the Company's outside legal counsel, would be reasonably likely to result in the Company or the Merger violating applicable anti-trust Laws.

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(e)           Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, if (1) the Company has received an Acquisition Proposal that has not been withdrawn or abandoned, and the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, or (2) in the absence of an Acquisition Proposal, the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may make a Company Adverse Recommendation Change; provided, however, that (A) no Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Parent's receipt of written notice from the Company (i) advising Parent that the Company Board has determined that the Company Board intends to make a Company Adverse Recommendation Change, (ii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, advising Parent of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice be provided to Parent and a new three (3) Business Day period), and (iii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, representing that the Company has complied with this Section 7.03, (B) during such three (3) Business Day period, the Company, if requested by Parent, shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its recommendation of this Agreement and the Merger and not make a Company Adverse Recommendation Change, and (C) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, Parent delivers a definitive proposal to adjust the terms and conditions of this Agreement such that the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that its fiduciary duties no longer require it to make a Company Adverse Recommendation Change.

(f)           Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.03.  In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), a factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not in and of itself be deemed a Company Adverse Recommendation Change.

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Section 7.04          Employee Benefits Matters.  As of the Effective Time, Parent shall, with respect to the Company Employees who become Parent employees at the Effective Time, continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to such employees through the Effective Time, and Parent will allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as it may adopt after the Effective Time.

(a)           Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of Company Common Stock Options to acquire Company Common Stock (or Company Common Stock acquired upon the vesting of any Company Restricted Stock) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(b)           Prior to the Effective Time, the Company Board shall take such actions as are necessary to terminate any share or investment-based non-qualified deferred compensation account-based arrangements (collectively, the "Non-Qualified Account Plans") and shall cause prompt payment of amounts accumulated under any such Non-Qualified Account Plan to be made as of the Effective Time, provided the Company has determined that such action does not result in additional liability or expense to the Company, and is taken in good faith compliance with the provisions of Section 409A of the Code.

(c)           On or before the Closing, in accordance with the terms and conditions of the special change in control bonus agreements, as amended, that Company has previously furnished or made available to Parent and that are identified on Section 4.26(b) of the Disclosure Schedule (collectively, the "Special Change in Control Bonus Agreements"), the Company shall, at its election, either (i) pay to certain of the Company's employees the special change in control bonus payments owing to such employees in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) deposit such amount into escrow in accordance Section 14 of the Special Change in Control Bonus Agreements.  Following the Effective Time, Parent and Surviving Corporation shall comply with any and all other obligations to the Company's employees whether arising under the Special Change in Control Bonus Agreements or pursuant to employment agreements that contain additional change in control benefits, including, but not necessarily limited to severance.

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Section 7.05          Directors' and Officers' Indemnification and Insurance.

(a)           Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Effective Date, Parent and Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Date serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any D&O Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any D&O Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent's or Surviving Corporation's, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such D&O Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified).  The indemnification and advancement obligations of Parent and Surviving Corporation pursuant to this Section 7.05(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives.  As used in this Section 7.05(a):  (x) the term "Claim" means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term "D&O Expenses" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including, without limitation, experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.  Neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

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(b)           Without limiting the foregoing, Parent and MergerSub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries identified on Section 7.05(b) of the Disclosure Schedule shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)           For a period of six (6) years from the Effective Time, the certificate of incorporation of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)           Prior to the Effective Time, the Company shall cause to be obtained at the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's policies as of the date hereof for claims arising from facts or events that occurred on or prior to the Effective Time; provided that the maximum amount of the one time premium for such tail policies shall not exceed 200% of the annual premium for such policies for fiscal 2008; and if such amount is not sufficient to purchase insurance in such maximum amount, then the Company shall purchase such amount of insurance as can be purchased for such amount that is equal to 200% of the annual premium for such policies for fiscal 2008.

(e)           If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.05.

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(f)            Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 7.05 and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving Corporation's obligations pursuant to this Section 7.05.

(g)           This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

Section 7.06          Further Action; Reasonable Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, waivers, exemptions, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, and (ii) execute and deliver any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  From the date of this Agreement through the Effective Time, the Company shall timely file, or cause to be filed, with the SEC all Company SEC Documents required to be so filed by applicable Law.

(b)           The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.06(b), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party.  Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c)           Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal; provided, however, in no event shall Parent or MergerSub be required to incur any out-of-pocket expenses to fulfill its obligations under this Section 7.06(c).

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(d)           From time to time prior to the Effective Time, the Company shall notify Parent with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.  For purposes of determining the accuracy of any representation or the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information provided by the Company shall be considered.

(e)           Within thirty (30) days after the end of each of the Company's fiscal months, the Company shall provide to Parent monthly financial information in the same form and providing the same information as the Company has provided to its directors prior to the date of this Agreement.

Section 7.07           Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.08          Public Announcements. Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other.  Notwithstanding anything to the contrary in this Agreement, Company and its Affiliates, and Parent and its Affiliates, shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act and the Exchange Act, NASDAQ and other similar regulatory bodies, make (i) such press releases and other public statements and announcements ("Releases") as Company, Parent or their respective Affiliates, after discussion with their respective legal counsel, deem necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all statements Company or Parent deem in their respective sole judgments to be appropriate in any and all filings, reports, prospectuses and other similar documents filed with the SEC or other regulatory bodies.  Each of Company and Parent shall use reasonable efforts to provide the other party with a copy of any Releases before any publication of same; provided that, if the content of the Release is, in the reasonable judgment of Company or Parent, after discussion with its or his respective legal counsel, materially similar to the content of a Release previously provided to the other party, then Company or Parent, as the case may be, shall have no obligation to provide the other party with a copy of such Release.  The non-disclosing party may make comments to the disclosing party with respect to any such Releases provided to the non-disclosing party and the disclosing party shall take such comments into account and incorporate reasonable comments into the Releases.  Notwithstanding anything in this Section 7.08 to the contrary, the parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

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Section 7.09          NASDAQ Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ.

Section 7.10          Company's Expenses and Obligations.  The Company agrees that on or before the Closing it will have paid all of the Company's expenses resulting from the process followed by the Company to make the determination to enter into the Prior Agreement and this Agreement and respective amendments thereto including any and all expenses related to any Acquisition Proposal, Superior Proposal or any Company Adverse Recommendation Change, and any obligations to any third party arising from the Company's entry into the Prior Agreement and this Agreement and respective amendments thereto and the consummation of the Merger and the other transactions contemplated by this Agreement and any amendment thereto, including but not limited to, the change in control bonus payments required by the Special Control Bonus Agreements (which may be deposited into escrow in accordance Section 14 of the Special Change in Control Bonus Agreements), the expenses of the attorneys of the Special Committee of the Company Board, accounting expenses associated with the Merger and the other transactions contemplated thereby, including the Proxy Statement, and respective amendments thereto, the Company Financial Advisor and other representatives of or advisors to the Company (collectively "Company Closing Obligations and Expenses").  After payment of the Company Closing Obligations and Expenses, the aggregate book value of the Company's cash and cash equivalents, certificates of deposit, other marketable securities, and trade accounts receivable shall not be less than $89,020,822 (excluding any proceeds the Company receives upon the exercise of Company Stock Options exercised between the date hereof and the Effective Time).

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.01          Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           The Company shall have obtained the Company Stockholder Approval; and

(b)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal ("Governmental Order").

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Section 8.02          Additional Conditions to Obligations of Parent and MergerSub.  The obligations of Parent and MergerSub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Company contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects, disregarding all qualifiers and exceptions relating to materiality or Company Material Adverse Effect, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation giving effect to any later obtained knowledge, information or belief of Company, Merger Sub or Parent); provided, however, that notwithstanding anything herein to the contrary, except with respect to the representations and warranties set forth in Section 4.05(d) above, this Section 8.02(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or will have, a Company Material Adverse Effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Company Material Adverse Effect.  There shall not have occurred any Company Material Adverse Effect.

(d)           Court Proceedings.  No action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened in which any Governmental Authority is a party wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or (ii) affect adversely the right or powers of Parent to own, operate or control the Company or any portion of the business or assets of the Company or Parent, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(e)           Officer's Certificate.  The Company shall have delivered to Parent a certificate, signed by the Chief Executive Officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.02 have been satisfied.

(f)           FIRPTA Affidavit.  Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company.

Section 8.03          Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

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(a)           Representations and Warranties.  The representations, warranties, covenants and agreements of Merger Sub and Parent contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects, disregarding all qualifiers and exceptions relating to materiality or Merger Sub or Parent Material Adverse Effect, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation, giving effect to any later obtained knowledge, information or belief of Merger Sub and Parent or Company); provided, however, that notwithstanding anything herein to the contrary, this Section 8.03(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, will have, a Merger Sub or Parent Material Adverse Effect.

(b)           Agreements and Covenants.  Parent and MergerSub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer's Certificate.  Parent shall have delivered to the Company a certificate, signed by an authorized officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.03 have been satisfied.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01           Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Stockholder Approval, as follows (the date of any such termination, the "Termination Date"):

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, if December 31, 2009 (the "Outside Date") shall have occurred and the Merger shall not have been consummated; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c)           by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order; provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger in accordance with Section 7.06(c);

(d)           by Parent if (x) the Dissenting Stockholders other than Mr. Pomeroy and his affiliates, should any of them be Dissenting Stockholders, own in the aggregate 10% or more of the outstanding shares of Company Common Stock or (y) the Dissenting Stockholders including Mr. Pomeroy and his affiliates own in the aggregate 26.8% or more of the outstanding shares of Company Common Stock;

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(e)           by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or (b), and (ii) is either incurable, or if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Outside Date; provided, at the time of the delivery of such written notice, Parent or MergerSub shall not be in material breach of its obligations under this Agreement;

(f)            by Parent, if (i) a Company Adverse Recommendation Change shall have occurred, or (ii) the Company shall have materially breached any of its obligations under Section 7.03;

(g)           by the Company, if Parent or MergerSub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, including Section 5.06 above, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or (b), and (ii) is either incurable, or if curable, is not cured by Parent or MergerSub by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the Outside Date, provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

(h)           by the Company, if the Company Board has effected a Company Adverse Recommendation Change, provided that for such termination to be effective the Company shall have paid to Parent the Company Termination Fee; or

(i)            by Parent, if any of the following occur: (A) the number of outstanding shares of Company Common Stock as of the Effective Time (after giving effect to the acceleration of vesting of Company Restricted Stock immediately before the Effective Time and the forfeiture of the unvested shares of Company Restricted Stock at the Effective Time, but excluding the number of shares of Company Common Stock issued upon the exercise of Company Stock Options exercised between the date hereof and the Effective Time) exceeds 9,818,253 shares; (B) the sum of (x) the number of outstanding shares of Company Common Stock as of the Effective Time (after giving effect to the acceleration of vesting of Company Restricted Stock immediately before the Effective Time and the forfeiture of the unvested shares of Company Restricted Stock at the Effective Time) plus (y) the number of shares of Company Common Stock issued upon exercise of all Company Stock Options with an exercise price equal or less than the Company Common Stock Merger Consideration exceeds 10,291,975, (C) as of the date within five (5) days prior to the Effective Time that the Company provides supporting documentation for the following calculation, the aggregate book value of the Company's cash and cash equivalents, certificates of deposit, other marketable securities, and trade accounts receivable, excluding the amount of any proceeds the Company receives upon the exercise of Company Stock Options exercised between the date hereof and the Effective Time, is less than $89,020,822; (D) a Significant Customer identified on Exhibit C informs the Company in writing, or any of the individuals on Exhibit A orally, that it will not be purchasing more than an insignificant amount of products or services from the Company for the foreseeable future (provided that the foregoing shall not apply to notification from any such customer that it intends to defer purchases from the Company to a later period); or (E) the Company loses the ability to purchase through an authorized channel products branded by a supplier identified on Exhibit D.

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Section 9.02          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that, subject to Section 9.03(e), nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03          Fees and Expenses.

(a)           Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that out-of-pocket costs and expenses incurred in connection with printing and mailing the Proxy Statement shall be borne by the Company.

(b)          The Company agrees that if this Agreement shall be terminated:

(1)  pursuant to Section 9.01(f)(ii) and (A) at any time after the date hereof and prior to obtaining the Company Stockholder Approval, an Acquisition Proposal shall have been publicly announced prior to such Termination Date (and such Acquisition Proposal was not withdrawn before the Termination Date), and (B) concurrently with such termination or within twelve (12) months following the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, the Company Termination Fee; or

(2)  pursuant to Section 9.01(f)(i) or Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee.

(c)           Except as set forth in Section 9.01(h), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following the event giving rise to the obligation to make such payment.

(d)           For purposes of this Agreement, "Company Termination Fee" means an amount equal to $2,600,000.

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(e)           Parent agrees that if this Agreement is terminated pursuant to Section 9.01(g), then Parent shall pay to the Company an amount equal to $5,000,000 (the "Parent Termination Fee").  The Parent Termination Fee shall be paid by Parent as directed by the Company in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) business days following such termination.  Payment by Parent of the Parent Termination Fee shall be the Company's sole and exclusive remedy against Parent and MergerSub for failure to consummate the Merger and performance under this Agreement and shall be in lieu of all other relief.  It is understood and agreed that payment of the Parent Termination Fee represents the reasonable estimate of actual damages by the Company, Parent and MergerSub and does not constitute a penalty.  Parent and MergerSub shall have no further liability to the Company at law or in equity with respect to such termination, this Agreement or otherwise.

(f)           Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.  In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04          Waiver.  At any time prior to the Effective Time, the Company, on the one hand, and Parent and MergerSub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerSub).  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

Section 10.01        Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02        Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or MergerSub:

Project Skyline Intermediate Holding Corporation
c/o Platinum Equity, LLC
360 N. Crescent Dr., South Building

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Beverly Hills, CA 90210
Telephone No: (310) 712-1850
Facsimile No: (310) 712-1848
Attention:     Eva Kalawski, Esq.,
General Counsel

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Telephone No: (312) 862-2000
Facsimile No: (310) 862-2200
Attention:  Jeffrey A. Fine, P.C.

if to the Company:

Pomeroy IT Solutions, Inc.
1020 Petersburg Road
Hebron, KY 41048
Telephone No.: (859) 586-0600 ext. 1419
Facsimile No:  (888) 285-3475
Attention:  Christopher C. Froman, President and Chief Executive Officer
Debra E. Tibey, Chairwoman of the Special Committee of the Board of Directors

with copies to:

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, CA  92130
Telephone No:  (858) 720-8942
Facsimile No:  (858) 847-4865
Attention:  John J. Hentrich, Esq. and John D. Tishler, Esq.

Section 10.03        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

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Section 10.04        Amendment.  This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05        Entire Agreement; Assignment.  This Agreement, together with the Disclosure Schedule, the Confidentiality Agreement and the Equity Commitment Letter, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).  The parties agree that the Confidentiality Agreement shall terminate as of the Effective Time and shall have no further force or effect.

Section 10.06         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to termination of this Agreement pursuant to Section 9.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided, that, specific performance shall not be available to any party hereto to the extent that the party seeking specific performance would have the right upon termination of this Agreement pursuant to Section 9.01 to receive payment pursuant to Section 9.03 (b), (d) or (e).

Section 10.07        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Section 7.04 and Section 7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).

Section 10.08        Governing Law; Enforcement and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

55

Section 10.09        Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10        Counterparts.  This Agreement may be executed and delivered in two or more original, facsimile or ..PDF counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11        Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.12        Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

Section 10.13        Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

[SIGNATURE PAGE FOLLOWS]

56

IN WITNESS WHEREOF, Parent, MergerSub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Project Skyline Intermediate Holding Corporation, a Delaware corporation

By	/s/ Eva M. Kalawski
Title: Vice President and Secretary

Project Skyline Merger Corporation, a Delaware corporation

By	/s/ Eva M. Kalawski
Title: Vice President and Secretary

Pomeroy IT Solutions, Inc., a Delaware corporation

By	/s/ Christopher C. Froman
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX B

September 24, 2009

The Special Committee of the Board of Directors
Pomeroy IT Solutions, Inc
1020 Petersburg Road
Hebron, KY 41048

Dear Members of the Special Committee:

We understand that Pomeroy IT Solutions, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Project Skyline Intermediate Holding Corporation (“Parent”), and Project Skyline Merger Corporation, a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, the Company will merge with Merger Sub (the “Transaction”), each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares held by Parent or Merger Sub, will be converted into the right to receive $6.50 in cash (the “Consideration”), and the Company will become a wholly owned subsidiary of Parent.  The holders of Company Common Stock, other than Parent, Merger Sub and their affiliates, are referred to herein as the “Unaffiliated Stockholders.”

You have requested that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors of the Company as to whether, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders in the Transaction pursuant to the Agreement is fair to such Unaffiliated Stockholders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

1.	reviewed a draft, dated September 24, 2009 of the Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company;

4.	spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

Citicorp Center • One Sansome Street, Suite 1700 • San Francisco, California 94104 • tel.415.974.5888 • fax.415.974.5969 • www.HL.com
Broker/dealer services through Houlihan Lokey Howard & Zukin Capital.     Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

The Special Committee of the Board of Directors
Pomeroy IT Solutions, Inc.
September 24, 2009

7.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to us by or on behalf of the Company; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information.  In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed and relied upon by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, except where the failure of such representations to be true and correct would not be material to our analyses, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, except where non-performance would not be material to our analyses, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any material amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company or otherwise have a material adverse effect on the Company. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ from the draft of the Agreement identified above in any respect material to our analyses.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation.  We did not estimate, and express no opinion regarding, the liquidation value of any entity.  This Opinion is being rendered following a period of unusual volatility in the financial markets and does not take into account the potential impact of unusual volatility in the financial markets in the future on financial, economic and market conditions.  We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

The Special Committee of the Board of Directors
Pomeroy IT Solutions, Inc.
September 24, 2009

This Opinion is furnished for the use and benefit of the Committee (and, at the instruction of the Committee, to the Board of Directors of the Company) in connection with their consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board of Directors of the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to the Company and certain affiliates of Parent, for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things (a) having acted as financial advisor to the Special Committee in connection with the Transaction, (b) having acted as financial advisor to Platinum Equity Advisors, LLC (“Platinum Equity”), an affiliate of the Parent, in connection with its acquisition of Covad Communications Group, Inc., which transaction closed in April 2008, and (c) having acted as financial advisor to Platinum Equity in connection with a financing of Oviso Manufacturing, a portfolio company of Platinum Equity, which transaction closed in August 2007.  Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Parent and other participants in the Transaction and certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Platinum Equity or one or more of its affiliates, and in portfolio companies of such funds, and may have co-invested with Platinum Equity or one or more of its affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, the Company, Parent and other participants in the Transaction or one or more of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. In accordance with the Agreement, we were requested to solicit third party indications of interest in acquiring the Company for a prescribed period following the execution of the Agreement.  The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses whether, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders of the Company in the Transaction pursuant to the Agreement is fair to such Unaffiliated Stockholders from a financial point of view and does not address any other aspect or implication of the Agreement or the Transaction or any aspect or implication of any other agreement, arrangement or understanding entered into in connection therewith or otherwise.  We have not been requested to opine as to, and this Opinion does not in any manner address, among other things: (i) the underlying business decision of the Committee, the Board of Directors, the Company’s security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, in connection with this Opinion, we have relied, with your consent, on the assessment by the Committee, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by an internal committee of Houlihan Lokey authorized to approve opinions of this nature.

The Special Committee of the Board of Directors
Pomeroy IT Solutions, Inc.
September 24, 2009

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders in the Transaction pursuant to the Agreement is fair to such Unaffiliated Stockholders from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Capital, Inc.
HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

ANNEX C

§ 262.  Appraisal rights

(a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)           Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)           Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.           Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.           Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.           Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.           Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)           In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)           Appraisal rights shall be perfected as follows:

(1)           If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.  Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of nor consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)           If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days of the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)           Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)           After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)           The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Interest may be simple or compound, as the Court may direct.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation is a corporation of this State or of any state.

(j)           The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days of the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)           The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D-1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K/A
(Amendment No. 1)
(Mark One)
☒            ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended January 5, 2009
OR

☐            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______________ to ________________

Commission file number 0-20022

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	31-1227808
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1020 Petersburg Road, Hebron, Kentucky	41048
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(859) 586-0600

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
None	None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $.01
(Title of class)

Indicate by checkmark if the registrant is well-known seasoned issuer, as defined in rule 405 of the Securities Act
YES            ☐            NO            ☒

Indicate by checkmark if the registrant is not required to file reports pursuant to section 13 or section 15(d) of the Act.
YES            ☐            NO            ☒

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
YES            ☐            NO            ☐ (not yet applicable to registrant)

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐     Accelerated filer  ☐    Non-accelerated filer  ☐ Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
YES            ☐            NO            ☒

The aggregate market value of voting stock of the Registrant held by non-affiliates was approximately $37.1 million as of July 3, 2008.

The number of shares of common stock outstanding as of March 5, 2009 was 9,347,773.

EXPLANATORY NOTE

This Amendment No. 1 on Form 10-K/A amends our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 20, 2009 (the “Original Filing”) to reflect the restatement of our consolidated financial statements for the years ended January 5, 2009, 2008 and 2007. Except as stated herein, this Amendment does not reflect events occurring after the filing of the Original Filing and no attempt has been made in this Annual Report on Form 10-K/A to modify or update other disclosures as presented in the Original Filing. Accordingly, this Form 10-K/A should be read in conjunction with our filings with the SEC subsequent to the filing of the Original Filing.

As previously discussed in a Form 8-K, filed on August 6, 2009, on July 31, 2009, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s financial statements and related audit reports thereon in the Company’s most recently filed Annual Report on Form 10-K for the year ended  January 5, 2009 and the interim financial statements in the Quarterly Report on Form 10-Q for the quarter ended April 5, 2009 should no longer be relied upon.

Following an internal review, we identified errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

The aggregate liability recorded to the Company’s consolidated balance sheets, with a corresponding reduction to stockholders’ equity, as a result of this restatement approximates $5.0 million as of January 5, 2009 and 2008, and $3.0 million in the consolidated balance sheets for prior periods presented within this Annual Report on Form 10-K/A.  For the year ended January 5, 2008, the aggregate effect on both pre-tax income (loss) and net income (loss) was a $2.1 million increase to the previously-reported net loss. Basic and diluted loss per common share increased from $(9.10) to $(9.27) for the year ended January 5, 2008. The impact on the Company’s earnings for all other periods presented within this Annual Report on Form 10-K/A was not material and, therefore, the Company’s consolidated statements of operations and consolidated statements of cash flows have not been restated for any of these periods except for the year ended January 5, 2008.

The $5.0 million liability equates to less than seven one-hundredths of one percent of the Company’s total revenue for the 1994 to 2007 period when these liabilities were primarily incurred. Generally, the liability consists of high volumes of small transactions. The Company estimates that over 98% of the total liability was recognized in the Company’s consolidated income statements for periods prior to the fourth quarter of fiscal year ended January 5, 2008.

The Company expects that the final settlement of this liability may take several months or possibly years as the Company remediates these credits with customers and vendors. The Company anticipates that the liability may ultimately be settled for less than $5.0 million. However, the Company cannot provide any assurance that the final settlement will be materially lower. The Company has established new processes and procedures to avoid significant future liabilities from aged trade credits.

See Note 1 to the Company’s audited consolidated financial statements for additional discussion.

For the convenience of the reader, we have included all of Parts I and II of the Original Filing; however, only the following Items and sections of this Form 10-K/A have been amended to reflect the restatement:

DOCUMENTS INCORPORATED BY REFERENCE

Part of Form 10-K/A Into Which Portions
Document	of Documents are Incorporated

Definitive Proxy Statement for 2009	Part III
Annual Meeting of Stockholders to be filed with the Securities
And Exchange Commission on or before May 5, 2009

POMEROY IT SOLUTIONS, INC.

FORM 10-K/A

YEAR ENDED JANUARY 5, 2009

Special Cautionary Notice Regarding Forward-Looking Statements

Certain of the matters discussed under the captions “Business”, “Properties”, “Legal Proceedings”, “Market for Registrant’s Common Equity, Related Stockholder Matters” and  "Management's Discussion and Analysis of Financial Condition and Results of Operations" may constitute forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in this document and in documents incorporated herein by reference, including, without limitation, those statements made in conjunction with the forward-looking statements under “Business”, “Properties”, “Legal Proceedings”, “Market for Registrant’s Common Equity, Related Stockholder Matters” and  "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the factors discussed under “Risk Factors”. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by such factors.

PART I

ITEM 1. BUSINESS

COMPANY OVERVIEW

Pomeroy IT Solutions, Inc. (“the Company” or “Pomeroy”) is an information technology (“IT”) solutions provider with a comprehensive portfolio of hardware, software, technical staffing services, as well as infrastructure and lifecycle services. Our mission is to provide customers with increased efficiencies, decreased costs, and the ability to maximize their IT investments to achieve a competitive advantage. We are committed to the success of our customers, our employees and our shareholders through the delivery of superior service. Pomeroy is a Delaware corporation organized in 1992.

OUR SOLUTION-FOCUSED COMPANY

Pomeroy seeks to understand the strategic goals of customers’ organizations as well as the specific challenges faced by IT executives. Through this approach, the Company’s sales and technical teams combine the right people, partners, technologies and methodologies to deliver solutions that meet our customers’ requirements.

The Company delivers economical, creative and flexible IT solutions to its customers, which allows our customers to invest their energy in creating competitive differentiators for their organizations.

OUR GROWTH STRATEGY

Pomeroy’s growth strategy is to gain share in existing markets, and increase the breadth and depth of our service offerings.  We will continue to focus on increasing higher margin services, increasing the percentage of recurring revenue, controlling operating expense and maintaining a strong balance sheet.

Key elements of this strategy are to:
•	provide complete solutions which are developed, integrated and managed for our customers,
•	expand service offerings particularly in the higher end services and networking areas, and
•	maintain and enhance our technical expertise by hiring and training highly qualified technicians and systems engineers

Pomeroy’s 126 person direct sales and sales support personnel generate the Company’s sales.  Pomeroy’s business strategy is to provide its customers with a comprehensive portfolio of product and service offerings.  The Company believes that its ability to combine competitive pricing of computer hardware, software and related products with higher margin services allows it to compete effectively against a variety of competitors, including independent dealers, superstores, mail order and direct sales by manufacturers. With many businesses seeking assistance to optimize their information technology investments, Pomeroy is using its resources to assist customers in their decision-making, project implementation and management of IT related assets.

1

Pomeroy has a relationship with a third party contractor sales organization. The customer transactions are billed by Pomeroy and paid to Pomeroy. Commissions are paid to the third party upon collection of the accounts receivable at a percentage of the gross profit.

OUR SERVICES

Pomeroy delivers IT services to enterprise clients, mid-size businesses, and state and local government entities. Leveraging over 25 years of strong technology services background and industry leading partnerships, Pomeroy's core services span IT Outsourcing and Out-tasking, Supply Chain Management, Systems Integration and Technical Staffing Services.

IT Outsourcing and Out-Tasking services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, services include desktop and mobile computing, server and network environments. Our multi-vendor services and the capabilities include: Service Desk, IT hardware management and support, software support, network support, mobile product support, consultative support, which includes Voice Over Internet Protocol, server storage, asset management, data center support and Microsoft unified communications.

Supply Chain Management services are designed to help organizations procure and distribute IT systems.  These services wrap around order management, provisioning, configuration assurance, image management, systems integration, warehousing logistics, and distribution.  These services are comprised of: product acquisition, product distribution, asset management, advanced integration, end-of-life services, software licensing and logistics.

Systems Integration services help clients plan, design, deploy, and manage high-performance, high-reliability technology infrastructures. These services include: high performance/blade server technologies, storage technologies, network and IP technologies, information security, and operating system technologies.

Technical Staffing Services support clients by providing high quality, productive IT resources that complete projects on time and within budget.

Most computer products are sold pursuant to purchase orders. For larger procurements, the Company may enter into written contracts with customers. These contracts typically establish prices for certain equipment and services and require short delivery dates for equipment and services ordered by the customer. These contracts do not require the customer to purchase computer products or services exclusively from Pomeroy and may be terminated without cause upon 30 to 90 days notice. Most contracts are for a term of 12 to 24 months and, in order to be renewed, may require submission of a new bid in response to the customer's request for proposal.

Pomeroy provides its services to its customers on a time-and-materials basis and pursuant to written contracts or purchase orders.  Either party can generally terminate these service arrangements with limited or no advance notice.   Pomeroy also provides some of its services under fixed-price contracts rather than contracts billed on a time-and-materials basis.  Fixed-price contracts are used when Pomeroy believes it can clearly define the scope of services to be provided and the cost of providing those services.

Pomeroy has also established relationships with industry leaders.  From the extensive list of technology brands we offer to our clients, Pomeroy has selected an exclusive group of best in breed manufacturers with which to develop comprehensive alliance agreements, our Strategic Vendor Program.  These alliances underscore our commitment to providing our customers with the most sought-after technology solutions. Pomeroy engages our alliance partners at the highest levels, in order to meet our customers’ needs in accordance with our standards of excellence.

The Pomeroy Strategic Vendor Program goals are:

•	To build strong on-going business relationships with a select group of vendors and manufacturers
•	To maintain extensive sales of, and technical proficiency, vendor product and solution sets
•	To bring the advantages of strong industry relationships to bear on individual customer projects for the benefit of the customer

2

The following are the manufacturers included within our Strategic Vendor Program.

American Power Conversion	Lenovo
Apple	Lexmark International, Inc.
Avaya	McAfee
Cisco Systems	Microsoft Corporation
Courion	Nortel Networks
Dell	Okidata
EMC	Samsung
Extreme	Sun Microsystems
Hitachi Data Systems	Symantec
Hewlett Packard	Toshiba
IBM	Viewsonic
Kingston Technology	VMWare
Konica Minolta	Xerox Corporation

Pomeroy believes that its relationships with such vendors enable it to offer a wide range of products and solutions to meet the diverse requirements of its customers.  Additionally, Pomeroy’s ability to bundle products with solutions enables its customers to obtain the flexibility, expertise, and conveniences of multiple vendors from a single source provider of IT solutions.

Pomeroy has select dealer agreements with its major vendors/manufacturers. These agreements are typically subject to periodic renewal and termination on short notice. Substantially all of Pomeroy's dealer agreements may be terminated by either party without cause upon 30 to 90 days advance notice, or immediately upon the occurrence of certain events. A vendor could also terminate an authorized dealer agreement for reasons unrelated to Pomeroy's performance. Although Pomeroy has never lost a major vendor/manufacturer, the loss of such a vendor/product line or the deterioration of Pomeroy's relationship with such a vendor/manufacturer could have a material adverse effect on Pomeroy.

Significant product supply shortages have resulted from time to time due to manufacturers’ inability to produce sufficient quantities of certain products to meet client demand.   As in the past, the Company could experience some difficulty in obtaining an adequate supply of products from its major vendors.  Historically, this has resulted, and may continue to result, in delays in completing sales. These delays have not had, and are not anticipated to have, a material adverse effect on the Company's results of operations.  However, the failure to obtain adequate product supply could have a material adverse effect on the Company’s operations and financial results.

OUR MARKETS

Pomeroy’s target markets include Fortune 2000 companies (“Enterprise”), medium sized businesses (“Mid-Market), state and local governmental agencies and educational institutions (“Public Sector”) and vendor alliance customers.  These customers fall into government and education, financial services, health care and other sectors.  Pomeroy’s clients are located throughout the United States, with the largest client populations being based in the Midwest, Southeast, and Northeast.  Refer to Item 1A. Risk Factors for Dependence on Major Customers.

COMPETITION

The computer products and services market is highly competitive.  Pomeroy competes for product sales directly with local and national distributors and resellers. In addition, Pomeroy competes with computer manufacturers that sell product through their own direct sales forces to end-users and to distributors. Although Pomeroy believes its prices and delivery terms are competitive, certain competitors offer more aggressive hardware pricing to their customers.

Pomeroy competes, directly and indirectly, for services revenues with a variety of national and regional service providers, including service organizations of established computer product manufacturers, value-added resellers, systems integrators, internal corporate management information systems and consulting firms.  Pomeroy believes that the principal competitive factors for information technology services include technical expertise, the availability of skilled technical personnel, and breadth of service offerings, reputation, financial stability and price.  To be competitive, Pomeroy must respond promptly and effectively to the challenges of technological change, evolving standards and its competitors’ innovations by continuing to enhance its service offerings and expand sales channels.  Any pricing pressures, reduced margins or loss of market share resulting from Pomeroy’s failure to compete effectively could have a material adverse effect on Pomeroy’s operations and financial results.

3

Pomeroy believes it competes successfully by providing a comprehensive solution portfolio for its customers’ information technology, asset management and networking service needs.  Pomeroy delivers cost-effective, flexible, consistent, reliable and comprehensive solutions to meet customers’ information technology infrastructure service requirements.  Pomeroy also believes that it distinguishes itself on the basis of its technical expertise, competitive pricing and its ability to understand its customers’ requirements.

Competition, in particular the pressure on pricing, has resulted in industry consolidation. In the future, Pomeroy may face fewer but larger competitors as a consequence of such consolidation. These competitors may have access to greater financial resources than Pomeroy.  In response to continuing competitive pressures, including specific price pressure from the direct telemarketing, internet and mail order distribution channels, the computer distribution channel is currently undergoing segmentation into value-added resellers who emphasize advanced systems together with service and support for business networks, as compared to computer "superstores," who offer retail purchasers a relatively low cost, low service alternative and direct-mail suppliers which offer low cost and limited service. Certain direct response and internet-based fulfillment organizations have expanded their marketing efforts to target segments of the Company's customer base, which could have a material adverse impact on Pomeroy's operations and financial results. While price is an important competitive factor in Pomeroy's business, Pomeroy believes that its sales are principally dependent upon its ability to provide comprehensive customer support services. Pomeroy's principal competitive strengths include: (i) quality assurance; (ii) service and technical expertise, reputation and experience; (iii) competitive pricing of products through alternative distribution sources; (iv) prompt delivery of products to customers; (v) third party financing alternatives; and (vi) its ability to provide prompt responsiveness to customers service needs and to build service level agreements into services contracts.

EMPLOYEES

As of January 5, 2009, Pomeroy had 2,013 full-time employees consisting of the following:
•	25 management personnel;
•	126 sales and marketing personnel;
•	246 administrative and logistic personnel;
•	314 staffing service resources personnel and;
•	1,302 infrastructure service personnel.

Pomeroy offers regular, full-time employees the option to participate in health and dental insurance, short and long term disability insurance, life insurance, 401(k) plan and an employee stock purchase plan.  Pomeroy also offers a non-benefit option for non-regular full-time employees.  Of the infrastructure service personnel, Pomeroy’s workforce consists of 839 technical personnel, which includes consultants, engineers, and technicians.  Pomeroy has no collective bargaining agreements and believes its relations with its employees are good. Pomeroy is committed to continuing to build its areas of expertise and offerings through continual hiring and training of personnel, and strategic acquisitions of companies that bring new skill sets and experiences.

OUR TECHNICAL TEAM

Pomeroy technical resources are trained in the nine functional areas of project management outlined in the standard known in the industry as the Project Management Body of Knowledge, an open standard developed by the Project Management Institute.  Additionally, the Company has adopted Six Sigma quality principles and established a robust training program with Yellow Belt certification requirements for consultants, technicians, and engineers and Green Belt requirement for management and leadership roles, adding three Black Belts in fiscal 2008.

Pomeroy’s technical personnel maintain some of the highest credentials.  Maintaining a knowledgeable and resourceful technical staff is an objective that Pomeroy cultivates through career development programs that promote education and skills training.  These certifications include:

3Com :	Certified IP Telephony NBX Expert
Altiris:	Certified Professional (ACP)
BICSI:	Installer Level 1 and 2, Technician, and Registered Communications Distribution Designer (RCDD ® ) .
Cisco:	CCIE, CCNA, CCNP, CCDP, CCDA, CCSP, CCVP, INFOSEC Professional, and Cisco Specialist certifications (CQS) in IP Communications, Advanced Wireless LAN, and Advanced Security

4

Citrix:	Certified Administrator (CCA)
CompTIA:	A+ Certified Technicians, Network+, IT Project+, Linux+, Server+, i-Net+ and Security+
EMC:	Implementation Engineer –Expert, Technology Architect-Expert,
NAS Associate and Legato EmailXtender and EmailXaminer Administrator
F5 Networks:	Product Specialist
Help Desk Institute:	Support Specialists, Helpdesk Manager, Helpdesk Analyst and Support Center Manager
Hewlett Packard:
HP Certified Professionals (NT, NetWare, Alpha/Unix, and StorageWorks), HP Accredited Integration Specialist, HP Certified System Engineers (HP-UX) and Master Accredited Systems Engineers - SAN Architect Data Availability Solutions

IBM:	xSeries Certified System Engineer, eServer Certified Specialist, IBM Technical Specialist RS 6000 SP, and IBM Advanced Technical Expert RS 6000, Tivoli Storage Manager Technical Sales
(ISC) [2]	Certified Information Systems Security Professional (CISSP)
ITIL:	IT Service Management Certifications - Foundations, Practitioner and
Managers
LeftHand Networks:	LeftHand Certified System Engineer
Microsoft:	MCP, MCSA, MCSA Security Specialization, MCSE Messaging Specialization, MCSE, MCSE+1, MCDST, MOS, MCDBA, CRM Professional and Office Specialists and Experts
Nortel:	Nortel Support & Design Specialists, Nortel Support & Design Experts, Technical Specialist and Experts
Novell:	CNE, MCNE, CNA, and Certified GroupWise Engineer
Oracle:	Oracle Certified Professional (OCP)
Peregrine:	Asset Center certified
PMI:	Project Management Associates and Professionals (PMP)
SUN:	Storage Engineers, Solaris System and Network Administrator
Symantec/Veritas:	Certified Specialists and Professionals
VMware:	VMware Certified Professional
Warranty Certified	Apple, Brother, Dell, Epson, Gateway, HP, Lenovo, IBM, Kyocera,
to Service:	Lexmark, Okidata, Sony, Toshiba, and Xerox

OUR ISO CERTIFICATION

Purchasing products and/or solutions from Pomeroy assures that highly skilled professionals adhere to world-class quality standards, which are leveraged to manage the IT initiatives of its customers.  Since 1997, Pomeroy’s Distribution Center has been registered to the International Organization of Standardization (“ISO”) ISO 9001:2000 Quality Standard.  The ISO Quality Standard has been accepted by the U.S. and over eighty other countries around the world as the basis for a world class Quality Management System (“QMS”).  Pomeroy’s QMS specifies the policies, procedures and processes necessary to satisfy customer requirements and provides that those processes are appropriately managed, controlled and continually improved.  As a result of Pomeroy’s ISO 9001:2000 registration, Pomeroy’s customers can be assured that Pomeroy’s QMS meets international standards.  Documented procedures and records that demonstrate its commitment to the very highest quality standards back up the Company’s ISO registration.

The information technology   needs of its customers are serviced by Pomeroy’s ISO 9001:2000 registered distribution, integration, service depot, and end of life centers located in Hebron, Kentucky.  This facility is approximately 161,000 square feet and distributes and integrates products and technologies sold by the Company as well as products supplied by its customers.  Pomeroy also operates a service depot operation within this centralized facility.

OUR FACILITIES

The Company operations are conducted from a 20 acre campus situated in northern Kentucky.  The three building campus provides the backbone for most of the Company’s operations including financial functions, product procurement, distribution center operations, product configuration and service repairs, and customer service desk operations.  The service desk operates 24 hours a day, 7 days a week, 365 days a year.  Pomeroy's distribution and integration center utilizes technology to manage the supply chain needs of our clients, which include procurement, receiving, stocking, pick, pack and ship operations and management of the Company's on-hand physical and perpetual inventories. In addition, this distribution center also performs third party logistics and assembly operations for some of our major customers. The radio-frequency based warehouse management system controls and manages the flow of physical inventory through the use of bar code logic from the earliest point of demand generation, purchase order creation, to the final step in the supply chain process of shipment processing to meet our customers' delivery and integration requirements.

5

Outside of northern Kentucky, the Company has 23 sales and service centers throughout the eastern half of the United States.  Several of these centers provide local client services and contain walk-in warranty repair services for leading PC manufacturers.  The number of branch offices is dependent upon local market presence and customer contractual requirements.  The number of facilities will be adjusted as business needs warrant.

BACKLOG

Other than future sales and revenues from existing long-term contracts, Pomeroy does not have a significant backlog of business since it normally delivers and installs products purchased by its customers within 10 days from the date of order. Accordingly, backlog is not material to Pomeroy's business or indicative of future sales. From time to time, Pomeroy experiences difficulty in obtaining products from its major vendors as a result of general industry conditions.   These delays have not had, and are not anticipated to have, a material adverse effect on Pomeroy’s results of operations.

PATENTS AND TRADEMARKS

The Company owns no trademarks or patents. Although Pomeroy's various dealer agreements do not generally allow the Company to use the trademarks and trade names of these various manufacturers, the agreements do permit the Company to refer to itself as an “authorized representative” or an "authorized service provider" of the products of those manufacturers and to use their trademarks and trade names for marketing purposes. Pomeroy considers the use of these trademarks and trade names in its marketing efforts to be important to its business.

ACQUISITIONS

Acquisitions have contributed significantly to Pomeroy's historical growth.  The Company believes that acquisitions are one method of increasing its presence in existing markets, expanding into new geographic markets, adding experienced service personnel, gaining new product offerings and services, obtaining more competitive pricing as a result of increased purchasing volumes of particular products and improving operating efficiencies through economies of scale. In recent years, there has been consolidation among providers of computer products and services and Pomeroy believes that this consolidation will continue, which, in turn, may present additional opportunities for the Company to grow through acquisitions.  The Company’s most recent acquisition occurred in fiscal 2004.

SEGMENTS

The Company is aligned into functional lines: Sales, Service Operations, Finance and Administrative.  Management and the board of directors review operating results on a consolidated basis.  As a result the Company has one operating segment and the Company reports one reportable segment.

INFORMATION

The Company makes its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available free of charge through its internet website at www.pomeroy.com as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC.  The public also may read and copy any of these filings at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-732-0330. The SEC also maintains an Internet site that contains the Company’s filings; the address of that site is http://www.sec.gov .

ITEM 1A.  RISK FACTORS

The following factors, among others, are likely to affect Pomeroy’s operations and financial results and should be considered in evaluating Pomeroy’s outlook.

6

Pricing Pressures
Pomeroy believes its prices and delivery terms are competitive, however, certain competitors may offer more aggressive pricing to their customers. The Company has experienced and expects continued pricing pressure due to industry consolidation and the efforts of manufacturers to increase market share through price reductions.  In addition, the general weakness in the U.S. economy has impacted Pomeroy’s business.  In an attempt to stimulate sales to existing and new customers, the Company believes that pricing pressures may increase in the future, which could require the Company to reduce prices, which would have an adverse impact on its operating results.  Decreasing prices of Pomeroy’s products and services offerings would require the Company to sell a greater number of products and services to achieve the same level of net sales.

Dependence on Major Customers
During fiscal 2008, approximately 40.4% of Pomeroy's total net revenues were derived from its top 10 customers, one of which, IBM Corporation, accounted for more than 10% of Pomeroy’s total net revenues with approximately $84.5 million in revenues for fiscal 2008, $65.9 million in revenues for fiscal 2007 and $74.5 million in revenues for fiscal 2006.  The revenues generated from this customer are primarily resulting from technical staffing services provided.  Pomeroy elected not to renew a technical staffing contract with this customer in June 2008 due to terms that would make the business unprofitable. As a result of the loss of this business, we expect declines of approximately $80 million in revenues and approximately $6.2 million in gross profit in fiscal 2009. We do not anticipate any customer in 2009 will account for more than 10% of Pomeroy’s net revenues. The loss of one or more significant customers in 2009 could have a material adverse impact on the Company’s operating results.

Government Contracts
A portion of Pomeroy’s revenue is derived from contracts with state and local governments and government agencies. In the event of a dispute, the Company would have limited recourse against the government or government agency. Furthermore, future statutes and/or regulations may reduce the profitability of such contracts. In addition, certain of the Company’s government contracts have no contractual limitation of liability for damages resulting from the provision of services.

Dependence on Key Personnel
The success of Pomeroy is dependent on the services of Christopher C. Froman, President and Chief Executive Officer of the Company, and other key personnel. The loss of the services of key personnel could have a material adverse effect on Pomeroy's business.  Pomeroy has entered into employment agreements with certain of its key personnel, including Mr. Froman.

Dependence on Technical Employees
The future success of Pomeroy's services business depends in large part upon the Company’s ability to attract and retain highly skilled technical employees in competitive labor markets. There can be no assurance that Pomeroy will be able to attract and retain sufficient numbers of skilled technical employees. The loss of a significant number of Pomeroy's existing technical personnel or difficulty in hiring or retaining technical personnel in the future could have a material adverse effect on the Company’s operations and financial results.

Dependence on Vendor Relationships
The Company’s current and future success depends, in part, on its relationships with leading hardware and software vendors and on its status as an authorized service provider.  Pomeroy is currently authorized to service the products of many industry-leading hardware, software and internetworking product vendors.  Without these relationships, the Company would be unable to provide its current range of services, principally warranty services.

The Company had several vendors who comprised 10% or more of our purchases.  During fiscal 2008, approximately 44% of our purchases were made from three vendors. During fiscal 2007, approximately 45% of our purchases were made from three vendors. During fiscal 2006, approximately 55% of our purchases were made from four vendors. Purchases from any one vendor will vary year-to-year depending on sales.

Below are the vendors and the percentage of purchases that comprise 10% or more of purchases for fiscal 2008, 2007 and 2006:

7

Fiscal 2008
Tech Data Corporation	19%
Cisco Systems	14%
Hewlett Packard Inc.	11%

Fiscal 2007
Tech Data Corporation	17%
Hewlett Packard Inc.	14%
Cisco Systems	14%

Fiscal 2006
Tech Data Corporation	21%
Hewlett Packard Inc.	13%
Cisco Systems	10%
Dell	10%

The Company may not be able to maintain, or attract new relationships with the computer hardware and software vendors that it believes are necessary for its business.  Since Pomeroy utilizes vendor relationships as a marketing tool, any negative change in these relationships could adversely affect its financial condition and results of operations while it seeks to establish alternative relationships.  In general, authorization agreements with vendors include termination provisions, some of which are immediate.  The Company cannot assure that vendors will continue to authorize it as an approved service provider. In addition, the Company cannot assure that vendors who introduce new products will authorize it as an approved service provider for such new products.

Significant product supply shortages have resulted from time to time because manufacturers have been unable to produce sufficient quantities of certain products to meet demand.  The Company expects to experience some difficulty in obtaining an adequate supply of products from its major vendors, which may result in delays in completing sales.

The loss of any vendor relationship, product line, or product shortage could reduce the supply and increase costs of products sold by Pomeroy and adversely impact the Company’s competitive position.

Growth and Future Acquisitions
In the past, Pomeroy has grown both internally and through acquisitions.  Pomeroy continues to focus on customer satisfaction as well as execution of its market development and penetration strategies.  Pomeroy’s business strategy is to grow both internally and through acquisitions. In fiscal 2004, Pomeroy completed one acquisition and continues to evaluate expansion and acquisition opportunities that would complement its ongoing operations.  As part of Pomeroy’s growth strategy, it plans to continue to make investments in complementary companies, assets and technologies, although there can be no assurance that Pomeroy will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies into Pomeroy without substantial costs, delays or other problems. In addition, there can be no assurance that companies acquired in the future will be profitable at the time of their acquisition or will achieve levels of profitability that justify the investment therein. Acquisitions may involve a number of special risks, including, but not limited to, adverse short-term effects on Pomeroy's reported operating results, disrupting ongoing business and distracting management and employees, incurring debt to finance acquisitions or issuing equity securities which could be dilutive to existing stockholders, dependence on retaining, hiring and training key personnel, incurring unanticipated problems or legal liabilities, difficulties with integrating the acquired business into Pomeroy’s business, and amortization of acquired intangible assets.  Some or all of these special risks, if they occur, could have a material adverse effect on Pomeroy's operations and financial results.

Credit Facility and Economic Financial Environment

Our credit facility with GE Commercial Distribution Finance contains a number of financial covenants that require us to meet certain financial ratios and tests. If we fail to comply with the obligations in the credit agreement, we would be in default under the credit agreement. If an event of default is not cured or waived, it could result in acceleration of any outstanding indebtedness under our credit agreement, which could have a material adverse effect on our business.

8

Additionally, our credit facility expires in June 2009.  If we are unable to extend the credit facility with GE Commercial Distribution Finance, or obtain a new credit facility with a new lender, this inability to obtain financing could have a material adverse effect on our business. The recent global financial crisis affecting the banking system and financial markets and the going concern threats to investment banks and other financial institutions have resulted in a tightening in the credit markets. There could be a number of follow-on effects from the global financial crisis and resulting economic slowdown on our business, including lower overall demand, insolvency of suppliers resulting in product delays, inability of customers to obtain credit to finance purchases of our products, payment delays by customers and/or customer insolvencies, more onerous credit and commercial terms from our suppliers, delays in accessing our current credit facilities or obtaining new credit facilities on terms we deem commercially reasonable or at all, and an inability of GE Commercial Distribution Finance to fulfill their funding obligations. In an extreme case of banking instability, we might not be able to access our cash accounts or money market investments. Any further deterioration of economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our operations, financials results and/or liquidity.

Material Weaknesses in Internal Control over Financial Reporting
On December 23, 2008, the Company’s Audit Committee concluded that the Company should restate its previously issued financial statements to correct classification errors related to the following:

•
The Company previously classified cash flows for floor plan financing arrangements with a third party lender that is not a supplier as operating cash flows instead of financing cash flows.  In addition, as a result of this change in classification, a portion of amounts paid under the floor plan should be reclassified from cost of revenues to interest expense on the consolidated statements of operations. In connection with reviewing the accounting treatment for the floor plan financing, the Company determined that a portion of the floor plan liability was previously included in accounts payable on the Company’s balance sheet. As a result, the Company has corrected the reported balance of the floor plan liability.

•
Certain payroll related expenses for personnel providing direct services to customers previously had been included in operating expenses rather than cost of revenues.  The correction of the classification of these expenses has no impact on the total reported net income (loss) or earnings (loss) per share.  However, it did change the reported gross profit.

•
Certain OEM partner promotional incentives were previously recorded as a reduction to service cost of revenues.  As these represent a reduction in the cost of product sold, we have reclassified these incentives as a reduction to product cost of revenues.

After evaluating the nature of these deficiencies and the resulting restatement, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that material weaknesses existed in the Company’s internal control over financial reporting at January 5, 2008 and 2009. The specific material weaknesses identified were as follows:

1.
The Company did not maintain effective internal control over the financial reporting and close function to appropriately apply generally accepted accounting principles ensuring the adequacy of amounts and completeness of disclosures in the consolidated financial statements, resulting in the misclassification of cash flows from floor plan financing.

2.
The Company did not maintain effective internal control over financial reporting to ensure that all costs such as payroll costs and vendor incentive payments are appropriately classified in the proper financial statement category.  As a result, certain cost of revenues were classified improperly in the financial statements.

The Company has taken steps to remediate the material weaknesses as discussed in Item 9A “Controls and Procedures.” However, these remediation actions were not completed until 2009. As a result, this material weakness still existed as of January 5, 2009.

In addition, on July 31, 2009, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s financial statements and related audit reports thereon in the Company’s most recently filed Annual Report on Form 10-K for the year ended  January 5, 2009 and the interim financial statements in the Quarterly Report on Form 10-Q for the quarter ended April 5, 2009 should no longer be relied upon.

Following an internal review, we identified errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

The aggregate liability recorded to the Company’s consolidated balance sheets, with a corresponding reduction to stockholders’ equity, as a result of this restatement approximates $5.0 million as of January 5, 2009 and 2008, and $3.0 million in the consolidated balance sheets for prior periods presented within this Annual Report on Form 10-K/A.  For the year ended January 5, 2008, the aggregate effect on both pre-tax income (loss) and net income (loss) was a $2.1 million increase to the previously-reported net loss. Basic and diluted loss per common share increased from $(9.10) to $(9.27) for the year ended January 5, 2008. The impact on the Company’s earnings for all other periods presented within this Annual Report on Form 10-K/A was not material and, therefore, the Company’s consolidated statements of operations and consolidated statements of cash flows have not been restated for any of these periods except for the year ended January 5, 2008.

As noted above, management had previously concluded that internal controls over financial reporting were ineffective as of January 5, 2009.  After evaluating the nature of the above error and the resulting restatement, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that an additional material weakness as discussed below existed in the Company’s internal controls over financial reporting at January 5, 2009.

The identified material weakness in our internal control over financial reporting related to the proper disposition, reconciliation, monitoring and consequent accounting of aged trade credits, specifically as follows:

1.	The Company did not have an adequate understanding of its unclaimed property obligations and utilized unsupported assumptions regarding trade credits.
2.	Policies and procedures were not adequate to timely determine the proper disposition of all overpayments and duplicate payments received from clients.
3.
Policies and procedures were not adequate to timely reconcile and determine the proper disposition of credit memos issued to clients in exchange for returned products, billing errors and other customer service reasons.

4.	Policies and procedures were not adequate to timely determine the proper disposition of outstanding un-cashed client and personnel disbursements.

Pomeroy management has taken action to remediate this material weakness described above, including identification of the following remediation plan:

1.
Discontinuing the practice of taking certain aged trade credits into the income statement unless the Company is released from its obligation or it is determined that there is an error (such that no credit or other obligation in fact exists).

2.	Policies and procedures have been implemented to research and properly dispose of client credit balances or un-cashed disbursements.
3.	System enhancements will be identified and implemented to strengthen control procedures including the automation of issuance of credit memos and statements to clients.
4.	A comprehensive unclaimed property reporting methodology will be implemented to timely and accurately comply with applicable state laws.

Pomeroy management will assign the highest priority to the Company’s remediation efforts, with the goal of remediating the material weakness by the end of 2009. However, due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the implemented controls, no assurance can be given as to the timing of achievement of remediation.

In the future, if the controls assessment process required by Section 404 of the Sarbanes-Oxley Act reveals new material weaknesses or significant deficiencies, the correction of such material weaknesses or deficiencies could require remedial measures that could be costly and time-consuming.  In addition, the discovery of new material weaknesses could also require the restatement of prior period operating results. If Pomeroy continues to experience material weaknesses in its internal control over financial reporting, Pomeroy could lose investor confidence in the accuracy and completeness of its financial reports, which would have an adverse effect on its stock price.  If Pomeroy is unable to provide reliable and timely financial reports, its business and prospects could suffer material adverse effects. For example, under Pomeroy's current credit facility, financial statements must be presented in a timely manner.  Delay in these filings would result in a default. An event of default could adversely affect Pomeroy’s ability to obtain financing on acceptable terms.

Business Technology Systems
Pomeroy relies upon the accuracy, availability and proper utilization of its business technology systems to support key operational areas including financial functions, product procurement and sales, and engagement and technician management, staffing and recruiting. Pomeroy continually makes investments in its systems, processes and personnel.

9

Pomeroy previously announced the acquisition and scheduled deployment of enterprise planning software. Due to general market and economic conditions, the Company has decided to indefinitely suspend the implementation of this software.

There can be no assurance that Pomeroy will anticipate all of the demands which expanding operations may place on its business technology systems. The occurrence of a significant system failure or Pomeroy's failure to expand or successfully implement its systems could have a material adverse effect on Pomeroy's operations and financial results.

Trade Receivables
Pomeroy conducts business with over 10,000 customers ranging from Fortune 100 clients to government entities to small private firms. We monitor the creditworthiness of our clients on a regular basis. However, in the event of a severe economic downturn, Pomeroy could be susceptible to delayed cash receipts from clients experiencing financial difficulties. The high-volume transaction-intensive nature of Pomeroy’s hardware and service offerings could also lead to misapplication of cash receipts against the corresponding receivables, distorting the portfolio and creating aged trade credits and debits.

Vendor Receivables
Any change in the level of vendor rebates or manufacturer market development funds offered by manufacturers that results in the reduction or elimination of rebates or manufacturer market development funds currently received by Pomeroy could have a material adverse effect on Pomeroy's operations and financial results. In particular, a reduction or elimination of rebates related to government and educational customers could adversely affect Pomeroy's ability to serve those customers profitably.  In addition, there are specific risks, discussed below, related to the individual components of vendor receivables that include vendor rebates, manufacturer market development funds and warranty receivables.  The determination of an appropriate allowance is based on the deterioration in the aging of the vendor receivables, the expected resolution of the disallowed claims (see primary reasons for vendor rebate claims being disallowed in “Vendor Rebates” below) and the general posture of the OEMs regarding resolution.

Warranty Receivables
The Company performs warranty service work on behalf of the OEM on customer product.  Any labor cost or replacement parts needed to repair the product is reimbursable to Pomeroy by the OEM.  It is the Company’s responsibility to file for and collect these claims.  The inability of the Company to properly track and document these claims could result in the loss of reimbursements.

Inventory Management
Rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence characterize the information technology industry. While most of the inventory stocked by Pomeroy is for specific customer orders, inventory devaluation or obsolescence could have a material adverse effect on Pomeroy's operations and financial results. Although some manufacturers offer price protection programs intended to reduce the risk of inventory devaluation, our buying model makes us generally exempt from such programs because we do not stock product. Pomeroy currently has the option of returning inventory to certain manufacturers and distributors. The amount of inventory that can be returned to manufacturers without a restocking fee varies under Pomeroy's agreements and such return policies may provide only limited protection against excess inventory. There can be no assurance that new product developments will not have a material adverse effect on the value of the Company’s inventory or that the Company will successfully manage its existing and future inventory. In addition, Pomeroy stocks parts inventory for its services business. Parts inventory is more likely to experience a decrease in valuation as a result of technological change and obsolescence.  Manufacturers with respect to service parts do not ordinarily offer price protection.

Stock Price
Pomeroy’s stock price is affected by a number of factors, including quarterly variations in revenue, gross profit and operating income, low trading volume, general economic and market conditions, and estimates and projections by the investment community.  As a result, Pomeroy’s common stock may fluctuate in market price.

10

ITEM 1B. Unresolved Staff Comments

None

ITEM 2. Properties

Pomeroy’s principal executive offices, distribution facility, training center, and service operations center comprised of approximately 58,000, 161,000, 22,000, and 69,000 square feet of space, respectively, are located in Hebron, Kentucky.  These facilities are leased from Pomeroy Investments, LLC (“Pomeroy Investments”), a Kentucky limited liability company controlled by David B. Pomeroy, II, a director of the Company, under a ten-year triple-net lease agreement, which expires in July 2015. The lease agreement provides for 2 five-year renewal options.  Pomeroy also has non-cancelable operating leases for its regional offices, expiring at various dates between 2008 and 2015. Pomeroy believes there will be no difficulty in negotiating the renewal of its real property leases as they expire or in finding other satisfactory space. In the opinion of management, the properties are in good condition and repair and are adequate for the particular operations for which they are used. Pomeroy does not own any real property.

ITEM 3. Legal Proceedings

On May 6, 2008, a purported class action complaint was filed in the Commonwealth of Kentucky Boone Circuit Court against the Company, each of its directors and two if its executive officers. The complaint, as originally filed and thereafter amended and restated by the plaintiff, alleged, among other things, that the directors and officers of the Company were in breach of their fiduciary duties to shareholders in connection with a letter that the Company received from David B. Pomeroy, II, a director of the Company and its largest shareholder, proposing to acquire, with his financial partner, all of the outstanding stock of the Company not owned by him.  The purported class action complaint was dismissed without prejudice by an order entered in the case on October 6, 2008.

There are various other legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

ITEM 4. Submission of Matters to a Vote of Security Holders

None

11

PART II

ITEM 5. Market for Registrant's Common Equity and Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information and Holders

The following table sets forth, for the periods indicated, the high and low sales price for the Common Stock for the fiscal quarters indicated as reported on the NASDAQ National Market.

	Fiscal 2008		Fiscal 2007
	High	Low	High	Low
First Quarter	$6.96	$5.53	$9.25	$7.30
Second Quarter	$6.52	$4.17	$10.21	$8.95
Third Quarter	$5.30	$3.20	$10.89	$7.44
Fourth Quarter	$4.01	$2.36	$8.54	$6.06

As of February 28, 2009, there were approximately 386 holders of record of Pomeroy's common stock.

Dividends

During 2008 and 2007, the Company did not pay any cash dividends.  Pomeroy’s current credit facility restricts cash dividends and stock redemptions to $18 million for the period June 25, 2008 through June 25, 2009.

Equity Compensation Plans

The following table provides information, as of January 05, 2009, with respect to equity compensation plans under which equity securities of the Company are authorized for issuance, aggregated as follows: (i) all compensation plans previously approved by the security holders and (ii) all compensation plans not previously approved by the security holders.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weight-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	1,232,900	$10.51	2,567,841

Equity compensation plans not approved by shareholders	-	-	-
Total	1,232,900	$10.51	2,567,841

12

Performance Graph

The following Performance Graph compares the percentage of the cumulative total stockholder return on the Company’s common shares with the cumulative total return assuming reinvestment of dividends of (i) the S&P 500 Stock Index and (ii) the NASDAQ Composite Index.

	01/05/04	01/05/05	01/05/06	01/05/07	01/05/08	01/05/09
Pomeroy	100.00	99.30	57.70	54.50	41.80	24.40
S&P 500	100.00	105.35	113.33	125.46	125.63	83.18
NASDAQ COMP	100.00	102.10	111.20	118.90	122.30	79.50

Unregistered Sales of Equity Securities and Use of Proceeds

None

Purchases of Equity Securities by Issuers

The following table provides information regarding the Company’s purchases of its common stock during the fourth quarter of 2008.

13

				The maximum
			Total number of	amount
	Total		shares purchased	that may yet be
	number of	Average price	as part of	purchased under
	shares	paid	publicly announced	the plan (1)
Period	purchased	per share ($)	plan (1)	($) (thousands)
October 6, 2008 - November 5, 2008	-	$-	-	$-

November 6, 2008 - December 5, 2008	2,574,489	2.9857	2,574,489	2,313

December 6, 2008 - January 5, 2009	81,666	3.0617	81,666	$2,063
	2,656,155	$2.9881	2,656,155

(1) On November 14, 2008, the Board of Directors of the Company authorized a program to repurchase up to $5.0 million of its outstanding common stock.  On November 19, 2008, the Board of Directors of the Company authorized a $5.0 million increase in its stock repurchase program, therefore authorizing the Company to purchase up to $10.0 million of its outstanding common stock under the program.  All stock repurchases are to be made through open market purchases, block purchases or privately negotiated transactions as deemed appropriate by the Company within a period of one year from the date of the first purchase under the program. The stock repurchase program will expire on November 14, 2009.  The Company has no obligation to repurchase shares under the program, and the timing, manner and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The Company intends to utilize available working capital to fund the stock repurchase program. The acquired shares will be held in treasury or cancelled.

On December 3, 2007, the Board of Directors of the Company authorized a program to repurchase up to $5.0 million of its outstanding common stock.  The Company suspended this stock repurchase program on June 3, 2008.

14

ITEM 6.  SELECTED FINANCIAL DATA

The following selected financial data are derived from the Company’s consolidated financial statements and have been restated to reflect the correction of errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The correction of these errors to the original Form 10-K are further discussed in “Explanatory Note” in the forepart of this Form 10-K/A, in Note 1 to the Consolidated Financial Statements under “Restatement of Financial Statements”, and in Item 8, “Financial Statements and Supplementary Data” of this Form 10-K/A. These restatements have no impact on total reported Net income (loss) or earnings (loss) per share for any period presented herein, except for the fiscal year ended January 5, 2008.

(In thousands, except per share data)
	For the Fiscal Years
	2008	2007	2006	2005	2004(1)
		(As Restated)
Consolidated Statement of Operations Data:
Net revenues	$565,830	$586,907	$592,981	$683,670	$703,419
Cost of revenues (2)	496,072	528,259	526,439	616,059	623,825
Gross profit	69,758	58,648	66,542	67,611	79,594

Operating expenses:
Selling, general and administrative (2,3,4,5,6,8,10)	74,995	68,362	54,871	61,173	56,116
Depreciation and amortization (3)	4,086	4,687	4,894	5,568	4,393
Goodwill and intangible asset impairment (7)	711	98,314	3,472	16,000	-
Total operating expenses	79,792	171,363	63,237	82,741	60,509

Income (loss) from operations	(10,034)	(112,715)	3,305	(15,130)	19,085

Other income (expense):
Interest income	231	908	582	193	310
Interest expense	(1,062)	(1,091)	(1,757)	(1,746)	(1,249)
Other expense	(166)	-	-	-	-
Ohter income (expense), net	(997)	(183)	(1,175)	(1,553)	(939)

Income (loss) before income tax	(11,031)	(112,898)	2,130	(16,683)	18,146

Income tax expense (benefit) (9)	2,125	1,417	987	(6,021)	7,213
Net income (loss)	$(13,156)	$(114,315)	$1,143	$(10,662)	$10,933

Earnings (loss) per common share (basic)	$(1.13)	$(9.27)	$0.09	$(0.85)	$0.89
Earnings (loss) per common share (diluted)	$(1.13)	$(9.27)	$0.09	$(0.85)	$0.88

Consolidated Balance Sheet Data:
Working capital (as restated) (11)	$59,287	$76,271	$87,456	$81,171	$78,108
Long-term debt, net of current maturities	-	-	-	-	250
Equity (as restated) (11)	66,945	87,834	202,129	201,635	209,871
Total assets	142,987	206,584	308,963	295,145	332,888

1)	During fiscal 2004, the Company and Pomeroy Acquisition Sub, Inc., a wholly owned subsidiary of the Company, completed a merger with Alternative Resources Corporation (“ARC”).

2)	During fiscal 2007, the Company recorded $2.4 million of contract losses for two contracts for which the Company fulfilled the obligations during fiscal 2008.

3)
During fiscal 2007, the Company initiated a project to replace its enterprise reporting system. As a result, a charge of $2.1 million was recorded to selling, general and administrative expenses to write-off certain software and the Company changed the remaining useful life of other existing software. During fiscal 2008, the aforementioned project to replace the enterprise reporting system was suspended indefinitely due to the general market and economic conditions, resulting in a charge of $2.5 million to selling, general and administrative expenses for costs associated with the project.

4)
During fiscal 2007, the Company recorded expenses of $1.2 million, primarily related to the contested Proxy solicitation.  In addition, the Company recorded $0.4 million for severance, $0.3 million for non-recoverable transition costs on loss contracts, and $3.0 million for the resolution of certain outstanding lawsuits and payment of earn-out compensation.

15

5)	During fiscal 2008, 2007, 2006 and 2005, the Company recorded a provision for bad debts of $1.1 million, $3.5 million, $1.7 million and $2.0 million, respectively.

6)
During fiscal 2008, fiscal 2007, fiscal 2006 and fiscal 2005, the Company recorded severance charges totaling $1.7 million, $0.4 million, $0.1 million and $0.9 million, respectively, resulting primarily from a realignment of the structure of the Company’s internal organization.  Also, in fiscal 2008, the Company recorded charges for payroll tax liabilities totaling $1.7 million. Additionally, during fiscal 2005, the Company recorded restructuring charges aggregating $1.4 million due to unrecoverable assets related to the Company’s former wholly-owned subsidiary, Technology Integration Financial Services (“TIFS”).  Substantially all the assets of TIFS were sold in fiscal 2002.  During fiscal 2004, Pomeroy’s results include an after tax charge of $1.5 million ($0.12 per diluted share) related to the Company recording restructuring and severance charges totaling $2.4 million.

7)
During fiscal 2007, 2006 and 2005, Pomeroy recorded charges for goodwill impairment totaling $98.3 million, $3.5 million and $16.0 million, respectively. During fiscal 2008, the Company recorded charges for impairment of certain intangible assets of $0.7 million.

8)
During fiscal 2006, Pomeroy’s results include $1.6 million related to share based compensation due to adoption of FAS 123R in fiscal 2006.  For fiscal 2008 and fiscal 2007 the Company results included $2.1 million and $0.9 million, respectively, related to share based compensation.

9)
For fiscal 2008 and fiscal 2007, the Company recorded an increase in the non-cash tax valuation reserves of approximately $6.6 million and $15.8 million, respectively, primarily due to uncertainty of the future realization of the deferred tax assets.

10)	During fiscal 2008, the Company recorded an accrued loss of $6.3 million on an operating lease for an aircraft because the Company determined the business use of this aircraft would be discontinued.

11)
The Company restated its consolidated balance sheets to reverse certain aged trade credits originally taken into the income statement prior to discharge of liability under applicable laws.  The restatement resulted in an increase to other current liabilities and an associated decrease to retained earnings as follows: $4,933 as of January 5, 2008 and 2007 and $2,851 as of January 5, 2006, 2005 and 2004.

QUARTERLY RESULTS OF OPERATIONS - UNAUDITED (in thousands, except per share data)

The following table sets forth certain unaudited operating results of each of the eight prior quarters.  This information is unaudited, but in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations of such periods.

	Fiscal 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(2,4,9)	(2,4,9)	(1,2,4,5,9)	(2,3,4,8)
Net revenues	$145,169	$154,993	$145,207	$120,461
Gross profit	$15,676	$19,543	$18,297	$16,242
Net income (loss)	$(4,202)	$1,490	$1,818	$(12,262)
Comprehensive income (loss)	$(4,210)	$1,516	$1,804	$(12,273)
Earnings (loss) per common share:
Basic	$(0.35)	$0.12	$0.15	$(1.15)
Diluted	$(0.35)	$0.12	$0.15	$(1.15)

16

	Fiscal 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(As Restated)	(As Restated)	(As Restated)	(As Restated)
	(4)	(1,2,4,10)	(1,2,3,4,5,10)	(4,6,7)
Net revenues	$141,993	$138,261	$144,392	$162,261
Gross profit	$16,855	$15,843	$14,944	$11,006
Net income (loss)	$1,831	$(1,506)	$(93,191)	$(21,449)
Comprehensive income (loss)	$1,749	$(1,503)	$(93,188)	$(21,368)
Earnings (loss) per common share:
Basic	$0.15	$(0.12)	$(7.56)	$(1.74)
Diluted	$0.15	$(0.12)	$(7.56)	$(1.74)

1)
During fiscal 2007, the Company recorded expenses of $1.2 million, for legal consulting and settlement cost including the contested Proxy, of which $0.9 million was incurred the second quarter and $0.3 million in the third quarter.

2)
In fiscal 2008, the Company recorded expenses of $1.7 million for severance; $0.6 million, $0.3 million, $0.5 million and $0.3 million in the first, second, third and fourth quarters, respectively. Also in the fourth quarter of fiscal 2008, the Company recorded expenses for payroll tax liabilities totaling $1.7 million. In fiscal 2007, the Company recorded expenses of $0.4 million for severance, $0.3 million for non-recoverable transition costs on loss contracts and $3.0 million for the resolution of outstanding lawsuits and payments of earn-out compensation;   $0.9 million, $0.2 million and $2.6 million in the second, third and fourth quarters, respectively.

3)
During fiscal 2007, the Company initiated a project to replace its enterprise reporting system. As a result, a charge of $2.1 million was recorded in the third quarter of fiscal 2007 to write-off certain software and the remaining useful life of other existing software was changed. During fiscal 2008, the aforementioned project to replace the enterprise reporting system was suspended indefinitely due to general market and economic conditions, resulting in a charge of $2.5 million in the fourth quarter for costs associated with the project.

4)
During fiscal 2008 and 2007, Pomeroy recorded a provision for bad debts of $1.1 million and $3.5 million, respectively, of which $0.3 million was recorded during each of the first three quarters and $0.2 million in the fourth quarter of fiscal 2008 and $0.1 million, $0.5 million, $2.4 million and $0.5 million were in the first, second, third and fourth quarters of fiscal 2007.

5)
During the third quarter of fiscal 2007, Pomeroy recorded a goodwill impairment charge of $98.3 million. During the fourth quarter of fiscal 2008, Pomeroy recorded an intangible asset impairment charge of $0.7 million.

6)	During the fourth quarter of fiscal 2007, the Company recorded $2.4 million of contract losses for two contracts.

7)
During the fourth quarter fiscal 2007, the Company recorded non-cash tax valuation reserves of approximately $15.8 million, primarily due to uncertainty of the future realization of the deferred tax assets.

8)
During the fourth quarter of fiscal 2008, the Company recorded an accrued loss of $6.3 million on an operating lease for an aircraft because the Company determined the business use of this aircraft would be discontinued.

9)
The first and second quarters of fiscal 2008 reflect a reclassification of $196 thousand and $128 thousand, respectively, of interest expense on floor plan arrangements from product cost of revenues to interest expense. The first, second and third quarters of fiscal 2008 reflect a reclassification of $231 thousand, $118 thousand and $34 thousand, respectively, of accounts payable purchase discounts from operating expenses to product cost of revenues. Additionally, the first quarter of 2008 reflects a correction to the reporting of revenues for one contract which had been recorded on a net basis but for which management determined should be reported on a gross basis, and to reclassify certain expenses from service cost of revenues to operating expenses. The impact of this correction and reclassification is an increase in service revenues of $1.5 million, an increase in service cost of revenues of $1.5 million and an increase in operating expenses of $27 thousand.  The total impact of these items for the first quarter of fiscal 2008 is an increase in revenues of $1.5 million, an increase in gross profit of $0.4 million, an increase in operating expenses of $0.2 million, and an increase in interest expense of $0.2 million. The total impact of these items for the second quarter of fiscal 2008 is an increase in gross profit of $0.2 million, an increase in operating expenses of $0.1 million and an increase in interest expense of $0.1 million. There was no impact on net income (loss) for these periods.

10)
The Company restated its fiscal 2007 results to reverse certain aged trade credits originally taken into the income statement prior to the legal discharge of liability under applicable laws as follows: $0.7 million in the second quarter and $1.2 million in the third quarter. The impact was not material for the first and fourth quarters..

17

Item 7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s results of operation and financial position should be read in conjunction with its consolidated financial statements included elsewhere in this report.  In addition, the factors described under “Risk Factors” should be considered in evaluating the Company’s outlook.

Restatement of Financial Statements
This Form 10-K/A amends our previously filed Form 10-K for the year ended January 5, 2009 to correct errors in the consolidated financial statements as of and for the years ended January 5, 2009, 2008 and 2007 related to the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

Following an internal review, we identified errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

The aggregate liability recorded to the Company’s consolidated balance sheets, with a corresponding reduction to stockholders’ equity, as a result of this restatement approximates $5.0 million as of January 5, 2009 and 2008, and $3.0 million in the consolidated balance sheets for prior periods presented within this Annual Report on Form 10-K/A.  For the year ended January 5, 2008, the aggregate effect on both pre-tax income (loss) and net income (loss) was a $2.1 million increase to the previously-reported net loss. Basic and diluted loss per common share increased from $(9.10) to $(9.27) for the year ended January 5, 2008. The impact on the Company’s earnings for all other periods presented within this Annual Report on Form 10-K/A was not material and, therefore, the Company’s consolidated statements of operations and consolidated statements of cash flows have not been restated for any of these periods except for the year ended January 5, 2008.

The $5.0 million liability equates to less than seven one-hundredths of one percent of the Company’s total revenue for the 1994 to 2007 period when these liabilities were primarily incurred. Generally, the liability consists of high volumes of small transactions. The Company estimates that over 98% of the total liability was recognized in the Company’s consolidated income statements for periods prior to the fourth quarter of fiscal year ended January 5, 2008.

The Company expects that the final settlement of this liability may take several months or possibly years as the Company remediates these credits with customers and vendors. The Company anticipates that the liability may ultimately be settled for less than $5.0 million. However, the Company cannot provide any assurance that the final settlement will be materially lower. The Company has established new processes and procedures to avoid significant future liabilities from aged trade credits.

Critical Accounting Policies
In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well the reported amounts of revenues and expenses during the reporting period.   Management believes that it consistently applies judgments and estimates and such consistent application results in financial statements and accompanying notes that fairly represent all periods presented.  However, any errors in these judgments and estimates may have a material impact on the Company’s statement of operations and financial condition.  Critical accounting policies, as defined by the Securities and Exchange Commission, are those that are most important to the portrayal of the Company’s financial condition and results of operations and require management’s most difficult and subjective judgments and estimates of matters that are inherently uncertain.  The Company considers its critical accounting policies to be (1) revenue recognition, (2) trade and vendor receivable allowances, (3) valuation of long-lived assets, (4) income taxes, (5) contingencies and accruals and (6) stock based compensation.

Revenue recognition
In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, which superseded SAB 101, Revenue Recognition in Financial Statements. SAB 104 updated certain interpretive guidance included in SAB 101, including the SAB 101 guidance related to multiple element revenue arrangements, to reflect the issuance by the Emerging Issues Task Force ("EITF") of EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables.

Generally the Company, in accordance with SAB 104, recognizes revenue on the sale of products when the products are shipped, persuasive evidence of an arrangement exists, delivery has occurred, collection of the relevant receivable is probable and the sales price is fixed or determinable.

Generally the Company, pursuant to the guidelines of Emerging Issues Task Force 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, determines if revenue should be reported based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or (b) the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee by determining if the Company performs as an agent or broker without assuming the risks and rewards of ownership of the goods, in that case sales would be reported on a net basis.

The Company sells certain third party warranties and service agreements. As the Company is not obligated to perform these services, revenue is recognized at the time of the sale, net of the related payments to the third party service provider, pursuant to the guidelines of EITF 99-19.

When the Company provides a combination of products and services to customers, the arrangement is evaluated under EITF 00-21, which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. For substantially all products and services we provide to customers (a) the product or service has stand-alone value, (b) fair value of the undelivered item can be estimated and (c) delivery or performance of the undelivered items is considered probable and in the control of the vendor. In most instances, the quoted price for each element is equal to the fair value as the Company almost always is required to competitive  bid each component of multiple-element arrangements. Total proceeds are allocated to the multiple deliverables based on the relative fair value of each item.

Pomeroy provides certain services on a time and materials basis. Revenue related to these services is recognized at the time the related services and materials are provided. The Company also has certain fixed price contracts for which the proportional performance method is applied. If the arrangement involves an unspecified number of actions over a given period of time, an equal amount of revenue is recognized in fixed intervals, typically using the straight-line method over the contract’s life to recognize the service revenue.

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Pomeroy enters into fixed price maintenance contracts with its customers. The Company provides fixed price maintenance and support services covering specific computer equipment to its customers. Pomeroy's fixed price contracts may include labor and or parts and a contract's life can cover a period from three months to multiple years. These service contracts are a pre-determined arrangement with contractual values and start and end dates. These fixed-price service contracts are invoiced upfront but the revenue is deferred and recognized ratably over the life of the contract. Pomeroy's associated actual expenses, labor and material, are recognized as incurred.

The Company reports revenues and costs net of any taxes collected from customers. When the Company collects taxes from customers, the taxes are included in accounts payable and accrued liabilities until remitted to the taxing authorities.

Trade and vendor receivable allowances
Pomeroy maintains allowances for doubtful accounts on both trade and vendor receivables for estimated losses resulting from the inability of its customers or vendors to make required payments. The determination of a proper allowance for trade receivables is based on an ongoing analysis as to the credit quality and recoverability of the Company’s trade receivable portfolio. The determination of a proper allowance for vendor receivables is based on an ongoing analysis as to the recoverability of the Company’s vendor receivable portfolio based primarily on account aging.

Factors considered are account aging, historical bad debt experience, and current economic trends. The analysis is performed on both trade and vendor receivable portfolios. A separate allowance account is maintained based on each analysis.

Valuation of long-lived assets
Long-lived assets, including property and equipment and other intangible assets are reviewed for impairment when events or changes in facts and circumstances indicate that their carrying amount may not be recoverable.  Events or changes in facts and circumstances that Pomeroy considers as impairment indicators include the following:
•	Significant underperformance of the Company’s operating results relative to expected operating results;
•	Net book value compared to fair value;
•	Significant adverse economic and industry trends;
•	Significant decrease in the market value of the asset;
•	Significant changes to the asset since the Company acquired it; and
•	The extent that the Company may use an asset or changes in the manner that the Company may use it.

When the Company determines that one or more impairment indicators are present for long lived assets other than goodwill, Pomeroy compares the carrying amount of the asset to the net future undiscounted cash flows that the asset is expected to generate.  If the carrying amount of the asset is greater than the net future undiscounted cash flows that the asset is expected to generate, Pomeroy would recognize an impairment loss to the extent the carrying value of the asset exceeds its fair value.  An impairment loss, if any, would be reported in the Company’s results of operations.  During the fourth quarter of fiscal 2008, the Company recorded an intangible asset impairment charge of $0.7 million.

Income taxes
Pomeroy is required to estimate income taxes in each of the jurisdictions in which the Company operates.  This process involves estimating the Company’s actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes.  These differences result in deferred tax assets and liabilities, which are included within the Company’s consolidated balance sheet.  The Company must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent that the Company believes recovery is not likely; the Company must establish a valuation allowance.  To the extent the Company establishes a valuation allowance in a period; the Company must include an expense within the tax provision in the statement of operations.

Pomeroy recorded in fiscal 2007, a $15.8 million non-cash valuation reserve to reduce the carrying amount of recorded deferred tax assets after management’s review determined that the deferred tax assets may not be recovered from future taxable income in the near future. In fiscal 2008, the valuation reserve was increased by an additional $6.6 million for deferred tax assets which management has determined may not be recovered from future taxable income in the near future. The Company considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for this valuation allowance.  The valuation allowance recorded in fiscal 2008 and 2007 increased the net loss for these fiscal years.

The Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and an interpretation of FASB Statement No. 109 (“FIN 48”) on January 6, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination.  The Company includes interest and penalties related to gross unrecognized tax benefits within the provision for income taxes.

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Contingencies and Accruals
The Company is subject to the possibility of various loss contingencies and accruals arising in the ordinary course of business. The Company accrues an estimated loss contingency when probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to determine if such accruals should be adjusted and if new accruals are required.

In accordance with FASB Technical Bulletin No. 90-1 (as amended) “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts,” the Company recognizes a loss on a contract and records a liability when the loss is known and certain. The loss is calculated by using the estimated contract revenues less estimated direct employee and product costs over the remaining term of the contract or until an established contract exit date.  During the fourth quarter of fiscal 2007, the Company recorded a $2.4 million loss for 2 of the Company’s contracts received in fiscal 2007, which the projected margins had not been realized.

Stock based compensation plans
The Company has equity plans intended to provide an equity interest in the Company to key management personnel and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the businesses of the Company.  The Company adopted Statement of Financial Accounting Standards No. 123(R) (SFAS 123R) (“Stock Based Payment”) effective January 6, 2006.  SFAS 123R requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the equity instruments and recognize this cost over the period during which the employee is required to provide the services.

The Company uses the simplified method to calculate the expected life of stock awards as permitted under the SEC Staff Accounting Bulletin 107 due to limited historical information available to reliably calculate expected option terms.  This method calculates an expected term based on the midpoint between the vesting date and the end of the contractual term of the stock award.  The risk free interest rate is based on the yield curve for U.S. Treasury Bill rates at the time of grant.  The dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected life of the options.  The expected volatility is based on the historical volatility of the Company’s stock price for the expected life of the option.

For further information on the Company’s equity compensation plan see Note 16 of Notes to Consolidated Financial Statements.

Recent Accounting Pronouncements –

Effective January 6, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 established a framework for measuring fair value, and expands disclosure about such fair value measurements.

The Company has only partially adopted the provisions of SFAS 157 as management has elected the deferral provisions of FASB Staff Position 157-2 which delays the effective date of SFAS 157 for non-financial assets and liabilities which are not measured at fair value on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008. The major categories of assets and liabilities that are recognized or disclosed at fair value on a nonrecurring basis include intangible assets and equipment and leasehold improvements that may be reported at fair value as a result of impairment testing, and certain assets and liabilities recognized as a result of business combinations.

There was no material impact to the Company’s consolidated financial position, results of operations, or cash flows as a result of the adoption of SFAS 157.

The fair value of certain of the Company’s financial instruments, including cash and cash equivalents, certificates of deposit, accounts receivable and accounts payable, approximates the carrying value due to the relatively short maturity of such instruments.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. SFAS 159 became effective for the Company in fiscal 2008. The Company determined there was no impact from the adoption of SFAS 159 on the consolidated financial statements.

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In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations.” This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) is to be used for all business combinations and that an acquirer is identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values. This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expense. This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will implement SFAS No. 141(R) for any business combinations occurring at or subsequent to January 5, 2009.

In April 2008, the FASB issued FASB Staff Positions (FSP) FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and other generally accepted accounting principles in the United States of America. This FSP is effective for fiscal years beginning after December 15, 2008 and, therefore, is effective for the Company in fiscal year 2009. The Company does not expect the adoption of this FSP to have a material impact on its consolidated financial statements.

In May 2008, the FASB issued FASB No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America. This statement became effective November 15, 2008 without material impact to the Company’s consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”  FSP EITF 03-6-1 concludes that non-vested shares with non-forfeitable dividend rights are considered participating securities and, thus, subject to the two-class method pursuant to SFAS 128, “Earnings per Share”, when computing basic and diluted EPS.  FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, including interim periods within those years. The adoption of this FSP is not expected to have a material impact on the Company’s consolidated financial statements.

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RESULTS OF OPERATIONS
The following table sets forth for the periods presented information derived from our consolidated statements of operations expressed as a percentage of net product, and service revenues:

(in thousands)
Financial Results	For the Fiscal Years
	2008	% of Revenues	2007	% of Revenues	2006	% of Revenues
			(As Restated)
Net revenues:
Product	$340,003	60.1%	$386,605	65.9%	$373,232	62.9%
Service	225,827	39.9%	200,302	34.1%	219,749	37.1%
Total net revenues	565,830	100.0%	586,907	100.0%	592,981	100.0%

Gross profit
Product	34,561	6.1%	34,249	5.8%	30,930	5.2%
Service	35,197	6.2%	24,399	4.2%	35,612	6.0%
Total gross profit	69,758	12.3%	58,648	10.0%	66,542	11.2%

Gross profit %
Product %	10.2%		8.9%		8.3%
Service %	15.6%		12.2%		16.2%

Operating expenses:
Selling, general and administrative	74,995	13.3%	68,362	11.6%	54,871	9.2%
Depreciation and amortization	4,086	0.7%	4,687	0.8%	4,894	0.8%
Goodwill and intangible asset impairment	711	0.1%	98,314	16.7%	3,472	0.6%
Total operating expenses	79,792	14.1%	171,363	29.2%	63,237	10.6%

Income (loss) from operations	(10,034)	-1.8%	(112,715)	-19.2%	3,305	0.6%

Other income (expense):
Interest income	231	0.0%	908	0.2%	582	0.1%
Interest expense	(1,062)	-0.2%	(1,091)	-0.2%	(1,757)	-0.3%
Other expense	(166)	0.0%	-	0.0%	-	0.0%
Other income (expense), net	(997)	-0.2%	(183)	0.0%	(1,175)	-0.2%

Income (loss) before income tax	(11,031)	-2.0%	(112,898)	-19.2%	2,130	0.4%
Income tax expense	2,125	0.4%	1,417	0.2%	987	0.2%

Net income (loss)	$(13,156)	-2.4%	$(114,315)	-19.5%	$1,143	0.2%

FISCAL YEAR 2008 COMPARED TO FISCAL YEAR 2007

Total Net Revenues:   Total net revenues decreased $21.1 million or 3.6% in fiscal 2008, compared to fiscal 2007. For fiscal 2008 and fiscal 2007, the net revenues were $565.8 million and $586.9 million, respectively.

Product revenues were $340.0 million in fiscal 2008, a decrease of $46.6 million or 12.1% from fiscal 2007. This decrease was primarily due to continued delays in product purchases and deployments in several financial services and manufacturing industry accounts as a result of the challenging economic environment.

Service revenues were $225.8 million in fiscal 2008, an increase of $25.5 million or 12.7% from fiscal 2007. The Company groups services sales into Technical Staffing and Infrastructure services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

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	(in millions)
Service Revenue	Fiscal 2008	Fiscal 2007
Technical Staffing	$106.2	$87.2
Infrastructure Services	119.6	113.1
Total Service Revenue	$225.8	$200.3

Technical Staffing revenue increased $19.0 million in fiscal 2008. This increase is due to a shift in the mix of business from vendor managed services in which our revenue is fee-based to more gross revenue for services provided by a combination of employees and subcontractors. As previously disclosed, we elected not to renew a technical services contract with a major customer in June 2008 because the proposed terms would have been unprofitable for the Company. As a result of the loss of this business, we expect a decline of approximately $80 million in technical staffing revenue in fiscal 2009. Technical Staffing revenue accounted for approximately 47.0% of total service revenues, compared to 43.5% in fiscal 2007.

Infrastructure Service revenues increased $6.5 million in fiscal 2008, primarily due to new long-term service engagements started at the beginning of 2008 offset by a decline in short-term project engagements.  Infrastructure Service revenues accounted for approximately 53.0% of total service revenues in fiscal 2008, compared to 56.5% in fiscal 2007.

Gross Profit :  Gross profit was $69.8 million in fiscal 2008, compared to $58.6 million in fiscal 2007. Gross profit margin, as a percentage of revenue, was 12.3% in fiscal 2008, compared to 10.0% in fiscal 2007.

Product gross profit was $34.6 million in fiscal 2008, compared to $34.2 million in fiscal 2007. Product gross profit margin as a percentage of product revenues increased to 10.2% in fiscal 2008, compared to 8.9% in fiscal 2007. This increase is due primarily to the improvements as a result of increased rebates from improved tracking of OEM partner promotional initiatives and targeting more profitable growth segments such as networking, server, storage and peripherals.

Service gross profit was $35.2 million in fiscal 2008, compared to $24.4 million in fiscal 2007.  Service gross profit margins were 15.6% in fiscal 2008, compared to 12.2% in fiscal 2007.

	(in millions)
Service Gross Profit	Fiscal 2008	Fiscal 2007
Technical Staffing	$11.7	$11.9
Infrastructure Services	23.5	12.5
Total Service Gross Profit	$35.2	$24.4

Gross profit from Technical Staffing Services was $11.7 million for fiscal 2008, compared to $11.9 million for fiscal 2007.  Gross profit margin decreased to 11.1% in fiscal 2008 from 13.7% in fiscal 2007.  This decrease in gross margin is primarily the result of a shift in the mix of business from vendor managed services in which our revenue is fee-based to more gross revenue for services provided by a combination of employees and subcontractors. Given the non-renewal of the technical services contract with a major customer in June 2008, we expect a decline in technical staffing gross margin of approximately $6.2 million in fiscal 2009.

Gross profit from Infrastructure Services was $23.5 million for fiscal 2008 compared to $12.5 million for fiscal 2007 due to the increase in revenue related to new service engagements started at the beginning of 2008.  Gross profit margin increased to 19.6% in fiscal 2008 from 11.0% in fiscal 2007.  This increase in gross profit margin is primarily the result of increased utilization and productivity of infrastructure services technical resources offset by unprofitable customer contracts during the first quarter of 2008 that were exited during the second quarter of 2008.

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Operating Expenses:   Total operating expenses were $79.8 million in fiscal 2008, compared to $171.4 million in fiscal 2007, a decrease of $91.6 million. The decrease is primarily the result of the following:

•	In fiscal 2007, the Company recorded a goodwill impairment charge of $98.3 million.
•
In fiscal 2007, the Company recorded $3.5 million for bad debt expense compared to $1.1 million in fiscal 2008.  The bad debt allowance reflects the Company’s history of charge-offs and the current composition of its accounts receivable portfolio.

•
In fiscal 2007, the Company recorded a charge of $2.1 million to write-off certain software and to reflect a change in the remaining useful life of other existing software due to the initiation of a project to replace its enterprise reporting system.

•
In fiscal 2007, the Company recorded charges of $0.3 million for non-recoverable transition costs on loss contracts, and $3.0 million for the resolution of certain outstanding lawsuits and payments of earn-out compensation.

•	In fiscal 2007, the Company recorded costs of $1.2 million primarily related to a contested Proxy solicitation.

The decreases from fiscal 2007 operating expenses as set forth above were offset by an increase in operating expenses in fiscal 2008 of the following:

•	In fiscal 2008, the Company recorded an accrued loss of $6.3 million on an operating lease for an aircraft because the Company determined the business use of this aircraft would be discontinued.
•
In fiscal 2008, the Company recorded a charge of $2.5 million related to the purchase of an ERP software system in October 2007.  The Company began designing the ERP software system in fiscal 2007, but temporarily suspended design and development activities during the quarter ended July 5, 2008.  The project was ultimately suspended indefinitely due to the challenging economic environment as it was expected this project would require approximately $5.5 million of additional expenditures to complete.

•	In fiscal 2008, the Company recorded an accrual of $1.7 million related to payroll tax liability matters.
•	In fiscal 2008, the Company recorded severance charges of $1.7 million compared to $0.4 million in fiscal 2007.
•	In fiscal 2008, the Company recorded an intangible asset impairment charge of $0.7 million.
•
In fiscal 2008 the Company recorded a net charge of approximately $0.5 million to reserve against the collection of amounts incorrectly billed by subcontractors in our technical staffing business for years 2005 and 2006.

•
In fiscal 2008, the Company reflected increases in operating expenses primarily driven by an increase of $4.4 million in personnel-related costs, and related selling, general and administrative expenses, to support our product and service businesses and investments to improve customer, vendor and back office support functions.

Income (Loss) from Operations:   Loss from operations decreased $102.7 million, to a loss of $10.0 million in fiscal 2008 from a loss of $112.7 million in fiscal 2007. The decrease in loss from operations is the result of the increase in gross profit and decrease in operating expenses, as described above.

Other income (expense):  Net other expense was $1.0 million in fiscal 2008 compared to $0.2 million during fiscal 2007. This increase in net other expense is primarily the result of a $0.7 million decrease in interest income due to reduced interest earned on cash balances in fiscal 2008,  decrease in interest income on tax refunds and fiscal 2008 foreign currency exchange losses of $0.2 million with no such losses in fiscal 2007. The foreign currency exchange losses resulted from fluctuations of the Canadian dollar compared to the U.S. dollar arising between the incurrence of expense and payment of liability for foreign-denominated payables by the Company’s Canadian subsidiary.  In addition the Company had amounts outstanding under its credit facility due to the timing of payments of accounts payables and payroll and collections of receivables.

Income Taxes:  Income tax expense was $2.1 million in fiscal 2008, compared to $1.4 million for fiscal 2007.  Income tax expense was principally due to permanent differences associated with goodwill impairment charges during fiscal 2007, and $6.6 million and $15.8 million increases in the non-cash tax valuation reserves in fiscal 2008 and fiscal 2007, respectively, due to the uncertainty of future utilization of the deferred tax assets.

Net Income (Loss):  Net loss was $13.2 million in fiscal 2008, compared to $114.3 million in fiscal 2007.  The decrease in net loss is a result of the factors described above.

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FISCAL YEAR 2007 COMPARED TO FISCAL YEAR 2006

Total Net Revenues:   Total net revenues decreased $6.1 million or 1.0% in fiscal 2007, compared to fiscal 2006. For fiscal 2007 and fiscal 2006, the net revenues were $586.9 million and $593.0 million, respectively.

Product sales increased $13.4 million, an increase of 3.6% in fiscal 2007.  Our product revenue growth came predominantly from advanced product sales, which include high performance/blade server technologies, storage technologies, network and IP technologies, and information security technologies.

Service sales were $200.3 million in fiscal 2007, a decline of $19.4 million or 8.9% from fiscal 2006. The Company groups services sales into Technical Staffing and Infrastructure services. Technical Staffing support clients’ project requirements, ensure regulatory and customer compliance requirements and promote success of the staffing projects.  Infrastructure services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, services include desktop and mobile computing, server and network environments.

(in thousands)
Service Revenue	Fiscal 2007	Fiscal 2006
Technical Staffing	$87.2	$87.0
Infrastructure Services	113.1	132.7
Total Service Revenue	$200.3	$219.7

Technical Staffing revenue accounted for approximately 43.5% of total service revenues, compared to 39.6% in fiscal 2006.

Infrastructure Service revenues decreased $19.6 million in fiscal 2007 due to a reduction in deployment projects, time and materials break-fix projects and customer attrition in our smaller market segments.  Infrastructure Service revenues were approximately 56.5% of total service revenues in fiscal 2007, compared to 60.4% in fiscal 2006.

Gross Profit :  Gross profit was $58.6 million in fiscal 2007, compared to $66.5 million in fiscal 2006. Gross profit, as a percentage of revenue, was 10.0% in fiscal 2007, compared to 11.2% in fiscal 2006.

The product gross profit was $34.2 million in fiscal 2007, compared to $30.9 million in fiscal 2006. Product gross profit as a percentage of product revenues increased to 8.9% in fiscal 2007, compared to 8.3% in fiscal 2006. The increase in product gross margins is due primarily to the higher volumes of advanced product sales and margin improvements as a result of initiatives put in place to promote stronger OEM partnerships.

Service gross profit was $24.4 million in fiscal 2007, compared to $35.6 million in fiscal 2006.  The decline in service gross profit of $11.2 million was the result of lower service revenue, reduced utilization and efficiency rates along with $2.0 million of charges taken in the fourth quarter for loss contracts.   Service margins were 12.2% in fiscal 2007, compared to 16.2% in fiscal 2006.

Operating Expenses:   Total operating expenses were $171.4 million in fiscal 2007, compared to $63.2 million in fiscal 2006, an increase of $108.2 million. The increase is the result of the following:

•
During the third quarter of fiscal 2007, the Company recorded a goodwill impairment charge of $98.3 million compared to a goodwill impairment charge of $3.5 million in the third quarter of fiscal 2006.  The Company’s declining stock price and failure to meet budgeted results during fiscal 2007 were considered impairment indicators. The Company’s performance did not meet our expectations during fiscal 2007, as a result of shortfalls in revenue and reduced utilization rates. These are the primary factors which contributed to the goodwill impairment charge recorded in fiscal 2007.

•
In fiscal 2007, the Company initiated a project to replace its enterprise reporting system.  As a result, the Company recorded a charge of $2.1 million in the third quarter of fiscal 2007 to write-off certain software and reflects a change in the remaining useful life of other existing software.

•
In fiscal 2007, the Company recorded charges of $0.4 million for severance, $0.3 for non-recoverable transition costs on loss contracts, and $3.0 million for the resolution of certain outstanding lawsuits and payments of earn-out compensation.  In fiscal 2006 the company resolved outstanding lawsuits of $0.1 million.

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•	In fiscal 2007, the Company recorded costs of $1.2 million primarily related to a contested Proxy solicitation.
•
The Company recorded $3.5 million for bad debt expense in fiscal 2007.  The bad debt allowance reflects the Company’s history of charge-offs and the current composition of its accounts receivable portfolio.   In fiscal 2006 the Company incurred bad debt expense of $1.7 million.

•
For 2007, other operating expenses increased an additional $2.0 million as a result of the following; an increase in commission expense due to a change in the Company sales commission program that resulted in accruing commissions on invoiced sales that had not been paid as of year end; compensation expense for new executive equity compensation and bonuses related to executive retention; and increases in employee benefits primarily workers compensation.

Income (Loss) from Operations:   Income from operations decreased $116.0 million, to a loss of $112.7 million in fiscal 2007 from income of $3.3 million in fiscal 2006. The decrease in income from operations was primarily the result of increase in operating expenses for fiscal 2007, as described above.

Other income (expense):  Fiscal 2007 had net interest expense of $0.2 million compared to net interest expense of $1.2 million during fiscal 2006. This decrease in net interest expense was a result of decreased borrowings under the Company’s credit facility and an increase in interest earned due to cash on hand.

Income Taxes:  Income tax was $1.4 million in fiscal 2007, compared to $1.0 million for fiscal 2006.  The Company’s effective income tax rate in fiscal 2007 was 1.3%.  For fiscal 2006, the effective income tax rate was 46.3%. This fluctuation was principally related to permanent differences associated with goodwill impairment charges discussed above and $15.8 million of non-cash tax valuation reserves established in the fourth quarter of fiscal 2007, due to the uncertainty of future utilization of the deferred tax assets.

Net Income (Loss):  Net loss was $114.3 million in fiscal 2007, compared to net income of $1.1 million in fiscal 2006.  The change was a result of the factors described above.

Liquidity and Capital Resources

The Company’s principal sources of liquidity are cash from operations, cash on hand and the credit facility described below. Cash provided by operating activities was $44.3 million in fiscal 2008. Cash used in investing activities was $2.7 million which was primarily for capital expenditures.  Cash used in financing activities was $24.1 million, which included a $14.2 million decrease in floor plan financings and $10.2 million for the purchase of treasury stock, partially offset by $0.3 million proceeds from the employee stock purchase plan.

The amount of cash derived from or used by operating activities will vary based on a number of business factors which may change from time to time, including terms of available financing from vendors, up or down turns in the Company’s business and or up or down turns in the businesses of the Company’s customers.  However, a growth or decline in services revenue in conjunction with a change in the proportion of services revenue to total revenue is an underlying driver of operating cash flow during a period of growth because a majority of the Company’s service revenue is generated based upon the billings of the Company’s technicians.  The cash outlay for these labor/payroll costs is incurred bi-weekly with each pay period.  The invoicing for the service is generated on various billing cycles as dictated by the customers, and the respective cash inflow typically follows within 30 to 60 days of invoice date, which may be as long as 60 to 120 days from the time the services are performed.  Product revenue has a shorter cash outlay period, as the time difference between paying vendors for products purchased and receiving cash from customers is typically 0 to 60 days. The Company anticipates a decline in fiscal 2009 services revenue due to the non-renewal of a major staffing contract and a consequent decline in the proportion of service revenue to total revenue. If this decline does not occur, the Company may experience a decrease in cash flows from operating activities in fiscal 2009.  In addition, certain services, primarily outsourcing contracts for the Company’s Life Cycle Services, require that the Company maintain a specific parts inventory for servicing the customer; thus, an increase or decrease in the type of services provided can impact inventory levels and operating cash flows.

Cash provided by operating activities in fiscal 2008 was $44.3 million, compared to cash used in operations of $5.1 million in fiscal 2007.  The increase in net cash provided by operating activities in fiscal 2008 as compared to fiscal 2007 resulted primarily from a decrease in accounts receivable of $61.2 million in fiscal 2008 compared to a net increase of $4.1 million in fiscal 2007, partially offset by a decrease in accounts payable trade of $26.6 million in fiscal 2008 compared to $0.7 million in fiscal 2007. The decreases in accounts receivable and accounts payable are primarily due to the expiration of a technical staffing services contract with a major customer announced by the Company in June 2008 and significant collection of aged vendor receivables.  The Company elected not to renew the technical staffing services contract because the terms were not profitable for the Company.

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Cash used in operating activities in fiscal 2007 was $5.1 million, compared to cash provided by operations of $27.6 million in fiscal 2006.  The decrease in net cash provided by operating activities in fiscal 2007 as compared to fiscal 2006 resulted primarily from a $7.6 million increase in trade, vendor and other receivables due primarily to the timing of payments from customers and vendors, and the timing of payments for accounts payable; fiscal 2007 accounts payable decreased $0.7 million compared to a $25.3 million increase in fiscal 2006.

Cash flows used in investing activities totaled $2.7 million in fiscal 2008, $3.6 million in fiscal 2007 and $0.7 million in fiscal 2006.  Capital expenditures were $2.7 million in fiscal 2008, $3.6 million in fiscal 2007 and $2.3 million in fiscal 2006. In fiscal 2007, the Company’s purchases of certificates of deposit totaling $2.2 million were offset by redemptions of $2.2 million, In fiscal 2006, purchases of certificates of deposit totaled $0.1 million while redemptions totaled $2.7 million. During fiscal 2006, the Company also made payments related to acquisitions and a covenant not to compete of $0.7 million and $0.3 million, respectively.

Cash flows used in financing activities total $24.1 million in fiscal 2008, compared to cash flows provided by financing activities of $8.4 million in fiscal 2007 and cash flows used in financing activities of $14.8 million in fiscal 2006. Repurchases of treasury stock totaled $10.2 million in fiscal 2008, $1.4 million in fiscal 2007 and $2.5 million in fiscal 2006. In fiscal 2008, floor plan financing liability increased $14.2 million compared to net decreases of $9.4 million and $2.5 million in fiscal 2007 and fiscal 2006, respectively. In fiscal 2006, the Company also made payments on short-term borrowings of $15.3 million. Proceeds from the issuance of common shares for the employee stock purchase plan were $0.3 million for each fiscal year.

A significant part of the Company’s inventories are financed by floor plan arrangements with third parties. At January 5, 2009, these lines of credit totaled $88.0 million, including $80.0 million with GE Commercial Distribution Finance (“GECDF”) and $8.0 million with IBM Credit Corporation (“ICC”). Borrowings under the GECDF floor plan arrangements are made on 30 day notes. Borrowings under the ICC floor plan arrangement are made on 15 day notes. All such borrowings are secured by the related inventory. The Company classifies amounts outstanding under the floor plan arrangements as floor plan financing liability which is a current liability in the consolidated balance sheets. Payments made under floor plan arrangements are classified as financing activities in the consolidated statements of cash flows. Outstanding amounts under the floor plan financing arrangements totaled $11.7 million at January 5, 2009 and $25.9 million at January 5, 2008. Financing on substantially all the advances made under either of these floor plan arrangements is interest free. Interest was imputed on these borrowings at a rate of 6.0% per annum for the years ended January 5, 2009, 2008 and 2007. Related interest expense totaled $608,000 in fiscal 2008, $634,000 in fiscal 2007 and $608,000 in fiscal 2006.

The Company has a Syndicated Credit Facility Agreement with GE Commercial Distribution Finance (“GECDF”), which became effective June 25, 2004 (the “Credit Facility”) and was scheduled to expire on June 25, 2008. The Credit Facility, which has been the subject of subsequent modifications, was originally comprised of seven participating lenders, with GECDF designated as the “agent” for the lenders. The Credit Facility provides for a floor plan loan facility and a revolving loan commitment, both of which are collateralized primarily by the Company’s accounts receivable. The Credit Facility also provides for a letter of credit facility. The funds available for borrowing by the Company under the Credit Facility are reduced by an amount equal to outstanding advances made to the Company to finance inventory under the floor plan loan facility and the aggregate amount of letters of credit outstanding at any given time.

Effective April 15, 2008, the Credit Facility was amended. The primary changes made to the Credit Facility by this amendment were as follows:  (i)  decrease in the total Credit Facility from $100 million to $68.7 million with a maximum of $68.7 million (previously $80.0 million) available under the floor plan loan facility and the revolving loan, both of which were collateralized primarily by the Company’s accounts receivable up to a maximum of $68.7 million (previously $80.0 million); (ii) memorialize the departure of certain lenders from the Credit Facility and the assignment of their respective commitments under the Credit Facility to the remaining lenders, GECDF and National City Bank, and (iii) revise the tangible net worth covenant to be no less than $70 million (previously $85.4 million) on the last day of each fiscal quarter. The Credit Facility allows for either the Company or GECDF, in its capacity as agent for the lenders, to require participating lenders to assign their respective commitments under the Credit Facility to either GECDF or another participating lender. In accordance with the amendment to the Credit Facility, GECDF extended 72.78% of the credit to the Company and National City Bank extended 27.22% of the credit to the Company.

Effective June 25, 2008, the Credit Facility was further amended. The primary provisions of this amendment are as follows: (i) to extend the termination date under the revolving loan commitment from June 25, 2008 to June 25, 2009; (ii) to increase the total Credit Facility back to $80.0 million from $68.7 million, with a maximum of $80.0 million for inventory financing and the revolving loan, and to revise the participating lenders so that GECDF is the sole lender and, therefore, will extend 100% of the credit; (iii) to revise the tangible net worth covenant on the last day of each fiscal quarter to be no less than $65 million for the quarters ending July 5, 2008 and October 5, 2008 (previously $70 million) and no less than $70 million for the quarter ending January 5, 2009; (iv) to specify a minimum fixed charge coverage ratio (as defined in the agreement) of 2.75 to 1.00 for the quarters ending October 5, 2008, January 5, 2009 and April 5, 2009, and (vi) to provide for a termination fee of up to $250 thousand to be paid by the Company in the event the Company terminates the agreement prior to the maturity date of the revolving loan commitment.

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Effective November 14, 2008, the Credit Facility was further amended. The primary provisions of this amendment are as follows: (i) to permit distributions up to a maximum of $18 million for the period June 25, 2008 through June 25, 2009 only if specified criteria are met; (ii) to revise the minimum tangible net worth requirement to $60 million (previously $70 million) for the quarter ending January 5, 2009 and to specify a minimum tangible net worth requirement of $60 million for the quarter ending April 5, 2009; and (iii) to specify a minimum fixed charge coverage ratio (as defined in the agreement) of 0.5 to 1.00 for the four fiscal quarter periods ending January 5, 2009 and April 5, 2009. The term distribution is defined in the Credit Facility and includes dividends, acquisitions of outstanding stock, reinvestment of debt securities and compensation to a shareholder in excess of normal compensation including performance bonuses.

As of January 5, 2009 and 2008, there was no balance outstanding under the Credit Facility other than the floor plan financing liability.  At January 5, 2009 and January 5, 2008, the amounts available under the Credit Facility were $50.2 million and $56.6 million, respectively. Interest on outstanding borrowings under the credit facility is payable monthly based on the LIBOR rate and a pricing grid.  As of January 5, 2009, the adjusted LIBOR rate was 2.96%.  The credit facility is collateralized by substantially all the assets of Pomeroy, except those assets that collateralize certain other financing arrangements.  Under the terms of the credit facility, the Company is subject to various financial covenants. As of January 5, 2009 Pomeroy was not in compliance with these financial covenants due to the $5.0 million current liability for aged trade credits. Pomeroy has obtained a waiver from GECDF.

At January 5, 2008 and 2007, the Company had several outstanding letters of credit issued to insurance providers and the lessor for the aircraft lease totaling $3.0 million and $1.4 million, respectively, that have various expiration dates through December 2009.  The outstanding letters of credit reduce the amount available under the credit facility.

Pomeroy believes that the anticipated cash flow from operations and current financing arrangements will be sufficient to satisfy Pomeroy's capital requirements for the next 12 months. The Company's credit facility expires June 25, 2009. The Company intends to negotiate a new credit facility with terms sufficient for its financing needs and does not anticipate any problems securing a new credit facility before June 25, 2009. However, if the Company is unable to negotiate a new credit facility, it could adversely affect the Company's ability to operate.

On November 14, 2008, the Board of Directors of the Company authorized a program to repurchase up to $5.0 million of its outstanding common stock.  On November 19, 2008, the Board of Directors of the Company authorized a $5.0 million increase in its stock repurchase program, therefore authorizing the Company to purchase up to $10.0 million of its outstanding common stock under the program.  All stock repurchases are to be made through open market purchases, block purchases or privately negotiated transactions as deemed appropriate by the Company within a period of one year from the date of the first purchase under the program.  The Company has no obligation to repurchase shares under the program, and the timing, manner and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The Company intends to utilize available working capital to fund the stock repurchase program. The acquired shares will be held in treasury or cancelled.  During fiscal 2008, the Company purchased 2,656,155 shares at a total cost of $7.9 million under this program.

On December 3, 2007, the Board of Directors of the Company authorized a program to repurchase up to $5.0 million of its outstanding common stock.  The Company suspended this stock repurchase program on June 3, 2008. Prior to the suspension, a total of 497,572 shares of the Company’s common stock, with an aggregate cost of $3.2 million, had been repurchased under this program. The acquired shares will be held in treasury or cancelled. This stock redemption program was initially approved to remain in place through the later of December 5, 2008 or the date on which $5 million in repurchases was completed, whichever came first. In addition, the Board adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its common stock pursuant to the stock repurchase program. Rule 10b5-1 allowed the Company to purchase its shares at times when the Company would not ordinarily be in the market because of the Company’s trading policies or the possession of material non-public information. Under this repurchase plan, the Company purchased 352,306 shares at a total cost of $2.2 million in fiscal 2008 and 145,266 shares at a total cost of $1.0 million in fiscal 2007.  In addition, during fiscal 2008 the Company purchased 8,416 shares withheld at the election of certain holders of restricted stock from the vested portion of restricted stock awards with a market value approximating the amount of the withholding taxes due from such restricted stock holders.

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During fiscal 2007 and 2006, the Company repurchased 47,400 shares and 320,415 shares, respectively of common stock at a total cost of $0.4 million and $2.5 million, respectively, under its share repurchase program that expired October 31, 2007.

Off-Balance Sheet Arrangements and Contractual Obligations

Aggregated information about the Company’s contractual obligations as of January 5, 2009 is presented in the following table:

Contractual Obligations:	Payments due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating leases	$15,440	$4,930	$3,859	$3,679	$2,972
Restructuring payments	1,149	1,149	-	-	-
Floor plan arrangements	11,709	11,709	-	-	-

Total contractual cash obligations	$28,298	$17,788	$3,859	$3,679	$2,972

With the exception of a $6.3 million accrued loss on an operating lease for an aircraft, the operating leases, shown above, are not recorded on the consolidated balance sheet.  Operating leases are utilized in the normal course of business.  The expected timing or payment of obligations discussed above is estimated based on current information.  Timing of payments and actual amounts paid may be different depending on changes to agreed-upon amounts for some obligations.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to interest rate risk primarily through its credit facility with GECDF.

Currently, the Company does not have any significant financial instruments for trading or other speculative purposes or to manage interest rate exposure.

Item 8. Financial Statements and Supplementary Data

Registrant hereby incorporates the financial statements required by this item by reference to Item 15 hereof.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

N/A

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Management of Pomeroy IT Solutions, Inc (the “Company”) evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13(a)-15(e) and 15(d)-15(e) of the Securities Exchange Act of 1934 (the “Exchange Act”), as of the end of the period covered by this report. Our management, including the Chief Executive Officer and Chief Financial Officer, supervised and participated in the evaluation. Based on the evaluation, management concluded that as of the end of the period covered by this report, due to the material weaknesses in our internal control over financial reporting as described below, our disclosure controls and procedures were not effective in providing reasonable assurance that information required to be disclosed by us in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s forms and rules. Despite the control weaknesses described below, management has taken subsequent actions to ensure that the financial statements reported in this Form 10-K/A for the fiscal year ended January 5, 2009, fairly present, in all material respects, the consolidated financial condition and results of operations of the Company for the fiscal years presented.

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Management’s Annual Report on Internal Control over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.  Internal control over financial reporting includes policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.  The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of January 5, 2009. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework .

On December 23, 2008, the Company’s Audit Committee concluded that the Company should restate its previously issued financial statements to correct classification errors related to the following:

•
The Company previously classified cash flows for floor plan financing arrangements with a third party lender that is not a supplier as operating cash flows instead of financing cash flows.  In addition, as a result of this change in classification, a portion of amounts paid under the floor plan should be reclassified from cost of revenues to interest expense on the consolidated statements of operations. In connection with reviewing the accounting treatment for the floor plan financing, the Company determined that a portion of the floor plan liability was previously included in accounts payable on the Company’s balance sheet. As a result, the Company corrected the reported balance of the floor plan liability.

•
Certain payroll related expenses for personnel providing services to customers, which had been included in operating expenses rather than cost of revenues.  The correction of the classification of these expenses had no impact on the total reported net income (loss), or earnings (loss) per share.  However, it did change the reported gross profit.

•
Certain OEM partner promotional incentives were previously recorded as a reduction to service cost of revenues.  As these incentives represent a reduction in the cost of product sold, we reclassified these incentives as a reduction of product cost of revenues.

After evaluating the nature of the above errors and the resulting restatement, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the material weaknesses discussed below existed in the Company’s internal controls over financial reporting at January 5, 2009. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Based on the Company’s evaluation, the Company has concluded that its internal control over financial reporting is not effective as a result of the material weaknesses discussed below.

1.
The Company did not maintain effective internal control over the financial reporting and close function to appropriately apply generally accepted accounting principles ensuring the adequacy of amounts and completeness of disclosures in the consolidated financial statements, resulting in the misclassification of cash flows from floor plan financing.

2.
The Company did not maintain effective internal control over financial reporting to ensure that all costs such as payroll costs and vendor incentive payments are appropriately classified in the proper financial statement category.  As a result, certain cost of revenues were classified improperly in the financial statements.

Pomeroy management will take action during the first quarter of fiscal 2009 to remediate the material weaknesses noted above, including:

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1.
All finance agreements including floor plan arrangements will be reviewed by the finance group upon execution of such agreements and on a quarterly basis to ensure activity under these agreements is being properly recorded and reported in the consolidated financial statements.

2.
The Company has implemented a detailed budgeting process and carefully reviewed financial statement classification of all significant costs as part of this process.  The Company will perform budget to actual comparisons on a quarterly basis as one control to ensure that costs are classified in the appropriate financial statement categories. In addition, any changes to general ledger account classification within the financial statements will be documented, reviewed and approved by qualified accounting personnel on a quarterly basis.

In addition, on July 31, 2009, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s financial statements and related audit reports thereon in the Company’s most recently filed Annual Report on Form 10-K for the year ended  January 5, 2009 and the interim financial statements in the Quarterly Report on Form 10-Q for the quarter ended April 5, 2009 should no longer be relied upon.

Following an internal review, we identified errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

The aggregate liability recorded to the Company’s consolidated balance sheets, with a corresponding reduction to stockholders’ equity, as a result of this restatement approximates $5.0 million as of January 5, 2009 and 2008, and $3.0 million in the consolidated balance sheets for prior periods presented within this Annual Report on Form 10-K/A.  For the year ended January 5, 2008, the aggregate effect on both pre-tax income (loss) and net income (loss) was a $2.1 million increase to the previously-reported net loss. Basic and diluted loss per common share increased from $(9.10) to $(9.27) for the year ended January 5, 2008. The impact on the Company’s earnings for all other periods presented within this Annual Report on Form 10-K/A was not material and, therefore, the Company’s consolidated statements of operations and consolidated statements of cash flows have not been restated for any of these periods except for the year ended January 5, 2008.

As noted above, management had previously concluded that internal controls over financial reporting were ineffective as of January 5, 2009.  After evaluating the nature of the above error and the resulting restatement, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that an additional material weakness as discussed below existed in the Company’s internal controls over financial reporting at January 5, 2009.

The identified material weakness in our internal control over financial reporting related to the proper disposition, reconciliation, monitoring and consequent accounting of aged trade credits, specifically as follows:

1.	The Company did not have an adequate understanding of its unclaimed property obligations and utilized unsupported assumptions regarding trade credits.
2.	Policies and procedures were not adequate to timely determine the proper disposition of all overpayments and duplicate payments received from clients.
3.
Policies and procedures were not adequate to timely reconcile and determine the proper disposition of credit memos issued to clients in exchange for returned products, billing errors and other customer service reasons.

4.	Policies and procedures were not adequate to timely determine the proper disposition of outstanding un-cashed client and personnel disbursements.

Pomeroy management has taken action to remediate this material weakness described above, including identification of the following remediation plan:

1.
Discontinuing the practice of taking certain aged trade credits into the income statement unless the Company is released from its obligation or it is determined that there is an error (such that no credit or other obligation in fact exists).

2.	Policies and procedures have been implemented to research and properly dispose of client credit balances or un-cashed disbursements.
3.	System enhancements will be identified and implemented to strengthen control procedures including the automation of issuance of credit memos and statements to clients.
4.	A comprehensive unclaimed property reporting methodology will be implemented to timely and accurately comply with applicable state laws.

Pomeroy management will assign the highest priority to the Company’s remediation efforts, with the goal of remediating the material weaknesses by the end of 2009. However, due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the implemented controls, no assurance can be given as to the timing of achievement of remediation.

As of January 5, 2009, the Company was not an “accelerated filer” as defined in Rule 12b-2 under the Exchange Act. Accordingly, pursuant to SEC rules and regulations, the Company is not required to include, and the annual report does not include, an attestation report of our independent registered public accounting firm regarding internal control over financial reporting in this Annual Report on Form 10-K/A.

Changes in Internal Control over Financial Reporting

There were no changes in the Company’s internal controls over financial reporting that occurred during the fourth quarter of fiscal 2008, that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

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Item 9B.       Other Information

On March 17, 2009, the Company entered into an agreement to sell the aircraft that is discussed above in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operation, to an unrelated third party.  As stated in the Notes to Company's Consolidated Financial Statements, under the lease agreement for the aircraft, the Company provides the lessor with a residual value guarantee on the aircraft.  The lease agreement also provides the Company with the right and option to terminate the lease prior to the end of its term and purchase the aircraft from lessor.  Therefore, the Company will terminate the lease agreement and exercise its right and option to purchase the aircraft from lessor in order to facilitate the sale of the aircraft, as contemplated under the Aircraft Purchase Agreement, dated March 17, 2009.  The Aircraft Purchase Agreement states that the closing on the transaction must occur on or before April 30, 2009, subject to the satisfaction of certain standard and customary contingencies.

As of July 3, 2008 (the last business day of the second quarter), the Company calculated its public float in accordance with SEC Rule 12b-2 and determined that, beginning with the Company’s annual report on Form 10-K for the fiscal year ended January 5, 2009, the Company has changed from an accelerated filer to a non-accelerated filer.  In addition, the Company reporting status has changed to a smaller reporting company.

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PART IV

Item 15.  Exhibits, Financial Statement Schedules

(a)	The following documents are filed as a part of this report:

2008 Form
10-K/A Page
1.	Financial Statements:

	Reports of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets,
	January 5, 2009 and January 5, 2008	F-2 to F-3

For each of the three fiscal years in
the period ended January 5, 2009:

	Consolidated Statements of Operations	F-4

	Consolidated Statements of Equity	F-5

	Consolidated Statements of Cash Flow	F-6

	Notes to Consolidated Financial Statements	F-7 to F-26

2.	Financial Statement Schedule None
Filed Herewith
or
Incorporated
3.	Exhibits		by Reference to:

	3(i)(a)1	Certificate of Incorporation of Pomeroy Computer Resources, dated February, 1992	Exhibit 3(i)(a)(1) of Company’s Form 10-Q filed August 11, 2000

	3(i)(a)2	Certificate of Amendment to Certificate of Incorporation, dated July 1997	Exhibit 3(i)(a)(2) of Company’s Form 10-Q filed August 11, 2000

	3(i)(a)3	Certificate of Designations of Series A Junior Participating Preferred Stock of Pomeroy Computer Resources, Inc. February 1998	Exhibit 3(i)(a)(3) of Company’s Form 10-Q filed August 11, 2000

	3(i)(a)4	Certificate of Amendment to Certificate of Incorporation, dated August 2000	Exhibit 3(i)(a)(4) of Company’s Form 10-Q filed August 11, 2000

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3(i)(a)5	Certificate of Amendment to Certificate of Incorporation for Pomeroy Computer Resources, Inc., dated June 19, 2003	Exhibit 3(I)(a)5 of Company’s Form 10-Q filed August 19, 2003

(3)(i)(a)6	Certificate of Amendment to Certificate of Incorporation for Pomeroy Computer Resources Sales Company, Inc., dated June 19, 2003	Exhibit 3(I)(a)6 of Company’s Form 10-Q filed August 19, 2003

3(ii)	Bylaws of the Company as amended on January 24, 2008	Exhibit 3(ii) of Company’s Form 10-Q filed on May 15, 2008

10(i)	Material Agreements

(a)	Agreement for Wholesale Financing (Security Agreement) between IBM Credit Corporation and the Company dated April 2, 1992	Exhibit 10(i)(b)(1) of Company's Form 10-K filed April 7, 1994

(b)	Addendum to Agreement for Wholesale Financing between IBM Credit Corporation and the Company dated July 7, 1993	Exhibit 10(i)(b)(2) of Company's Form 10-K filed April 7, 1994

(c)	IBM Agreement for authorized Dealers and Industry Remarketers with the Company, dated September 3, 1991	Company's Form S-1 filed February 14, 1992

(d)	Schedule of Substantially	Exhibit 10(i)(e)(2) of
	Identical IBM Agreements for Authorized Dealers And Industry Remarketers	Company's Form S-1 filed February 14, 1992

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(e)	Asset purchase agreement by, between and among Pomeroy Select Integration Solutions, Inc. and Verity Solutions, LLC and John R. Blackburn, dated August 30, 2002	Exhibit 10(I)(mm)(10) of Company’s Form 10-Q filed November 14, 2002

(f)	Covenant not to compete agreement between John R. Blackburn and Pomeroy Select Integration Solutions, Inc.	Exhibit 10(I)(mm)(11) of the Company’s Form 10-Q filed November 14, 2002

(g)
Credit Facilities Agreement dated June 28, 2004 by, between, and among Pomeroy IT Solutions, Inc. (formerly known as, Pomeroy Computer Resources, Inc.), Pomeroy Select Integration Solutions, Inc., Pomeroy Select Advisory Services, LLC (formerly, prior to conversion, Pomeroy Select Advisory Services, Inc.), Pomeroy IT Solutions Sales Company, Inc. (formerly known as, Pomeroy Computer Resources Sales Company, Inc.), Pomeroy Computer Resources Holding Company, Inc., Pomeroy Computer Resources Operations, LLP, PCR Holdings, Inc. (formerly known as, Technology Integration Financial Services, Inc.), PCR Properties, LLC (formerly, prior to conversion, PCR Properties, Inc., and prior to such conversion, formerly known as, T.I.F.S. Advisory Services, Inc.), TheLinc, LLC, Val Tech Computer Systems, Inc., Micrologic Business Systems of K.C., LLC, Pomeroy Acquisition Sub, Inc. (collectively, and separately referred to as, “Borrower”), and GE Commercial Distribution Finance Corporation (“GECDF”), as Administrative Agent, and GECDF and the other lenders listed on Exhibit 3 of the Agreement and the signature pages hereto (and their respective successors and permitted assigns), as “Lenders”.
Exhibit 10(i)(mm)(i) of the Company’s Form 10-Q filed August 16, 2004

(h)
Settlement Agreement, dated July 12, 2007, among the Company and Flagg Street Capital LLC, a Delaware limited liability company,  Flagg Street Partners LP, a Delaware limited partnership, Flagg Street Partners Qualified LP, a Delaware limited partnership, Flagg Street Offshore, LP, a Cayman Islands limited partnership, Jonathan Starr (collectively, "Flagg Street"), Michael A. Ruffolo, and Richard S. Press.
Filed as Exhibit 99.1 to the Company’s 8-K filed July 13, 2007

35

(i)	Stock purchase agreement by, between and among James Hollander, trustee, Raymond Hays, trustee, David Yoka, trustee and Matthew Cussigh and Pomeroy Computer Resources, Inc.	Exhibit (nn)(1) of the Company’s Form 10-Q filed May 20, 2003

(j)	Asset purchase agreement by, between and among Pomeroy IT Solutions, Inc., Pomeroy Select Integration Solutions, Inc., eServe Solutions Group, LLC, Tim Baldwin and Pat Sherman.	Exhibit (nn)(2) of the Company’s Form 10-K filed March 19, 2004

(k)	Agreement and plan of merger by and between Pomeroy Acquisition Sub, Inc., a wholly owned subsidiary of Pomeroy, and Alternative Resources Corporation, dated May 11, 2004	Exhibit 10 (I) of the Company’s Form 10-Q filed May 17, 2004

(l)
Lockup and Purchase Agreement by and between Pomeroy IT Solutions, Inc., a Delaware corporation (“Parent”), and Wynnchurch Capital Partners, L.P. (“Wynnchurch US”), a Delaware limited partnership, Wynnchurch Capital Partners Canada, L.P. (“Wynnchurch Canada”), an Alberta, Canada limited partnership and Wynnchurch Capital, Ltd., a Delaware corporation (Wynnchurch US, Wynnchurch Canada and Wynnchurch Capital, Ltd. are collectively “Wynnchurch”), dated May 11, 2004.
Exhibit 10 (ii) of the Company’s Form 10-Q filed May 17, 2004

10(ii)	Material ordinary course of business contracts that require filing

(a)	Lease Agreement by and between Pomeroy Investments, LLC and Pomeroy Select Integration Solutions, Inc. , dated September 12, 2005	Exhibit 10(ii)(D)(1) of Form 10K Filed April 14, 2006

(b)	Aircraft Lease Agreement by and between Suntrust Leasing Corporation and Pomeroy IT Solutions Sales Company, Inc and Pomeroy Select Integration Solutions, Inc., dated December 28, 2005	Exhibit 10(ii)(D)(2) of Form 10K Filed April 14, 2006

(c)	Third Amendment to Lease Agreement by and between Pomeroy Investment, LLC and Pomeroy IT Solutions, Inc.	Exhibit 10(ii)(D)(3) of Form 10K Filed April 14, 2006

(d)	Consulting Agreement by and between Pomeroy IT Solutions, Inc. and David B. Pomeroy, effective January 5, 2005	Exhibit 10 (ii) (A) of the Company’s Form 8-K filed February 3, 2005

(e)	Amendment No. 4 to Amended and Restated Credit Facilities Agreement between the Company and GE Commercial Distribution Finance Corporation	Filed as Exhibit 99.1 to the Company’s 8-K filed June 29, 2007

(f)	Amendment No. 5 to Amended and Restated Credit Facilities Agreement between the Company and GE Commercial Distribution Finance Corporation	Filed as Exhibit 99.1 to the Company’s 8-K filed April 17, 2008

36

(g)	Amendment No. 6 to Amended and Restated Credit Facilities Agreement between the Company and GE Commercial Distribution Finance Corporation	Filed as Exhibit 99.1 to the Company’s 8-K filed June 26, 2008

(h)	Amendment No. 7 to Amended and Restated Credit Facilities Agreement between the Company and GE Commercial Distribution Finance Corporation	Filed as Exhibit 99.1 to the Company’s 8-K filed November 11, 2008

(i)	Aircraft Purchase Agreement, dated March 17, 2009

10 (iii)	Material Employee Benefit and Other Agreements

(a)	The Company Savings 401(k) Plan,	Exhibit 10(iii)(d) of
	effective July 1, 1991	Company’s Form S-1 filed February 14, 1992

(b)	The Company’s 2002 Amended and Restated Stock Incentive Plan	Exhibit B to the Company’s Definitive Proxy Statement filed May 4, 2004

(c)	The Company's 2002 Amended and Restated Outside Directors Stock Option Plan	Exhibit C to the Company's Definitive Proxy Statement filed May 5, 2006

(d)	Employment Agreement of Kevin G. Gregory	Exhibit 10(iii)(o)(1) of Company’s Form 10K filed April 14, 2006

(e)	Employment Agreement of Keith Blachowiak	Exhibit 10.1 of the Company’s Form 8-K filed April 30, 2008

(f)	Employment Agreement of Keith R. Coogan	Exhibit 10.1 of the Form 8-K filed October 19, 2007

(g)	Amended and Restated Employment Agreement of Christopher C. Froman	Filed as Exhibit 10.1 of the Form 8-K filed December 23, 2008

(h)	Special Change in Control Bonus Agreement by and between Pomeroy IT Solutions, Inc. and Christopher C. Froman, effective December 10, 2007	Filed as Exhibit 10.2 of the Form 8-K filed December 11, 2007

(i)	Amended and Restated Employment Agreement of Peter J. Thelen	Filed as Exhibit 10.1 to the Company’s 8-K filed on January 8, 2009

(j)	Amended and Restated Special Change in Control Bonus Agreement of Peter J. Thelen	Filed as Exhibit 10.1 to the Company’s 8-K filed on January 8, 2009

(k)	Amended and Restated Employment Agreement of Craig J. Propst	Filed as Exhibit 10.1 to the Company’s 8-K filed on December 29, 2008

37

(l)	First Amendment to Employment Agreement of Luther K. Kearns	Filed as Exhibit 10.1 to the Company’s 8-k filed February 24, 2009.

(m)	Special Change in Control Bonus Agreement by and between Pomeroy IT Solutions, Inc. and Kevin G. Gregory, effective December 11, 2007	Filed as Exhibit 10.1 to the Company’s 8-K report on December 14, 2007

(n)	Special Change in Control Bonus Agreement by and between Pomeroy IT Solutions, Inc. and Keith Blachowiak, effective December 11, 2007	Filed as Exhibit 10.4 to the Company’s 8-K report on December 14, 2007

(o)	Special Change in Control Bonus Agreement by and between Pomeroy IT Solutions, Inc. and Luther K. Kearns, effective March 17, 2008	Filed as Exhibit 10.1 to the Company’s 8-K report on March 20, 2008

38

11	Computation of Per Share Earnings	See Note 2 of Notes to Consolidated Financial Statements

14	Code of Ethics	Filed as Exhibit 14 of Company’s Form 10-K filed on March 26, 2008
21	Subsidiaries of the Company
23.1	Consent of BDO Seidman, LLP

31.1	Section 302 CEO Certification
31.2	Section 302 CFO Certification
32.1	Section 906 CEO Certification

32.2	Section 906 CFO Certification

39

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Pomeroy IT Solutions, Inc.

By: /s/ Craig J. Propst
Craig J. Propst
Senior Vice President, Treasurer and Chief Financial
Officer

Dated: August 24, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature and Title	Date

By: /s/ Richard S. Press	August 24, 2009
Richard S. Press, Chairman, Director

By: /s/ Christopher C. Froman	August 24, 2009
Christopher C. Froman, President and Chief Executive Officer

By: /s/ David G. Boucher	August 24, 2009
David G. Boucher, Director

By: /s/ Ronald E. Krieg	August 24, 2009
Ronald E. Krieg, Director

By: /s/ Michael A. Ruffolo	August 24, 2009
Michael A. Ruffolo, Director

By: /s/ Jonathan Starr	August 24, 2009
Jonathan Starr, Director

By: /s/ Debra E. Tibey	August 24, 2009
Debra E. Tibey, Director

40

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Pomeroy IT Solutions, Inc.
Hebron, Kentucky

We have audited the accompanying consolidated balance sheets of Pomeroy IT Solutions, Inc. as of January 5, 2009 and 2008 and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended January 5, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pomeroy IT Solutions, Inc. at January 5, 2009 and 2008 and the results of its operations and its cash flows for the three years in the period ended January 5, 2009 , in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 2 to the consolidated financial statements, effective January 6, 2007 the company changed its method of accounting for uncertain tax position to conform to FIN 48, “accounting for Uncertainty in Income Taxes.”

As discussed in Note 1, the Company has restated its financial statements to correct errors in the consolidated financial statements as of January 5, 2009 and 2008 and for the year ended January 5, 2008, related to the Company’s historical accounting treatment since 1991 of certain aged trade credits in the ordinary course of business.

/s/ BDO Seidman, LLP

Chicago, Illinois
March 20, 2009, except for Note 1 which is as of August __, 2009

POMEROY   IT SOLUTIONS, INC ..
CONSOLIDATED BALANCE SHEETS

(in thousands)	January 5,	January 5,
	2009	2008
	(As Restated)	(As Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$30,787	$13,282
Certificates of deposit	1,142	1,113

Accounts receivable:
Trade, less allowance of $3,233 and $3,522, respectively	89,654	140,167
Vendor, less allowance of $293 and $562, respectively	1,299	11,352
Net investment in leases	74	756
Other	622	1,288
Total receivables	91,649	153,563

Inventories	7,890	15,811
Other	3,861	10,196
Total current assets	135,329	193,965

Equipment and leasehold improvements:
Furniture, fixtures and equipment	14,040	15,180
Leasehold Improvements	5,055	7,262
Total	19,095	22,442

Less accumulated depreciation	12,748	12,645
Net equipment and leasehold improvements	6,347	9,797

Intangible assets, net	752	2,017
Other assets	559	805
Total assets	$142,987	$206,584

See accompanying notes to consolidated financial statements.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)	January 5,	January 5,
	2009	2008
	(As Restated)	(As Restated)
LIABILITIES AND EQUITY

Current Liabilities:
Floor plan financing	$11,709	$25,949
Accounts payable - trade	30,774	57,395
Deferred revenue	1,557	1,949
Employee compensation and benefits	7,081	10,248
Accrued facility closing cost and severance	1,149	1,678
Other current liabilities	23,772	20,475
Total current liabilities	76,042	117,694

Accrued facility closing cost and severance, net of current portion	-	1,056

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares, (no shares issued or outstanding)	-	-
Common stock, $.01 par value; authorized 20,000 shares, (13,693 and 13,513 shares issued, respectively)	142	140
Paid in capital	93,858	91,399
Accumulated other comprehensive income	13	20
Retained earnings (accumulated deficit)	(3,889)	9,267
	90,124	100,826

Less treasury stock, at cost (4,340 and 1,323 shares, respectively)	23,179	12,992
Total equity	66,945	87,834
Total liabilities and equity	$142,987	$206,584

See accompanying notes to consolidated financial statements.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	Fiscal Years Ended
	January 5,	January 5,	January 5,
	2009	2008	2007
		(As Restated)
Net revenues:
Product	$340,003	$386,605	$373,232
Service	225,827	200,302	219,749
Total net revenues	565,830	586,907	592,981

Cost of revenues:
Product	305,442	352,356	342,302
Service	190,630	175,903	184,137
Total cost of revenues	496,072	528,259	526,439

Gross profit	69,758	58,648	66,542

Operating expenses:
Selling, general and administrative	74,995	68,362	54,871
Depreciation and amortization	4,086	4,687	4,894
Goodwill and intangible asset impairment	711	98,314	3,472
Total operating expenses	79,792	171,363	63,237

Income (loss) from operations	(10,034)	(112,715)	3,305

Other income (expense):
Interest income	231	908	582
Interest expense	(1,062)	(1,091)	(1,757)
Other	(166)	-	-
Other income (expense), net	(997)	(183)	(1,175)

Income (loss) before income tax	(11,031)	(112,898)	2,130
Income tax expense	2,125	1,417	987
Net income (loss)	$(13,156)	$(114,315)	$1,143

Weighted average shares outstanding:
Basic	11,680	12,331	12,570
Diluted (1)	11,680	12,331	12,659

Earnings (loss) per common share:
Basic	$(1.13)	$(9.27)	$0.09
Diluted (1)	$(1.13)	$(9.27)	$0.09

(1) Dilutive loss per common share for the years ended January 5, 2009 and January 5, 2008 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.

See accompanying notes to consolidated financial statements.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(As Restated)

(Dollars in thousands)				Retained		Accumulated
				Earnings		Other
	Common	Paid-in	Unearned	(Accumulated	Treasury	Comprehensive	Total	Comprehensive
	Stock	Capital	Compensation	Deficit)	Stock	Income (Loss)	Equity	Income (Loss)

Balances at January 5, 2006	$135	$89,126	$(1,198)	$122,670	$(9,122)	$24	$201,635
Net income				1,143			1,143	1,143
Cumulative translation adjustment						(9)	(9)	(9)
Treasury stock purchased					(2,475)		(2,475)
Reclassification of unearned compensation		(1,198)	1,198				-
Restricted stock issued	1	(1)					-
Stock options exercised and related tax benefit	1	190					191
46,100 common shares issued for employee stock purchase plan		304					304
Equity compensation expense		1,571					1,571
Comprehensive income								$1,134

Balances at January 5, 2007 as reported	137	89,992	-	123,813	(11,597)	15	202,360
Adjustment to initially apply FIN 48, Accounting for Uncertainty in Income Taxes				(231)			(231)
Adjusted balance at January 6, 2007	137	89,992	-	123,582	(11,597)	15	202,129
Net loss				(114,315)			(114,315)	(114,315)
Cumulative translation adjustment						5	5	5
Treasury stock purchased					(1,395)		(1,395)
Restricted stock issued	2	(2)					-
Stock options exercised and related tax benefit		109					109
48,949 common shares issued for employee stock purchase plan	1	312					313
Equity compensation expense		988					988
Comprehensive loss								$(114,310)

Balances at January 5, 2008	140	91,399	-	9,267	(12,992)	20	87,834
Net loss				(13,156)			(13,156)	(13,156)
Cumulative translation adjustment						(7)	(7)	(7)
Treasury stock purchased					(10,187)		(10,187)
Restricted stock issued	1	(1)					-
67,149 common shares issued for employee stock purchase plan	1	313					314
Equity compensation expense		2,147					2,147
Comprehensive loss								$(13,163)

Balances at January 5, 2009	$142	$93,858	$-	$(3,889)	$(23,179)	$13	$66,945

See accompanying notes to consolidated financial statements.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)
	Fiscal Years Ended January 5
	2009	2008	2007
		(As Restated)
Cash Flows from Operating Activities:
Net income (loss)	$(13,156)	$(114,315)	$1,143
Adjustments to reconcile net income (loss) to net cash flows from (used in) operating activities:
Depreciation and amortization	4,180	5,018	4,926
Stock option, restricted stock compensation and employee purchase plan expense	2,147	988	1,571
Goodwill and intangible asset impairment	711	98,314	3,472
Provision for doubtful accounts	1,150	3,528	1,690
Amortization of unearned income	(6)	(34)	(66)
Deferred income taxes	2,013	1,256	153
Loss on disposal of fixed assets	-	128	287
Impairment related to abandonment of software	2,506	1,825	-
Changes in working capital accounts:
Accounts receivable	60,083	(7,647)	(8,215)
Inventories	7,921	463	(2,609)
Other current assets	4,323	1,269	1,818
Net investment in leases	688	908	1,417
Accounts payable trade	(26,621)	(735)	25,260
Deferred revenue	(391)	(655)	(840)
Other, net	(1,205)	4,630	(2,383)
Net operating activities	44,343	(5,059)	27,624
Cash Flows used in Investing Activities:
Capital expenditures	(2,716)	(3,572)	(2,261)
Proceeds from sale of fixed assets	-	2	-
Proceeds from redemption of certificate of deposits	-	2,164	2,682
Purchases of certificate of deposits	-	(2,201)	(129)
Payment for covenant not-to-compete	-	-	(285)
Acquisitions of businesses	-	-	(738)
Net investing activities	(2,716)	(3,607)	(731)
Cash Flows from (used in) Financing Activities:
Net increase (reduction) in floor plan financing	(14,240)	9,353	2,477
Net payments of short-term borrowings	-	-	(15,304)
Proceeds from exercise of stock options	-	96	174
Excess tax benefit related to exercise of stock options	-	13	16
Purchase of treasury stock	(10,187)	(1,395)	(2,475)
Proceeds from issuance of common shares for employee stock purchase plan	313	313	304
Net financing activities	(24,114)	8,380	(14,808)
Effect of exchange rate changes on cash and cash equivalents	(8)	6	(9)
(Decrease) increase in cash and cash equivalents	17,505	(280)	12,076
Cash and cash equivalents:
Beginning of year	13,282	13,562	1,486
End of year	$30,787	$13,282	$13,562

See accompanying notes to consolidated financial statements.

POMEROY IT SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FISCAL YEARS ENDED JANUARY 5, 2009, JANUARY 5, 2008 AND JANUARY 5, 2007

Pomeroy IT Solutions, Inc. is a Delaware corporation organized in February 1992.  Pomeroy IT Solutions, Inc., collectively with its subsidiaries, (“Pomeroy” or the “Company”) is a provider of enterprise-wide information technology (“IT”) solutions that leverage its portfolio of professional services to create long-term relationships.

The Company’s target markets include Fortune 2000, medium business (“Mid-Market) state and local government agencies including educational institutions (“Public Sector”) and vendor alliance customers.  These customers fall into government and education, financial services, health care and other sectors.  The Company’s customers are located throughout the United States with the largest client population being based in the Midwest, Southeast and Northeast regions.

1.	Restatement of Financial Statements

This Form 10-K/A amends our previously filed Form 10-K for the year ended January 5, 2009 to correct errors in the consolidated financial statements as of and for the years ended January 5, 2009, 2008 and 2007 related to the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

Following an internal review, we identified errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

The following information discloses the impact of these corrections on the consolidated balance sheets as of January 5, 2009 and 2008:

(in thousands, except per share data)	January 5, 2009
	As Previously		As
	Reported	Adjustment	Restated

Other current liabilities	$18,839	$4,933	$23,772
Retained earnings (accumulated deficit)	$1,044	$(4,933)	$(3,889)

	January 5, 2008
	As Previously		As
	Reported	Adjustment	Restated

Other current liabilities	$15,542	$4,933	$20,475
Retained earnings (accumulated deficit)	$14,200	$(4,933)	$9,267

The correction of these errors also resulted in a decrease to retained earnings of $2,851 as of January 5, 2007. This cumulative adjustment did not have a material impact on the statement of operations for any individual year prior to fiscal 2006.

The correction of these errors did not have an impact on the consolidated statements of operations for the fiscal years ended January 5, 2009 and January 5, 2007. The following information discloses the impact of these corrections on the consolidated statement of operations for the fiscal year ended January 5, 2008:

(in thousands, except per share data)	Fiscal 2007
	As Previously		As
	Reported	Adjustment	Restated
Net revenues:
Product	$386,605	$-	$386,605
Service	200,302	-	200,302
Total net revenues	586,907	-	586,907

Cost of revenues:
Product	352,356	-	352,356
Service	175,903	-	175,903
Total cost of revenues	528,259	-	528,259

Gross profit	58,648	-	58,648

Operating expenses:
Selling, general and administrative	66,280	2,082	68,362
Depreciation and amortization	4,687	-	4,687
Goodwill and intangible asset impairment	98,314	-	98,314
Total operating expenses	169,281	2,082	171,363

Income (loss) from operations	(110,633)	(2,082)	(112,715)

Other income (expense):
Interest income	908	-	908
Interest expense	(1,091)	-	(1,091)
Other income (expense), net	(183)	-	(183)

Income (loss) before income tax	(110,816)	(2,082)	(114,315)
Income tax expense	1,417	-	1,417
Net income (loss)	$(112,233)	$(2,082)	$(114,315)

Weighted average shares outstanding:
Basic	12,331	-	12,331
Diluted (1)	12,331	-	12,331

Earnings (loss) per common share:
Basic	$(9.10)	$(0.17)	$(9.27)
Diluted (1)	$(9.10)	$(0.17)	$(9.27)

The correction of these errors did not have an impact on total cash flows from operating, investing, or financing activities in the consolidated statements of cash flows for the fiscal years ended January 5, 2009, 2008 and 2007.

2.	Summary of Significant Accounting Policies

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year - The Company’s fiscal year is a 12 month period ending January 5. References to fiscal 2008, 2007 and 2006 are for the fiscal years ended January 5, 2009, January 5, 2008 and January 5, 2007, respectively.

Cash and Cash Equivalents – Cash and cash equivalents include highly liquid, temporary cash investments having original maturity dates of three months or less.

Intangible Assets – The Company’s intangible assets consist only of intangibles with definitive lives that are being amortized using straight-line and accelerated methods over periods up to fifteen years.  Intangible assets are reviewed for impairment in accordance with Statement of Financial Accounting Standards (SFAS) 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.”  Impairment indicators include consistent underperformance of operating results, significant adverse economic and industry trends, and significant changes to the asset since acquisition, including the extent that the Company may use the asset.  When the Company determines that one or more impairment indicators are present, Pomeroy compares the carrying amount of the asset to the net future undiscounted cash flows that the asset is expected to generate.  If the carrying amount of the asset is greater than the net future undiscounted cash flows that the asset is expected to generate, Pomeroy would recognize an impairment loss to the extent the carrying value of the asset exceeds its fair value.  An impairment loss, if required, would be reported in the Company’s results of operations. In fiscal 2008, the Company determined that certain intangible assets were impaired. A corresponding impairment charge of $711 thousand has been recorded in the consolidated statement of operations for fiscal 2008.

Equipment and Leasehold Improvements - Equipment and leasehold improvements are stated at cost. Depreciation on equipment is computed using the straight-line method over estimated useful lives ranging from three to seven years. Depreciation on leasehold improvements is computed using the straight-line method over estimated useful lives or the term of the lease, whichever is less, ranging from two to ten years.  Depreciation expense associated with equipment and leasehold improvements is classified under operating expenses.   Depreciation expense associated with operating leases is classified under cost of revenues.  Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized.  Expenditures related to the acquisition or development of computer software to be utilized by the Company are capitalized or expensed in accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”.  The Company reviews equipment and leasehold improvements for potential impairment in accordance with SFAS 144.  Upon sale or retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations. The Company leases various property, plant and equipment.  In fiscal 2007, the Company initiated a project to replace its enterprise reporting system and as a result recorded an impairment of certain software in the amount of $1.8 million for the year ended January 5, 2008 as use of this software was discontinued. In addition, the remaining useful life of certain existing software was reduced due to the anticipated future replacement of this software, resulting in additional depreciation of approximately $255,000 for the year ended January 5, 2008. During fiscal 2008, the aforementioned project to replace the enterprise reporting system was suspended indefinitely due to the general market and economic conditions, resulting in a charge of $2.5 million for costs associated with the project.

Income Taxes - Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Vendor Rebates - Vendor rebate programs are offered by OEMs to allow them to modify product pricing on a case-by-case basis (generally determined by individual customers) to maintain their competitive edge in specific transactions.  When pricing an opportunity, Pomeroy contacts the OEM to request a rebate for a specific transaction, and if approved, the OEM provides Pomeroy with a document authorizing a rebate to be paid to Pomeroy.  Based upon the OEM and supplier of the product, the rebate will be paid either upon the purchase of the product in the form of a lower purchase price, referred to as a “front end” rebate, or at a later date, after the customer is invoiced, when a claim is filed with the OEM, referred to as a “back end” rebate.  In either case, upon shipment of the product, Pomeroy records the sale and the cost of the sale is reduced by the amount of the rebate.  If the rebate is to be paid after the order is invoiced, i.e. a “back end” rebate, it is recorded as a vendor receivable. Rebate programs involve complex sets of rules varying by manufacturer.  As a result of the rules and complexity of applying the rules to each item sold, claims are often rejected and require multiple submissions before credit is given. Pomeroy maintains an allowance for doubtful accounts on vendor receivables for estimated losses resulting from the inability of its vendors to make required payments. The determination of a proper allowance for vendor receivables is based on an ongoing analysis as to the recoverability of the Company’s vendor receivable portfolio based primarily on account aging.  Primary reasons for claims being disallowed and corresponding re-files include serial number issues (such as, missing, incomplete, transposed, data base match-up discrepancies), pricing issues (dispute in calculation of rebate amounts) and other missing or incomplete documentation (such as, bid letters or customer information). Historically, vendor rebates paid after the sale represented the majority of the rebates, thus, Pomeroy incurred a higher risk of realizing the rebate.  In 2008, Pomeroy’s largest OEM rebate program shifted from “back end” rebates to “front end” rebates and are now realized at the time the product is procured. The Company also receives various vendor program incentives, some of which are volume based. These incentives are typically in the form of rebates and are also recorded as a reduction of cost of revenues.

Manufacturer Market Development Funds - Several OEM’s offer market development funds, cooperative advertising and other promotional programs to distribution channel partners.  The Company utilizes these programs to fund some of its advertising and promotional programs.  The Company recognizes these anticipated funds as vendor receivables when it has completed its obligation to perform under the specific arrangement.  The anticipated funds to be received from manufacturers are offset directly against the expense, thereby reducing selling, general and administrative expenses.

Warranty Receivables - The Company performs warranty service work on behalf of the OEM on customer product.  Any labor cost or replacement parts needed to repair the product is reimbursable to the Company by the OEM.  It is the Company’s responsibility to file and collect these claims. The Company records the vendor receivables when it has completed its obligation to perform under the specific arrangement.   Any OEM reimbursement for warranty labor cost incurred is recognized as revenue when the service is provided.

Inventories - Inventories are stated at the lower of cost or market and consists primarily of purchased equipment and service parts.  Cost is determined by the average cost method.  The inventory reserve is determined by management based on the Company’s aged inventory and specific identification.  Periodically, management reviews inventory and adjusts the reserve based on current circumstances. The following table summarizes the activity in the inventory reserve account for fiscal years 2008, 2007 and 2006:

(in thousands)	Inventory Reserve

Balance January 6, 2006	$321
Activity	81
Balance January 5, 2007	402
Activity	(181)
Balance January 5, 2008	221
Activity	461
Balance January 5, 2009	$682

Translation of Foreign Currencies – Assets and liabilities of the Company’s Canadian operations are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the weighted average rates of exchange prevailing during the period.  The related foreign currency translation adjustments are reflected as accumulated other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses on certain assets and liabilities are included in other income and expense in the accompanying consolidated statements of earnings. Foreign currency transaction losses totaled $166,000 in fiscal 2008. No such gains or losses were recorded in fiscal 2007 or fiscal 2006.

Revenue Recognition - In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, “Revenue Recognition,” which superseded SAB 101, “Revenue Recognition in Financial Statements.” SAB 104 updated certain interpretive guidance included in SAB 101, including the SAB 101 guidance related to multiple element revenue arrangements, to reflect the issuance by the Emerging Issues Task Force ("EITF") of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”.

Generally the Company, in accordance with SAB 104, recognizes revenue on the sale of products when the products are shipped, persuasive evidence of an arrangement exists, delivery has occurred, collection of the relevant receivable is probable and the sales price is fixed or determinable.

Generally the Company, pursuant to the guidelines of Emerging Issues Task Force 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, determines if revenue should be reported based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or (b) the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee by determining if the Company performs as an agent or broker without assuming the risks and rewards of ownership of the goods, in that case sales would be reported on a net basis.

The Company sells certain third party warranties and service agreements. As the Company is not obligated to perform these services, revenue is recognized at the time of the sale, net of the related payments to the third party service provider, pursuant to the guidelines of EITF 99-19.

When the Company provides a combination of products and services to customers, the arrangement is evaluated under EITF 00-21, which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. For substantially all products and services we provide to customers (a) the product or service has stand-alone value, (b) fair value of the undelivered item can be estimated and (c) delivery or performance of the undelivered items is considered probable and in our  control. In most instances, the quoted price for each element approximates the fair value as the Company almost always is required to competitively bid each component of multiple-element arrangements. Total proceeds are allocated to the multiple deliverables based on the relative fair value of each item.

The Company reports revenues and costs net of any taxes collected from customers.  When the Company collects taxes from customers, the taxes are included in accounts payable and accrued liabilities until remitted to the taxing authorities.

Pomeroy provides certain services on a time and materials basis. Revenue related to these services is recognized at the time the related services and materials are provided. The Company also has certain fixed price contracts for which the proportional performance method is applied. If the arrangement involves an unspecified number of actions over a given period of time, an equal amount of revenue is recognized in fixed intervals, typically using the straight-line method over the contract’s life to recognize the service revenue.

Pomeroy enters into fixed price maintenance contracts with its customers. The Company provides fixed price maintenance and support services covering specific computer equipment to its customers.  Pomeroy's fixed price contracts may include labor and or parts and a contract's life can cover a period from three months to multiple years. These service contracts are a pre-determined arrangement with contractual values and start and end dates. These fixed-price service contracts are invoiced upfront but the revenue is deferred and recognized ratably over the life of the contract. Pomeroy's associated actual expenses, labor and material, are recognized as incurred.

In accordance with FASB Technical Bulletin No. 90-1 (as amended) “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts”, the Company recognizes a loss on a contract and records a liability when the loss is known and certain. The loss is calculated by using the estimated contract revenues less estimated direct employee and product costs over the remaining term of the contract or until an established contract exit date. During the fourth quarter of fiscal 2007, the Company recorded a $2.4 million loss for two of the Company’s contracts received in fiscal 2007.

Stock-Based Compensation - The Company adopted Statement of Financial Accounting Standards No. 123(R) (SFAS 123R) (“Stock Based Payment”) effective January 6, 2006.  SFAS 123R requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the equity instruments and recognize this cost over the period during which the employee is required to provide the services.

Earnings (Loss) per Common Share - The computation of basic earnings (loss) per common share is based upon the weighted average number of common shares outstanding during the period.  Diluted earnings per common share is based upon the weighted average number of common shares outstanding during the period plus, in periods in which they have a dilutive effect, the effect of common stock equivalents, primarily from stock options and unearned restricted stock.

The following is a reconciliation of the number of common shares used in the basic and diluted EPS computations:

	Fiscal Years
	2008		2007		2006
			(As Restated)
		Per Share		Per Share			Per Share
	Shares	Amount	Shares	Amount	Shares		Amount
Basic EPS	11,680	$(1.13)	12,331	$(9.27)	12,570		$0.09
Effect of dilutive stock options and unvested restricted shares	-	- *	-	- *	89	*	-
Diluted EPS	11,680	$(1.13)	12,331	$(9.27)	12,659		$0.09

*For fiscal 2008 and 2007, common stock equivalents of 1,621 and 323, respectively, have been excluded from the calculation of diluted EPS as the impact would be anti-dilutive.

Use of Estimates in Financial Statements - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.  Accounting estimates in these financial statements include allowances for trade accounts receivable and vendor accounts receivable, unclaimed property liabilities, deferred tax valuation allowances and estimates related to assessing the impairment of long-lived assets and goodwill. Such estimates and assumptions are subject to inherent uncertainties, which may result in actual amounts differing from reported amounts.

Pomeroy maintains allowances for doubtful accounts on both vendor and trade receivables for estimated losses resulting from the inability of its customers or vendors to make required payments. The determination of a proper allowance for vendor receivables is based on an ongoing analysis as to the recoverability of the Company’s vendor receivable portfolio based primarily on account aging.  The determination of a proper allowance for trade receivables is based on an ongoing analysis as to the credit quality and recoverability of the Company’s trade receivable portfolio.  Factors considered are account aging, historical bad debt experience, current economic trends and others.  The analysis is performed on both vendor and trade receivable portfolios.  A separate allowance account is maintained based on each analysis.   Actual results could differ from those estimates.

Contingencies and Accruals - We are subject to the possibility of various loss contingencies and accruals arising in the ordinary course of business. We accrue an estimated loss contingency when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required.

Comprehensive Income (Loss) – For fiscal 2008, 2007 and 2006, the only component of comprehensive income (loss) other than net income (loss) is foreign currency translation adjustments.

Reclassifications – Certain prior year amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements –

Effective January 6, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 established a framework for measuring fair value, and expands disclosure about such fair value measurements.

The Company has only partially adopted the provisions of SFAS 157 as management has elected the deferral provisions of FASB Staff Position 157-2 which delays the effective date of SFAS 157 for non-financial assets and liabilities which are not measured at fair value on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008. The major categories of assets and liabilities that are recognized or disclosed at fair value on a nonrecurring basis include intangible assets and equipment and leasehold improvements that may be reported at fair value as a result of impairment testing, and certain assets and liabilities recognized as a result of business combinations.

There was no material impact to the Company’s consolidated financial position, results of operations, or cash flows as a result of the adoption of SFAS 157.

The fair value of certain of the Company’s financial instruments, including cash and cash equivalents, certificates of deposit, accounts receivable and accounts payable, approximates the carrying value due to the relatively short maturity of such instruments.

Financial instruments carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 – Quoted market prices in active markets for identical assets and liabilities

Level 2 – Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3 – Unobservable inputs that are not corroborated by market data

The Company’s financial instruments consist primarily of cash and cash equivalents, certificates of deposit, and accounts receivable, as well as obligations under accounts payable, floor plan financing arrangements and the Company’s credit facility. The estimated fair values of the Company’s short-term financial instruments, including cash and cash equivalents, certificates of deposit, receivables, payables and floor plan financing arrangements arising in the ordinary course of business approximate their carrying amounts due to the relatively short period of time between origination and realization. The carrying amount of outstanding borrowings under the credit facility approximates fair value because the interest rates fluctuate with market interest rates.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. SFAS 159 became effective for the Company in fiscal 2008. The Company determined there was no impact from the adoption of SFAS 159 on the consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations.” This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) is to be used for all business combinations and that an acquirer is identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values. This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expense. This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will implement SFAS No. 141(R) for any business combinations occurring at or subsequent to January 5, 2009.

In April 2008, the FASB issued FASB Staff Positions (FSP) FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and other generally accepted accounting principles in the United States of America. This FSP is effective for fiscal years beginning after December 15, 2008 and, therefore, is effective for the Company in fiscal year 2009. The Company does not expect the adoption of this FSP to have a material impact on its consolidated financial statements.

In May 2008, the FASB issued FASB No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America. This statement became effective November 15, 2008 without material impact to the Company’s consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”  FSP EITF 03-6-1 concludes that non-vested shares with non-forfeitable dividend rights are considered participating securities and, thus, subject to the two-class method pursuant to SFAS 128, “Earnings per Share”, when computing basic and diluted EPS.  FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, including interim periods within those years. The adoption of this FSP is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2006, FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 applies to all tax positions related to income taxes subject to SFAS Statement No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). FIN 48 is effective for fiscal years beginning after December 15, 2006. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. As a result of the implementation of FIN 48, the Company recognized a $231,000 increase in the liability for unrecognized tax benefits related to tax positions taken in prior periods. This increase was accounted for as an adjustment to retained earnings in accordance with the provisions of this statement in fiscal 2006.  For further information on the Company’s income taxes see Note 8 of Notes to Consolidated Financial Statements.

3.	Accounts Receivable

Trade accounts receivable represent amounts billed or billable to customers.  Past due receivables are determined based on contractual terms.  The Company generally does not charge interest on its trade receivables.  The allowance for doubtful receivables is determined by management based on the Company’s historical losses, specific customer circumstances and general economic conditions.  Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables against the allowance when all attempts to collect the receivable have failed.  The following table summarizes the activity in the allowance for doubtful accounts for fiscal years 2008, 2007 and 2006:

(in thousands)	Trade	Vendor and Other

Balance January 5, 2006	$4,355	$100
Provision	1,635	55
Accounts written-off	(1,640)	-
Recoveries	40	-
Balance January 5, 2007	4,390	155
Provision	3,153	375
Accounts written-off	(4,059)	-
Recoveries	38	32
Balance January 5, 2008	3,522	562
Provision	1,150	-
Accounts written-off	(1,537)	(269)
Recoveries	98	-
Balance January 5, 2009	$3,233	$293

4.	Net Investment in Leases

The Company’s net investment in leases principally includes sales-type and operating leases. Leases consist principally of notebook and desktop personal computers, communication products and high-powered servers with terms generally from one to three years.  Unearned income is amortized under the effective interest method.  The following table summarizes the components of the net investment in sales-type leases as of end of fiscal years 2008, 2007 and 2006:

(in thousands)	2008	2007	2006
Minimum lease payments receivable	$31	$380	$1,169
Estimated residual value	43	382	489
Unearned income	-	(6)	(29)
Total	$74	$756	$1,629

5.	Goodwill and Other Intangible Assets

Intangible assets with definite lives are amortized over their estimated useful lives.  The following table provides a summary of the Company’s intangible assets with definite lives as of January 5, 2009 and January 5, 2008:

Intangible assets consist of the following:

(in thousands)	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	1/5/2009	1/5/2009	1/5/2009	1/5/2008	1/5/2008	1/5/2008
Amortized intangible assets:
Covenants not-to-compete	$225	$213	$12	$2,309	$2,082	$227
Customer lists	2,200	1,460	740	2,877	1,735	1,142
Other intangibles	-	-	-	1,268	620	648
Total amortized intangibles	$2,425	$1,673	$752	$6,454	$4,437	$2,017

Covenants not-to-compete will be fully amortized in fiscal 2009.  Customer lists are being amortized utilizing the sum-of-the-year digits method over 7 years. For the years ended January 5, 2009, 2008 and 2007, amortization expense related to intangible assets was $554 thousand, $617 thousand and $688 thousand, respectively.  For the year ended January 5, 2009, impairment losses related to intangible assets totaled $711 thousand, consisting of customer lists of $127 thousand, covenants not-to-compete of $125 thousand, and a personnel database of $459 thousand. The majority of this impairment was due to the Company ceasing use of a personnel database due to the replacement of this database.

Projected future amortization expenses related to intangible assets with definite lives is as follows:

(in thousands)
Fiscal years:
2009	235
2010	183
2011	143
2012	103
2013	64
2014	24
Total	$752

The changes in the net carrying amount of goodwill for the years ended January 5, 2009, 2008 and 2007 are as follows:

(in thousands)
Net carrying amount as of 1/5/06	$101,048
Goodwill recorded during fiscal 2006	738
Goodwill impairment	(3,472)
Net carrying amount as of 1/5/07	98,314
Goodwill impairment	(98,314)
Net carrying amount as of 1/5/08	$-

Net carrying amount as of 1/5/09	$-

The Company’s declining stock price and lower than expected earnings were considered an impairment indicator and as a result the Company performed its goodwill impairment analysis in the third quarter of fiscal 2007.  As a result, the Company utilized a combination of valuation methods, including market value, discounted cash flow method, guideline company method, and transaction method to determine the fair value of the reporting unit.  As a result of this impairment analysis, the Company recorded an impairment charge of $98.3 million during the third quarter of fiscal 2007. The impairment is due to the Company failing to meet operating performance due in part to lower than expected revenue and utilization rates.

For the year ended January 5, 2007, the goodwill impairment analysis indicated there was no goodwill impairment as the fair value of the reporting unit exceeded the carrying value of the reporting unit by approximately 5%.  However, during the third quarter of fiscal 2006, the Company completed the second step of its fiscal 2005 impairment test indicating a goodwill impairment of approximately $19.5 million.  The Company had recognized a charge of $16 million as an estimated impairment loss in its fiscal 2005 financial statements; therefore, an additional impairment of approximately $3.5 million was recorded during the third quarter of fiscal 2006.

During fiscal 2006, the Company recorded $0.7 million of goodwill associated primarily with earn-out payments made in conjunction with prior acquisitions.

6.	Borrowing Arrangements

The Company has a Syndicated Credit Facility Agreement with GE Commercial Distribution Finance (“GECDF”), which became effective June 25, 2004 (the “Credit Facility”) and was scheduled to expire on June 25, 2008. The Credit Facility, which has been the subject of subsequent modifications, was originally comprised of seven participating lenders, with GECDF designated as the “agent” for the lenders. The Credit Facility provides for a floor plan loan facility and a revolving loan commitment, both of which are collateralized primarily by the Company’s accounts receivable. The Credit Facility also provides for a letter of credit facility. The funds available for borrowing by the Company under the Credit Facility are reduced by an amount equal to outstanding advances made to the Company to finance inventory under the floor plan loan facility and the aggregate amount of letters of credit outstanding at any given time.

Effective April 15, 2008, the Credit Facility was amended. The primary changes made to the Credit Facility by this amendment were as follows:  (i)  decrease in the total Credit Facility from $100 million to $68.7 million with a maximum of $68.7 million (previously $80.0 million) available under the floor plan loan facility and the revolving loan, both of which were collateralized primarily by the Company’s accounts receivable up to a maximum of $68.7 million (previously $80.0 million); (ii) memorialize the departure of certain lenders from the Credit Facility and the assignment of their respective commitments under the Credit Facility to the remaining lenders, GECDF and National City Bank, and (iii) revise the tangible net worth covenant to be no less than $70 million (previously $85.4 million) on the last day of each fiscal quarter. The Credit Facility allows for either the Company or GECDF, in its capacity as agent for the lenders, to require participating lenders to assign their respective commitments under the Credit Facility to either GECDF or another participating lender. In accordance with the amendment to the Credit Facility, GECDF extended 72.78% of the credit to the Company and National City Bank extended 27.22% of the credit to the Company.

Effective June 25, 2008, the Credit Facility was further amended. The primary provisions of this amendment are as follows: (i) to extend the termination date under the revolving loan commitment from June 25, 2008 to June 25, 2009; (ii) to increase the total Credit Facility back to $80.0 million from $68.7 million, with a maximum of $80.0 million for inventory financing and the revolving loan, and to revise the participating lenders so that GECDF is the sole lender and, therefore, will extend 100% of the credit; (iii) to revise the tangible net worth covenant on the last day of each fiscal quarter to be no less than $65 million for the quarters ending July 5, 2008 and October 5, 2008 (previously $70 million) and no less than $70 million for the quarter ending January 5, 2009; (iv) to specify a minimum fixed charge coverage ratio (as defined in the agreement) of 2.75 to 1.00 for the quarters ending October 5, 2008, January 5, 2009 and April 5, 2009, and (vi) to provide for a termination fee of up to $250 thousand to be paid by the Company in the event the Company terminates the agreement prior to the maturity date of the revolving loan commitment.

Effective November 14, 2008, the Credit Facility was further amended. The primary provisions of this amendment are as follows: (i) to permit distributions up to a maximum of $18 million for the period June 25, 2008 through June 25, 2009 only if specified criteria are met; (ii) to revise the minimum tangible net worth requirement to $60 million (previously $70 million) for the quarter ending January 5, 2009 and to specify a minimum tangible net worth requirement of $60 million for the quarter ending April 5, 2009; and (iii) to specify a minimum fixed charge coverage ratio (as defined in the agreement) of 0.5 to 1.00 for the four fiscal quarter periods ending January 5, 2009 and April 5, 2009. The term distribution is defined in the Credit Facility and includes dividends, acquisitions of outstanding stock, reinvestment of debt securities and compensation to a shareholder in excess of normal compensation including performance bonuses.

As of January 5, 2009 and 2008, there was no balance outstanding under the Credit Facility other than the floor plan financing liability.  At January 5, 2009 and January 5, 2008, the amounts available under the Credit Facility were $50.2 million and $56.6 million, respectively. Interest on outstanding borrowings under the credit facility is payable monthly based on the LIBOR rate and a pricing grid.  As of January 5, 2009, the adjusted LIBOR rate was 2.96%.  The credit facility is collateralized by substantially all the assets of Pomeroy, except those assets that collateralize certain other financing arrangements.  Under the terms of the credit facility, the Company is subject to various financial covenants. As of January 5, 2009 Pomeroy was not in compliance with these financial covenants due to the $5.0 million current liability for aged trade credits. Pomeroy has obtained a waiver from GECDF.

A significant part of the Company’s inventories are financed by floor plan arrangements with third parties. At January 5, 2009, these lines of credit totaled $88.0 million, including $80.0 million with GE Commercial Distribution Finance (“GECDF”) and $8.0 million with IBM Credit Corporation (“ICC”). Borrowings under the GECDF floor plan arrangements are made on 30 day notes. Borrowings under the ICC floor plan arrangement are made on 15 day notes. All such borrowings are secured by the related inventory. The Company classifies amounts outstanding under the floor plan arrangements as floor plan financing liability which is a current liability in the consolidated balance sheets. Payments made under floor plan arrangements are classified as financing activities in the consolidated statements of cash flows. Outstanding amounts under the floor plan financing arrangements totaled $11.7 million at January 5, 2009 and $25.9 million at January 5, 2008. Financing on substantially all the advances made under either of these floor plan arrangements is interest free. Interest was imputed on these borrowings at a rate of 6.0% per annum for the years ended January 5, 2009, 2008 and 2007. Related interest expense totaled $608,000 in fiscal 2008, $634,000 in fiscal 2007 and $608,000 in fiscal 2006.

At January 5, 2008 and 2007, the Company had several outstanding letters of credit issued to insurance providers and to the lessor of its aircraft lease totaling $3.0 million and $1.4 million, respectively, that have various expiration dates through December 2009.  The outstanding letters of credit reduce the amount available under the credit facility.

7.	Restructuring and Severance Charges

In fiscal 2008, 2007 and 2006 the Company recorded a charge of $1.7 million, $0.4 million and $0.1 million, respectively, for severance and facilities charges related to the realignment of the Company’s operations. As of January 5, 2009, the remaining balance for severance payments is $77 thousand which will be paid out in fiscal 2009.

In fiscal 2008, the Company recorded a charge of $65 thousand for facilities reduction. The entire balance was outstanding as of January 5, 2009 and will be paid out in fiscal 2009.

In fiscal 2004, the Company recorded a restructuring charge liability in connection with the ARC acquisition to eliminate certain duplicative activities and reduced facility requirements.  As a result, approximately $6.4 million of costs were recorded as part of the liabilities assumed in the ARC acquisition in October 2004. The restructuring charge consisted of costs of vacating duplicative leased facilities of ARC and severance costs associated with exiting activities.  These costs are accounted for under EITF 95-3, "Recognition of Liabilities in Connection with Purchase Business Combinations." These costs were recognized as a liability assumed in the purchase business combination and included in the allocation of the cost to acquire ARC. As of January 5, 2009 and 2008, the remaining balance of the restructuring liability is $1.0 million and $2.3 million, respectively.

The expenses associated with restructuring and severance charges are recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations.

As of January 5, 2009, the restructuring and severance charge accrual, consisted of the following:

(in thousands)
	Severance	Facilities	Total
Accrual balance at January 5, 2006	$901	$4,890	$5,791
Charges accrued	-	133	133
Cash payments and write offs	(727)	(1,598)	(2,325)
Accrual balance at January 5, 2007	174	3,425	3,599
Charges accrued	355	-	355
Cash payments and write offs	(71)	(1,149)	(1,220)
Accrual balance at January 5, 2008	458	2,276	2,734
Charges accrued	1,626	65	1,691
Cash payments	(2,006)	(1,270)	(3,276)
Accrual balance at January 5, 2009	$78	$1,071	$1,149

8.	Income Taxes

The Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and an interpretation of FASB Statement No. 109 (“FIN 48”) on January 6, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. During fiscal 2007, as a result of the implementation of FIN 48, the Company recognized a $231 thousand increase in the liability for unrecognized tax benefits related to tax positions taken in prior periods. This increase was accounted for as an adjustment to retained earnings as of January 6, 2007 in accordance with the provisions of this statement.

The Company includes interest and penalties related to gross unrecognized tax benefits within the provision for income taxes.  As of January 5, 2009 and January 5, 2008, the Company had accrued $351 thousand and $270 thousand, respectively, for payment of such interest.

The Company’s total unrecognized tax benefits as of January 5, 2009 and January 5, 2008 totaled approximately $1.4 million and $1.4 million, respectively. The unrecognized benefits that, if recognized, would affect the effective tax rate totaled approximately $1.4 million and $1.4 million as of January 5, 2009 and January 5, 2008, respectively.  The liability for unrecognized tax benefits is included in other current liabilities.

The following table summarizes the activity for unrecognized tax benefits:

(in thousands)
Unrecognized tax benefits at January 6, 2007	$652
Adjustments for tax positions taken in prior years	40
Increase for fiscal 2007 tax positions	1,037
Settlements with taxing authorities	-
Reduction due to statutes of limitations - lapse	(54)
Unrecognized tax benefits at January 5, 2008	1,675
Increase for fiscal 2008 tax positions	123
Reduction due to statutes of limitations - lapse	(90)
Unrecognized tax benefits at January 5, 2009	$1,708

The Company does not expect a significant increase or decrease in unrecognized tax benefits within the next 12 months. The Company and its subsidiaries file income tax returns in various tax jurisdictions, including the United States and several U.S. states. The Company has substantially concluded all U.S. Federal and State income tax matters for years up to and including 2004.

The provision for income taxes consists of the following:

(in thousands)	Fiscal Years
	2008	2007	2006
Current:
Federal	$(76)	$131	$709
State	188	30	125
Total current	112	161	834

Deferred:
Federal	2,005	1,121	130
State	8	135	23
Total deferred	2,013	1,256	153

Total income tax provision	$2,125	$1,417	$987

The approximate tax effect of the temporary differences giving rise to the Company’s deferred income tax assets (liabilities) are:

(in thousands)	Fiscal Years
	2008	2007

Deferred Tax Assets:
Receivables allowances	$1,358	$1,573
Deferred compensation	82	177
Intangibles	7,302	8,227
Non-compete agreements	470	457
Restructuring charges	442	1,053
Federal and state net operating losses	10,255	9,729
Accrued expenses	4,267	319
Other	1,910	1,348
Total deferred tax assets	26,086	22,883

Deferred Tax Liabilities:
Depreciation	(2,009)	(3,298)
Other	(121)	(257)
Total deferred tax liabilities	(2,130)	(3,555)

Net deferred tax assets before Valuation Reserve	23,956	19,328

Valuation reserve	(22,416)	(15,775)

Net deferred tax assets	$1,540	$3,553

As of January 5, 2009 and 2008, the Company’s net current deferred tax assets of $1.5 million and $3.6 million, respectively, are included in other current assets on the balance sheet.

The Company has $4.1 million of net deferred tax assets, primarily related to the tax effect of federal and state net operating loss carryforwards and restructuring charges, in connection with the acquisition of ARC in July 2004.  The Company’s ability to use the federal and state net operating loss carryforwards of ARC to reduce its future taxable income is subject to limitations under Section 382 of the Internal Revenue Code associated with acquired federal and state net operating loss carryforwards.  The federal net operating loss carryforwards of ARC aggregate to $11 million as of January 5, 2009, $7 million which will expire in 2023, and $4 million which will expire in 2024.  In addition, the Company has net operating losses of approximately $15 million that were generated by tax losses in 2007 and 2008, which are not subject to any limitations and will expire in 2028.

The Company has recorded a valuation allowance of $22.4 million and $15.8 million as of January 5, 2009 and 2008, respectively, due to the uncertainty of future utilization of the deferred tax assets.

The Company's effective income tax rate differs from the federal statutory rate as follows:

	Fiscal Years
	2008		2007		2006
Tax (benefit) at federal statutory rate	(34.0	) %	(34.0	) %	34.0%
State taxes, net of federal effect	(4.4	) %	(1.5	) %	4.9%
Permanent tax differences and other:
Goodwill	-%		22.3%		-%
Meals and other	(2.5	) %	1.0%		7.4%
Total Other	(2.5	) %	23.3%		7.4%

Change in valuation reserve	60.2%		13.5%		-%

Effective tax rate	19.3%		1.3%		46.3%

9.	Operating Leases and Commitments

The Company leases office and warehouse space, vehicles, and certain office equipment from various parties including a related party.  See Note 13 of Notes to Consolidated Financial Statements for information regarding related parties.  Lease terms vary in duration and include various option periods. The leases include certain provisions for rent escalation, renewals and purchase options, and the Company is generally responsible for taxes, insurance, repairs and maintenance.  Rent expense is recognized on a straight-line basis over the term of the lease.

The Company’s aircraft lease agreement, which was made effective on December 29, 2005, for an initial term of three (3) years, provides the Company with the option to renew the lease for up to a maximum of  four (4) consecutive one-year renewal terms.  The lease, which was scheduled to terminate on December 29, 2008, at the end of the initial three-year term, was renewed for an additional one-year term that commenced on December 30, 2008, and is scheduled to end on December 30, 2009.  The Company has the option to renew the lease for three (3) additional, consecutive one-year renewal terms.  The lease provides for monthly rental payments of $125 thousand over the initial term of the lease and any renewal term thereafter and is treated as an operating lease for financial reporting purposes.   Under the lease, the Company provides the lessor with a residual value guarantee on the aircraft.

In the fourth quarter of fiscal 2008, the Company made a decision to cease utilization of the aircraft. In accordance with FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, the Company accrued $6.2 million for the net present value of the remaining anticipated cash flows, net of expected sub-lease income.

Future minimum lease payments under non-cancelable operating leases with initial or remaining terms in excess of one year as of January 5, 2009, including the lease with the related party, are as follows :

(in thousands)
Fiscal Years:	Amounts*	Related Party
2009	$4,930	$1,656
2010	2,014	1,689
2011	1,845	1,722
2012	1,822	1,757
2013	1,857	1,792
Thereafter	2,972	2,906
Total minimum lease payments	$15,440	$11,522

*Includes related party

Rental expense was $3.0 million, $3.1 million and $3.6 million for fiscal 2008, 2007 and 2006, respectively.

The Company is party to employment agreements with certain executives, which provide for compensation and certain other benefits.  The agreements also provide for severance payments under certain circumstances.

10.	Employee Benefit Plans

The Company has a retirement savings plan that qualifies under sections 401(a) and 401(k) of the Internal Revenue Code. The plan covers substantially all employees of the Company.  The Company makes contributions to the plan based on a participant’s contribution.  Contributions made by the Company for fiscal 2008, 2007 and 2006 were approximately $974 thousand, $952 thousand and $188 thousand, respectively.   Company contributions have been suspended in fiscal 2009.

The Company has a stock purchase plan (the “1998 plan”) under Section 423 of the Internal Revenue Code of 1986, as amended.  The 1998 plan, as amended, provides substantially all employees of the Company with an opportunity to purchase through payroll deductions up to 2,000 shares of common stock of the Company with a maximum market value of $25,000 per year.  The purchase price per share is determined by whichever of two prices is lower: 85% of the closing market price of the Company’s common stock in the first trading date of an offering period (grant date), or 85% of the closing market price of the Company’s common stock in the last trading date of an offering period (exercise date).  600,000 shares of common stock of the Company are reserved for issuance under the 1998 plan.  The Board of Directors of the Company may at any time terminate or amend the 1998 plan.  The 1998 plan will terminate twenty years from the effective date unless sooner terminated.

During fiscal 2008, 2007 and 2006, the Company recognized approximately $98 thousand, $82 thousand and $70 thousand respectively, in expense related to the stock purchase plan.

11.	As of January 5, 2009 and 2008, the other current liabilities consisted of the following:

(in thousands)
Other current liabilities	Fiscal 2008	Fiscal 2007
	(As Restated)	(As Restated)
Deferred revenue	$1,404	$2,491
Due subcontractors	$793	$3,631
Loss contracts accrual	$-	$2,093
Legal fees accrual	$179	$1,437
Accrued loss on operating lease	$6,217	$-
SUTA taxes	$1,700	$-
FIN 48 liability	$1,708	$1,675
Unclaimed property liability	$4,933	$4,933
Other accruals	$6,838	$4,216
Total other current liabilities	$23,772	$20,475

12.	Concentrations

During fiscal 2008, 2007, and 2006 approximately 40.4%, 39.7%, and 38.5%, respectively, of the Company’s total net revenues were derived from its top 10 customers.

During fiscal 2008, 2007 and 2006, one customer, IBM Corporation, accounted for more than 10% of the Company’s total net revenues with approximately $84.5 million, $65.9 million and $74.5 million in revenues, respectively.  The revenues generated from IBM Corporation are primarily resulting from services provided.  The loss of one or more significant customers could have a material adverse impact on the Company’s operating results.  In June 2008, the Company announced it did not renew its contract with IBM Corporation as the proposed terms would not have been profitable for the Company.

The Company had several vendors who comprised 10% or more of our purchases.  During fiscal 2008, approximately 44% of our purchases were made from three vendors. During fiscal 2007, approximately 45%, of our purchases were made from three vendors. During fiscal 2006, approximately 55% of our purchases were made from four vendors. Purchases from any one vendor will vary year-to-year depending on sales.

Below are the vendors and the percentage of purchases that are 10% or more for fiscal 2008, 2007 and 2006:

Fiscal 2008
Tech Data Corporation	19%
Cisco Systems	14%
Hewlett Packard Inc.	11%

Fiscal 2007
Tech Data Corporation	17%
Hewlett Packard Inc.	14%
Cisco Systems	14%

Fiscal 2006
Tech Data Corporation	21%
Hewlett Packard Inc.	13%
Cisco Systems	10%
Dell	10%

We maintain cash balances which at times exceed FDIC limits.

13.	Related Party Transactions

Leases- Pomeroy’s principal executive offices, distribution facility, training center, and service operations center comprised of approximately 58,000, 161,000, 22,000, and 69,000 square feet of space, respectively, are located in Hebron, Kentucky.  These facilities are leased from Pomeroy Investments, LLC (“Pomeroy Investments”), a Kentucky limited liability company controlled by David B. Pomeroy, II, a director of the Company, under a ten-year triple-net lease agreement, which expires in July 2015. The lease agreement provides for 2 five-year renewal options.  Base rental payments for fiscal 2008, 2007 and 2006 were approximately $1.7 million, $1.7 million and $1.4 million, respectively.  The annual rentals for these properties were determined on the basis of a fair market value rental opinion provided by an independent real estate company, which was updated in 2005.  In addition, the Company pays for the business use of other real estate that is owned by Mr. David B Pomeroy, II, for fiscal 2008, 2007 and 2006; the Company paid $25 thousand during each of the fiscal years.

During fiscal 2008, 2007, and 2006, the Company sold equipment and related support services to National City Commercial Capital Corporation (formerly ILC), for lease to National City's customers, in amounts of $11.1 million, $15.0 million and $17.7 million, respectively. In April 2002, the Company signed an exclusive seven-year vendor agreement whereby the Company was appointed as an agent for remarketing and reselling of the leased equipment sold.  Under the agreement, which is scheduled to terminate in April 2009, the Company is paid a commission on lease transactions referred to and accepted by National City and acts as the remarketing and reselling agent for such leased equipment. The CEO of National City Commercial Capital Corporation (formerly ILC) served as a director of the Company from June 1999 through May 2008.

14.	Supplemental Cash Flow Disclosures

Supplemental disclosures with respect to cash flow information and non-cash investing and financing activities are as follows:

(in thousands)	Fiscal Years
	2008	2007	2006

Interest paid	$977	$1,091	$1,757

Income taxes paid (refunded), net	$(3,251)	$40	$33

15.	Treasury Stock

On November 14, 2008, the Board of Directors of the Company authorized a program to repurchase up to $5.0 million of its outstanding common stock.  On November 19, 2008, the Board of Directors of the Company authorized a $5.0 million increase in its stock repurchase program, therefore authorizing the Company to purchase up to $10.0 million of its outstanding common stock under the program.  All stock repurchases are to be made through open market purchases, block purchases or privately negotiated transactions as deemed appropriate by the Company within a period of one year from the date of the first purchase under the program.  The Company has no obligation to repurchase shares under the program, and the timing, manner and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The Company intends to utilize available working capital to fund the stock repurchase program. The acquired shares will be held in treasury or cancelled.  During fiscal 2008, the Company purchased 2,656,155 shares at a total cost of $7.9 million under this program.

On December 3, 2007, the Board of Directors of the Company authorized a program to repurchase up to $5.0 million of its outstanding common stock.  The Company suspended this stock repurchase program on June 3, 2008. Prior to the suspension, a total of 497,572 shares of the Company’s common stock, with an aggregate cost of $3.2 million, had been repurchased under this program. The acquired shares will be held in treasury or cancelled. This stock redemption program was initially approved to remain in place through the later of December 5, 2008 or the date on which $5 million in repurchases was completed, whichever came first. In addition, the Board adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its common stock pursuant to the stock repurchase program. Rule 10b5-1 allowed the Company to purchase its shares at times when the Company would not ordinarily be in the market because of the Company’s trading policies or the possession of material non-public information. Under this repurchase plan, the Company purchased 352,306 shares at a total cost of $2.2 million in fiscal 2008 and 145,266 shares at a total cost of $1.0 million in fiscal 2007.  In addition, during fiscal 2008 the Company purchased 8,416 shares withheld at the election of certain holders of restricted stock from the vested portion of restricted stock awards with a market value approximating the amount of the withholding taxes due from such restricted stock holders.

During fiscal 2007 and 2006, the Company repurchased 47,400 shares and 320,415 shares, respectively of common stock at a total cost of $0.4 million and $2.5 million, respectively, under its share repurchase program that expired October 31, 2007.

16.	Stockholders’ Equity and Stock Option Plans

On January 5, 2009, the Company has two share-based compensation plans which are described below and an employee stock purchase plan which is described in note 9 to the consolidated financial statements.

On March 27, 2002, the Company adopted the 2002 Non-Qualified and Incentive Stock Option Plan and it was approved by the shareholders on June 13, 2002.  The plan was amended and renamed the 2002 Amended and Restated Stock Incentive Plan on March 11, 2004.  On June 10, 2004, the Company’s shareholders approved the plan’s amendment and name change.  The Company's 2002 Amended and Restated Stock Incentive Plan provides certain employees of the Company with options to purchase common stock of the Company through grants at an exercise price equal to the market value on the date of grant.  The plan, as amended, also provides for the granting of awards of restricted stock and stock appreciation rights. The maximum aggregate number of shares which may be optioned and sold under the plan is 4,410,905, of which up to 600,000 shares may be issued in the form of restricted stock. The plan will terminate on June 13, 2012.  Stock options granted under the plan are exercisable in accordance with various terms as authorized by the Compensation Committee. To the extent not exercised, options will expire not more than 10 years after the date of grant.

On March 27, 2002, the Company adopted the 2002 Outside Directors’ Stock Option Plan and it was approved by the shareholders on June 13, 2002.  The plan was amended on March 11, 2004 and approved by the Company’s shareholders on June 10, 2004.  The Company's 2002 Outside Directors' Stock Option Plan, as amended, provides outside directors of the Company with options to purchase common stock of the Company at an exercise price equal to the market value of the shares at the date of grant.  The maximum aggregate number of shares which may be optioned and sold under the plan is 281,356. The plan will terminate on March 26, 2012.  Pursuant to the plan, an option to purchase 10,000 shares of common stock will automatically be granted, on the first day of the initial term of a director.  An additional option to purchase 10,000 shares of common stock will automatically be granted to each eligible director upon the first day of each consecutive year of service on the board.  Options are fully vested as of the date of grant and must be exercised within two years of the date of grant, subject to earlier termination in the event of termination of the director’s service on the Board. The plan was amended again on April 11, 2006; the Board of Directors approved certain amendments to the Directors’ Plan, which were approved by the shareholders in June 2006.  The primary purpose of the amendments was  to  (1)  add  restricted  stock  as a type of award that may be granted under  the  Directors' Plan and provide that the restriction period for restricted  stock  awards  shall  be not less than 4 years, (2) provide that the annual  award  of  common stock to a Director will be a restricted stock grant (unless the Board determines otherwise) but that the number of shares subject to the annual award is decreased from 10,000 shares to 3,300 shares, and (3) decrease the total  shares reserved under the Directors Plan by 28,856 shares. On November 1, 2007, the Board of Directors approved amendments to the Plan, which were approved by the stockholders in June 2008. The primary purpose of the amendments was to (1) revise the annual retainer for each such director’s service on the Board and any regular committees to include a stock component of $40,000 payable in the form of shares of restricted stock and granted annually on the day of the annual meeting of the stockholders to each independent director elected at the annual meeting, (2) subject the shares of restricted stock to 4-year cliff vesting except for acceleration in special circumstances as determined by the Nominating and Corporate Governance Committee.

Restricted Common Stock Awards

During fiscal 2008, fiscal 2007 and fiscal 2006, the Company awarded 147,071, 334,053 and 60,258 shares of restricted common stock, respectively. For the shares awarded in fiscal 2007, 80,000 shares vest over a 3-year period. The remaining shares awarded in fiscal 2008, fiscal 2007 and fiscal 2006 vest over a 4-year period.  Restricted stock awards are valued at the closing market value of the Company’s common stock on the date of the grant, and the total value of the award is recognized as expense ratably over the vesting period.  Total compensation expense recognized in fiscal 2008, fiscal 2007 and fiscal 2006 for unvested shares was $1.3 million, $281 thousand and $276 thousand, respectively.

As of January 5, 2009, the total amount of unrecognized compensation expense related to nonvested restricted stock awards was approximately $2.4 million, which is expected to be recognized over a weighted-average period of approximately 2.3 years.

		Weighted average
	Shares	fair value at grant date
Restricted common stock outstanding January 5, 2006	123,261	$10.27
Granted	60,258	7.81
Forfeitures	(6,795)	9.76
Restricted common stock outstanding January 5, 2007	176,724	9.45
Granted	334,053	7.97
Forfeitures	(172,163)	9.21
Restricted common stock outstanding January 5, 2008	338,614	8.11
Granted	147,071	5.82
Vested	(97,838)	8.15
Forfeitures	(39,450)	8.17
Restricted common stock outstanding January 5, 2009	348,397	$7.13
Stock Option Awards

The Company estimates the fair value of each option on the date of grant using the Black-Scholes option pricing model.  The Company uses the simplified method to calculate the expected life of stock awards as permitted under the SEC Staff Accounting Bulletin 107 due to limited historical information available to reliably calculate expected option terms. We have had limited option exercises in recent years and a declining stock price which are primary factors for relying on the utilization of the simplified method to calculate the expected life of stock awards. This method calculates an expected term based on the midpoint between the vesting date and the end of the contractual term of the stock award.  The risk free interest rate is based on the yield curve for U.S. Treasury Bill rates at the time of grant.  The dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected life of the options.  The expected volatility is based on the historical volatility of the Company’s stock price for the expected life of the option.  The fair value of options at the date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

	Fiscal 2008	Fiscal 2007	Fiscal 2006
Expected term (years)	3.5	5.0	3.7
Risk free interest rate	2.1%	2.9%	4.7%
Volatility	50%	52%	52%
Dividend yield	0%	0%	0%

During fiscal 2008, the Company’s compensation expense for stock options was $758 thousand, net of an estimated forfeiture rate of 10.1%. During fiscal 2007, the Company’s compensation expense for stock options was $626 thousand net of an estimated forfeiture rate of 22.8%.  During fiscal 2006, the Company recorded compensation expense for stock options of $1.25 million, net of an estimated forfeiture rate of 18.5%. The Company does not capitalize stock-based compensation into inventory or fixed assets.  The approximate unamortized stock option compensation as of January 5, 2009, which will be recorded as expense in future periods, is $483 thousand. The weighted average time over which this expense will be recorded is approximately 2.1 years.  The weighted average fair value at date of grant for options granted during fiscal 2008, 2007 and 2006 was $2.27, $2.68 and $3.26, respectively.

No intrinsic value existed for outstanding and exercisable stock options as of January 5, 2009 as the Company’s stock price was lower than the exercise price of exercisable and outstanding stock options.  For the years ended January 5, 2008 and 2007, cash received from stock options exercised was $96 thousand and $0.2 million, respectively.  No stock options were exercised during the year ended January 5, 2009.

The following summarizes stock options activity under the plans for the three fiscal years ended January 5, 2009:

	Shares	Weight-Average Exercise Price	Weight-Average Remaining Contractual Term
Outstanding at January 5, 2006	2,926,503	$13.31
Granted	321,250	9.00
Forfeitures/Cancellations	(1,018,653)	13.51
Exercised	(29,167)	5.98
Outstanding at January 5, 2007	2,199,933	12.69
Granted	365,000	7.64
Forfeitures/Cancellations	(1,144,437)	13.21
Exercised	(13,667)	7.03
Outstanding at January 5, 2008	1,406,829	11.01
Granted	242,500	5.90
Forfeitures/Cancellations	(416,429)	9.53
Exercised	-	-
Outstanding at January 5, 2009	1,232,900	$10.51	3.05 years

Exercisable at January 5, 2009	956,776	$11.67	2.35 years

A summary of the status of unvested stock options as of January 5, 2009, and changes during the year ended January 5, 2009, is presented below:

	Shares	Weight-Average Grant Date Fair Value	Weight-Average Remaining Contractual Term
Outstanding unvested stock options at January 5, 2008	377,790	$3.16
Granted	242,500	$2.27
Vested	(198,135)	$3.17
Forfeitures	(146,031)	$3.01
Outstanding unvested stock options at January 5, 2009	276,124	$2.45	5.46 years

Preferred Stock

The unissued preferred stock carries certain voting rights and has preferences with respect to dividends and liquidation proceeds.

17.	Contingencies

On May 6, 2008, a purported class action complaint was filed in the Commonwealth of Kentucky Boone Circuit Court against the Company, each of its directors and two of its executive officers. The complaint, as originally filed and thereafter amended and restated by the plaintiff, alleged, among other things, that the directors and officers of the Company were in breach of their fiduciary duties to shareholders in connection with a letter that the Company received from David B. Pomeroy, II, a director of the Company and its largest shareholder, proposing to acquire, with his financial partner, all of the outstanding stock of the Company not owned by him.  The purported class action complaint was dismissed without prejudice by an order entered in the case on October 6, 2008.

The Company is party to various negotiations, customer bankruptcies and legal proceedings in the normal course of business.  Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations.

During the fourth quarter of fiscal 2008, the Company identified certain errors in past payroll tax filings which the Company is currently remediating. The anticipated cost of remediation effort of approximately $1.7 million has been accrued at January 5, 2009.

18.	Segment Information

The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."  This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements.  Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance.  The Company is aligned into functional lines: Sales, Service Operations, Finance and Administrative.  Management and the board of directors review operating results on a consolidated basis.  As a result the Company has one operating segment and the Company reports one reportable segment.  The following is a summary of the two major components of service revenue and related gross profit, as viewed by the chief decision makers of the Company.  The Company did not determine gross profit by these components in periods prior to fiscal 2007.

		(in millions)
Service Revenue:	Fiscal 2008	Fiscal 2007	Fiscal 2006
Technical Staffing	$106.2	$87.2	$87.0
Infrastructure Services	119.6	113.1	132.7
Total Service Revenue	$225.8	$200.3	$219.7

		(in millions)
Service Cost of Revenues	Fiscal 2008	Fiscal 2007
Technical Staffing	$94.5	$75.3
Infrastructure Services	96.1	100.6
Total Service Cost of Revenues	$190.6	$175.9

		(in millions)
Service Gross Profit:	Fiscal 2008	Fiscal 2007
Technical Staffing	$11.7	$11.9
Infrastructure Services	23.5	12.5
Total Service Gross Profit	$35.2	$24.4

19.	Quarterly Financial Data (unaudited)

As discussed in Note 1, the financial statements have been restated due to errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The correction of these errors did not impact previously reported net income (loss) for the year ended January 5, 2009, or the quarterly periods therein.  The correction of these errors resulted in restatement of net income (loss) for the year and quarterly periods ended January 5, 2008, as described below. Summarized quarterly financial data for fiscal 2008 and 2007 is as follows:

Fiscal 2008:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net revenues	$145,169	$154,993	$145,207	$120,461
Gross profit	$15,676	$19,543	$18,297	$16,242
Net income (loss)	$(4,202)	$1,490	$1,818	$(12,262)
Comprehensive income (loss)	$(4,210)	$1,516	$1,804	$(12,273)
Earnings (loss) per common share:
Basic	$(0.35)	$0.12	$0.15	$(1.15)
Diluted	$(0.35)	$0.12	$0.15	$(1.15)

Fiscal 2007:
	First Quarter
	As Previously Reported	Adjustments	As Restated
Net revenues	$141,993	$-	$141,993
Gross profit	$16,855	$-	$16,855
Net income (loss)	$1,825	$6	$1,831
Comprehensive income (loss)	$1,743	$6	$1,749
Earnings (loss) per common share:
Basic	$0.15	$-	$0.15
Diluted	$0.14	$0.01	$0.15

Fiscal 2007:
	Second Quarter
	As Previously Reported	Adjustments	As Restated
Net revenues	$138,261	$-	$138,261
Gross profit	$15,843	$-	$15,843
Net income (loss)	$(853)	$(653)	$(1,506)
Comprehensive income (loss)	$(850)	$(653)	$(1,503)
Earnings (loss) per common share:
Basic	$(0.07)	$(0.05)	$(0.12)
Diluted	$(0.07)	$(0.05)	$(0.12)

Fiscal 2007:
	Third Quarter
	As Previously Reported	Adjustments	As Restated
Net revenues	$144,392	$-	$144,392
Gross profit	$14,944	$-	$14,944
Net income (loss)	$(91,794)	$(1,397)	$(93,191)
Comprehensive income (loss)	$(91,791)	$(1,397)	$(93,188)
Earnings (loss) per common share:
Basic	$(7.44)	$(0.12)	$(7.56)
Diluted	$(7.44)	$(0.12)	$(7.56)

`Fiscal 2007:
	Fourth Quarter
	As Previously Reported	Adjustments	As Restated
Net revenues	$162,261	$-	$162,261
Gross profit	$11,006	$-	$11,006
Net income (loss)	$(21,411)	$(38)	$(21,449)
Comprehensive income (loss)	$(21,330)	$(38)	$(21,368)
Earnings (loss) per common share:
Basic	$(1.74)	$-	$(1.74)
Diluted	$(1.74)	$-	$(1.74)

The first and second quarters of fiscal 2008 reflect a reclassification of $196 thousand and $128 thousand, respectively, of interest expense on floor plan arrangements from product cost of revenues to interest expense. The first, second and third quarters of fiscal 2008 reflect a reclassification of $231 thousand, $118 thousand and $34 thousand, respectively, of accounts payable purchase discounts from operating expenses to product cost of revenues. Additionally, the first quarter of 2008 reflects a correction to the reporting of revenues for one contract which had been recorded on a net basis but for which management determined should be reported on a gross basis, and to reclassify certain expenses from service cost of revenues to operating expenses. The impact of this correction and reclassification is an increase in service revenues of $1.5 million, an increase in service cost of revenues of $1.5 million and an increase in operating expenses of $27 thousand. The total impact of these items for the first quarter of fiscal 2008 is an increase in revenues of $1.5 million, an increase in gross profit of $0.4 million, an increase in operating expenses of $0.2 million, and an increase in interest expense of $0.2 million. The total impact of these items for the second quarter of fiscal 2008 is an increase in gross profit of $0.2 million, an increase in operating expenses of $0.1 million and an increase in interest expense of $0.1 million. There was no impact on net income (loss) for these periods.

During the fourth quarter of fiscal 2008, the Company recorded the following charges:
-	accrued loss of $6.3 million on an operating lease for an aircraft because the Company determined the business use of this aircraft would be discontinued,
-	intangible asset impairment charge of $0.7 million,
-	charges related to payroll tax liabilities totaling $1.7 million, and
-	charges totaling $2.5 million associated with the indefinite postponement of the project to replace the Company’s enterprise reporting system due to general market and economic conditions.

ANNEX D-2

FORM 10-Q/A
(Amendment No. 1)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended April 5, 2009
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 0-20022

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
31-1227808
(State or other jurisdiction of incorporation (IRS Employer or organization) Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices)

(859) 586-0600
(Registrant's telephone number, including area code)

 Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such requirements for the past 90 days.

YES   ☒  NO   ☐

 Indicate by check mark whether the registrant submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T of this Chapter during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

YES   ☐  NO   ☐ (not yet applicable to registrant)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

 Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

 YES ☐   NO ☒

The number of shares of common stock outstanding as of May 8, 2009 was 9,324,247.

EXPLANATORY NOTE

This Amendment No. 1 on Form 10-Q/A amends our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May  18, 2009 (the “Original Filing”) to reflect the restatement of our consolidated financial statements for the quarter ended April 5, 2009. Except as stated herein, this Amendment does not reflect events occurring after the filing of the Original Filing and no attempt has been made in this Quarterly Report on Form 10-Q/A to modify or update other disclosures as presented in the Original Filing. Accordingly, this Form 10-Q/A should be read in conjunction with our filings with the SEC subsequent to the filing of the Original Filing.

As previously discussed in a Form 8-K, filed on August 6, 2009, on July 31, 2009, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s financial statements and related audit reports thereon in the Company’s most recently filed Annual Report on Form 10-K for the year ended  January 5, 2009 and the interim financial statements in the Quarterly Report on Form 10-Q for the quarter ended April 5, 2009 should no longer be relied upon.

Following an internal review, we identified errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

The aggregate liability recorded to the Company’s consolidated balance sheets, with a corresponding reduction to stockholders’ equity, as a result of this restatement approximates $5.0 million as of April 5, 2009.  The correction of these errors had no impact on the Company’s consolidated statement of operations, consolidated statement of comprehensive income (loss) or consolidated statement of cash flows for the quarters ended April 5, 2009 or 2008.

The $5.0 million liability equates to less than seven one-hundredths of one percent of the Company’s total revenue for the 1994 to 2007 period when these liabilities were primarily incurred. Generally, the liability consists of high volumes of small transactions. The Company estimates that over 98% of the total liability was recognized in the Company’s consolidated income statements for periods prior to the fourth quarter of fiscal year ended January 5, 2008.

The Company expects that the final settlement of this liability may take several months or possibly years as the Company remediates these credits with customers and vendors. The Company anticipates that the liability may ultimately be settled for less than $5.0 million. However, the Company cannot provide any assurance that the final settlement will be materially lower. The Company has established new processes and procedures to avoid significant future liabilities from aged trade credits.

See Note 1 to the Company’s consolidated financial statements for additional discussion.

For the convenience of the reader, we have included all Parts of the Original Filing; however, only the following Items and sections of this Form 10-Q/A have been amended to reflect the restatement:

Part I

Item 1.    Financial Statements

Item 4.    Controls and Procedures

POMEROY IT SOLUTIONS, INC.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANACIAL STATEMENTS

POMEROY   IT SOLUTIONS, INC ..
CONSOLIDATED BALANCE SHEETS
( UNAUDITED)

(in thousands)
	April 5,	January 5,
	2009	2009
	(As Restated)	(As Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$39,161	$30,787
Certificates of deposit	1,152	1,142

Accounts receivable:
Trade, less allowance of $3,335 and $3,233, respectively	60,767	89,654
Vendor, less allowance of $293 and $293, respectively	1,432	1,299
Net investment in leases	55	74
Other	531	622
Total receivables	62,785	91,649

Inventories	6,380	7,890
Other	4,134	3,861
Total current assets	113,612	135,329

Equipment and leasehold improvements:
Furniture, fixtures and equipment	13,971	14,040
Leasehold Improvements	5,293	5,055
Total	19,264	19,095

Less accumulated depreciation	13,390	12,748
Net equipment and leasehold improvements	5,874	6,347

Intangible assets, net	680	752
Other assets	462	559
Total assets	$120,628	$142,987

(The accompanying notes are an integral part of the financial statements.)

3

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
( UNAUDITED)

(in thousands)
	April 5,	January 5,
	2009	2009
	(As Restated)	(As Restated)
LIABILITIES AND EQUITY

Current Liabilities:
Floor plan financing	$7,412	$11,709
Accounts payable - trade	16,582	30,774
Deferred revenue	1,713	1,557
Employee compensation and benefits	5,054	7,081
Accrued facility closing cost and severance	762	1,149
Other current liabilities	22,483	23,772
Total current liabilities	54,006	76,042

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares, (no shares issued or outstanding)	-	-
Common stock, $.01 par value; authorized 20,000 shares, (13,724 and 13,693 shares issued, respectively)	144	142
Paid in capital	94,304	93,858
Accumulated other comprehensive income	18	13
Accumulated deficit	(4,480)	(3,889)
	89,986	90,124
Less treasury stock, at cost (4,395 and 4,340 shares, respectively)	23,364	23,179
Total equity	66,622	66,945
Total liabilities and equity	$120,628	$142,987

(The accompanying notes are an integral part of the financial statements.)

4

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
( UNAUDITED)

(in thousands, except per share data)	Three Months Ended
	April 5,	April 5,
	2009	2008

Net revenues:
Product	$53,161	$81,477
Service	36,299	63,692
Total net revenues	89,460	145,169

Cost of revenues:
Product	47,644	73,071
Service	28,856	56,422
Total cost of revenues	76,500	129,493

Gross profit	12,960	15,676

Operating expenses:
Selling, general and administrative	12,771	18,396
Depreciation and amortization	703	1,216
Total operating expenses	13,474	19,612

Loss from operations	(514)	(3,936)

Other income (expense):
Interest income	86	85
Interest expense	(160)	(351)
Other	(4)	-
Other income (expense), net	(78)	(266)

Loss before income tax	(592)	(4,202)
Income tax expense (benefit)	-	-
Net loss	$(592)	$(4,202)

Weighted average shares outstanding:
Basic	9,354	12,061
Diluted (1)	9,354	12,061

Earnings (loss) per common share:
Basic	$(0.06)	$(0.35)
Diluted (1)	$(0.06)	$(0.35)

(1) Dilutive loss per common share for the 3 months ended April 5, 2009 and 2008 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.

(The accompanying notes are an integral part of the financial statements.)

5

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
( UNAUDITED)

(in thousands)
	Three Months Ended
	April 5,	April 5,
	2009	2008

Net loss	$(592)	$(4,202)

Other comprehensive income (loss):
Foreign currency translation adjustment	5	(8)

Comprehensive income (loss)	$(587)	$(4,210)

(The accompanying notes are an integral part of the financial statements.)

6

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)
	Three Months Ended
	April 5, 2009	April 5, 2008
Cash Flows from (used in) Operating Activities:
Net loss	(592)	(4,202)
Adjustments to reconcile net loss to net cash flows from (used in) operating activities:
Depreciation and amortization	715	1,250
Stock option, restricted stock compensation and employee purchase plan expense	364	755
Provision for doubtful accounts	66	300
Amortization of unearned income	-	(2)
(Gain) loss on disposal of fixed assets	-	(2)
Changes in working capital accounts:
Accounts receivable	28,778	18,775
Inventories	1,510	259
Other current assets	(273)	(390)
Net investment in leases	19	336
Accounts payable trade	(14,192)	(15,163)
Deferred revenue	155	144
Employee compensation and benefits	(2,026)	(3,811)
Other, net	(1,585)	(2,539)
Net operating activities	12,939	(4,290)
Cash Flows used in Investing Activities:
Capital expenditures	(172)	(1,244)
Net investing activities	(172)	(1,244)
Cash Flows from (used in) Financing Activities:
Increase in short-term debt, net	-	6,919
Net reduction in floor plan financing	(4,297)	(11,760)
Purchase of treasury stock	(185)	(1,413)
Proceeds from issuance of common shares for employee stock purchase plan	84	172
Net financing activities	(4,398)	(6,082)
Effect of exchange rate changes on cash and cash equivalents	5	(8)
Increase (decrease) in cash and cash equivalents	8,374	(11,624)
Cash and cash equivalents:
Beginning of period	30,787	13,282
End of period	$39,161	$1,658

(The accompanying notes are an integral part of the financial statements.)

7

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Restatement of Consolidated Balance Sheets

This Form 10-Q/A amends our previously filed Form 10-Q for the quarter ended April 5, 2009 to correct errors in the consolidated balance sheets as of April 5, 2009 and January 5, 2009. Following an internal review, we identified errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

The following information discloses the impact of these corrections on the consolidated balance sheets as of April 5, 2009 and January 5, 2009:

(in thousands, except per share data)	April 5, 2009
	As Previously		As
	Reported	Adjustment	Restated

Other current liabilities	$17,550	$4,933	$22,483
Retained earnings (accumulated deficit)	$453	$(4,933)	$(4,480)

(in thousands, except per share data)	January 5, 2009
	As Previously		As
	Reported	Adjustment	Restated

Other current liabilities	$18,839	$4,933	$23,772
Retained earnings (accumulated deficit)	$1,044	$(4,933)	$(3,889)

The correction of these errors had no impact on the Company’s consolidated statement of operations, consolidated statement of comprehensive income (loss) or consolidated statement of cash flows for the quarters ended April 5, 2009 and 2008.

2.	Basis of Presentation

The consolidated financial statements of Pomeroy IT Solutions, Inc. (“the Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.   Accordingly, they do not include all the information and footnotes required by US GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made. The results of operations for the three month period ended April 5, 2009 are not necessarily indicative of the results that may be expected for future interim periods or for the year ending January 5, 2010.

Use of Estimates in Financial Statements - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.  Accounting estimates in these financial statements include allowances for trade accounts receivable and vendor accounts receivable, deferred tax valuation allowances and estimates related to assessing the impairment of long-lived assets. Such estimates and assumptions are subject to inherent uncertainties, which may result in actual amounts differing from reported amounts.

3.	Recent Accounting Pronouncements

During fiscal 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.  The Company had only partially applied the provisions of SFAS 157 as management had elected the deferral provisions of FASB Staff Position (“FSP”) 157-2 which delayed the effective date of SFAS157 for non-financial assets and liabilities which are not measured at fair value on a recurring basis (at least annually) until January 6, 2009 for the Company.   The major categories of assets and liabilities that are recognized or disclosed at fair value on a nonrecurring basis include intangible assets and equipment and leasehold improvements that may be reported at fair value as a result of impairment testing, and certain assets and liabilities recognized as a result of business combinations. There was no impact to the Company’s consolidated financial position, results of operations, or cash flows as a result of the adoption of SFAS 157 for non-financial assets and liabilities.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations.” This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) is to be used for all business combinations and that an acquirer is identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values. This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expense. This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will implement SFAS No. 141(R) for any business combinations occurring subsequent to January 5, 2009.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other U.S. generally accepted accounting principles. This FSP became effective for the Company in fiscal year 2009.  The adoption of this FSP had no impact on the consolidated financial statements.

8

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”  FSP EITF 03-6-1 concludes that non-vested shares with non-forfeitable dividend rights are considered participating securities and, thus, subject to the two-class method pursuant to SFAS 128, “Earnings per Share”, when computing basic and diluted EPS. The Company adopted FSP EITF 03-6-1 effective January 6, 2009. Upon adoption, the Company is required to adjust all prior period EPS data on a retrospective basis to conform with the provisions of this FSP. Due to net losses incurred for the quarter ended April 5, 2008, for the six month period ended July 5, 2008, for the nine month period ended October 5, 2008 and for the years ended January 5, 2009 and 2008, the Company’s previously-reported basic and diluted weighted average shares outstanding, and earnings (loss) per share, for these periods are not affected by the adoption of this Statement.  For the three month period ended July 5, 2008, basic weighted average shares outstanding is adjusted from 11,946 to 12,343 with no impact on previously-reported basic earnings per share. No adjustment is necessary for diluted weighted average shares outstanding and diluted earnings per share for the three month period ended July 5, 2008. For the three month period ended October 5, 2008, basic and diluted weighted average shares outstanding are adjusted from 11,994 and 12,217, respectively, to 12,370 and 12,370, respectively, with no impact on previously-reported basic and diluted earnings per share. See additional discussion in Note 5 to the consolidated financial statements.

4.	Borrowing Arrangements

The Company has a Syndicated Credit Facility Agreement with GE Commercial Distribution Finance (“GECDF”), which became effective June 25, 2004 (the “Credit Facility”). The Credit Facility, which has been the subject of subsequent modifications, provides for a floor plan loan facility and a revolving loan commitment, both of which are collateralized primarily by the Company’s accounts receivable. The Credit Facility also provides for a letter of credit facility. The funds available for borrowing by the Company under the Credit Facility are reduced by an amount equal to outstanding advances made to the Company to finance inventory under the floor plan loan facility and the aggregate amount of letters of credit outstanding at any given time.

The maximum available borrowings under the Credit Facility total $80.0 million for inventory financing and the revolving loan. The Credit Facility permits distributions up to a maximum of $18 million for the period June 25, 2008 through June 25, 2009 only if specified criteria are met.  The term distribution is defined in the Credit Facility and includes dividends, acquisitions of outstanding stock, reinvestment of debt securities and compensation to a shareholder in excess of normal compensation including performance bonuses. The agreement provides for a termination fee of up to $250 thousand to be paid by the Company in the event the Company terminates the agreement prior to the maturity date of the revolving loan commitment.  The Credit Facility expires on June 25, 2009. The Company intends to negotiate a new credit facility with terms sufficient for its financing needs and does not anticipate any problems securing a new credit facility before June 25, 2009. However, if the Company is unable to negotiate a new credit facility, it could adversely affect the Company’s ability to operate.

A significant part of the Company’s inventories are financed by floor plan arrangements with third parties. At April 5, 2009 and January 5, 2009, these lines of credit totaled $88.0 million, including $80.0 million with GE Commercial Distribution Finance (“GECDF”) and $8.0 million with IBM Credit Corporation (“ICC”). Borrowings under the GECDF floor plan arrangements are made on 30 day notes. Borrowings under the ICC floor plan arrangement are made on 15 day notes. All such borrowings are secured by the related inventory. The Company classifies amounts outstanding under the floor plan arrangements as floor plan financing liability which is a current liability in the consolidated balance sheets. Payments made under floor plan arrangements are classified as financing activities in the consolidated statements of cash flows. Outstanding amounts under the floor plan financing arrangements totaled $7.4 million at April 5, 2009 and $11.7 million at January 5, 2009. Interest was imputed on these borrowings at a rate of 6.0% per annum for the three month periods ended April 5, 2009 and 2008. Related interest expense totaled $101 thousand and $196 thousand for the three month periods ended April 5, 2009 and 2008, respectively.

9

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

As of April 5, 2009 and January 5, 2009, there was no balance outstanding under the Credit Facility other than the floor plan financing liability.  At April 5, 2009 and January 5, 2009, the amounts available under the Credit Facility were $29.9 million and $50.2 million, respectively. Interest on outstanding borrowings under the credit facility is payable monthly based on the LIBOR rate and a pricing grid.  As of April 5, 2009, the adjusted LIBOR rate was 3.01%.  The credit facility is collateralized by substantially all the assets of Pomeroy, except those assets that collateralize certain other financing arrangements.  Under the terms of the credit facility, the Company is subject to various financial covenants. As of April 5, 2009, Pomeroy was not in compliance with these financial covenants due to the $5.0 million cumulative current liability for aged trade credits, and has obtained a waiver from GECDF.

5.	Stock-Based Compensation

Restricted Common Stock Awards

During the three months ended April 5, 2009, the Company awarded 158,404 shares of restricted common stock, which vest over a 4-year period.  Restricted stock awards are valued at the closing market value of the Company’s common stock on the date of the grant, and the total value of the award is recognized as expense ratably over the vesting period. Total compensation expense recognized for unvested shares was $135 thousand and $492 thousand for the three months ended April 5, 2009 and 2008, respectively.  As of April 5, 2009, the total amount of unrecognized compensation expense related to nonvested restricted stock awards was approximately $2.8 million, which is expected to be recognized over a weighted-average period of approximately 3.0 years.

		Weighted average
	Shares	fair value at grant date
Restricted common stock outstanding January 5, 2009	348,397	$7.13
Granted	158,404	3.55
Vested	-	-
Forfeitures	(80,000)	7.61
Restricted common stock outstanding April 5, 2009	426,801	$5.57

Stock Option Awards

For the three months ended April 5, 2009, the Company granted 293,072 stock option awards to employees.  The fair values range from $1.64 to $1.65, based upon the following assumptions:  underlying price of stock ranging from $3.50 to $3.61; expected life ranging from 3.5 to 4.5 years; volatility ranging from 58.92% to 61.38%; risk-free interest rates ranging from 1.12% to 1.41%; and dividend yield of 0.00%.

For the three months ended April 5, 2009 and 2008, the Company recognized approximately $209 thousand and $232 thousand, respectively, in expense related to stock options.  The approximate unamortized stock option compensation as of April 5, 2009, which will be recorded as expense in future periods, is $725 thousand. The weighted average time over which this expense will be recorded is approximately 2.3 years.

Employee Stock Purchase Plan

For the three months ended April 5, 2009 and 2008, the Company recognized approximately $20 thousand and $31 thousand, respectively, in expense related to the employee stock purchase plan being compensatory under FAS 123R.

10

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6.	Earnings per Common Share

The following is a reconciliation of the number of shares used in the basic EPS and diluted EPS computations:

	Three Months Ended April 5,
	2009			2008
			Per Share			Per Share
	Shares		Amount	Shares		Amount
Basic EPS	9,354		$(0.06)	12,061		$(0.35)
Effect of dilutive stock options and unvested restricted shares	-	*	- *	-	*	- *
Diluted EPS	9,354		$(0.06)	12,061		$(0.35)

*Not presented herein since effect on loss per common share is anti-dilutive for the three months ended April 5, 2009 and 2008.

Effective January 6, 2009, the Company adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”  As a result of the adoption of FSP EITF 03-6-1, non-vested shares with non-forfeitable dividend rights are considered participating securities and, thus, subject to the two-class method pursuant to SFAS 128, “Earnings per Share”, when computing basic and diluted EPS.  Losses are only allocable to participating securities if the holder has a contractual obligation to share in the losses of the Company as further defined in EITF 03-6-1, “Participating Securities and the Two-Class Method under FASB Statement No. 128.”  The Company’s restricted stock awards contain non-forfeitable dividend rights but do not contractually obligate the holders to share in losses of the Company.  Accordingly, during periods of net income unvested restricted shares are included in the determination of both basic and diluted earnings per share.  During periods of net loss, these shares excluded from both basic and diluted earnings per share.

For the three month periods ended April 5, 2009 and 2008, a total of 426,801 and 365,351 unvested restricted share awards, respectively, were excluded from the basic and diluted EPS calculation due to net losses incurred for these periods.  For the three month periods ended April 5, 2009 and 2008, 1,360,172 and 1,463,986 stock options, respectively, were excluded from the diluted EPS calculations as their effect would have been anti-dilutive.

7.	Treasury Stock

On November 14, 2008, the Company announced that the Board of Directors of the Company had authorized a program to repurchase up to $5.0 million of its outstanding common stock.  On November 19, 2008, the Board of Directors of the Company authorized a $5.0 million increase in its stock repurchase program, therefore authorizing the Company to purchase up to $10.0 million of its outstanding common stock under the program.  All stock repurchases are to be made through open market purchases, block purchases or privately negotiated transactions as deemed appropriate by the Company within a period of one year from the date of the first purchase under the program.  The Company has no obligation to repurchase shares under the program, and the timing, manner and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The Company intends to utilize available working capital to fund the stock repurchase program. The acquired shares will be held in treasury or cancelled.  During fiscal 2008, the Company purchased 2,656,155 shares at a total cost of $7.9 million under this program.  During the three month period ended April 5, 2009, the Company purchased an additional 55,804 shares at a total cost of $185 thousand under this program.

11

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8.	Supplemental Cash Flow Disclosures

Supplemental disclosures with respect to cash flow information and non-cash investing and financing activities are as follows:

(in thousands)
	Three Months Ended April 5,
	2009	2008

Interest paid	$149	$351

Income taxes paid	$23	$9

9.	Contingencies

The Company is party to various negotiations, customer bankruptcies and legal proceedings in the normal course of business.  Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations.

10.	Restructuring and Severance Charges

During the three month periods ended April 5, 2009 and 2008, the Company recorded charges of $101 thousand and $581 thousand, respectively, for severance related to the realignment of the Company’s operations. As of April 5, 2009, accrued severance charges totaled $88 thousand, which will be paid out in fiscal 2009.

As of April 5, 2009, facility-related restructuring liabilities totaled $674 thousand, consisting primarily of the remaining liability recorded in fiscal 2004 in connection with the ARC acquisition for certain duplicative leased facilities. The outstanding balance as of April 5, 2009 will be paid out in fiscal 2009.

The expenses associated with restructuring and severance charges are recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations.

As of April 5, 2009, the restructuring and severance charge accrual, consisted of the following:

(in thousands)
	Severance	Facilities	Total
Liability balance at January 5, 2009	$78	$1,071	$1,149
Cash payments	(91)	(397)	(488)
Charges accrued	101	-	101
Liability balance at April 5, 2009	$88	$674	$762

12

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.	Income Taxes

For the three months ended April 5, 2009 and 2008, the Company had no income tax expense or income tax benefit. For the three months ended April 5, 2009 and 2008, the Company increased its tax valuation allowance by $200 thousand and $1.6 million, respectively. The tax valuation allowance totaled $22.6 million at April 5, 2009. The tax valuation allowance is due to the future uncertainty of the Company’s ability to utilize its deferred tax assets.  For the three months ended April 5, 2009 and 2008, these adjustments to the tax valuation allowance offset what would have been an income tax benefit.  The effective income tax rate would have been 33.9% and 37.5% for the three month periods ended April 5, 2009 and 2008, respectively, prior to the recording of the tax valuation reserves.

As of April 5, 2009 there have been no material changes in the Company’s uncertain tax positions disclosures as provided in note 7 of the 2008 Annual Report on Form 10-K.

The Company includes interest and penalties related to gross unrecognized tax benefits within the provision for income taxes.  As of April 5, 2009, the Company had accrued $351 thousand for payment of such interest.

The Company and its subsidiaries file income tax returns in various tax jurisdictions, including the United States and several U.S. states. The Company has substantially concluded all U.S. Federal and State income tax matters for years up to and including 2004.

12.	Segment Information

The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."  This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements.  Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance.  The Company is aligned into functional lines: Sales, Service Operations, Finance and Administrative.  Management and the board of directors review operating results on a consolidated basis.  As a result, the Company has one operating segment and the Company reports one reportable segment. The following is a summary of the two major components of service revenue as viewed by the chief decision makers of the Company.

(in millions)

Service Revenue:	For the Three Months Ended April 5,
	2009	2008
Technical Staffing Services	$7.6	$32.5
Infrastructure Services	28.7	31.2
Total Service Revenue	$36.3	$63.7

Service Cost of Revenues:	For the Three Months Ended April 5,
	2009	2008
Technical Staffing Services	$6.4	$29.9
Infrastructure Services	22.5	26.5
Total Service Cost of Revenues	$28.9	$56.4

Service Gross Profit:	For the Three Months Ended April 5,
	2009	2008
Technical Staffing Services	$1.2	$2.6
Infrastructure Services	6.2	4.7
Total Service Gross Profit	$7.4	$7.3

13

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13.	Subsequent Event

The Company previously reported in its Form 10-K for the year ended January 5, 2009 that the Company had entered into an Aircraft Purchase Agreement, dated March 17, 2009, to sell the Company’s aircraft to an unrelated third party (the “Agreement”). The Company’s sale of the aircraft was completed on April 21, 2009, in accordance with the Agreement.

The Company’s aircraft was leased under an agreement for which the Company provided the lessor with a residual value guarantee on the aircraft. The lease also provided the Company with the right and option to terminate the lease prior to the end of its term and purchase the aircraft from the lessor. Therefore, the Company effectively terminated the lease agreement on April 21, 2009, and exercised its right and option to purchase the aircraft from the lessor in order to simultaneously close on the sale of the aircraft on April 21, 2009, as contemplated under the Agreement.

14

Item 2-Management’s Discussion and Analysis of Financial Condition and Results of Operations

Special Cautionary Notice Regarding Forward-Looking Statements

Certain of the matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" contain certain forward-looking statements regarding future financial results of the Company. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions are intended to identify forward-looking statements. Such statements are forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in our Annual Report on Form 10-K under “Item 1A Risk Factors” and in this document including, without limitation, those statements made in conjunction with the forward-looking statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations." All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by such factors.

15

Item 2-Management’s Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS
The following table sets forth for the periods presented information derived from our consolidated statements of operations expressed as a percentage of net product and service revenues:

(in thousands)
	For the Three Months Ended April 5,
	2009	% of Revenues	2008	% of Revenues

Net revenues:
Product	$53,161	59.4%	$81,477	56.1%
Service	36,299	40.6%	63,692	43.9%
Total net revenues	89,460	100.0%	145,169	100.0%

Gross profit
Product	5,517	6.2%	8,406	5.8%
Service	7,443	8.3%	7,270	5.0%
Total gross profit	12,960	14.5%	15,676	10.8%

Gross profit %
Product %	10.4%		10.3%
Service %	20.5%		11.4%

Operating expenses:
Selling, general and administrative	12,771	14.3%	18,396	12.7%
Depreciation and amortization	703	0.8%	1,216	0.8%
Total operating expenses	13,474	15.1%	19,612	13.5%

Loss from operations	(514)	-0.6%	(3,936)	-2.7%

Other income (expense):
Interest income	86	0.1%	85	0.1%
Interest expense	(160)	-0.2%	(351)	-0.2%
Other	(4)	0.0%	-	0.0%
Other income (expense), net	(78)	-0.1%	(266)	-0.1%

Loss before income tax	(592)	-0.7%	(4,202)	-2.8%
Income tax expense (benefit)	-	0.0%	-	0.0%

Net loss	$(592)	-0.7%	$(4,202)	-2.8%

16

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

First Quarter 2009 versus First Quarter 2008

Total Net Revenues:  Total net revenues decreased $55.7 million or 38.4% in the first quarter of fiscal 2009, compared to the first quarter of fiscal 2008. For the first quarters of fiscal 2009 and fiscal 2008, the net revenues were $89.5 million and $145.2 million, respectively.

Product revenues were $53.2 million in the first quarter of fiscal 2009, a decrease of $28.3 million or 34.8% from the first quarter of fiscal 2008. The decrease in revenue was primarily generated by a reduction in capital expenditures of large customers within the Financial, Manufacturing and Retail markets.  These expenditures were previously approved in the current year budgets but were delayed due to ongoing economic uncertainty.

Service revenues were $36.3 million in the first quarter of fiscal 2009, a decrease of $27.4 million or 43.0% from the first quarter of fiscal 2008. The Company groups services sales into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

	(in millions)
	Quarter ended April 5,
Service Revenue	2009	2008
Technical Staffing	$7.6	$32.5
Infrastructure Services	28.7	31.2
Total Service Revenue	$36.3	$63.7

Technical Staffing revenue decreased $24.9 million, or 76.6%, in the first quarter of fiscal 2009. In June 2008, the Company elected not to renew a technical services contract with a major customer because the proposed terms would have been unprofitable for the Company. As a result of the loss of this business, we expect a decline of approximately $80 million in technical staffing revenue for the full year in fiscal 2009. Technical Staffing revenue accounted for approximately 21.0% of total service revenues in the first quarter of fiscal 2009 compared to 51.0% in the first quarter of fiscal 2008.

Infrastructure Service revenues decreased $2.5 million, or 8.0%, in the first quarter of fiscal 2009, primarily due to a decline in short-term project engagements and a loss contract which was exited at the end of the second quarter of fiscal 2008.  Infrastructure Service revenues accounted for approximately 79.0% of total service revenues in the first quarter of fiscal 2009 compared to 49.0% in the first quarter of fiscal 2008.

Gross Profit :  Gross profit was $13.0 million in the first quarter of fiscal 2009, compared to $15.7 million in the first quarter of fiscal 2008. Gross profit margin, as a percentage of revenue, was 14.5% in the first quarter of fiscal 2009, compared to 10.8% in the first quarter of fiscal 2008.

Product gross profit was $5.5 million in the first quarter of fiscal 2009, compared to $8.4 million in the first quarter of fiscal 2008. Product gross profit margin as a percentage of product revenues increased slightly to 10.4% in the first quarter of fiscal 2009, compared to 10.3% in the first quarter of fiscal 2008.

Service gross profit was $7.4 million in the first quarter of fiscal 2009, compared to $7.3 million in the first quarter of fiscal 2008.  Service gross profit margins were 20.5% in the first quarter of fiscal 2009, compared to 11.4% in the first quarter of fiscal 2008.

17

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	(in millions)
	Quarter ended April 5,
Service Gross Profit	2009	2008
Technical Staffing	$1.2	$2.6
Infrastructure Services	6.2	4.7
Total Service Gross Profit	$7.4	$7.3

Gross profit from Technical Staffing Services was $1.2 million for the first quarter of fiscal 2009, compared to $2.6 million for the first quarter of fiscal 2008.  Gross profit margin increased to 16.1% in the first quarter of fiscal 2009 from 8.0% in the first quarter of fiscal 2008.  The decrease in gross profit dollars and increase in gross margin is primarily the result of the non-renewal of the technical services contract with a major customer in June 2008 which would have been unprofitable for the Company. We expect a decline in technical staffing gross profit of approximately $6.2 million for the full year in fiscal 2009.

Gross profit from Infrastructure Services was $6.2 million for the first quarter of fiscal 2009 compared to $4.7 million for the first quarter of fiscal 2008.  Gross profit margin increased to 21.7% in the first quarter of fiscal 2009 from 15.0% in the first quarter of fiscal 2008.  The increase in gross profit margin is the result of engagements during the first quarter of fiscal 2008 that generated revenue of approximately $1.4 million at zero gross profit and cost reductions in the second and third quarters of fiscal 2008 resulting in improved utilization and productivity of the technical resources.

Operating Expenses:   Total operating expenses were $13.5 million in the first quarter of fiscal 2009, compared to $19.6 million in the first quarter of fiscal 2008, a decrease of $6.1 million or 31.3%. The decrease is primarily the result of the following:

•
In the first quarter of fiscal 2008, the Company recorded a $1.0 million charge to reserve against the collection of Technical Staffing Services revenues that were overbilled by subcontractors in 2005 and 2006. During the first quarter of fiscal 2009, the Company reversed $0.2 million of this charge after reevaluating the amounts overbilled.

•	Severance charges for the first quarter of fiscal 2009 totaled $0.1 million compared to severance charges of $0.5 million for the first quarter of fiscal 2008.
•	The provision for bad debts decreased from $0.3 million in the first quarter of fiscal 2008 to $0.1 million in the first quarter of fiscal 2009.
•	Selling expenses were reduced by $0.9 million in the first quarter of fiscal 2009 as a result of decreased revenues.
•	During the first quarter of fiscal 2008, the Company recorded accruals for loss contracts of $0.3 million, as well as a $0.3 million start-up penalty for a new contract.
•
Payroll and payroll related expenses decreased approximately $3.2 million in the first quarter of fiscal 2009 as compared to the first quarter of fiscal 2008 due to reductions in staffing support resources which were made as a result of the non-renewal of the Technical Services contract with a major customer in June 2008. In addition the Company made changes in order to right-size the business as a result of the overall decline in revenues.

The decreases in operating expenses described above were partially offset by a $0.4 million charge in the first quarter of fiscal 2009 associated with the Company’s leased aircraft.

Loss from Operations:  Loss from operations decreased $3.4 million, to a loss of $0.5 million in the first quarter of fiscal 2009 from a loss of $3.9 million in the first quarter of fiscal 2008. The decrease in loss from operations is the result of the decrease in operating expenses offset by the decrease in revenues, as described above.

18

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Other income (expense):  Net other expense was $0.1 million in the first quarter of fiscal 2009 compared to $0.3 million during the first quarter of fiscal 2008. Although the Company has significant cash balances, the Company’s interest expense exceeds its interest income due primarily to outstanding balances under its floor plan and credit facilities at rates that exceed those rates earned on the Company’s cash and cash equivalents. The decrease in net other expense is primarily the result of a $0.2 million decrease in interest expense for outstanding borrowings under the Company’s credit facility during the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008 resulting from the timing of payments of accounts payable and payroll, as well as a lower outstanding floor plan liability during the first quarter of fiscal 2009 as compared to the first quarter of fiscal 2008.

Income Taxes:   For the first quarters of fiscal 2009 and fiscal 2008, the Company had no income tax expense or benefit.  During the first quarters of fiscal 2009 and 2008, the Company increased its tax valuation allowance by $200 thousand and $1.6 million, respectively, due to the future uncertainty of the Company’s ability to utilize its deferred tax assets.

Net Loss:   Net loss was $0.6 million in the first quarter of fiscal 2009, compared to $4.2 million in the first quarter of fiscal 2008.  The decrease in net loss is a result of the factors described above.

19

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Cash generated by operating activities was $12.9 million for the first quarter of fiscal 2009. Cash used in investing activities was $0.2 million, consisting solely of capital expenditures.  Cash used in financing activities was $4.4 million, which includes a $4.3 million net reduction in floor plan financing liability, $0.2 million for the purchase of treasury stock, offset by $0.1 million for the issuance of common shares.

The amount of cash derived from or used by operating activities will vary based on a number of business factors which may change from time to time, including terms of available financing from vendors, up or down turns in the Company’s business and or up or down turns in the businesses of the Company’s customers.  However, a growth or decline in services revenue in conjunction with a change in the proportion of services revenue to total revenue is an underlying driver of operating cash flow during a period of growth because a majority of the Company’s service revenue is generated based upon the billings of the Company’s technicians.  The cash outlay for these labor/payroll costs is incurred bi-weekly with each pay period.  The invoicing for the service is generated on various billing cycles as dictated by the customers, and the respective cash inflow typically follows within 30 to 60 days of invoice date, which may be as long as 60 to 120 days from the time the services are performed.  Product revenue has a shorter cash outlay period, as the time difference between paying vendors for products purchased and receiving cash from customers is typically 0 to 60 days. In addition, certain services, primarily outsourcing contracts for the Company’s Life Cycle Services, require that the Company maintain a specific parts inventory for servicing the customer; thus, an increase or decrease in the type of services provided can impact inventory levels and operating cash flows.

Cash flows generated by operating activities in the first quarter of fiscal 2009 was $12.9 million, compared to cash flows used by operating activities of $4.3 million, for the same period of fiscal 2008.  A reduction in accounts receivable and inventories generated $28.8 million and $1.5 million, respectively, in operating cash flows during the first quarter of fiscal 2009 compared to $18.8 million and $0.3 million, respectively, for the first quarter of fiscal 2008.  Reductions in accounts payable, liabilities for employee compensation and benefits and other assets and liabilities utilized cash of $14.2 million, $2.0 million and $1.6 million, respectively, during the first quarter of fiscal 2009 compared to $15.2 million, $3.8 million and $2.5 million, respectively, in the first quarter of fiscal 2008.  The reduction in receivables is associated with the decline in revenues during the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008, and the reduction in inventories is due to timing of shipments.

The Company has a Syndicated Credit Facility Agreement with GE Commercial Distribution Finance (“GECDF”), which became effective June 25, 2004 (the “Credit Facility”). The Credit Facility, which has been the subject of subsequent modifications, provides for a floor plan loan facility and a revolving loan commitment. The Credit Facility also provides for a letter of credit facility. The funds available for borrowing by the Company under the Credit Facility are reduced by an amount equal to outstanding advances made to the Company to finance inventory under the floor plan loan facility and the aggregate amount of letters of credit outstanding at any given time.

The maximum available borrowings under the Credit Facility total $80.0 million for inventory financing and the revolving loan. The Credit Facility permits distributions up to a maximum of $18 million for the period June 25, 2008 through June 25, 2009 only if specified criteria are met.  The term distribution is defined in the Credit Facility and includes dividends, acquisitions of outstanding stock, reinvestment of debt securities and compensation to a shareholder in excess of normal compensation including performance bonuses. The agreement provides for a termination fee of up to $250 thousand to be paid by the Company in the event the Company terminates the agreement prior to the maturity date of the revolving loan commitment.  The Credit Facility expires on June 25, 2009.

20

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

A significant part of the Company’s inventories are financed by floor plan arrangements with third parties. At April 5, 2009 and January 5, 2009, these lines of credit totaled $88.0 million, including $80.0 million with GE Commercial Distribution Finance (“GECDF”) and $8.0 million with IBM Credit Corporation (“ICC”). Borrowings under the GECDF floor plan arrangements are made on 30 day notes. Borrowings under the ICC floor plan arrangement are made on 15 day notes. All such borrowings are secured by the related inventory. The Company classifies amounts outstanding under the floor plan arrangements as floor plan financing liability which is a current liability in the consolidated balance sheets. Payments made under floor plan arrangements are classified as financing activities in the consolidated statements of cash flows. Outstanding amounts under the floor plan financing arrangements totaled $7.4 million at April 5, 2009 and $11.7 million at January 5, 2009. Interest was imputed on these borrowings at a rate of 6.0% per annum for the three month periods ended April 5, 2009 and 2008. Related interest expense totaled $101 thousand and $196 thousand for the three month periods ended April 5, 2009 and 2008, respectively.

As of April 5, 2009 and January 5, 2009, there was no balance outstanding under the Credit Facility other than the floor plan financing liability.  At April 5, 2009 and January 5, 2009, the amounts available under the Credit Facility were $29.9 million and $50.2 million, respectively. Interest on outstanding borrowings under the credit facility is payable monthly based on the LIBOR rate and a pricing grid.  As of April 5, 2009, the adjusted LIBOR rate was 3.01%.  The credit facility is collateralized by substantially all the assets of Pomeroy, except those assets that collateralize certain other financing arrangements.  Under the terms of the credit facility, the Company is subject to various financial covenants. As of April 5, 2009, Pomeroy was not in compliance with these financial covenants due to the $5.0 million cumulative current liability for aged trade credits, and has obtained a waiver from GECDF.

The Company previously reported in its Form 10-K for the year ended January 5, 2009 that the Company had entered into an Aircraft Purchase Agreement, dated March 17, 2009, to sell the Company’s aircraft to an unrelated third party (the “Agreement”). The Company’s sale of the aircraft was completed on April 21, 2009, in accordance with the Agreement.

The Company’s aircraft was leased under an agreement for which the Company provided the lessor with a residual value guarantee on the aircraft. The lease also provided the Company with the right and option to terminate the lease prior to the end of its term and purchase the aircraft from the lessor. Therefore, the Company effectively terminated the lease agreement on April 21, 2009, and exercised its right and option to purchase the aircraft from the lessor in order to simultaneously close on the sale of the aircraft on April 21, 2009, as contemplated under the Agreement.  The net cash outflow from this transaction is $6.4 million which will be reflected in the Company’s cash flows during second quarter of fiscal 2009.

The Company believes that the anticipated cash flow from operations and current financing arrangements will be sufficient to satisfy the Company’s capital requirements for the next twelve months. The Company’s credit facility expires June 25, 2009. The Company intends to negotiate a new credit facility with terms sufficient for its financing needs and does not anticipate any problems securing a new credit facility before June 25, 2009. However, if the Company is unable to negotiate a new credit facility, it could adversely affect the Company’s ability to operate.

Following an internal review, we identified errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

The aggregate liability recorded to the Company’s consolidated balance sheets approximates $5.0 million as of April 5, 2009.  The Company expects that the final settlement of this liability may take several months or possibly years as the Company remediates these credits with customers and vendors. The Company anticipates that the liability may ultimately be settled for less than $5.0 million. However, the Company cannot provide any assurance that the final settlement will be materially lower.

21

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

On November 14, 2008, the Board of Directors of the Company authorized a program to repurchase up to $5.0 million of its outstanding common stock.  On November 19, 2008, the Board of Directors of the Company authorized a $5.0 million increase in its stock repurchase program, therefore authorizing the Company to purchase up to $10.0 million of its outstanding common stock under the program.  All stock repurchases are to be made through open market purchases, block purchases or privately negotiated transactions as deemed appropriate by the Company within a period of one year from the date of the first purchase under the program.  The Company has no obligation to repurchase shares under the program, and the timing, manner and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The Company intends to utilize available working capital to fund the stock repurchase program. The acquired shares will be held in treasury or cancelled.  During fiscal 2008, the Company purchased 2,656,155 shares at a total cost of $7.9 million under this program.  During the three month period ended April 5, 2009, the Company purchased an additional 55,804 shares at a total cost of $185 thousand under this program.

22

Item 3-Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to interest rate risk primarily through its credit facility with GECDF.  The Company did not experience a material impact from interest rate risk for the first three months of fiscal 2009.

Currently, the Company does not have any significant financial investments for trading or other speculative purposes or to manage interest rate exposure.

The recent global financial crisis affecting the banking system and financial markets and the going concern threats to investment banks and other financial institutions have resulted in a tightening in the credit markets. There could be a number of follow-on effects from the global financial crisis and resulting economic slowdown on our business, including lower overall demand, insolvency of suppliers resulting in product delays, inability of customers to obtain credit to finance purchases of our projects, payment delays by customers and/or customer insolvencies, more onerous credit and commercial terms from our suppliers, delays in accessing our current credit facilities or obtaining new credit facilities on terms we deem commercially reasonable or at all and an inability of GECDF to fulfill their funding obligations. In an extreme case of banking instability, we might not be able to access our cash accounts or money market investments. Any further deterioration of economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our operations, financial results and/or liquidity.

Item 4-Controls and Procedures

Management’s Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive and principal financial officers, has evaluated the effectiveness of our disclosure controls and procedures over financial reporting designed to ensure that the information required to be disclosed in our filings under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and to ensure that such information is accumulated and communicated to management, including our principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Based on such evaluation, our principal executive and principal financial officers have concluded that such disclosure controls and procedures were not effective, as of April 5, 2009 (the end of the period covered by this Quarterly Report on Form 10-Q/A) due to the material weakness discussed below.

On July 31, 2009, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s financial statements and related audit reports thereon in the Company’s most recently filed Annual Report on Form 10-K for the year ended  January 5, 2009 and the interim financial statements in the Quarterly Report on Form 10-Q for the quarter ended April 5, 2009 should no longer be relied upon.

Changes in Internal Control Over Financial Reporting

The Company’s Chief Executive Officer and Chief Financial Officer previously concluded in the Company’s Annual Report on Form 10-K filed on March 20, 2009 that material weaknesses existed in the Company’s internal control over financial reporting at January 5, 2009. The specific material weaknesses identified were as follows:

1.
The Company did not maintain effective internal control over the financial reporting and close function to appropriately apply generally accepted accounting principles ensuring the adequacy of amounts and completeness of disclosures in the consolidated financial statements, resulting in the previous misclassification of cash flows from floor plan financing.

2.
The Company did not maintain effective internal control over financial reporting to ensure that all costs such as payroll costs and vendor incentive payments are appropriately classified in the proper financial statement category. As a result, certain cost of revenues were previously classified improperly in the financial statements.

In the first quarter of fiscal 2009, the following steps were taken, which remediated these material weaknesses:

1.
All finance agreements including floor plan arrangements are reviewed by the finance group upon execution of such agreements and on a quarterly basis to ensure activity under these agreements is being properly recorded and reported in the consolidated financial statements.

2.
The Company has implemented a more detailed budgeting process and has carefully reviewed the financial statement classification of all significant costs as part of this process.  The Company now performs more detailed budget to actual comparisons on a quarterly basis as an added control to ensure that costs are classified in the appropriate financial statement categories. In addition, any changes to general ledger account classification within the financial statements will be documented, reviewed and approved by qualified accounting personnel on a quarterly basis.

Following an internal review, we identified errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses.

The aggregate liability recorded to the Company’s consolidated balance sheets, with a corresponding reduction to stockholders’ equity, as a result of this restatement approximates $5.0 million as of April 5, 2009 and January 5, 2009.  The correction of these errors did not impact the Company’s consolidated statements of operations, consolidated statements of cash flows or consolidated statements of cash flows for any period presented within this Quarterly Report on Form 10-Q/A.

The identified material weakness in our internal control over financial reporting related to the proper disposition, reconciliation, monitoring and consequent accounting of aged trade credits, specifically as follows:

1.	The Company did not have an adequate understanding of its unclaimed property obligations and utilized unsupported assumptions regarding trade credits.
2.	Policies and procedures were not adequate to timely determine the proper disposition of all overpayments and duplicate payments received from clients.
3.
Policies and procedures were not adequate to timely reconcile and determine the proper disposition of credit memos issued to clients in exchange for returned products, billing errors and other customer service reasons.

4.	Policies and procedures were not adequate to timely determine the proper disposition of outstanding un-cashed client and personnel disbursements.

Pomeroy management has taken action to remediate this material weakness described above, including identification of the following remediation plan:

1.
Discontinuing the practice of taking certain aged trade credits into the income statement unless the Company is released from its obligation or it is determined that there is an error (such that no credit or other obligation in fact exists).

2.	Policies and procedures have been implemented to research and properly dispose of client credit balances or un-cashed disbursements.
3.	System enhancements will be identified and implemented to strengthen control procedures including the automation of issuance of credit memos and statements to clients.
4.	A comprehensive unclaimed property reporting methodology will be implemented to timely and accurately comply with applicable state laws.

Pomeroy management will assign the highest priority to the Company’s remediation efforts, with the goal of remediating the material weakness by the end of 2009. However, due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the implemented controls, no assurance can be given as to the timing of achievement of remediation.

23

PART II - OTHER INFORMATION

Item 1-Legal Proceedings

The Company is party to various negotiations, customer bankruptcies and legal proceedings in the normal course of business.  Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations.

Item 1A-Risk Factors

There are no material changes in the risk factors previously disclosed in our annual report on Form 10-K/A for the fiscal year ended January 5, 2009.

Item 2-Unregistered Sales of Equity Securities and Use of Proceeds

a.      None

b.      None

c.      Repurchase of Securities

On November 14, 2008, the Company announced that the Board of Directors of the Company had authorized a program to repurchase up to $5.0 million of its outstanding common stock.  On November 19, 2008, the Board of Directors of the Company authorized a $5.0 million increase in its stock repurchase program, therefore authorizing the Company to purchase up to $10.0 million of its outstanding common stock under the program.  All stock repurchases are to be made through open market purchases, block purchases or privately negotiated transactions as deemed appropriate by the Company within a period of one year from the date of the first purchase under the program.  The Company has no obligation to repurchase shares under the program, and the timing, manner and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The Company intends to utilize available working capital to fund the stock repurchase program. The acquired shares will be held in treasury or cancelled.  During fiscal 2008, the Company purchased 2,656,155 shares at a total cost of $7.9 million under this program.  During the three month period ended April 5, 2009, the Company purchased an additional 55,804 shares at a total cost of $185 thousand under this program. The following table contains information for shares repurchased under this program:

				The maximum
			Total number of	amount
	Total		shares purchased	that may yet be
	number of	Average price	as part of	purchased under
	shares	paid	publicly announced	the plan (2)
Period	purchased	per share ($)(1)	plan (2)	($) (thousands)

January 6, 2009 - February 5, 2009	27,032	$3.21	27,032	$1,976

February 6, 2009 - March 5, 2009	9,936	$3.43	9,936	$1,942

March 6, 2009 - April 5, 2009	18,836	$3.42	18,836	$1,878

	2,711,959	$2.99	2,711,959	$1,878

(1)      Average price includes transaction costs.

(2)      All shares were repurchased pursuant to the repurchase program described above.

Item 3-Defaults Upon Senior Securities

None

24

PART II - OTHER INFORMATION

Item 4-Submission of Matters to a Vote of Security Holders

None.

Item 5-Other Information

(a)	Information Required to be Disclosed on Form 8-K that has not been reported .

None.

(b)	Material Changes to the Procedures by Which Shareholders May Recommend Nominees to the Board of Directors.

None.

(c)	Other Information

None.

25

PART II - OTHER INFORMATION

Item 6-Exhibits

(a)	Exhibits

3(i)(a)1	Certification of Incorporation of Pomeroy Computer Resources, dated February, 1992 (incorporated by reference to Exhibit 3(i)(a)1 of the Company’s Form 10-Q filed August 11, 2000)

3(i)(a)2	Certificate of Amendment to Certificate of Incorporation, dated July 1997 (incorporated by reference to Exhibit 3(i)(a)2 of the Company’s Form 10-Q filed August 11, 2000)

3(i)(a)4	Certificate of Amendment to Certificate of Incorporation, dated August 2000 (incorporated by reference to Exhibit 3(i)(a)4 of the Company’s Form 10-Q filed August 11, 2000)

3(i)(a)5
Certificate of Amendment to Certificate of Incorporation for Pomeroy Computer Resources, Inc., dated June 19, 2003 (incorporated by reference to Exhibit 3(i)(a)5 of the Company’s Form 10-Q filed August 19, 2003)

3(i)(a)6
Certificate of Amendment to Certificate of Incorporation for Pomeroy Computer Resources Sales Company, Inc., dated June 19, 2003 (incorporated by reference to Exhibit 3(i)(a)6 of the Company’s Form 10-Q filed August 19, 2003)

3(ii)	Bylaws of the Company as amended on January 24, 2008 (incorporated by reference to Exhibit 3(ii) of the Company’s Form 10-Q filed on May 15, 2008)

11.1	Statement regarding computation of per share earnings (See Note 1 of Notes to Consolidated Financial Statements in the Company’s Form 10K for fiscal 2008, filed on March 20, 2009).

31.1	Section 302 CEO Certification

31.2	Section 302 CFO Certification

32.1	Section 906 CEO Certification

32.2	Section 906 CFO Certification

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POMEROY IT SOLUTIONS, INC.
(Registrant)

Date: August 24, 2009	By: /s/ Craig J. Propst
Craig J. Propst
Senior Vice President, Treasurer and Chief
Financial Officer

ANNEX D-3

FORM 10-Q

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

(Mark One)
☒           QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended July 5, 2009
OR

☐           TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 0-20022

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
31-1227808
(State or other jurisdiction of incorporation (IRS Employer or organization) Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices)

(859) 586-0600
(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such requirements for the past 90 days.

YES  ☒  NO  ☐

Indicate by check mark whether the registrant submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T of this Chapter during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

YES  ☐  NO ☐ (not yet applicable to registrant)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐    Accelerated filer ☐    Non-accelerated filer ☐    Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

YES ☐  NO ☒

The number of shares of common stock outstanding as of August 5, 2009 was 9,322,036.

POMEROY IT SOLUTIONS, INC.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	July 5,	January 5,
	2009	2009
ASSETS

Current Assets:
Cash and cash equivalents	$38,065	$30,787
Certificates of deposit	1,159	1,142

Accounts receivable:
Trade, less allowance of $3,096 and $3,233, respectively	68,054	89,654
Vendor, less allowance of $318 and $293, respectively	1,875	1,299
Net investment in leases	34	74
Other	327	622
Total receivables	70,290	91,649

Inventories	8,809	7,890
Other	4,231	3,861
Total current assets	122,554	135,329

Equipment and leasehold improvements:
Furniture, fixtures and equipment	14,564	14,040
Leasehold Improvements	5,370	5,055
Total	19,934	19,095

Less accumulated depreciation	14,012	12,748
Net equipment and leasehold improvements	5,922	6,347

Intangible assets, net	620	752
Other assets	454	559
Total assets	$129,550	$142,987

(The accompanying notes are an integral part of the financial statements.)

3

  POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	July 5,	January 5,
	2009	2009
LIABILITIES AND EQUITY

Current Liabilities:
Floor plan financing	$17,899	$11,709
Accounts payable - trade	20,694	30,774
Deferred revenue	1,648	1,557
Employee compensation and benefits	7,072	7,081
Accrued facility closing cost and severance	339	1,149
Other current liabilities	15,045	23,772
Total current liabilities	62,697	76,042

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares, (no shares issued or outstanding)	-	-
Common stock, $.01 par value; authorized 20,000 shares, (13,724 and 13,693 shares issued, respectively)	143	142
Paid in capital	94,252	93,858
Accumulated other comprehensive income	4	13
Accumulated deficit	(4,156)	(3,889)
	90,243	90,124
Less treasury stock, at cost (4,402 and 4,340 shares, respectively)	23,390	23,179
Total equity	66,853	66,945
Total liabilities and equity	$129,550	$142,987

(The accompanying notes are an integral part of the financial statements.)

4

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except per share data)	Three Months Ended
	July 5,	July 5,
	2009	2008

Net revenues:
Product	$65,483	$92,678
Service	35,317	62,315
Total net revenues	100,800	154,993

Cost of revenues:
Product	59,232	83,243
Service	26,907	52,207
Total cost of revenues	86,139	135,450

Gross profit	14,661	19,543

Operating expenses:
Selling, general and administrative	13,708	16,630
Depreciation and amortization	671	1,218
Total operating expenses	14,379	17,848

Income from operations	282	1,695

Other income (expense):
Interest income	122	42
Interest expense	(111)	(247)
Other	31	-
Other income (expense), net	42	(205)

Income before income tax	324	1,490
Income tax expense	-	-
Net income	$324	$1,490

Weighted average shares outstanding:
Basic	9,760	12,343
Diluted	9,760	12,343

Earnings per common share:
Basic	$0.03	$0.12
Diluted	$0.03	$0.12

(The accompanying notes are an integral part of the financial statements.)

5

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

(in thousands)	Three Months Ended
	July 5,	July 5,
	2009	2008

Net income	$324	$1,490

Other comprehensive income (loss):
Foreign currency translation adjustment	(14)	26

Comprehensive income	$310	$1,516

(The accompanying notes are an integral part of the financial statements.)

6

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
        (UNAUDITED)

(in thousands, except per share data)	Six Months Ended
	July 5,	July 5,
	2009	2008

Net revenues:
Product	$118,644	$174,155
Service	71,616	126,007
Total net revenues	190,260	300,162

Cost of revenues:
Product	106,876	156,314
Service	55,763	108,629
Total cost of revenues	162,639	264,943

Gross profit	27,621	35,219

Operating expenses:
Selling, general and administrative	26,479	35,026
Depreciation and amortization	1,374	2,434
Total operating expenses	27,853	37,460

Loss from operations	(232)	(2,241)

Other income (expense):
Interest income	208	127
Interest expense	(271)	(598)
Other	27	-
Other expense, net	(36)	(471)

Loss before income tax	(268)	(2,712)
Income tax expense	-	-
Net loss	$(268)	$(2,712)

Weighted average shares outstanding:
Basic	9,339	12,027
Diluted (1)	9,339	12,027

Earnings per common share:
Basic	$(0.03)	$(0.23)
Diluted (1)	$(0.03)	$(0.23)

(1)
Diluted loss per common share for the six month periods ending July 5, 2009 and 2008 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unvested restricted shares.

 (The accompanying notes are an integral part of the financial statements.)

7

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

(in thousands)	Six Months Ended
	July 5,	July 5,
	2009	2008

Net loss	$(268)	$(2,712)

Other comprehensive income (loss):
Foreign currency translation adjustment	(9)	18

Comprehensive income (loss)	$(277)	$(2,694)

(The accompanying notes are an integral part of the financial statements.)

8

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)
	Six Months Ended
	July 5, 2009	July 5, 2008
Cash Flows from (used in) Operating Activities:
Net loss	(268)	(2,712)
Adjustments to reconcile net loss to net cash flows from (used in) operating activities:
Depreciation and amortization	1,397	2,499
Stock option, restricted stock compensation and employee purchase plan expense	311	1,237
Provision for doubtful accounts	67	600
Amortization of unearned income	-	(4)
Changes in working capital accounts:
Accounts receivable	21,252	4,678
Inventories	(919)	146
Other current assets	(370)	3,462
Net investment in leases	40	424
Accounts payable trade	(10,080)	(668)
Deferred revenue	91	(291)
Other, net	(9,430)	(2,398)
Net operating activities	2,091	6,973
Cash Flows used in Investing Activities:
Capital expenditures	(867)	(2,386)
Net investing activities	(867)	(2,386)
Cash Flows from (used in) Financing Activities:
Net increase (reduction) in floor plan financing	6,190	(6,631)
Purchase of treasury stock	(211)	(2,270)
Proceeds from issuance of common shares for employee stock purchase plan	84	172
Net financing activities	6,063	(8,729)
Effect of exchange rate changes on cash and cash equivalents	(9)	18
Increase (decrease) in cash and cash equivalents	7,278	(4,124)
Cash and cash equivalents:
Beginning of period	30,787	13,282
End of period	$38,065	$9,158

(The accompanying notes are an integral part of the financial statements.)

9

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of Presentation

The consolidated financial statements of Pomeroy IT Solutions, Inc. (“the Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.   Accordingly, they do not include all the information and footnotes required by US GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made. The Company has evaluated subsequent events through August 24, 2009, which is the date the financial statements were issued. The results of operations for the three and six month periods ended July 5, 2009 are not necessarily indicative of the results that may be expected for future interim periods or for the year ending January 5, 2010.

Use of Estimates in Financial Statements - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.  Accounting estimates in these financial statements include allowances for trade accounts receivable and vendor accounts receivable, unclaimed property liabilities, deferred tax valuation allowances and estimates related to assessing the impairment of long-lived assets. Such estimates and assumptions are subject to inherent uncertainties, which may result in actual amounts differing from reported amounts.

2.	Pending Merger

On May 19, 2009, the Company entered into an agreement and plan of merger (“Merger Agreement”) with Hebron LLC (“Parent”), Desert Mountain Acquisition Co. (“Desert”), a wholly-owned subsidiary of Parent, and with respect to only certain sections of the Merger Agreement, David B. Pomeroy, II.  Parent and Desert are affiliates of Mr. Pomeroy, who is a Director of the Company and its largest stockholder. The Agreement was amended on June 8, 2009 and June 20, 2009.  Pursuant to the Merger Agreement, as amended, Desert will merge with and into the Company (with the Company continuing as the surviving corporation), the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of the Company’s common stock will be converted into the right to receive $6.00 in cash. The Merger Agreement, as amended, also provides that if the Company terminates the Merger Agreement to accept an acquisition proposal by another party, the Company would be required to pay a termination fee of up to $2.1 million to Parent.

The transaction, which is subject to shareholder approval, is expected to close in the fourth quarter of fiscal 2009.

3.	Recent Accounting Pronouncements

During fiscal 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.  The Company had only partially applied the provisions of SFAS 157 as management had elected the deferral provisions of FASB Staff Position (“FSP”) 157-2 which delayed the effective date of SFAS157 for non-financial assets and liabilities which are not measured at fair value on a recurring basis (at least annually) until January 6, 2009 for the Company.   The major categories of assets and liabilities that are recognized or disclosed at fair value on a nonrecurring basis include intangible assets and equipment and leasehold improvements that may be reported at fair value as a result of impairment testing, and certain assets and liabilities recognized as a result of business combinations. There was no impact to the Company’s consolidated financial position, results of operations, or cash flows as a result of the adoption of SFAS 157 for non-financial assets and liabilities.

10

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” which replaces SFAS No. 141, “Business Combinations.” This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) is to be used for all business combinations and that an acquirer is identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values. This Statement requires the acquirer to recognize acquisition-related costs and restructuring costs separately from the business combination as period expense. This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will implement SFAS No. 141(R) for any business combinations occurring subsequent to January 5, 2009.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies.” The FSP amends SFAS 141(R) related to the accounting for assets and liabilities arising from contingencies in a business combination. The FSP requires that an asset or a liability arising from a contingency in a business combination be recognized at fair value if fair value can be reasonably determined and provides guidance on how to make that determination. If the fair value of an asset or liability cannot be reasonably determined, the FSP requires that an asset or liability be recognized at the amount that would be recognized in accordance with SFAS 5, “Accounting for Contingencies”, and FASB Interpretation 14, “Reasonable Estimation of the Amount of a Loss”, for liabilities and an amount using similar criteria for assets. The FSP is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. There was no material impact to the Company’s consolidated financial position, results of operations, or cash flows as a result of the adoption of SFAS 141(R)-1.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other U.S. generally accepted accounting principles. This FSP became effective for the Company in fiscal year 2009.  The adoption of this FSP had no impact on the consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”  FSP EITF 03-6-1 concludes that non-vested shares with non-forfeitable dividend rights are considered participating securities and, thus, subject to the two-class method pursuant to SFAS 128, “Earnings per Share”, when computing basic and diluted EPS. The Company adopted FSP EITF 03-6-1 effective January 6, 2009. Upon adoption, the Company is required to adjust all prior period EPS data on a retrospective basis to conform with the provisions of this FSP. Due to net losses incurred for the six month period ended July 5, 2008, for the nine month period ended October 5, 2008 and for the years ended January 5, 2009 and 2008, the Company’s previously-reported basic and diluted weighted average shares outstanding, and earnings (loss) per share, for these periods are not affected by the adoption of this Statement.  For the three month period ended July 5, 2008, basic weighted average shares outstanding is adjusted from 11,946 to 12,343 with no impact on previously-reported basic earnings per share. No adjustment is necessary for diluted weighted average shares outstanding and diluted earnings per share for the three month period ended July 5, 2008. For the three month period ended October 5, 2008, basic and diluted weighted average shares outstanding are adjusted from 11,994 and 12,217, respectively, to 12,370 and 12,370, respectively, with no impact on previously-reported basic and diluted earnings per share. See additional discussion in Note 7 to the consolidated financial statements.

11

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In May 2009, the FASB issued SFAS 165, “Subsequent Events.” SFAS 165 establishes standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 is effective for interim and annual periods ending after June 15, 2009. The Company adopted the provisions of SFAS 165 for the second quarter of fiscal 2009, in accordance with the effective date. See “Basis of Presentation” above.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which enhances consistency in financial reporting by increasing the frequency of fair value disclosures. This FSP is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for interim and annual periods ending after March 15, 2009 subject to certain restrictions. The adoption of FSP FAS 107-1 and APB 28-1 did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” SFAS 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles, superseding existing accounting literature. While not intended to change U.S. GAAP, the Codification significantly changes the way in which accounting literature is organized. SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The adoption of SFAS 168 will not have an impact on the Company’s consolidated financial position, results of operations or cash flows. However, because the Codification completely replaces existing standards, it will affect the way U.S. GAAP is referenced in the Company’s consolidated financial statements.

4.	Borrowing Arrangements

The Company has a Syndicated Credit Facility Agreement with GE Commercial Distribution Finance (“GECDF”), which became effective June 25, 2004 (the “Credit Facility”). The Credit Facility, which has been the subject of subsequent modifications, provides for a floor plan loan facility and a revolving loan commitment, both of which are collateralized primarily by the Company’s accounts receivable. The Credit Facility also provides for a letter of credit facility. The funds available for borrowing by the Company under the Credit Facility are reduced by an amount equal to outstanding advances made to the Company to finance inventory under the floor plan loan facility and the aggregate amount of letters of credit outstanding at any given time.

The maximum available borrowings under the Credit Facility total $80.0 million for inventory financing and the revolving loan. The Credit Facility permitted distributions up to a maximum of $18 million for the period June 25, 2008 through June 25, 2009 only if specified criteria were met.  The term distribution is defined in the Credit Facility and included dividends, acquisitions of outstanding stock, reinvestment of debt securities and compensation to a shareholder in excess of normal compensation including performance bonuses. The agreement provides for a termination fee of up to $250 thousand to be paid by the Company in the event the Company terminates the agreement prior to the maturity date of the revolving loan commitment.  The Credit Facility was most recently amended on June 24, 2009, which extended its maturity date to October 30, 2009 and set forth the financial covenants for the periods subsequent to June 25, 2009.

A significant part of the Company’s inventories are financed by floor plan arrangements with third parties. At July 5, 2009 and January 5, 2009, these lines of credit totaled $88.0 million, including $80.0 million with GE Commercial Distribution Finance (“GECDF”) and $8.0 million with IBM Credit Corporation (“ICC”). Borrowings under the GECDF floor plan arrangements are made on 30 day notes. Borrowings under the ICC floor plan arrangement are made on 15 day notes. All such borrowings are secured by the related inventory. The Company classifies amounts outstanding under the floor plan arrangements as floor plan financing liability which is a current liability in the consolidated balance sheets. Payments made under floor plan arrangements are classified as financing activities in the consolidated statements of cash flows. Outstanding amounts under the floor plan financing arrangements totaled $17.9 million at July 5, 2009 and $11.7 million at January 5, 2009. Interest was imputed on these borrowings at a rate of 6.0% per annum for the three and six month periods ended July 5, 2009 and 2008. Related interest expense totaled $63 thousand and $164 thousand for the respective three and six month periods ended July 5, 2009, and $128 and $324 thousand for the respective three and six month periods ended July 5, 2008.

12

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

As of July 5, 2009 and January 5, 2009, there was no balance outstanding under the Credit Facility other than the floor plan financing liability.  At July 5, 2009 and January 5, 2009, the amounts available under the Credit Facility were $31.1 million and $50.2 million, respectively. Interest on outstanding borrowings under the credit facility is payable monthly based on the LIBOR rate and a pricing grid.  As of July 5, 2009, the adjusted LIBOR rate was 2.81%.  The credit facility is collateralized by substantially all the assets of Pomeroy, except those assets that collateralize certain other financing arrangements.  Under the terms of the credit facility, the Company is subject to various financial covenants. As of July 5, 2009, Pomeroy was in compliance with these financial covenants.

The Company’s credit facility expires October 30, 2009. The Company intends to negotiate a new credit facility with terms sufficient for its financing needs and does not anticipate any problems securing a new credit facility before October 30, 2009. However, if the Company is unable to negotiate a new credit facility, it could adversely affect the Company’s ability to operate.

5.	Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, certificates of deposit, and accounts receivable, as well as obligations under accounts payable, floor plan financing arrangements and the Company’s credit facility. The estimated fair values of the Company’s short-term financial instruments, including cash and cash equivalents, certificates of deposit, receivables, payables and floor plan financing arrangements arising in the ordinary course of business approximate their carrying amounts due to the relatively short period of time between origination and realization. The carrying amount of outstanding borrowings under the credit facility approximates fair value because the interest rates fluctuate with market interest rates

6.	Stock-Based Compensation

Restricted Common Stock Awards

During the six months ended July 5, 2009, the Company awarded 211,884 shares of restricted common stock, which vest over a 4-year period.  Restricted stock awards are valued at the closing market value of the Company’s common stock on the date of the grant, and the total value of the award is recognized as expense ratably over the vesting period. Total compensation expense recognized for unvested shares was $11 thousand and $228 thousand for the three months ended July 5, 2009 and 2008, respectively. Total compensation expense recognized for unvested shares was $146 thousand and $720 thousand for the six months ended July 5, 2009 and 2008, respectively.  During the quarter ended July 5, 2009, forfeiture adjustments resulted in a reversal of previously-recognized expense totaling $161 thousand. As of July 5, 2009, the total amount of unrecognized compensation expense related to nonvested restricted stock awards was approximately $2.9 million, which is expected to be recognized over a weighted-average period of approximately 3.0 years.

	Shares	Weighted average fair value at grant date
Restricted common stock outstanding January 5, 2009	348,397	$7.13
Granted	158,404	3.55
Vested	-	-
Forfeitures	(80,000)	7.61
Restricted common stock outstanding April 5, 2009	426,801	5.57
Granted	53,480	4.79
Vested	-	-
Forfeitures	(21,721)	5.90
Restricted common stock outstanding July 5, 2009	458,560	$5.59

13

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Stock Option Awards

For the three months ended July 5, 2009, the Company did not grant any stock option awards to employees. For the six months ended July 5, 2009, the Company granted 293,072 stock option awards to employees.  The fair values range from $1.64 to $1.65, based upon the following assumptions:  underlying exercise price ranging from $3.50 to $3.61; expected life ranging from 3.5 to 4.5 years; volatility ranging from 58.92% to 61.38%; risk-free interest rates ranging from 1.12% to 1.41%; and dividend yield of 0.00%.

For the three months ended July 5, 2009 and 2008, the Company recognized approximately $(84) and $222 thousand, respectively, in expense related to stock options. For the six months ended July 5, 2009 and 2008, the Company recognized approximately $125 thousand and $454 thousand, respectively, in expense related to stock options.  During the quarter ended July 5, 2009, forfeiture adjustments resulted in a reversal of previously-recognized expense totaling $210 thousand. The approximate unamortized stock option compensation as of July 5, 2009, which will be recorded as expense in future periods, is $587 thousand. The weighted average time over which this expense will be recorded is approximately 2.2 years.

Employee Stock Purchase Plan

For the three months ended July 5, 2009 and 2008, the Company recognized approximately $20 thousand and $32 thousand, respectively, in expense related to the employee stock purchase plan being compensatory under FAS 123R. For the six months ended July 5, 2009 and 2008, the Company recognized approximately $40 thousand and $63 thousand, respectively, in expense related to the employee stock purchase plan.

7.	Earnings per Common Share

The following is a reconciliation of the number of shares used in the basic EPS and diluted EPS computations:

(in thousands, except per share data)

	Three Months Ended July 5,
	2009		2008
		Per Share		Per Share
	Shares	Amount	Shares	Amount
Basic EPS	9,760	$0.03	12,343	$0.12
Effect of dilutive stock options and unvested restricted shares	-	-	-	-
Diluted EPS	9,760	$0.03	12,343	$0.12

	Six Months Ended July 5,
	2009			2008
			Per Share			Per Share
	Shares		Amount	Shares		Amount
Basic EPS	9,339		$(0.03)	12,027		$(0.23)
Effect of dilutive stock options and unvested restricted shares	-	*	- *	-	*	-
Diluted EPS	9,339		$(0.03)	12,027		$(0.23)

*Not presented herein since effect on loss per common share is anti-dilutive for the six months ended July 5, 2009 and 2008.

14

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Effective January 6, 2009, the Company adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”  As a result of the adoption of FSP EITF 03-6-1, non-vested shares with non-forfeitable dividend rights are considered participating securities and, thus, subject to the two-class method pursuant to SFAS 128, “Earnings per Share”, when computing basic and diluted EPS.  Losses are only allocable to participating securities if the holder has a contractual obligation to share in the losses of the Company as further defined in EITF 03-6-1, “Participating Securities and the Two-Class Method under FASB Statement No. 128.”  The Company’s restricted stock awards contain non-forfeitable dividend rights but do not contractually obligate the holders to share in losses of the Company.  Accordingly, during periods of net income unvested restricted shares are included in the determination of both basic and diluted earnings per share.  During periods of net loss, these shares are excluded from both basic and diluted earnings per share.

For the three month periods ended July 5, 2009 and 2008, a total of 436,000 and 397,000 unvested restricted share awards, respectively, were included in the basic EPS calculation.  For the six month periods ended July 5, 2009 and 2008, a total of 459,000 and 409,000 unvested share awards, respectively, were excluded from the basic and diluted EPS calculation due to net losses incurred for these periods. For the three and six month periods ended July 5, 2009, 1,011,000 and 1,310,000 stock options, respectively, were excluded from the diluted EPS calculations as their effect would have been anti-dilutive. For the six month period ended July 5, 2008, 1,474,000 stock options were excluded from the diluted EPS calculations as their effect would have been anti-dilutive.

8.	Treasury Stock

On November 14, 2008, the Company announced that the Board of Directors of the Company had authorized a program to repurchase up to $5.0 million of its outstanding common stock.  On November 19, 2008, the Board of Directors of the Company authorized a $5.0 million increase in its stock repurchase program, therefore authorizing the Company to purchase up to $10.0 million of its outstanding common stock under the program.  All stock repurchases are to be made through open market purchases, block purchases or privately negotiated transactions as deemed appropriate by the Company within a period of one year from the date of the first purchase under the program.  The Company has no obligation to repurchase shares under the program, and the timing, manner and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The Company intends to utilize available working capital to fund the stock repurchase program. The acquired shares will be held in treasury or cancelled.  During fiscal 2008, the Company purchased 2,656,155 shares at a total cost of $7.9 million under this program.  During the six month period ended July 5, 2009, the Company purchased an additional 62,705 shares at a total cost of $211 thousand under this program.

9.	Supplemental Cash Flow Disclosures

Supplemental disclosures with respect to cash flow information and non-cash investing and financing activities are as follows:

(in thousands)	Six Months Ended July 5,
	2009	2008

Interest paid	$252	$548

Income taxes paid (refunded)	$82	$(3,045)

15

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10.	Contingencies

The Company is party to various negotiations, customer bankruptcies and legal proceedings in the normal course of business.  Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations.

As discussed in Note 2, the Company entered into a Merger Agreement with Hebron LLC (“Parent”), Desert Mountain Acquisition Co. (“Desert”), a wholly-owned subsidiary of Parent, and with respect to only certain sections of the Merger Agreement, David B. Pomeroy, II. The Merger Agreement provides that Desert will merge with and into the Company, with the Company continuing as the surviving corporation. The Merger Agreement, as amended, provides that if the Company terminates the Merger Agreement to accept an acquisition proposal by another party, the Company would be required to pay a termination fee of up to $2.1 million to Parent.

The Company is party to change in control bonus agreements with executive officers of the Company whereby the Company may be required to pay a bonus equal to each executive officer’s base annual salary upon change in control prior to December 31, 2009. Furthermore, the agreements provide that bonuses are payable in certain circumstances if a termination of employment occurs prior to a change in control and in certain circumstances if a change in control occurs after December 31, 2009.

On May 22, 2009, a purported class action complaint was filed in the Commonwealth of Kentucky Boone Circuit Court by Kenneth Hanninen, an alleged Pomeroy stockholder, on behalf of himself and all others similarly situated, against the Company and each of its current directors as of the filing date: David G. Boucher, Keith R. Coogan, Ronald E. Krieg, David B. Pomeroy, II, Richard S. Press, Michael A. Ruffolo, Jonathan Starr and Debra Tibey.  Hebron LLC and Desert Mountain Acquisition Co., affiliates of Mr. Pomeroy, were also named as defendants in the lawsuit.  The complaint alleges, among other things, that the directors of the Company are in breach of their fiduciary duties to stockholders in connection with the Company’s entry into an agreement and plan of merger dated May 19, 2009 (the “Agreement”), with Hebron LLC, Desert Mountain Acquisition Co., and, with respect to certain sections of the merger agreement only, David B. Pomeroy, II.  The complaint seeks, among other things, injunctive relief to enjoin the Company and its directors from consummating the transaction contemplated under the Agreement, along with attorneys’ fees and costs.  The Company and its directors believe that the allegations in the complaint are without merit and intend to vigorously defend against the claims and causes of action asserted in this legal matter.

11.  Restructuring and Severance Charges

During the three month period ended July 5, 2008, the Company recorded charges of $308 thousand for severance related to the realignment of the Company’s operations. No severance charges related to a restructuring plan were recorded during the three month period ended July 5, 2009. During the six month periods ended July 5, 2009 and 2008, the Company recorded charges of $101 thousand and $889 thousand, respectively, for severance related to the realignment of the Company’s operations. As of July 5, 2009, all accrued severance charges have been paid.

As of July 5, 2009, facility-related restructuring liabilities totaled $339 thousand, consisting primarily of the remaining liability recorded in fiscal 2004 in connection with the ARC acquisition for certain duplicative leased facilities. The outstanding balance as of July 5, 2009 will be paid out in fiscal 2009.

The expenses associated with restructuring and severance charges are recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations.

16

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

As of July 5, 2009, the restructuring and severance charge accrual, consisted of the following:

(in thousands)	Severance	Facilities	Total
Liability balance at January 5, 2009	$78	$1,071	$1,149
Cash payments	(91)	(397)	(488)
Charges accrued	101	-	101
Liability balance at April 5, 2009	88	674	762
Charges accrued	-	-	-
Cash payments	(88)	(335)	(423)
Liability balance at July 5, 2009	$-	$339	$339

12.   Income Taxes

For the three and six months ended July 5, 2009 and 2008, the Company had no income tax expense or income tax benefit. For the three months ended July 5, 2009 and 2008, the Company decreased its tax valuation allowance by $93 thousand and $647 thousand. For the six months ended July 5, 2009 and 2008, the Company increased its tax valuation allowance by $107 thousand and $931 thousand, respectively. The tax valuation allowance totaled $22.5 million at July 5, 2009. The tax valuation allowance is due to the future uncertainty of the Company’s ability to utilize its deferred tax assets.  For the six months ended July 5, 2009 and 2008, these adjustments to the tax valuation allowance offset what would have been an income tax benefit.  The effective income tax rate would have been 40.0% and 34.3% for the six month periods ended July 5, 2009 and 2008, respectively, prior to the recording of the tax valuation reserves.

As of July 5, 2009 there have been no material changes in the Company’s uncertain tax positions disclosures as provided in note 7 of the 2008 Annual Report on Form 10-K.

The Company includes interest and penalties related to gross unrecognized tax benefits within the provision for income taxes.  As of July 5, 2009, the Company had accrued $815 thousand for payment of such interest.

The Company and its subsidiaries file income tax returns in various tax jurisdictions, including the United States and several U.S. states. The Company has substantially concluded all U.S. Federal and State income tax matters for years up to and including 2006.

13.  Segment Information

The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."  This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements.  Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance.  The Company is aligned into functional lines: Sales, Service Operations, Finance and Administrative.  Management and the board of directors review operating results on a consolidated basis.  As a result, the Company has one operating segment and the Company reports one reportable segment. The following is a summary of the two major components of service revenue as viewed by the chief decision makers of the Company.

17

POMEROY IT SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(in millions)
	For the Three		For the Six
Service Revenue:	Months Ended July 5,		Months Ended July 5,
	2009	2008	2009	2008
Technical Staffing Services	$7.3	$31.6	$14.9	$64.1
Infrastructure Services	28.0	30.7	56.7	61.9
Total Service Revenue	$35.3	$62.3	$71.6	$126.0

	For the Three		For the Six
Service Cost of Revenues:	Months Ended July 5,		Months Ended July 5,
	2009	2008	2009	2008
Technical Staffing Services	$5.9	$28.0	$12.3	$57.9
Infrastructure Services	21.0	24.2	43.5	50.7
Total Service Cost of Revenues	$26.9	$52.2	$55.8	$108.6

	For the Three		For the Six
Service Gross Profit:	Months Ended July 5,		Months Ended July 5,
	2009	2008	2009	2008
Technical Staffing Services	$1.4	$3.6	$2.6	$6.2
Infrastructure Services	7.0	6.5	13.2	11.2
Total Service Gross Profit	$8.4	$10.1	$15.8	$17.4

18

Item 2-Management’s Discussion and Analysis of Financial Condition and Results of Operations

Special Cautionary Notice Regarding Forward-Looking Statements

Certain of the matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" contain certain forward-looking statements regarding future financial results of the Company. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions are intended to identify forward-looking statements. Such statements are forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in our Annual Report on Form 10-K under “Item 1A Risk Factors” and in this document including, without limitation, those statements made in conjunction with the forward-looking statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations." All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by such factors.

19

       Item 2-Management’s Discussion and Analysis of Financial Condition and Results of Operations

        RESULTS OF OPERATIONS
The following table sets forth for the periods presented information derived from our consolidated statements of operations expressed as a percentage of net product and service revenues:

(in thousands)	For the Three Months Ended July 5,				For the Six Months Ended July 5,
	2009	% of Revenues	2008	% of Revenues	2009	% of Revenues	2008	% of Revenues

Net revenues:
Product	$65,483	65.0%	$92,678	59.8%	$118,644	62.4%	$174,155	58.0%
Service	35,317	35.0%	62,315	40.2%	71,616	37.6%	126,007	42.0%
Total net revenues	100,800	100.0%	154,993	100.0%	190,260	100.0%	300,162	100.0%

Gross profit
Product	6,251	6.2%	9,435	6.1%	11,768	6.2%	17,841	5.9%
Service	8,410	8.3%	10,108	6.5%	15,853	8.3%	17,378	5.8%
Total gross profit	14,661	14.5%	19,543	12.6%	27,621	14.5%	35,219	11.7%

Gross profit %
Product %	9.5%		10.2%		9.9%		10.2%
Service %	23.8%		16.2%		22.1%		13.8%

Operating expenses:
Selling, general and administrative	13,708	13.6%	16,630	10.7%	26,479	13.9%	35,026	11.7%
Depreciation and amortization	671	0.7%	1,218	0.8%	1,374	0.7%	2,434	0.8%
Total operating expenses	14,379	14.3%	17,848	11.5%	27,853	14.6%	37,460	12.5%

Income (loss) from operations	282	0.2%	1,695	1.1%	(232)	-0.1%	(2,241)	-0.8%

Other income (expense):
Interest income	122	0.1%	42	0.0%	208	0.1%	127	0.0%
Interest expense	(111)	-0.1%	(247)	-0.2%	(271)	-0.1%	(598)	-0.2%
Other	31	0.0%	-	0.0%	27	0.0%	-	0.0%
Other income (expense), net	42	0.0%	(205)	-0.2%	(36)	0.0%	(471)	-0.2%

Income (loss) before income tax	324	0.2%	1,490	0.9%	(268)	-0.1%	(2,712)	-1.0%
Income tax expense	-	0.0%	-	0.0%	-	0.0%	-	0.0%

Net income (loss)	$324	0.2%	$1,490	0.9%	$(268)	-0.1%	$(2,712)	-1.0%

20

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Second Quarter 2009 versus Second Quarter 2008

Total Net Revenues:  Total net revenues decreased $54.2 million or 35.0% in the second quarter of fiscal 2009, compared to the second quarter of fiscal 2008. For the second quarters of fiscal 2009 and fiscal 2008, the net revenues were $100.8 million and $155.0 million, respectively.

Product revenues were $65.5 million in the second quarter of fiscal 2009, a decrease of $27.2 million or 29.3% from the second quarter of fiscal 2008. The decrease in revenue was primarily generated by a reduction in capital expenditures of large customers within the Financial, Health Care and Retail markets.  Many of these expenditures were previously approved in the current year budgets of our customers but were delayed due to ongoing economic uncertainty.

Service revenues were $35.3 million in the second quarter of fiscal 2009, a decrease of $27.0 million or 43.3% from the second quarter of fiscal 2008. The Company groups services sales into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

	(in millions)
	Quarter ended July 5,
	2009	2008
Service Revenue
Technical Staffing	$7.3	$31.6
Infrastructure Services	28.0	30.7
Total Service Revenue	$35.3	$62.3

Technical Staffing revenue decreased $24.3 million, or 76.9%, in the second quarter of fiscal 2009. In June 2008, the Company elected not to renew a technical services contract with a major customer because the proposed terms would have been unprofitable for the Company. As a result of the loss of this business, we expect a decline of approximately $80 million in technical staffing revenue for the full year in fiscal 2009. Technical Staffing revenue accounted for approximately 20.7% of total service revenues in the second quarter of fiscal 2009 compared to 50.7% in the second quarter of fiscal 2008.

Infrastructure Service revenues decreased $2.7 million, or 8.8%, in the second quarter of fiscal 2009, primarily due to a decline in short-term project engagements and a loss contract which was exited at the end of the second quarter of fiscal 2008.  Infrastructure Service revenues accounted for approximately 79.3% of total service revenues in the second quarter of fiscal 2009 compared to 49.3% in the second quarter of fiscal 2008.

Gross Profit:  Gross profit was $14.7 million in the second quarter of fiscal 2009, compared to $19.5 million in the second quarter of fiscal 2008. Gross profit margin, as a percentage of revenue, was 14.5% in the second quarter of fiscal 2009, compared to 12.6% in the second quarter of fiscal 2008.

Product gross profit was $6.3 million in the second quarter of fiscal 2009, compared to $9.4 million in the second quarter of fiscal 2008. Product gross profit margin as a percentage of product revenues decreased to 9.5% in the second quarter of fiscal 2009, compared to 10.2% in the second quarter of fiscal 2008 as a result of transactions at lower gross profit margins in order to retain or gain market share.

Service gross profit was $8.4 million in the second quarter of fiscal 2009, compared to $10.1 million in the second quarter of fiscal 2008.  Service gross profit margins were 23.8% in the second quarter of fiscal 2009, compared to 16.2% in the second quarter of fiscal 2008.

21

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	(in millions)
	Quarter ended July 5,
	2009	2008
Service Gross Profit
Technical Staffing	$1.4	$3.6
Infrastructure Services	7.0	6.5
Total Service Gross Profit	$8.4	$10.1

Gross profit from Technical Staffing Services was $1.4 million for the second quarter of fiscal 2009, compared to $3.6 million for the second quarter of fiscal 2008.  Gross profit margin increased to 18.7% in the second quarter of fiscal 2009 from 11.5% in the second quarter of fiscal 2008.  The decrease in gross profit dollars and increase in gross margin is primarily the result of the non-renewal of the technical services contract with a major customer in June 2008 which would have been unprofitable for the Company. We expect a decline in technical staffing gross profit of approximately $6.4 million for the full year in fiscal 2009.

Gross profit from Infrastructure Services was $7.0 million for the second quarter of fiscal 2009 compared to $6.5 million for the second quarter of fiscal 2008.  Gross profit margin increased to 25.2% in the second quarter of fiscal 2009 from 21.1% in the second quarter of fiscal 2008.  The increase in gross profit margin is the result of cost reductions in the second and third quarters of fiscal 2008 resulting in improved utilization and productivity of technical resources.

Operating Expenses:  Total operating expenses were $14.4 million in the second quarter of fiscal 2009, compared to $17.8 million in the second quarter of fiscal 2008, a decrease of $3.4 million or 19.4%. The decrease is primarily the result of the following:

•
Payroll and payroll related expenses decreased approximately $1.9 million in the second quarter of fiscal 2009 as compared to the second quarter of fiscal 2008 due to changes the company made in order to right-size the business as a result of the overall decline in revenues.

•	Selling expenses were reduced by $1.3 million in the second quarter of fiscal 2009 as a result of decreased revenues.
•	Depreciation expense decreased $0.5 million in the second quarter of fiscal 2009 as compared to the second quarter of fiscal 2008 due to a significant asset being fully depreciated.
•	The provision for bad debts decreased $0.3 million in the second quarter of fiscal 2009 as compared to the second quarter of fiscal 2008.

The decreases in operating expenses described above were partially offset by a $0.6 million increase in professional fees in the second quarter of fiscal 2009 associated with the proposed merger related activities.

Income from Operations:  Income from operations decreased $1.4 million, to $0.3 million in the second quarter of fiscal 2009 from $1.7 million in the second quarter of fiscal 2008. The decrease in income from operations is the result of the decrease in revenues and gross profit, offset by the decrease in operating expenses, as described above.

Other income (expense):  Net other income (expense) was income of $42 thousand in the second quarter of fiscal 2009 compared to expense of $0.2 million during the second quarter of fiscal 2008. The decrease in net other expense is primarily the result of a $0.1 million decrease in interest expense for outstanding borrowings under the Company’s credit facility during the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008. The decrease in interest expense resulted from the timing of payments of accounts payable and payroll, as well as a lower outstanding floor plan liability during the second quarter of fiscal 2009 as compared to the second quarter of fiscal 2008.

Income Taxes:  For the second quarters of fiscal 2009 and fiscal 2008, the Company had no income tax expense or benefit.  During the second quarters of fiscal 2009 and 2008, the Company decreased its tax valuation allowance by $0.1 million and $0.6 million, respectively, as a result of generating net income for these periods.

22

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Income:  Net income was $0.3 million in the second quarter of fiscal 2009, compared to $1.5 million in the second quarter of fiscal 2008.  The decrease in net income is a result of the factors described above.

July 5, 2009 YTD versus July 5, 2008 YTD

Total Net Revenues:  Total net revenues decreased $109.9 million or 36.6% in the first six months of fiscal 2009, compared to the first six months of fiscal 2008. For the first six months of fiscal 2009 and fiscal 2008, the net revenues were $190.3 million and $300.2 million, respectively.

Product revenues were $118.7 million in the first six months of fiscal 2009, a decrease of $55.5 million or 31.9% from the first six months of fiscal 2008. The decrease in revenue was primarily generated by a reduction in capital expenditures of large customers within the Financial, Manufacturing, Health Care and Retail markets.  Many of these expenditures were previously approved in the current year budgets of our customers but were delayed due to ongoing economic uncertainty.

Service revenues were $71.6 million in the first six months of fiscal 2009, a decrease of $54.4 million or 43.2% from the first six months of fiscal 2008. The Company groups services sales into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

	(in millions)
	Six months ended July 5,
	2009	2008
Service Revenue
Technical Staffing	$14.9	$64.1
Infrastructure Services	56.7	61.9
Total Service Revenue	$71.6	$126.0

Technical Staffing revenue decreased $49.2 million, or 76.8%, in the first six months of fiscal 2009. In June 2008, the Company elected not to renew a technical services contract with a major customer because the proposed terms would have been unprofitable for the Company. As a result of the loss of this business, we expect a decline of approximately $80 million in technical staffing revenue for the full year in fiscal 2009. Technical Staffing revenue accounted for approximately 20.8% of total service revenues in the first six months of fiscal 2009 compared to 50.8% in the first six months of fiscal 2008.

Infrastructure Service revenues decreased $5.2 million, or 8.5%, in the first six months of fiscal 2009, primarily due to a decline in short-term project engagements and a loss contract which was exited at the end of the second quarter of fiscal 2008.  Infrastructure Service revenues accounted for approximately 79.2% of total service revenues in the first six months of fiscal 2009 compared to 49.2% in the first six months of fiscal 2008.

Gross Profit:  Gross profit was $27.6 million in the first six months of fiscal 2009, compared to $35.2 million in the first six months of fiscal 2008. Gross profit margin, as a percentage of revenue, was 14.5% in the first six months of fiscal 2009, compared to 11.7% in the first six months of fiscal 2008.

Product gross profit was $11.8 million in the first six months of fiscal 2009, compared to $17.8 million in the first six months of fiscal 2008. Product gross profit margin as a percentage of product revenues decreased slightly to 9.9% in the first six months of fiscal 2009, compared to 10.2% in the first six months of fiscal 2008 as a result of transactions with lower gross profit margins in order to retain or gain market share primarily in the second quarter of fiscal 2009.

23

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Service gross profit was $15.8 million in the first six months of fiscal 2009, compared to $17.4 million in the first six months of fiscal 2008.  Service gross profit margins were 22.1% in the first six months of fiscal 2009, compared to 13.8% in the first six months of fiscal 2008.

	(in millions)
	Six months ended July 5,
	2009	2008
Service Gross Profit
Technical Staffing	$2.6	$6.2
Infrastructure Services	13.2	11.2
Total Service Gross Profit	$15.8	$17.4

Gross profit from Technical Staffing Services was $2.6 million for the first six months of fiscal 2009, compared to $6.2 million for the first six months of fiscal 2008.  Gross profit margin increased to 17.4% in the first six months of fiscal 2009 from 9.7% in the first six months of fiscal 2008.  The decrease in gross profit dollars and increase in gross margin is primarily the result of the non-renewal of the technical services contract with a major customer in June 2008 which would have been unprofitable for the Company. We expect a decline in technical staffing gross profit of approximately $6.4 million for the full year in fiscal 2009.

Gross profit from Infrastructure Services was $13.2 million for the first six months of fiscal 2009 compared to $11.2 million for the first six months of fiscal 2008.  Gross profit margin increased to 23.3% in the first six months of fiscal 2009 from 18.0% in the first six months of fiscal 2008.  The increase in gross profit margin is the result of engagements during the first quarter of fiscal 2008 that generated revenue of approximately $1.4 million at zero gross profit and cost reductions in the second and third quarters of fiscal 2008 resulting in improved utilization and productivity of the technical resources.

Operating Expenses:  Total operating expenses were $27.9 million in the first six months of fiscal 2009, compared to $37.5 million in the first six months of fiscal 2008, a decrease of $9.6 million or 25.6%. The decrease is primarily the result of the following:

•
In the first quarter of fiscal 2008, the Company recorded a $1.0 million charge to reserve against the collection of Technical Staffing Services revenues that were overbilled by subcontractors in 2005 and 2006. During the first quarter of fiscal 2009, the Company reversed $0.2 million of this charge after reevaluating the amounts overbilled.

•	Severance charges decreased $0.5 million in the first six months of fiscal 2009 compared to the first six months of fiscal 2008.
•	Depreciation expense decreased $1.1 million in the first six months of fiscal 2009 as compared to the first six months of fiscal 2008 due to a significant asset being fully depreciated.
•	The provision for bad debts decreased $0.5 million in the first six months of fiscal 2009 compared to the first six months of fiscal 2008.
•	Selling expenses were reduced by $2.2 million in the first six months of fiscal 2009 as a result of decreased revenues.
•	During the first quarter of fiscal 2008, the Company recorded accruals for loss contracts of $0.3 million, as well as a $0.3 million start-up penalty for a new contract.
•
Payroll and payroll related expenses decreased approximately $4.8 million in the first six months of fiscal 2009 as compared to the first six months of fiscal 2008 due to changes the Company made in order to right-size the business as a result of the overall decline in revenues.

The decreases in operating expenses described above were partially offset by a $0.4 million charge in the first quarter of fiscal 2009 associated with the Company’s leased aircraft and $0.6 million increase in professional fees in the second quarter of fiscal 2009 associated with the proposed merger related activities.

24

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Loss from Operations:  Loss from operations decreased $2.0 million in the first six months of fiscal 2009 as compared to the first six months of fiscal 2008, from $2.2 million in the first six months of fiscal 2008 to $0.2 in the first six months of fiscal 2009.  The decrease in loss from operations is the result of the decrease in operating expenses, offset by the decrease in revenues and gross profit, as described above.

Other income (expense):  Net other expense was $36 thousand in the first six months of fiscal 2009 compared to $0.5 million during the first six months of fiscal 2008. Although the Company has significant cash balances, the Company’s interest expense exceeds its interest income due primarily to outstanding balances under its floor plan and credit facilities at rates that exceed those rates earned on the Company’s cash and cash equivalents. The decrease in net other expense is primarily the result of a $0.3 million decrease in interest expense for outstanding borrowings under the Company’s credit facility during the first six months of fiscal 2009 compared to the first six months of fiscal 2008 resulting from the timing of payments of accounts payable and payroll, as well as a lower outstanding floor plan liability during the first six months of fiscal 2009 as compared to the first six months of fiscal 2008.

Income Taxes:  For the first six months of fiscal 2009 and fiscal 2008, the Company had no income tax expense or benefit.  During the first six months of fiscal 2009 and 2008, the Company increased its tax valuation allowance by $0.1 million and $0.9 million, respectively, due to uncertainty of the Company’s ability to utilize its deferred tax assets.

Net Loss:  Net loss was $0.3 million in the first six months of fiscal 2009, compared to $2.7 million in the first six months of fiscal 2008.  The decrease in net loss is a result of the factors described above.

25

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Cash generated by operating activities was $2.1 million for the first six months of fiscal 2009. Cash used in investing activities was $0.9 million, consisting solely of capital expenditures.  Cash generated by financing activities was $6.1 million, which includes a $6.2 million net increase in floor plan financing liability and $0.1 million for the issuance of common shares, offset by $0.2 million for the purchase of treasury stock.

The amount of cash derived from or used by operating activities will vary based on a number of business factors which may change from time to time, including terms of available financing from vendors, up or down turns in the Company’s business and up or down turns in the businesses of the Company’s customers.  However, a growth or decline in services revenue in conjunction with a change in the proportion of services revenue to total revenue is an underlying driver of operating cash flow during a period of growth because a majority of the Company’s service revenue is generated based upon the billings of the Company’s technicians.  The cash outlay for these labor/payroll costs is incurred bi-weekly with each pay period.  The invoicing for the service is generated on various billing cycles as dictated by the customers, and the respective cash inflow typically follows within 30 to 60 days of invoice date, which may be as long as 60 to 120 days from the time the services are performed.  Product revenue has a shorter cash outlay period, as the time difference between paying vendors for products purchased and receiving cash from customers is typically 0 to 60 days. In addition, certain services, primarily outsourcing contracts for the Company’s Life Cycle Services, require that the Company maintain a specific parts inventory for servicing the customer; thus, an increase or decrease in the type of services provided can impact inventory levels and operating cash flows.

Cash flows generated by operating activities in the first six months of fiscal 2009 totaled $2.1 million, compared to $7.0 million for the same period of fiscal 2008.  A reduction in accounts receivable generated $21.3 million in operating cash flows during the first six months of fiscal 2009 compared to $4.7 million for the first six months of fiscal 2008.  Reductions in accounts payable and other assets and liabilities utilized cash of $10.1 million and $9.4 million, respectively, during the first six months of fiscal 2009 compared to $0.7 million and $2.4 million, respectively, in the first six months of fiscal 2008.  The reduction in receivables and payables is associated with the decline in revenues during the first six months of fiscal 2009 compared to the first six months of fiscal 2008.

The Company has a Syndicated Credit Facility Agreement with GE Commercial Distribution Finance (“GECDF”), which became effective June 25, 2004 (the “Credit Facility”). The Credit Facility, which has been the subject of subsequent modifications, provides for a floor plan loan facility and a revolving loan commitment, both of which are collateralized primarily by the Company’s accounts receivable. The Credit Facility also provides for a letter of credit facility. The funds available for borrowing by the Company under the Credit Facility are reduced by an amount equal to outstanding advances made to the Company to finance inventory under the floor plan loan facility and the aggregate amount of letters of credit outstanding at any given time.

The maximum available borrowings under the Credit Facility total $80.0 million for inventory financing and the revolving loan. The Credit Facility permitted distributions up to a maximum of $18 million for the period June 25, 2008 through June 25, 2009 only if specified criteria were met.  The term distribution is defined in the Credit Facility and included dividends, acquisitions of outstanding stock, reinvestment of debt securities and compensation to a shareholder in excess of normal compensation including performance bonuses. The agreement provides for a termination fee of up to $250 thousand to be paid by the Company in the event the Company terminates the agreement prior to the maturity date of the revolving loan commitment.  The Credit Facility was most recently amended on June 24, 2009, which extended its maturity date to October 30, 2009 and set forth the financial covenants for the periods subsequent to June 25, 2009.

26

POMEROY IT SOLUTIONS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

A significant part of the Company’s inventories are financed by floor plan arrangements with third parties. At July 5, 2009 and January 5, 2009, these lines of credit totaled $88.0 million, including $80.0 million under its Credit Facility with GECDF and $8.0 million with IBM Credit Corporation (“ICC”). Borrowings under the GECDF floor plan arrangements are made on 30 day notes. Borrowings under the ICC floor plan arrangement are made on 15 day notes. All such borrowings are secured by the related inventory. The Company classifies amounts outstanding under the floor plan arrangements as floor plan financing liability which is a current liability in the consolidated balance sheets. Payments made under floor plan arrangements are classified as financing activities in the consolidated statements of cash flows. Outstanding amounts under the floor plan financing arrangements totaled $17.9 million at July 5, 2009 and $11.7 million at January 5, 2009. Interest was imputed on these borrowings at a rate of 6.0% per annum for the three and six month periods ended July 5, 2009 and 2008. Related interest expense totaled $63 thousand and $164 thousand for the respective three and six month periods ended July 5, 2009, and $128 and $324 thousand for the respective three and six month periods ended July 5, 2008.

As of July 5, 2009 and January 5, 2009, there was no balance outstanding under the Credit Facility other than the floor plan financing liability.  At July 5, 2009 and January 5, 2009, the amounts available under the Credit Facility were $31.1 million and $50.2 million, respectively. Interest on outstanding borrowings under the credit facility is payable monthly based on the LIBOR rate and a pricing grid.  As of July 5, 2009, the adjusted LIBOR rate was 2.81%.  The credit facility is collateralized by substantially all the assets of Pomeroy, except those assets that collateralize certain other financing arrangements.  Under the terms of the credit facility, the Company is subject to various financial covenants. As of July 5, 2009, Pomeroy was in compliance with these financial covenants.

The Company believes that the anticipated cash flow from operations and current financing arrangements will be sufficient to satisfy the Company’s capital requirements for the next twelve months. The Company’s credit facility expires October 30, 2009. The Company intends to negotiate a new credit facility with terms sufficient for its financing needs and does not anticipate any problems securing a new credit facility before October 30, 2009. However, if the Company is unable to negotiate a new credit facility, it could adversely affect the Company’s ability to operate.

As of July 5, 2009 and January 5, 2009, the Company has an unclaimed property liability approximating $5 million recorded in its consolidated balance sheets. This would require a cash outflow from the Company to the applicable state or a combination of states, customers or vendors. The Company estimates that the final settlement of this liability may take several months or possibly years as the Company remediates these credits with customers and vendors. The Company anticipates that the liability may ultimately be settled for less than the estimated $5 million. However, the Company cannot provide any assurance that the final settlement will be materially lower.

On November 14, 2008, the Company announced that the Board of Directors of the Company had authorized a program to repurchase up to $5.0 million of its outstanding common stock.  On November 19, 2008, the Board of Directors of the Company authorized a $5.0 million increase in its stock repurchase program, therefore authorizing the Company to purchase up to $10.0 million of its outstanding common stock under the program.  All stock repurchases are to be made through open market purchases, block purchases or privately negotiated transactions as deemed appropriate by the Company within a period of one year from the date of the first purchase under the program.  The Company has no obligation to repurchase shares under the program, and the timing, manner and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The Company intends to utilize available working capital to fund the stock repurchase program. The acquired shares will be held in treasury or cancelled.  During fiscal 2008, the Company purchased 2,656,155 shares at a total cost of $7.9 million under this program.  During the six month period ended July 5, 2009, the Company purchased an additional 62,705 shares at a total cost of $211 thousand under this program.

27

Item 3-Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to interest rate risk primarily through its credit facility with GECDF.  The Company did not experience a material impact from interest rate risk for the first six months of fiscal 2009.

Currently, the Company does not have any significant financial investments for trading or other speculative purposes or to manage interest rate exposure.

The recent global financial crisis affecting the banking system and financial markets and the going concern threats to investment banks and other financial institutions have resulted in a tightening in the credit markets. There could be a number of follow-on effects from the global financial crisis and resulting economic slowdown on our business, including lower overall demand, insolvency of suppliers resulting in product delays, inability of customers to obtain credit to finance purchases of our projects, payment delays by customers and/or customer insolvencies, more onerous credit and commercial terms from our suppliers, delays in accessing our current credit facilities or obtaining new credit facilities on terms we deem commercially reasonable or at all and an inability of GECDF to fulfill their funding obligations. In an extreme case of banking instability, the Company might not be able to access its cash accounts or money market investments. Any further deterioration of economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our operations, financial results and/or liquidity.

Item 4-Controls and Procedures

Management’s Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive and principal financial officers, has evaluated the effectiveness of our disclosure controls and procedures over financial reporting designed to ensure that the information required to be disclosed in our filings under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and to ensure that such information is accumulated and communicated to management, including our principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Despite the material weakness described below, management has taken subsequent actions to ensure that the financial statements reported in this Quarterly Report on Form 10-Q as of and for the quarter ended July 5, 2009, fairly present, in all material respects, the consolidated financial condition and results of operations of the Company for the periods presented.

Changes in Internal Control Over Financial Reporting

On July 31, 2009, the Audit Committee of the Board of Directors concluded that the Company’s financial statements for fiscal years ended January 5, 2007, January 5, 2008 and January 5, 2009 and for the quarter ended April 5, 2009 should no longer be relied upon due to errors in the Company’s historical accounting treatment since 1991 of certain aged trade credits created in the ordinary course of business. The errors relate primarily to the recognition in the Company’s income statement (prior to the legal discharge of the underlying liabilities under applicable laws) of certain aged trade credits affecting accounts receivable, accounts payable and selling, general and administrative expenses. As a result of the errors identified, the Company restated the financial statements included in its Annual Report on Form 10-K for the year ended January 5, 2009 and in its Quarterly Report on Form 10-Q for the quarter ended April 5, 2009.

After evaluating the nature of the above error and the resulting restatement, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that a material weakness as discussed below existed in the Company’s internal controls over financial reporting at July 5, 2009.

The identified material weakness in our internal control over financial reporting related to the proper disposition, reconciliation, monitoring and consequent accounting of aged trade credits, specifically as follows:

1.	The Company did not have an adequate understanding of its unclaimed property obligations and utilized unsupported assumptions regarding trade credits.

2.	Policies and procedures were not adequate to timely determine the proper disposition of all overpayments and duplicate payments received from clients.

28

3.
Policies and procedures were not adequate to timely reconcile and determine the proper disposition of credit memos issued to clients in exchange for returned products, billing errors and other customer service reasons.

4.	Policies and procedures were not adequate to timely determine the proper disposition of outstanding un-cashed client and personnel disbursements.

Pomeroy management has taken action to remediate this material weakness described above, including identification of the following remediation plan:

1.
Discontinuing the practice of taking certain aged trade credits into the income statement unless the Company is released from its obligation or it is determined that there is an error (such that no credit or other obligation in fact exists). This has been implemented as of July 5, 2009.

2.	Policies and procedures will be implemented to research and properly dispose of client credit balances or un-cashed disbursements. This has been implemented as of July 5, 2009.

3.	System enhancements will be identified and implemented to strengthen control procedures including the automation of issuance of credit memos and statements to clients.

4.	A comprehensive unclaimed property reporting methodology will be implemented to timely and accurately comply with applicable state laws.

Pomeroy management will assign the highest priority to the Company’s remediation efforts, with the goal of remediating the material weakness by the end of 2009. However, due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the implemented controls, no assurance can be given as to the timing of achievement of remediation.

29

PART II - OTHER INFORMATION

Item 1-Legal Proceedings

The Company is party to various negotiations, customer bankruptcies and legal proceedings in the normal course of business.  Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations.

As previously reported in the Company’s Current Report on Form 8-K filed August 20, 2009, on August 14, 2009, the Company entered into a Memorandum of Understanding concerning the settlement of certain litigation  (the “Lawsuit”) relating to the Agreement and Plan of Merger, dated May 19, 2009, as amended by a First Amendment to Agreement and Plan of Merger, dated June 9, 2009, and a Second Amendment to Agreement and Plan of Merger, dated June 20, 2009 (collectively referred to as the “Merger Agreement”), among the Company and Hebron LLC, Desert Mountain Acquisition Co., and, with respect to certain sections of the Merger Agreement only, David B. Pomeroy, II.   The Lawsuit was filed on May 22, 2009 in the Commonwealth of Kentucky Boone Circuit Court by plaintiff Keith Hanninen, an alleged stockholder of the Company on behalf of a putative class of the public stockholders of the Company, against the Company; the Company’s directors David G. Boucher, Ronald E. Krieg, Richard S. Press, Michael A. Ruffolo, Jonathan Starr, Debra E. Tibey and David B. Pomeroy, II; the Company’s former director, Keith R. Coogan; and Hebron LLC and Desert Mountain Acquisition Co. The purported class action complaint, which was amended on July 10, 2009, alleges among other things, that the Company’s directors were in breach of their fiduciary duties to stockholders in connection with the Company’s entry into the Merger Agreement.    The amended complaint seeks, among other things, injunctive relief to enjoin the Company and its directors from consummating the transaction contemplated under the Merger Agreement (the “Merger”), along with attorneys' fees and costs.

The Memorandum of Understanding reflects an agreement in principle to settle the Lawsuit.  The settlement includes the Company’s agreement to include certain additional disclosures relating to the Merger in the definitive proxy statement for the meeting of stockholders at which the stockholders will vote on Merger (the “Meeting”).  All of such disclosures are included in the first amendment to the preliminary proxy statement filed by the Company with the SEC on August 20, 2009.  The defendants in the Lawsuit, including the Company, each have denied, and continue to deny, any wrongdoing whatsoever in connection with the Merger, and the Company’s directors expressly maintain that they complied with their fiduciary duties.  The defendants in the Lawsuit, including the Company, believe the Lawsuit is without merit and they entered into the Memorandum of Understanding solely to avoid the burdens and expense of further litigation.  The Memorandum of Understanding is subject to customary conditions including completion of appropriate settlement documentation, completion of due diligence to confirm the fairness of the settlement, approval by the Boone County Circuit Court, and consummation of the Merger.  If the settlement is consummated, the Lawsuit will be dismissed with prejudice and the defendants and other released persons will receive from or on behalf of all record holders and beneficial owners of the Company's common stock on May 20, 2009 through the date of consummation of the Merger a release of all claims relating to the Merger, the Merger Agreement and the transactions contemplated therein, other than rights provided to stockholders under Delaware law to seek appraisal of the value of their shares. Members of the purported plaintiff class will be sent notice of the proposed settlement, and a hearing before the Boone County Circuit Court will be scheduled regarding, among other things, approval of the proposed settlement and any application by plaintiffs’ counsel for an award of attorneys’ fees and expenses.

There can be no assurance that the parties will ultimately enter into a stipulation of settlement, that the Boone Circuit Court will approve the settlement even if the parties were to enter into such stipulation or the amount of the attorneys’ fees and expenses that plaintiffs’ counsel may be awarded.  In the event the court does not approve the proposed settlement, the terms of the settlement contemplated under the Memorandum of Understanding may be terminated.

Item 1A-Risk Factors

Other than as described below, there are no material changes in the risk factors previously disclosed in our annual report on Form 10-K for the fiscal year ended January 5, 2009.

Failure to complete the merger could negatively affect the stock price and the future business and financial results of the Company.

On May 19, 2009, the Company entered into a definitive merger agreement, as amended June 9, 2009 and June 22, 2009, pursuant to which Desert Mountain Acquisition Co., a wholly-owned subsidiary of Hebron LLC and an affiliate of David B. Pomeroy II, would merge with and into the Company for $6.00 per share.  The merger is subject to the approval by the Company’s stockholders. In the event that the merger agreement is not approved by the stockholders or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock. Instead, the Company will continue to operate as a public company and Pomeroy’s stockholders will be subject to the same risks and opportunities as they are currently with respect to their ownership of Company common stock. If the merger is not completed, there is a risk that the market price of the Company’s common stock may decline to the extent that the current market price of the stock reflects a market assumption that the merger will be completed. In addition, in such case, there can be no assurance that any other transaction acceptable to the Company or its stockholders would be offered.

The Company may terminate the merger agreement subject to a termination fee of up to $2.1 million.

Item 2-Unregistered Sales of Equity Securities and Use of Proceeds

a.	None

b.	None

30

PART II - OTHER INFORMATION

Item 2-Unregistered Sales of Equity Securities and Use of Proceeds

c.	Repurchase of Securities

On November 14, 2008, the Company announced that the Board of Directors of the Company had authorized a program to repurchase up to $5.0 million of its outstanding common stock.  On November 19, 2008, the Board of Directors of the Company authorized a $5.0 million increase in its stock repurchase program, therefore authorizing the Company to purchase up to $10.0 million of its outstanding common stock under the program.  All stock repurchases are to be made through open market purchases, block purchases or privately negotiated transactions as deemed appropriate by the Company within a period of one year from the date of the first purchase under the program.  The Company has no obligation to repurchase shares under the program, and the timing, manner and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The Company intends to utilize available working capital to fund the stock repurchase program. The acquired shares will be held in treasury or cancelled.  During fiscal 2008, the Company purchased 2,656,155 shares at a total cost of $7.9 million under this program.  During the three month period ended April 5, 2009, the Company purchased an additional 55,804 shares at a total cost of $185 thousand under this program. During the three month period ended July 5, 2009, the Company purchased an additional 6,901 shares at a total cost of $26 thousand. The following table contains information for shares repurchased under this program during the three months ended July 5, 2009:

				The maximum
			Total number of	amount
	Total		shares purchased	that may yet be
	number of	Average price	as part of	purchased under
	shares	paid	publicly announced	the plan (2)
Period	purchased	per share ($) (1)	plan (2)	($) (thousands)

April 6, 2009 - May 5, 2009	4,690	$3.47	4,690	$1,862

May 6, 2009 - June 5, 2009	2,211	$3.52	2,211	$1,852

June 6, 2009 - July 5, 2009	-	$0.00	-	$1,852

	6,901	$3.48	6,901	$1,852

(1) Average price includes transaction costs.

(2) All shares were repurchased pursuant to the repurchase program described above.

Item 3-Defaults Upon Senior Securities

None

31

PART II - OTHER INFORMATION

Item 4-Submission of Matters to a Vote of Security Holders

The Company’s 2009 Annual Meeting of Shareholders (the “Annual Meeting”) was held on May 27, 2009. Proxies for the Annual Meeting were solicited pursuant to Regulation 14A under the Exchange Act. At the meeting, two matters were submitted to the stockholders for a vote. The results were as follows:

1.	Election of Directors

The following individuals were elected to serve as directors:

Directors	For	Withheld
David G. Boucher	7,531,919	1,627,408
Christopher C. Froman	8,988,686	170,641
Ronald E. Krieg	7,701,592	1,457,735
David B. Pomeroy, II	7,402,367	1,756,960
Richard S. Press	7,764,093	1,395,234
Michael A. Ruffolo	7,549,892	1,609,435
Jonathan Starr	7,694,221	1,465,106
Debra E. Tibey	7,686,185	1,473,142

The above individuals represent all of the directors of the Company.  Mr. Froman was elected to replace Mr. Coogan who decided not to run for re-election due to personal reasons.

2.	Ratify Appointment of BDO Seidman, LLP

The following number of shares were voted as indicated regarding approving the ratification of appointment of BDO Seidman, LLP as independent registered public accounting firm:

For	9,073,739
Against	20,252
Non-Votes	-
Abstain	65,336

Item 5-Other Information

(a)	Information Required to be Disclosed on Form 8-K that has not been reported.

None.

(b)	Material Changes to the Procedures by Which Shareholders May Recommend Nominees to the Board of Directors.

None.

(c)	Other Information

None.

32

PART II - OTHER INFORMATION

Item 6-Exhibits

(a)         Exhibits

2.1
Agreement and Plan of Merger dated May 19, 2009, by and among Pomeroy IT Solutions, Inc., Hebron LLC, Desert Mountain Acquisition Co., and David B. Pomeroy II (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed May 20, 2009)

2.1(a)
First Amendment to Agreement and Plan of Merger, dated June 8, 2009, by and among Pomeroy IT Solutions, Inc., Hebron LLC, Desert Mountain Acquisition Co. and David B. Pomeroy II (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed June 9, 2009)

2.1(b)
Second Amendment to Agreement and Plan of Merger, dated June 8, 2009, by and among Pomeroy IT Solutions, Inc., Hebron LLC, Desert Mountain Acquisition Co. and David B. Pomeroy II (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed June 22, 2009)

3(i)(a)1	Certificate of Incorporation of Pomeroy Computer Resources, dated February, 1992 (incorporated by reference to Exhibit 3(i)(a)1 of the Company’s Form 10-Q filed August 11, 2000)

3(i)(a)2	Certificate of Amendment to Certificate of Incorporation, dated July 1997 (incorporated by reference to Exhibit 3(i)(a)2 of the Company’s Form 10-Q filed August 11, 2000)

3(i)(a)4	Certificate of Amendment to Certificate of Incorporation, dated August 2000 (incorporated by reference to Exhibit 3(i)(a)4 of the Company’s Form 10-Q filed August 11, 2000)

3(i)(a)5
Certificate of Amendment to Certificate of Incorporation for Pomeroy Computer Resources, Inc., dated June 19, 2003 (incorporated by reference to Exhibit 3(i)(a)5 of the Company’s Form 10-Q filed August 19, 2003)

3(i)(a)6
Certificate of Amendment to Certificate of Incorporation for Pomeroy Computer Resources Sales Company, Inc., dated June 19, 2003 (incorporated by reference to Exhibit 3(i)(a)6 of the Company’s Form 10-Q filed August 19, 2003)

3(ii)	Bylaws of the Company as amended on January 24, 2008 (incorporated by reference to Exhibit 3(ii) of the Company’s Form 10-Q filed on May 15, 2008)

10.1	Amendment No. 8 to Amended and Restated Credit Facilities Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K Report filed on June 26, 2009)

10.1(a)
Form of Amended and Restated Special Change in Control Bonus Agreement approved May 18, 2009, entered into between Pomeroy IT Solutions, Inc. and each of Christopher Froman, Keith Blachowiak, Luther K. Kearns, Craig Propst and Peter Thelen

11.1	Statement regarding computation of per share earnings (See Note 1 of Notes to Consolidated Financial Statements in the Company’s Form 10K for fiscal 2008, filed on March 20, 2009).

31.1	Section 302 CEO Certification

31.2	Section 302 CFO Certification

32.1	Section 906 CEO Certification

32.2	Section 906 CFO Certification

33

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POMEROY IT SOLUTIONS, INC.
(Registrant)

Date: August 24, 2009	By: /s/ Craig J. Propst
Craig J. Propst
Senior Vice President, Treasurer and Chief Financial Officer